Filed Pursuant to Rule 424(b)(3)
Registration No. 333-150972

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Our board of directors has unanimously approved an agreement to merge with F.N.B. Corporation (“FNB”) that will enhance the competitive position of the combined company in the Greater Pittsburgh metropolitan area. The merger is structured so that FNB will be the surviving company. After completion of the merger, we expect that current FNB shareholders will, as a group, own approximately 96.5% of the combined company and our shareholders will, as a group, own approximately 3.5% of the combined company.

If the merger is completed, subject to proration as described below, our shareholders will have the right to receive for each share of IRGB common stock held immediately prior to the merger either:

•	five shares of FNB common stock; or

•	$75.00 in cash.

The merger consideration is subject to proration because the merger agreement in general limits the number of shares of FNB common stock to be used as merger consideration to 3,070,856 shares of FNB common stock. The actual allocation will depend on the elections made by our shareholders and may result in your receipt of a combination of FNB common stock and cash regardless of your choice.

The following table shows the closing sales price of FNB common stock as reported by the New York Stock Exchange, or NYSE, and the closing sales price of IRGB common stock as reported by the OTC Bulletin Board on February 14, 2008, the last trading day before we announced the merger, and on June 18, 2008, the last practicable trading day before the distribution of this proxy statement/prospectus. This table also shows the pro forma equivalent value of the merger consideration proposed for each share of our common stock, which we calculated by multiplying the closing price of FNB common stock on those dates by five, the exchange ratio in the merger.

			Pro Forma Equivalent
	FNB	IRGB	Value per Share of
	Common Stock	Common Stock	IRGB Common Stock

At February 14, 2008	$14.92	$53.00	$74.60
At June 18, 2008	$12.82	$68.50	$64.10

The market price of FNB common stock may fluctuate up or down prior to the merger, which will result in corresponding fluctuations in the pro forma equivalent value per share of our common stock. The exchange ratio of five shares of FNB common stock or $75.00 per share in cash for each share of our common stock is fixed. The exchange ratio will not change if our stock price or the stock price of FNB changes. The value of five shares of FNB common stock may be more or less than $75.00 in cash. You should obtain current market quotations for the shares of both companies.

We expect that the merger will generally be tax-free to our shareholders, except for taxes on cash our shareholders receive as merger consideration or by perfecting their dissenters rights.

We cannot complete the merger unless our shareholders approve and adopt the merger agreement. We will hold a special meeting of our shareholders to vote on the merger agreement. Your vote is important. Whether or not you plan to attend our special meeting of shareholders, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. Only holders of record of our common stock as of June 6, 2008 are entitled to attend and vote at our special meeting. We will hold our special meeting on Thursday, July 31, 2008 at 10:00 a.m., prevailing time, at Le Mont Restaurant, 1114 Grandview Avenue, Pittsburgh, Pennsylvania.

Our board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement.

The accompanying proxy statement/prospectus describes our special meeting, the merger agreement, the transactions contemplated thereby, the documents related to the merger and related matters. We recommend that you carefully read this proxy statement/prospectus, including the considerations discussed under “Risk Factors Relating to the Merger” beginning on page 26 and the appendices hereto, which include the merger agreement. You can also obtain information about FNB from documents that it has filed with the Securities and Exchange Commission.

Sincerely,

Michael J. Hagan
President and Chief Executive Officer

FNB common stock is quoted on the NYSE under the symbol “FNB.” Our common stock is quoted on the OTC Bulletin Board under the symbol “IRGB.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the FNB common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Shares of FNB common stock are not savings or deposit accounts or other obligations of any bank or savings association and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is June 20, 2008, and it is first being mailed or otherwise delivered to our shareholders on or about June 25, 2008.

1114 East Carson Street
Pittsburgh, Pennsylvania 15203

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 31, 2008

NOTICE IS HEREBY GIVEN that we will hold a special meeting of our shareholders at 10:00 a.m., prevailing time, on Thursday, July 31, 2008 at Le Mont Restaurant, 1114 Grandview Avenue, Pittsburgh, Pennsylvania, for the following purposes, all of which are more completely set forth in the accompanying proxy statement/prospectus:

(1) to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 14, 2008, between F.N.B. Corporation (“FNB”) and us, pursuant to which we will merge with and into FNB and each outstanding share of our common stock will be converted into cash or shares of FNB common stock, as described in greater detail in the accompanying proxy statement/prospectus;

(2) to consider and vote upon a proposal to approve the adjournment of our special meeting, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of our special meeting to approve and adopt the merger agreement; and

(3) to transact such other business as may be properly presented for action at our special meeting and any adjournment or postponement of our special meeting.

We have fixed the close of business on June 6, 2008 as the record date for the determination of our shareholders entitled to notice of, and to vote at, our special meeting and any adjournment or postponement of our special meeting. We cannot complete the merger unless you vote to approve and adopt the merger agreement. Our directors, who collectively hold approximately 4.39% of our outstanding common stock, have entered into voting agreements with FNB and have agreed to vote FOR the approval and adoption of the merger agreement.

This notice also constitutes notice of your right to dissent from the merger and, upon compliance with the requirements of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, or PBCL, to receive the appraised fair value of your shares. A copy of the relevant sections of the PBCL regarding dissenters rights is included as Appendix C to the accompanying proxy statement/prospectus.

If our special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, our shareholders entitled to vote who attend our reconvened special meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum of our shareholders for the purpose of acting upon any matter set forth in this notice of special meeting.

Our board of directors has unanimously approved the merger agreement and recommends that you vote FOR approval and adoption of the merger agreement and FOR the adjournment of our special meeting, if necessary.

Whether or not you expect to attend our special meeting in person, you are urged to vote.

Please sign, date and promptly return the enclosed proxy. A self-addressed envelope is enclosed for your convenience; no postage is required if mailed in the United States. If you submit a signed proxy card but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares FOR the approval and adoption of the merger agreement and FOR the adjournment of our special meeting, if necessary.

If you attend our special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Please do not send any stock certificates at this time. Thank you for your cooperation.

By order of our board of directors,

Michael J. Hagan
President and Chief Executive Officer

Pittsburgh, Pennsylvania
June 25, 2008

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about FNB from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus, without charge, other than certain exhibits to those documents, by requesting them in writing or by telephone from FNB at the following address:

F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
Attention: David B. Mogle
Telephone: (724) 983-3431

In order to ensure timely delivery of the documents, any requests should be made by July 17, 2008.

See “Where You Can Find More Information” on page 98.

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APPENDICES:

Appendix A	—	Agreement and Plan of Merger, dated as of February 14, 2008, between F.N.B. Corporation and Iron and Glass Bancorp, Inc.	A-1
Appendix B	—	Opinion of Keefe, Bruyette & Woods, Inc.	B-1
Appendix C	—	Subsection D and Section 1930 of the Pennsylvania Business Corporation Law	C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER AND OUR SPECIAL MEETING

Q.	What matters will be considered at our special meeting?

A.	At our special meeting, our shareholders will be asked to vote in favor of the proposal to approve and adopt the merger agreement whereby we will merge with and into FNB. We sometimes refer to this as the “merger proposal” in this proxy statement/prospectus. Our shareholders will also be asked to vote in favor of a proposal to adjourn our special meeting, if necessary, to solicit additional proxies if we have not received sufficient votes to approve and adopt the merger proposal at the time of our special meeting. We sometimes refer to this proposal as the “adjournment proposal” in this proxy statement/prospectus.

Q.	What will I receive upon consummation of the merger?

A.	Upon consummation of the merger, you will have the right to elect to receive the following, subject to proration, in exchange for each share of our common stock:

• five shares of FNB common stock; or

• $75.00 in cash.

You will have the right to elect to receive FNB common stock in exchange for some of your shares and to receive cash in exchange for the remainder of your shares.

Our stock options will be converted into FNB stock options at the exchange ratio for our common stock with an adjusted exercise price. See page 69 for more information regarding the treatment of our stock options.

Q.	What is the recommendation of our board of directors?

A.	Our board of directors has unanimously determined that the merger is fair to you and in your and our best interests and unanimously recommends that you vote for the merger proposal and the adjournment proposal.

In making this determination, our board of directors considered the opinion of Keefe Bruyette & Woods, Inc., or KBW, our independent financial advisor, as to the fairness to us and you from a financial point of view of the FNB shares and cash you will receive pursuant to the merger agreement. Our board of directors also reviewed and evaluated the terms and conditions of the merger agreement and the merger with the assistance of our independent legal counsel.

Q.	What was the opinion of our financial advisor?

A.	KBW presented an opinion to our board of directors to the effect that, as of February 14, 2008, and based upon the assumptions made by KBW, the matters it considered and the limitations on its review as set forth in its opinion, the merger consideration provided for in the merger agreement is fair to us and you from a financial point of view.

Q.	What do I need to do now?

A.	You should first carefully read this proxy statement/prospectus, including the appendices and the documents FNB incorporates by reference in this proxy statement/prospectus. See “Where You Can Find More Information” in this proxy statement/prospectus. After you have decided how you wish to vote your shares, please vote by submitting your proxy using one of the methods described below.

Q.	Why is my vote important?

A.	Pennsylvania law and our articles of incorporation require the affirmative vote of a majority of the votes cast by the holders of our outstanding common stock entitled to vote in order to approve the merger proposal and the adjournment proposal, assuming the presence of a quorum at the special meeting. Under Pennsylvania law, abstentions and broker non-votes are not considered votes cast and, therefore, will have no effect on the vote and will not be considered in determining whether the merger proposal or the adjournment proposal has received the requisite shareholder vote.

Q.	How do I vote my shares?

A.	If you are a registered shareholder of IRGB (that is, if your stock is registered in your name), you may attend our special meeting and vote in person or vote by proxy. To vote by proxy, please mark, sign and date your proxy card and return such card in the postage-paid envelope we have provided you.

Q.	What if I do not specify on my proxy card how I want my shares voted?

A.	If you submit a signed proxy card but do not indicate how you want your shares voted, the persons named in the proxy card will vote your shares:

• FOR the approval and adoption of the merger agreement; and

• FOR the adjournment of our special meeting, if necessary.

Our board of directors does not currently intend to bring any other proposals before our special meeting. If other proposals requiring a vote of shareholders are brought before our special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their judgment.

Q.	What if I fail to instruct my broker?

A.	Brokers may not vote shares of our common stock that they hold for the benefit of another person either for or against the approval of the matters to be voted upon at our special meeting, without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, your votes will not be cast.

Q.	May I change my vote after I have voted?

A.	Yes. You may revoke your proxy at any time before the vote is taken at our special meeting. If you are a shareholder of record, you may revoke your proxy by:

• submitting written notice of revocation to our corporate secretary prior to the voting of that proxy at our special meeting;

• submitting a properly executed, later dated proxy by mail; or

• voting in person at our special meeting.

However, simply attending our special meeting without voting will not revoke an earlier proxy.

If your shares are held in street name (that is, in the name of a bank, broker, nominee or other holder of record), you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

Q.	When do you expect to complete the merger?

A.	We anticipate that we will obtain all necessary regulatory approvals to consummate the merger in the third quarter of 2008. However, we cannot assure you when or if the merger will occur. We must first obtain the requisite approval of our shareholders at our special meeting and we and FNB must obtain the requisite regulatory approvals to complete the merger.

Q.	Should I send my stock certificates now?

A.	No. Holders of our common stock should not submit their stock for exchange until they receive the transmittal instructions and an election form from the exchange agent.

Q.	What rights do I have to dissent from the merger?

A.	If you do not vote in favor of the merger proposal and you comply precisely with the applicable procedural requirements, the Pennsylvania Business Corporation Law of 1988, or the PBCL, entitles you to receive the appraised fair value of your shares. You must carefully and precisely follow the applicable procedures under the PBCL in order to exercise your dissenters rights. A complete copy of the relevant section of the PBCL is included in this proxy statement/prospectus as Appendix C. The fair value of your shares as determined in a dissenters rights proceeding may be more or less than the merger consideration you are entitled to receive from FNB under the merger agreement.

Q.	Who can help answer my questions?

A.	If you have additional questions about the merger or would like additional copies of this proxy statement/prospectus, please call Michael J. Hagan, our President and Chief Executive Officer, at (412) 488-5200.

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus. While this summary describes the material aspects of the merger, you should consider in your evaluation of the merger agreement and the merger that this summary does not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement/prospectus and its appendices in order to understand fully the merger. See “Where You Can Find More Information” on page 98. In this summary, we have included page references to direct you to a more detailed description of the matters described in this summary.

Throughout this proxy statement/prospectus, “we,” “us,” “our” or “IRGB” refers to Iron and Glass Bancorp, Inc., “IRGB Bank” refers to Iron and Glass Bank, “FNB” refers to F.N.B. Corporation, “FNB Bank” refers to First National Bank of Pennsylvania and “you” refers to the shareholders of IRGB. Also, we refer to the merger between IRGB and FNB as the “merger,” and the agreement and plan of merger dated as of February 14, 2008 between IRGB and FNB as the “merger agreement.”

IRGB provided the information contained in this proxy statement/prospectus with respect to IRGB, and FNB provided the information in this proxy statement/prospectus with respect to FNB.

The Parties

FNB and FNB Bank (Page 36)

FNB is an $8.0 billion diversified financial services holding company headquartered in Hermitage, Pennsylvania. FNB provides a broad range of financial services to its customers through FNB Bank and FNB’s insurance agency, consumer finance, trust company and merchant banking subsidiaries. FNB Bank has 212 banking offices in western and central Pennsylvania and eastern Ohio, one loan production office in each of Ohio, Pennsylvania and Tennessee and six loan production offices in Florida and maintains six insurance agency locations. Regency Finance, FNB’s consumer finance subsidiary, has 22 offices in Pennsylvania, 16 offices in Ohio and 16 offices in Tennessee. Another FNB subsidiary, First National Trust Company, has approximately $1.6 billion of assets under management. FNB Capital Corporation offers financing options for small- to medium-sized businesses that need financial assistance beyond the parameters of typical commercial bank lending products.

The principal executive offices of FNB and FNB Bank are located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. FNB’s telephone number is (724) 981-6000 and FNB’s website address is www.fnbcorporation.com. The information on FNB’s website is not a part of this proxy statement/prospectus.

IRGB (Page 37)

We are a holding company for IRGB Bank, a Pennsylvania state-chartered bank and member of the Federal Reserve Bank of Cleveland. IRGB Bank’s principal sources of revenue arise from its portfolio of commercial mortgage, residential real estate and consumer loans, as well as interest earnings on investment securities and a variety of deposit services provided to customers through eight banking offices in the Southern and Western suburban areas of Pittsburgh, Pennsylvania.

Our mission is to provide clients with the highest level of financial service while recognizing and understanding their needs and opportunities. To accomplish our mission, we strive to recruit, train and retain quality employees who provide outstanding client service, help create profitable relationships and enhance long-term shareholder value. We have 37 years of increasing dividends.

Our principal executive office is located at 1114 East Carson Street, Pittsburgh, Pennsylvania 15203. Our telephone number is (412) 488-5200 and our website address is www.ironandglassbank.com. The information on our website is not part of this proxy statement/prospectus.

Our Special Meeting (Page 33)

This section contains information for our shareholders about the special meeting of shareholders we have called to consider the approval of the merger proposal and related matters.

General (Page 33)

This proxy statement/prospectus is being furnished to you for use at our special meeting and any adjournment or postponement of our special meeting.

When and Where Our Special Meeting Will Be Held (Page 33)

Our special meeting will be held on Thursday, July 31, 2008, at 10:00 a.m., prevailing time, at Le Mont Restaurant, 1114 Grandview Avenue, Pittsburgh, Pennsylvania, subject to any adjournment or postponement of our special meeting.

Matters to Be Considered (Page 33)

The purpose of our special meeting is to consider and vote upon:

•	Proposal 1 — A proposal to approve and adopt the merger agreement between FNB and us;

•	Proposal 2 — A proposal to grant discretionary authority to adjourn our special meeting if necessary to permit further solicitation of proxies because we have not received sufficient votes at the time of our special meeting to approve the merger proposal; and

•	such other business as may properly come before our special meeting and any adjournment or postponement of our special meeting.

Our shareholders must approve Proposal 1 for the merger to occur. If our shareholders fail to approve this proposal, the merger will not occur.

At this time, our board of directors is unaware of any other matters, other than as set forth above, which may be presented for action at our special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Record Date; Shares Outstanding and Entitled to Vote (Page 33)

Our board of directors has fixed the close of business on June 6, 2008 as the record date for the determination of holders of our common stock entitled to notice of, and to vote at, our special meeting and any adjournment or postponement of our special meeting.

On the record date, 1,137,610 shares of our common stock were issued and outstanding and entitled to vote at our special meeting, held by approximately 297 holders of record. Each holder is entitled to cast one vote for each share of our common stock held on all matters that are properly submitted to our shareholders at our special meeting.

Quorum (Page 33)

The presence, in person or by properly executed proxy, of the holders of at least a majority of our outstanding shares of common stock on the record date is necessary to constitute a quorum at our special meeting. Abstentions will be counted for the purpose of determining whether a quorum is present. A quorum must be present in order for the vote on the merger proposal and the adjournment proposal to occur.

Based on the number of shares of our common stock issued and outstanding as of the record date, 568,806 shares of our common stock must be present in person or represented by proxy at our special meeting to constitute a quorum.

Shareholder Vote Required (Page 34)

Approve and Adopt the Merger Agreement.  The merger agreement must be adopted by an affirmative vote of a majority of the votes cast by all holders of our common stock entitled to vote thereon. Accordingly, we urge you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

When considering our board of directors’ recommendation that you vote in favor of the approval and adoption of the merger agreement, you should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, your interests as a shareholder. See “Proposal No. 1 — Proposal to Approve and Adopt the Merger Agreement — Interests of Our Directors and Executive Officers in the Merger” beginning on page 62.

Discretionary Authority to Adjourn Our Special Meeting.  The affirmative vote of the holders of a majority of the votes cast by all holders of our common stock entitled to vote thereon is required to approve the proposal to grant discretionary authority to adjourn our special meeting if necessary to permit further solicitation of proxies for the merger proposal.

Dissenters Rights (Page 66)

Under the PBCL, you have the right to object to the merger and receive the fair value for your shares of our common stock in connection with the merger. See “Proposal No. 1 — Proposal to Approve and Adopt the Merger Agreement — Dissenters Rights of Dissenting Shareholders” beginning on page 66 for further information.

Director and Executive Officer Voting (Page 34)

As of the record date, our directors and executive officers and their affiliates beneficially own 80,187 shares of our common stock, or approximately 7.0% of the issued and outstanding shares of our common stock entitled to vote at our special meeting. This number includes options to purchase 9,625 shares of our common stock exercisable within ten days of the record date.

Proxies (Page 34)

Voting.  You should complete and return the proxy card accompanying this proxy statement/prospectus in order to ensure that your vote is counted at our special meeting and at any adjournment, postponement or continuation of our special meeting, regardless of whether you plan to attend our special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of approval of the merger proposal and in favor of approval of the adjournment proposal.

If your shares of our common stock are held in the name of a bank, broker, nominee or other holder of record, you will receive instructions from the bank, broker, nominee or other holder of record that you must follow in order for your shares of our common stock to be voted.

Revocability.  You may revoke your proxy at any time before the vote is taken at our special meeting. If you have not voted through a bank, broker, nominee or other holder of record, you may revoke your proxy by:

•	submitting written notice of revocation to our corporate secretary prior to the voting of that proxy at our special meeting;

•	submitting a properly executed proxy with a later date; or

•	voting in person at our special meeting.

However, simply attending our special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Iron and Glass Bancorp, Inc.
1114 East Carson Street

Pittsburgh, Pennsylvania 15203
Attention: Mary Kay Rossi, Secretary

If your shares are held in the name of a bank, broker, nominee or other holder of record, you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

A proxy appointment will not be revoked by the death or incapacity of the shareholder executing the proxy unless notice of the death or incapacity is given to our corporate secretary before the shares of our common stock represented by such proxy are voted.

How Proxies are Counted.  All shares of our common stock represented by properly executed proxies received before or at our special meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies.

We will count a properly executed proxy marked “ABSTAIN” as present for purposes of determining the presence of a quorum.

Brokers may not vote shares of our common stock that they hold beneficially either for or against the approval of the merger proposal or the adjournment proposal without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker you must give your broker instructions on how to vote your shares.

Solicitation.  We will pay for the costs of our special meeting and for the mailing of this proxy statement/prospectus to our shareholders, as well as all other costs we incur in connection with the solicitation of proxies from our shareholders. However, FNB and we will share equally the cost of printing this proxy statement/prospectus and the filing fees paid to the SEC.

In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone or in person. Our directors, officers and employees will not be specially compensated for these activities. We also intend to request that brokers, banks, nominees and other holders of record solicit proxies from their principals, and we will reimburse the brokers, banks, nominees and other holders of record for certain expenses they incur for those activities.

Recommendation of Our Board of Directors (Page 35)

Our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on our reasons for the merger described in this proxy statement/prospectus, our board of directors believes that the merger is in our and your best interests. Accordingly, our board of directors unanimously recommends that our shareholders vote FOR approval of the merger proposal and FOR approval of the adjournment proposal. See “Proposal No. 1 — Proposal to Approve and Adopt the Merger Agreement — Our Reasons for the Merger” beginning on page 47, for a more detailed discussion of our board of directors’ recommendation.

Attending Our Special Meeting (Page 35)

If your shares are held in street name and you want to attend our special meeting, you must bring an account statement or letter from your holder of record showing that you were the beneficial owner of the shares on June 6, 2008, the record date for our special meeting.

The Merger

Certain Effects of the Merger (Pages 55 to 62)

Upon consummation of the merger:

•	Each share of our common stock will automatically be converted into the right to receive, at your election, subject to the provisions in the merger agreement:

•	five shares of FNB common stock; or

•	$75.00 in cash.

•	You will have the right to elect to receive FNB common stock in exchange for some of your shares and to receive cash in exchange for the remainder of your shares.

•	We will cease to exist as a separate legal entity and all of our operations will be conducted by FNB and FNB Bank.

Stock Options (Page 69)

The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase our common stock will cease to represent a right to acquire our common stock and will be converted automatically into a right to acquire that number of shares of FNB common stock equal to the number of shares of our common stock subject to the option times the option ratio. The option ratio is the quotient determined by dividing the closing price of FNB common stock on the NYSE on the day prior to the effective time of the merger by the closing price of our common stock on the OTC Bulletin Board on the day prior to the effective time of the merger.

Opinion of Our Financial Advisor in Connection with the Merger (Pages 48 to 54)

KBW, our financial advisor in connection with the merger, delivered a written fairness opinion to our board of directors on February 14, 2008, the date the merger agreement was executed, that, as of February 14, 2008, and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration in the merger is fair, from a financial point of view, to the holders of shares of our common stock.

Appendix B to this proxy statement/prospectus sets forth the full text of the KBW opinion, which sets forth the assumptions KBW made, the procedures KBW followed, the matters KBW considered and the limitations on the review undertaken by KBW in connection with its opinion. KBW provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The KBW opinion is not a recommendation as to how you should vote with respect to the merger or any related matter. We encourage you to read the KBW opinion in its entirety.

Interests of Our Directors and Executive Officers in the Merger (Page 62)

In considering the recommendation of our board of directors that you vote FOR the merger proposal and FOR the adjournment proposal, you should be aware that certain of our executive officers and directors have interests in the merger that are different from, or in addition to, your interests as a shareholder. These interests relate to or arise from, among other things:

•	the continued indemnification of our current directors and executive officers under the merger agreement and providing these individuals with directors’ and officers’ insurance;

•	the potential receipt of salary continuation payments by certain of our executive officers pursuant to salary continuation agreements;

•	the potential continuation of certain benefits to four of our executive officers, two of whom are on our board of directors;

•	the conversion of our stock options into FNB stock options to acquire that number of shares of our common stock covered by the option times the option ratio at an exercise price equal to the exercise price of our stock option divided by the option ratio;

•	one member of IRGB Bank’s board of directors will be appointed to FNB Bank’s board of directors and will receive director’s fees in connection therewith; and

•	three members of IRGB Bank’s board of directors will be offered the opportunity to serve as members of FNB Bank’s Pittsburgh Region advisory board of directors and will receive certain fees for such services.

Conditions to the Merger (Page 75)

Currently, we expect to complete the merger in the third quarter of 2008. However, as more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on the satisfaction of a number of conditions or, where legally permissible, the waiver of those conditions. These conditions include, among others:

•	approval of the merger proposal by the holders of a majority of the votes cast by all holders of shares of our common stock entitled to vote at our special meeting;

•	the receipt of all regulatory approvals needed to complete the merger, including the approval of the Office of the Comptroller of the Currency, or OCC, the approval of the Board of Governors of the Federal Reserve System, or Federal Reserve Board, the approval of the Pennsylvania Department of Banking, or the Department, and the approval of the listing of additional shares of FNB common stock on the NYSE;

•	the absence of any law or injunction that would effectively prohibit the merger;

•	the receipt by FNB of an environmental study from us with respect to all real property owned by us; and

•	the receipt of legal opinions from FNB’s and our legal counsel as to the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code.

Neither FNB nor we can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (Page 76)

We may agree to terminate the merger agreement before completing the merger, even after our shareholders approve the merger proposal, if the termination is approved by our board of directors and the board of directors of FNB.

Either FNB or we may terminate the merger agreement, even after our shareholders approve the merger proposal, if certain conditions have not been met, such as:

•	failure to obtain the necessary regulatory approvals for the merger unless the failure is due to the terminating party’s failure to perform or observe its covenants in the merger agreement;

•	failure to complete the merger by November 30, 2008, unless the reason the merger has not been consummated by that date is a failure by the terminating party to perform or observe its covenants and agreements in the merger agreement;

•	the non-terminating party’s breach of a representation, warranty, covenant, agreement or other obligation contained in the merger agreement that would cause the failure of the closing conditions to be satisfied, provided the terminating party is not then in material breach of any of its representations, warranties, covenants, agreements or other obligations in the merger agreement; or

•	failure of the holders of the requisite percentage of our outstanding common stock to approve the merger proposal, provided we are not in material breach of our obligations to hold our special meeting and our board of directors is not in breach of its covenant to recommend such approval.

FNB may terminate the merger agreement at any time prior to our special meeting if we have:

•	breached our obligation not to initiate, solicit or encourage or take any action to facilitate another proposal to acquire us, participate in any discussions or negotiations relating to another proposal to acquire us or, except as permitted by and subject to certain terms of the merger agreement, approve, recommend or enter into any letter of intent, agreement or other commitment relating to another proposal to acquire us;

•	failed to have our board of directors recommend approval of the merger proposal to our shareholders or our board of directors shall have changed its recommendation, except as permitted by the merger agreement with respect to a proposal to acquire us on terms and conditions superior to those in the merger agreement;

•	recommended approval of another proposal to acquire us; or

•	failed to call, give notice of, convene and hold our special meeting.

We may terminate the agreement at any time prior to our special meeting:

•	in order to enter into an agreement relating to an acquisition proposal that has terms superior to those of the merger agreement from the perspective of our shareholders; or

•	if the average closing price of FNB common stock during a specified period before receipt of the last regulatory approval of the merger is less than $11.94 and FNB common stock underperforms the Nasdaq Bank Index by 20% and FNB does not elect to increase the exchange ratio as provided in the merger agreement.

Except as provided below with respect to termination fees and expenses and the parties’ respective confidentiality obligations in the event the merger agreement is terminated by FNB or us, neither of us will have any liability or obligation other than liabilities or damages incurred by either of us as a result of our willful breach of any of our respective representations, warranties, covenants or agreements contained in the merger agreement.

Expenses; Termination Fee (Page 77)

The merger agreement provides that we will pay FNB a break-up fee of $3,750,000 if:

•	prior to the mailing of this proxy statement/prospectus, we terminate the merger agreement in order to enter into an agreement relating to an acquisition proposal that has terms superior to those of the merger agreement from the perspective of our shareholders; or

•	FNB terminates the merger agreement prior to our special meeting because we have breached our obligation not to encourage or solicit acquisition proposals, we have failed to hold our special meeting or our board of directors has not recommended approval of the merger proposal or has changed its recommendation or has recommended approval of another proposal to acquire us or we fail to hold our special meeting; or

•	a tender or exchange offer for 25% or more of our common stock is made and our board of directors fails to send a statement to our shareholders recommending rejection of that offer within 10 days after the offer has been made; or

•	FNB or we terminate the merger agreement because:

•	Our shareholders did not approve the merger proposal; and

•	a proposal to acquire us is made by a third party after February 14, 2008 and is not withdrawn prior to termination of the merger agreement; and

•	within 18 months thereafter, we enter into an agreement to merge with or be acquired by that third party or that third party acquires substantially all of our assets or that third party acquires more than 50% of our common stock.

The merger agreement also provides that upon termination:

•	by us because FNB breached its representations, warranties, covenants, agreements or other obligations in the merger agreement, which breach could reasonably be expected to result in a material adverse effect and which breach cannot be or is not cured, assuming we are also not in material breach of our obligations under the merger agreement, FNB will pay our out-of-pocket expenses in connection with the merger, including fees and expenses of legal counsel, financial advisors and accountants, up to a maximum of $500,000; and

•	by FNB because our shareholders did not approve the merger proposal at our special meeting or because we breached our representations, warranties, covenants, agreements or other obligations in the merger agreement which breach could reasonably be expected to result in a material adverse effect and which breach cannot be or is not cured, assuming FNB is also not in material breach of its obligations under the merger agreement, we will pay FNB’s out-of-pocket expenses in connection with the merger, including fees and expenses of legal counsel, financial advisors and accountants, up to a maximum of $500,000, provided, however, that we do not have to pay FNB’s expenses if we have paid the break-up fee to FNB.

Material U.S. Federal Income Tax Consequences of the Merger (Page 78)

We intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. In general, assuming that the merger so qualifies, each shareholder who receives solely shares of FNB common stock will not recognize gain or loss, while each shareholder who receives FNB common stock and cash generally will recognize gain, but not loss, for U.S. federal income tax purposes in an amount not exceeding the amount of cash received. In addition, our shareholders who receive solely cash in exchange for our shares in the merger will generally recognize gain or loss equal to the difference between the amount of cash received and their adjusted tax basis in our shares surrendered. The tax consequences of the merger to our shareholders may vary depending on their particular circumstances. We urge each of you to consult your own tax advisor with respect to the tax consequences of the merger.

Dividends (Page 66)

FNB paid cash dividends on its common stock totaling $0.95 per share for 2007. Based on the exchange ratio and FNB’s current annual dividend rate of $0.96 per share, holders of our common stock would experience an anticipated dividend at an annual rate of $4.80 per IRGB share, an increase of $3.60 per IRGB share per year. Although FNB has no current plan or intention to change its dividend rate, FNB’s board of directors may, subject to applicable law, change its dividend rate in the future. FNB’s ability to pay dividends on its common stock is subject to various legal and regulatory limitations.

Certain Differences in Rights of Shareholders (Page 84)

When the merger is completed, the rights of our shareholders who receive FNB common stock will be governed by Florida law and FNB’s articles of incorporation and bylaws rather than Pennsylvania law and our articles of incorporation and bylaws.

Future FNB Acquisitions (Page 29)

As part of its growth strategy, FNB may acquire other banks or financial services institutions to expand or strengthen its market position. Risks associated with this strategy are described in “Risk Factors.”

Comparative Market Prices and Dividends (Page 95)

FNB common stock is listed on the NYSE under the symbol “FNB.” Prices for our common stock are quoted on the OTC Bulletin Board under the symbol “IRGB.” The table on page 95 lists the quarterly price range of FNB common stock and our common stock since January 1, 2006 as well as the quarterly cash dividends we and FNB have paid. The following table shows the closing price of FNB common stock and our common stock as reported on February 14, 2008, the last trading day before FNB and we announced the merger, and on June 18, 2008, the last practicable trading day before the date of mailing of this proxy statement/prospectus. This table also shows the pro forma equivalent value of the merger consideration proposed for each share of our common stock, which we calculated by multiplying the closing price of FNB common stock on those dates by five (the exchange ratio in the merger).

			Pro Forma Equivalent
	FNB	IRGB	Value of One Share of
	Common Stock	Common Stock	IRGB Common Stock

February 14, 2008	$14.92	$53.00	$74.60
June 18, 2008	12.82	68.50	64.10

The market price of FNB common stock may change at any time. Consequently, the total dollar value of the FNB common stock that you will be entitled to receive as a result of the merger may be significantly higher or lower than its current value. We urge you to obtain a current market quotation for FNB common stock. No assurance can be given as to the future price of FNB common stock.

Questions and Additional Information (Page 35)

If you have more questions about the merger or how to submit your proxy card, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, please call Michael J. Hagan, our President and Chief Executive Officer, at (412) 488-5200.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FNB

Set forth below are highlights from FNB’s consolidated financial data as of and for the years ended December 31, 2003 through 2007 and FNB’s unaudited consolidated financial data as of and for the three months ended March 31, 2007 and 2008. FNB’s results of operations for the three months ended March 31, 2007 and 2008 are not necessarily indicative of FNB’s results of operations for the full year of 2008. FNB management prepared the unaudited information on the same basis as it prepared FNB’s audited consolidated financial statements. In the opinion of FNB’s management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for these periods. You should read this information in conjunction with FNB’s consolidated financial statements and related notes included in FNB’s Annual Report on Form 10-K for the year ended December 31, 2007 and FNB’s Quarterly Report on Form 10-Q for the three months ended March 31, 2008 which are incorporated by reference in this proxy statement/prospectus and from which this information is derived. See “Where You Can Find More Information” on page 98.

Selected Consolidated Historical Financial Data of FNB

	Three Months
	Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share amounts)

Summary of Earnings Data:
Total interest income	$88,525	$90,487	$368,890	$342,422	$295,480	$253,568	$256,102
Total interest expense	39,560	42,567	174,053	153,585	108,780	84,390	86,990
Net interest income	48,965	47,920	194,837	188,837	186,700	169,178	169,112
Provision for loan losses	3,583	1,847	12,693	10,412	12,176	16,280	17,155
Net interest income after provision for loan losses	45,382	46,073	182,144	178,425	174,524	152,898	151,957
Total non-interest income	22,168	20,916	81,609	79,275	57,807	77,326	67,319
Total non-interest expense	44,363	41,896	165,614	160,514	155,226	140,892	183,272
Income before income taxes	23,187	25,093	98,139	97,186	77,105	89,332	36,004
Income taxes	6,696	7,723	28,461	29,537	21,847	27,537	8,966
Income from continuing operations	16,491	17,370	69,678	67,649	55,258	61,795	27,038
Earnings from discontinued operations, net of taxes	—	—	—	—	—	—	31,751
Net income	16,491	17,370	69,678	67,649	55,258	61,795	58,789
Per Share Data(1):
Basic earnings per share:
Continuing operations	$0.27	$0.29	$1.16	$1.15	$0.99	$1.31	$0.58
Discontinued operations	—	—	—	—	—	—	0.69
Net income	0.27	0.29	1.16	1.15	0.99	1.31	1.27
Diluted earnings per share:
Continuing operations	0.27	0.29	1.15	1.14	0.98	1.29	0.57
Discontinued operations	—	—	—	—	—	—	0.68
Net income	0.27	0.29	1.15	1.14	0.98	1.29	1.25
Cash dividends paid	0.24	0.235	.95	0.94	0.925	0.92	0.93
Book value(2)	8.97	8.91	8.99	8.90	8.31	6.47	13.10

	Three Months
	Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share amounts)

Statement of Condition Data (at end of period):
Total assets	$6,164,590	$6,015,804	$6,088,021	$6,007,592	$5,590,326	$5,027,009	$8,308,310
Assets of discontinued operations	—	—	—	—	—	—	3,751,136
Net loans	4,386,641	4,207,157	4,291,429	4,200,569	3,698,340	3,338,994	3,213,058
Deposits	4,436,654	4,395,029	4,397,684	4,372,842	4,011,943	3,598,087	3,439,510
Short-term borrowings	465,590	364,258	449,823	363,910	378,978	395,106	232,966
Long-term and junior subordinated debt	647,476	651,707	632,397	670,921	662,569	636,209	584,808
Liabilities of discontinued operations	—	—	—	—	—	—	3,386,021
Total shareholders’ equity(2)	543,622	538,292	544,357	537,372	477,202	324,102	606,909
Significant Ratios(2):
Return on average assets	1.09%	1.17%	1.15%	1.15%	0.99%	1.29%	0.74%
Return on average tangible assets	1.18	1.28	1.25	1.25	1.07	1.34	0.79
Return on average equity	12.14	13.06	12.89	13.15	12.44	23.54	9.66
Return on average tangible equity	24.24	26.79	26.23	26.30	23.62	30.42	16.81
Dividend payout ratio	88.44	81.71	82.45	81.84	94.71	72.56	72.90
Average equity to average assets	8.95	8.98	8.93	8.73	7.97	5.50	7.66

(1)	Per share amounts for 2003 have been restated for the common stock dividend declared on April 28, 2003.

(2)	Effective January 1, 2004, FNB spun-off its Florida operations into a separate, independent public company. As a result of the spin-off, the Florida operations’ earnings for prior years have been classified as discontinued operations on FNB’s consolidated income statements and the assets and liabilities related to the discontinued operations have been disclosed separately on FNB’s consolidated balance sheets for prior years. In addition, the book value at period end, stockholders’ equity, the return on average assets ratio, the return on average tangible assets ratio, the return on average equity ratio, the return on average tangible equity ratio and the dividend payout ratio for 2003 include the discontinued operations.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF IRGB

Set forth below are highlights from IRGB’s consolidated financial data as of and for the years ending December 31, 2003 through December 31, 2007 and IRGB’s unaudited consolidated financial data as of and for the three months ended March 31, 2007 and 2008. The results of operations for the three months ended March 31, 2007 and 2008 are not necessarily indicative of the results of operations of IRGB for the full year. IRGB management prepared the unaudited information on the same basis as it prepared IRGB’s audited consolidated financial statements. In the opinion of IRGB’s management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for these periods. See “Where You Can Find More Information” on page 98 and Index to IRGB Financial Statements on page F-1.

Selected Consolidated Historical Financial Data of IRGB

	Three Months
	Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share amounts)

Summary of Earnings Data:
Total interest income	$4,408	$4,446	$17,798	$17,632	$16,562	$16,323	$16,786
Total interest expense	1,917	1,883	7,666	6,844	5,127	4,873	5,784
Net interest income	2,491	2,563	10,133	10,788	11,435	11,450	11,002
Provision for loan losses	60	60	25	325	535	1,556	690
Net interest income after provision for loan losses	2,431	2,503	10,108	10,463	10,900	9,894	10,312
Total non-interest income	374	382	1,575	1,690	1,268	1,832	1,342
Total non-interest expense	1,989	1,739	6,828	7,002	6,911	6,647	6,687
Income before income taxes	816	1,146	4,854	5,151	5,257	5,080	4,967
Income tax/expense	223	320	1,336	1,392	1,510	1,476	1,454
Net income from continuing operations	593	826	3,518	3,759	3,747	3,604	3,514
Earnings from discontinued operations, net of taxes	—	—	—	—	—	—	—
Net income	593	826	3,518	3,759	3,747	3,604	3,514
Per Share Data:
Basic earnings per share:
Net income	0.53	0.74	3.15	3.37	3.37	3.24	3.18
Diluted earnings per share:
Net income	0.53	0.73	3.11	3.31	3.31	3.20	3.14
Cash dividends — common	0.30	0.28	1.21	1.13	1.05	0.97	0.89
Book value — common	35.46	33.15	35.35	32.56	30.15	28.33	26.68

	Three Months
	Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share amounts)

Statement of Condition Data (at end of period):
Total assets	$315,329	$299,562	$301,995	$301,619	$293,189	$291,706	$293,478
Net loans	166,976	162,617	163,404	165,113	163,758	165,607	163,083
Deposits	263,785	251,053	251,272	253,103	239,451	249,927	252,569
Short-term borrowings	457	498	737	718	9,860	455	406
Long-term debt	8,000	8,000	8,000	8,000	8,000	8,000	9,000
Accrued interest and other liabilities	3,487	2,947	2,506	3,408	2,344	1,925	1,975
Total shareholders’ equity	39,599	37,065	39,479	36,389	33,535	31,400	29,528
Significant Ratios:
Return on average assets	0.78%	1.10%	1.18%	1.26%	1.30%	1.23%	1.18%
Return on average common equity	6.02	8.99	9.45	10.86	11.52	11.97	12.35
Dividend payout — common	56.60	37.84	38.41	33.53	31.16	29.94	27.99
Average equity to average assets	13.02	12.19	12.45	11.63	11.28	10.24	9.52

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following table sets forth information about FNB’s financial condition and results of operations, including per share data and financial ratios, after giving effect to the April 1, 2008 merger of Omega Financial Corporation, or Omega, with and into FNB and the merger of IRGB with and into FNB. This information is called pro forma financial information in this proxy statement/prospectus. The table shows the information as if the mergers had become effective on March 31, 2008, in the case of balance sheet data, and on January 1, 2007, in the case of income statement data. This pro forma information assumes that the mergers are accounted for using the purchase method of accounting and represents a current estimate based on available information about FNB’s, Omega’s and IRGB’s results of operations. See “Accounting Treatment” on page 78.

The pro forma financial information includes adjustments to record the assets and liabilities of Omega and IRGB at their estimated fair values and is subject to further adjustment as additional information becomes available and as further analyses are completed. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of IRGB, Omega and FNB included in or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 98.

The pro forma financial information, while helpful in illustrating the combined financial condition and results of operations of IRGB, Omega and FNB once the merger with IRGB is completed under a particular set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and asset dispositions, among other possibilities, and post-merger integration costs that may occur as a result of the merger and, accordingly, does not attempt to predict future results. The pro forma financial information also does not necessarily reflect what the combined historical results of operations of IRGB, Omega and FNB would have been had they been merged during these periods.

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION

	As of March 31, 2008
			Pro Forma	Pro Forma		Pro Forma		Pro Forma
	FNB	Omega	Adjustments	Combined	IRGB	Adjustments		Combined
	(Dollars in thousands, except per share amounts)

ASSETS:
Cash and equivalents	$109,783	$121,129	$—	$230,912	$26,001	$(37,251	)(A)	$219,662
Investment securities	1,014,882	266,127	29	1,281,038	113,772	—		1,394,810
Mortgage loans held for sale	9,038	—	—	9,038	201	—		9,239
Loans	4,440,037	1,111,789	(1,118)	5,550,708	168,379	717	(B,C)	5,719,804
Allowance for loan losses	(53,396)	(13,937)	2,694	(64,639)	(1,604)	21	(C)	(66,222)

Net loans	4,386,641	1,097,852	1,576	5,486,069	166,775	738		5,653,582
Premises and equipment, net	80,922	28,705	—	109,627	1,238	—		110,865
Goodwill	242,120	159,264	61,652	463,036	691	47,228	(E)	510,955
Other intangibles	18,364	5,669	33,660	57,693	—	5,788	(D)	63,481
Other assets	302,840	101,981	(3,775)	401,046	6,651	38	(F)	407,735

Total assets	$6,164,590	$1,780,727	$93,142	$8,038,459	$315,329	$16,541		$8,370,329

LIABILITIES:
Deposits	$4,436,654	$1,276,617	$6,227	$5,719,498	$263,785	$2,617	(G)	$5,985,900
Borrowings	962,035	101,199	1,180	1,064,414	8,457	632	(H)	1,073,503
Junior subordinated debt	151,031	55,570	(709)	205,892	—	—		205,892
Other liabilities	71,248	13,172	28,190	112,610	3,488	5,063	(I)	121,161

Total liabilities	5,620,968	1,446,558	34,888	7,102,414	275,730	8,312		7,386,456
Stockholders’ equity	543,622	334,169	58,254	936,045	39,599	8,229	(J)	983,873

Total liabilities and stockholders’ equity	$6,164,590	$1,780,727	$93,142	$8,038,459	$315,329	$16,541		$8,370,329

Book value per share	$8.97	$26.37		$10.89	$35.46			$11.05
Shares outstanding	60,613,702	12,673,064	12,689,461	85,976,227	1,116,608	1,918,633		89,011,468
Capital ratios:
Tangible equity/tangible assets	4.80%	10.47%		5.52%	12.37%			5.25%
Leverage capital ratio	7.51%	13.38%		8.29%	12.66%			7.92%

See Notes to Selected Consolidated Unaudited Pro Forma Financial Information

	For the Three Months Ended March 31, 2008
			Pro Forma	Pro Forma		Pro Forma		Pro Forma
	FNB	Omega	Adjustments	Combined	IRGB	Adjustments		Combined
		(Dollars in thousands, except per share amounts)

Total interest income	$88,525	$21,816	$(696)	$109,645	$4,408	$(151	)(B)	$113,902
Total interest expense	39,560	7,851	(1,883)	45,528	1,917	(570	)(G,H)	46,875

Net interest income	48,965	13,965	1,187	64,117	2,491	419		67,027
Provision for loan losses	3,583	3,435	—	7,018	60	—		7,078

Net interest income after provision for loan losses	45,382	10,530	1,187	57,099	2,431	419		59,949
Non-interest income	22,168	6,872	—	29,040	374	—		29,414
Non-interest expense	44,363	16,390	1,561	62,314	1,989	259	(D)	64,562

Income before income taxes	23,187	1,012	(374)	23,825	816	160		24,801
Income taxes	6,696	(180)	(131)	6,385	223	56	(K)	6,664

Net income	$16,491	$1,192	$(243)	$17,440	$593	$104		$18,137

Earning per common share:(K)
Basic	$0.27	$0.09		$0.20	$0.53			$0.20
Diluted	$0.27	$0.09		$0.20	$0.53			$0.20
Ratios:
Return on average assets	1.09%	0.27%		0.88%	0.78%			0.88%
Return on average equity	12.14%	1.42%		7.45%	6.02%			7.37%
Dividend payout ratio	88.44%	329.51%		118.53%	56.60%			117.99%

See Notes to Selected Consolidated Unaudited Pro Forma Financial Information

	For the Year Ended December 31, 2007
			Pro Forma	Pro Forma		Pro Forma		Pro Forma
	FNB	Omega	Adjustments	Combined	IRGB	Adjustments		Combined
		(Dollars in thousands, except per share amounts)

Total interest income	$368,890	$93,978	$(2,785)	$460,083	$17,798	$(605	)(B)	$477,276
Total interest expense	174,053	34,153	(7,532)	200,674	7,666	(2,279	)(G,H)	206,061

Net interest income	194,837	59,825	4,747	259,409	10,132	1,674		271,215
Provision for loan losses	12,693	2,155	—	14,848	25	—		14,873

Net interest income after provision for loan losses	182,144	57,670	4,747	244,561	10,107	1,674		256,342
Non-interest income	81,609	28,082	—	109,691	1,575	—		111,266
Non-interest expense	165,614	58,095	6,244	229,953	6,828	1,036	(D)	237,817

Income before income taxes	98,139	27,657	(1,497)	124,299	4,854	638		129,791
Income taxes	28,461	6,560	(524)	34,497	1,336	223		36,056

Net income	$69,678	$21,097	$(973)	$89,802	$3,518	$415		$93,735

Earnings per common share
Basic	$1.16	$1.67		$1.05	$3.15			$1.06
Diluted	$1.15	$1.67		$1.04	$3.11			$1.05
Ratios:
Return on average assets	1.15%	1.17%		1.13%	1.18%			1.13%
Return on average equity	12.89%	6.36%		9.65%	9.45%			9.61%
Dividend payout ratio	82.45%	74.44%		90.80%	38.41%			90.07%

See Notes to Selected Consolidated Unaudited Pro Forma Financial Information

NOTES TO SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION

Note 1 —	Basis of Pro Forma Presentation

The preceding tables set forth information about FNB’s financial condition and results of operations, including per share data and financial ratios, after giving effect to the April 1, 2008 merger of Omega Financial Corporation (“Omega”) with and into FNB and the merger of IRGB with and into FNB. This information is called pro forma financial information in this proxy statement/prospectus. The table shows the information as if the mergers had become effective on March 31, 2008, in the case of balance sheet data, and on January 1, 2007, in the case of income statement data.

The estimated purchase price of $82.8 million for IRGB is based on a 45% cash payout at $75.00 per share and a 55% conversion of shares into FNB common stock using an exchange ratio of 5.0. The per share price value for FNB common stock was $14.99, which was the average of the closing prices of FNB common stock for the period commencing four trading days before, and ending four trading days after February 15, 2008, the date of the announcement of the merger agreement.

The merger will be accounted for using the purchase method of accounting; accordingly, FNB’s cost to acquire us will be allocated to the assets acquired, including identifiable intangible assets, and liabilities assumed from us at their respective fair values on the date the merger is completed. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of IRGB and FNB included in or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 98.

The selected consolidated unaudited pro forma financial information includes estimated adjustments to record our assets and liabilities at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of our tangible, and identifiable intangible, assets and liabilities as of the closing date. Accordingly, the final purchase accounting adjustments and integration charges may be materially different from the pro forma adjustments presented in this proxy statement/prospectus. Increases or decreases in the fair value of the net assets, commitments, contracts and other items of IRGB compared to the information shown in this proxy statement/prospectus may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

The selected consolidated unaudited pro forma financial information presented in this proxy statement/prospectus does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, does not reflect the impact of possible revenue enhancements, expense efficiencies or asset dispositions, and is not indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2 —	Pro Forma Adjustments

The selected consolidated unaudited pro forma financial information for the merger includes the pro forma balance sheet as of March 31, 2008 assuming the merger was completed on March 31, 2008. The pro forma income statements for the three months ended March 31, 2008 and the year ended December 31, 2007 were prepared assuming the merger was completed on January 1, 2007.

IRGB

The selected consolidated unaudited pro forma financial information reflects the issuance of 3,035,241 shares of FNB common stock with an aggregate value of $45.5 million and the conversion of approximately 61,804 shares underlying IRGB stock options with a value of approximately $2.3 million at

March 31, 2008. All IRGB stock options are vested and will be converted into FNB stock options at the time of the merger. Common stock used in the exchange was valued as discussed in Note 1 above.

The allocation of the purchase price follows (in thousands):

Cash, assuming 45% of IRGB shares receive cash of $75.00 per share	$37,251
Value of IRGB shares converted at an exchange ratio of 5 to 1	45,505
Incremental direct costs associated with the merger, net of tax benefit	2,935
Fair value of outstanding employee and non-employee stock options	2,323

Total cost of acquisition	88,014

IRGB net assets acquired:
Stockholders’ equity	39,599
Elimination of recorded goodwill and other intangibles, net of deferred taxes	(691)

IRGB’s tangible book value	38,908
Estimated adjustments to reflect assets acquired and liabilities assumed at fair value:
Total fair value adjustments	1,827
Associated deferred income taxes	(640)

Fair value of net assets acquired, net of tax	40,095

Goodwill resulting from the merger	$47,919

The pro forma adjustments included in the selected consolidated unaudited pro forma financial information are as follows:

(A) Adjustment to record the cash consideration paid for the transaction.

(B) Adjustment to record the current fair value of our loan portfolio based on current interest rates. The adjustment will be recognized over the estimated remaining life of the loan portfolio. The impact of the adjustment was to decrease interest income by approximately $0.2 million and $0.6 million for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively.

(C) Adjustment to fair value for loans deemed impaired in accordance with Statement of Position 03-3.

(D) Adjustment to record core deposit intangible assets based on estimated fair values. Management is studying the nature, amount and amortization method of various possible identified intangibles. The adjustments reflected herein are based on current assumptions and valuations, which are subject to change. For purposes of the pro forma adjustments shown here, the estimated fair value of the core deposit intangible is $5.8 million. FNB estimates that the core deposit intangibles will be amortized on an accelerated basis over ten years. Material changes to these estimated fair values and estimated useful lives are possible once FNB completes its analyses. The net impact of the adjustment was to increase non-interest expense by approximately $0.3 million and $1.0 million for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively.

(E) Adjustment to write-off historical goodwill and record goodwill created as a result of the merger.

(F) Adjustment to record the deferred tax asset created as a result of the fair value adjustments using FNB’s statutory tax rate of 35%.

(G) Adjustment to fair value of time deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the estimated remaining term of the related deposit liability. The impact of the adjustment was to decrease interest expense by approximately $0.5 million and $2.0 million for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively.

(H) Adjustment to fair value of outstanding long-term debt instruments. The adjustment will be recognized over the remaining life of the debt instruments. The impact of the adjustment was to decrease interest expense by $0.1 million and $0.3 million for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively.

(I) Adjustment to reflect the liability for incremental direct costs associated with the merger, net of the tax benefit. These costs include accountant and attorney fees, investment banker services, payout of vendor and employee contracts and severance payments to our displaced personnel. These liabilities have been recorded pursuant to EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” The tax benefits of accounting and attorneys fees and investment banker services have not yet been determined.

(J) Adjustment to eliminate our historical shareholders’ equity; the adjustment reflects the issuance of FNB common stock and the conversion of our stock options into FNB stock options.

(K) Adjustment to record the tax effect of the pro forma adjustments using FNB’s statutory tax rate of 35%.

(L) Weighted average shares were calculated using the historical weighted average shares outstanding of IRGB and FNB, adjusted using the exchange ratio, to the equivalent shares of FNB common stock, for the year ended December 31, 2007 and the three months ended March 31, 2008. Earnings per share data have been computed based on the combined historical income of IRGB and FNB and the impact of purchase accounting adjustments.

Omega

The pro forma adjustments for Omega are as follows:

The adjustments to fair value loans, deposits and borrowings as of March 31, 2008 were $1.6 million, $6.2 million and $0.5 million, respectively.

The impact of the Omega fair value adjustments for the three months ended March 31, 2008 on loans was to decrease interest income by $0.7 million and on deposits and borrowings was to decrease interest expense by $1.9 million. The impact of the Omega fair value adjustment on the core deposit intangible was to increase non-interest expense by $1.6 million for the three months ended March 31, 2008.

The impact of the Omega fair value adjustments for the year ended December 31, 2007 on loans was to decrease interest income by $2.8 million and on deposits and borrowings was to decrease interest expense by $7.5 million. The impact of the Omega fair value adjustment on the core deposit intangible was to increase non-interest expense by $6.2 million for the year ended December 31, 2007.

Note 3 —	Merger-Related Charges and Benefits

In connection with the merger, a plan is being developed to integrate FNB’s and our operations. The total integration costs have not yet been determined and have not been included in the pro forma adjustments. The specific details of these plans will continue to be refined over the next several months. Currently, FNB’s merger integration team is assessing the two companies’ operations, including information systems, premises, branch offices, equipment, benefit plans, service contracts, product offerings and personnel to determine optimum strategies to realize additional cost savings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

The following discussion of our results of operations and financial condition should be read in conjunction with our financial statements included elsewhere in this proxy statement/prospectus.

Overview

Our net income for the quarter ended March 31, 2008 was $592,982, or $.53 per basic share, compared to net income of $825,883, or $.74 per basic share, for the quarter ended March 31, 2007. This decrease was primarily due to an increase in non-interest expense. Our stockholders’ equity at March 31, 2008 increased to $39,598,650 or $35.46 per share, from $37,065,207, or $33.15 per share at March 31, 2007.

Liquidity and Capital Resources

Our primary sources of cash during the quarter ended March 31, 2008 were interest earned on loans and investment securities, loan repayments and proceeds from maturing investment securities. At March 31, 2008, we had outstanding loans of $166,975,904, net of our allowance for loan losses and unearned income, and commitments to fund new loans of $24,790,915. We expect that these requirements will be funded from the sources described above.

The following table shows selected ratios for the period or at the date indicated:

Quarter Ended
March 31, 2008

Average equity as a percentage of average assets	13.02%
Equity to total assets at end of period	12.56
Return on average assets	.78
Return on average equity	6.02
Non-interest expense to average assets	.65
Non-performing loans and other real estate owned to total assets at end of period	.56

Results of Operations

Interest Income and Expense

Total interest income decreased to $4,408,325 for the first quarter of 2008 from $4,445,768 in the first quarter of 2007. Interest and fees on loans decreased in the first quarter of 2008 due to a decrease in the yield earned on our portfolio which more than offset a slight increase in loans outstanding. Interest income earned on investment securities and federal funds sold decreased due to a decrease in the amount of investment securities owned and federal funds sold in the portfolio.

Interest expense on deposits increased for the first quarter of 2008. Interest expense on deposits increased primarily because of higher balances in interest-bearing deposit accounts.

Provision for Loan Losses

The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending we conduct, industry standards, the amount of non-performing loans, general economic conditions, particularly as they related to our market areas and other factors related to the collectibility of our loan portfolio. The provision for both the first quarter of 2008 and 2007 was $60,000.

Non-Interest Income

Non-interest income decreased to $374,018 for the first quarter of 2008 from $382,188 for the first quarter of 2007. The decrease is primarily due to a decrease in fees earned on deposit account service charges.

Non-Interest Expense

Non-interest expense increased to $1,988,944 for the first quarter of 2008 from $1,739,329 for the first quarter of 2007. This increase was primarily attributable to the merger expenses we paid during the first quarter of 2008.

Income Taxes

Our income tax provision for the first quarter of 2008 was $223,000, an effective rate of 27.3%, compared to $320,000, an effective rate of 27.9%, for the first quarter of 2007.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that could be material to investors.

Contractual Obligations or Other Commercial Commitments

The following table summarizes our material contractual obligations in effect at March 31, 2008 and the timing and effect that such commitments are expected to have on our liquidity and capital requirements in future periods:

		Payments Due by Period
		Less than			More than
	Total	One Year	1-3 Years	3-5 Years	5 Years

Long-term debt obligations	$8,000,000	—	$8,000,000	—	—
Operating lease obligations	780,707	$176,508	337,296	$176,903	$110,000

Total contractual obligations	$8,780,707	$176,508	$8,317,296	$176,903	$110,000

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

The following discussion of our results of operations and financial condition should be read in conjunction with our financial statements for the years ended December 31, 2007 and 2006 included elsewhere in this proxy statement/prospectus.

Overview

Our net income for the year ended December 31, 2007 was $3,518,355, or $3.15 per basic share, compared to net income of $3,758,671, or $3.37 per basic share, for the year ended December 31, 2006. This decrease was primarily due to a decline in net interest income. Our shareholders’ equity increased to $39,479,000 at December 31, 2007, or $35.35 per share, from $36,389,403, or $32.56 per share, at December 31, 2006.

Liquidity and Capital Resources

Our primary sources of cash during 2007 were interest earned on loans and investment securities, loan repayments and proceeds from maturing investment securities. At December 31, 2007, we had outstanding loans of $163,403,601, net of allowance for loan losses and unearned income and commitments to fund new loans of $33,140,786. We expect that these requirements will be funded from the sources described above.

The following table shows selected ratios for the period or at the date indicated:

Year Ended
December 31, 2007

Average equity as a percentage of average assets:	12.45%
Equity to total assets at end of period:	13.07
Return on average assets:	1.18
Return on average equity:	9.45
Non-interest expense to average assets:	2.30
Non-performing loans and other real estate owned to total assets at end of period:	.64

Results of Operations

Interest Income and Expense

Our total interest income increased to $17,798,084 for 2007 from $17,632,297 in 2006. Our interest and fees on loans decreased to $11,085,941 in 2007 due to a decrease in loans outstanding, which more than offset a slight increase in the yield earned on the loan portfolio. Our interest income from investment securities and federal funds sold increased due to an increase in the amount of investment securities owned and federal funds sold in the portfolio.

Our interest expense on deposits increased to $7,028,821 in 2007 from $6,301,855 in 2006. Our interest expense on deposits increased primarily because of a steady increase in interest rates paid to depositors, which was consistent throughout the banking industry.

Provision for Loan Losses

Our provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending we conduct, industry standards, the amount of non-performing loans, general economic conditions, particularly as they relate to our market areas and other factors related to the collectibility of our loan portfolio. Our loan loss provision for 2007 was $25,000 compared to $325,000 for 2006.

Non-Interest Income

Our non-interest income decreased to $1,574,799 in 2007 from $1,689,501 in 2006. The decrease is primarily due to a decrease in gains on sale of investment securities.

Non-Interest Expense

Our non-interest expense decreased 2.5% to $6,828,452 for 2007 from $7,002,186 for 2006. The primary factor attributable to this decrease was a decline in salaries and employee benefits.

Income Taxes

Our income tax provision for 2007 was $1,335,564, an effective rate of 27.5%, compared to $1,391,901, an effective rate of 27.0%, for 2006.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that could be material to investors.

Contractual Obligations or Other Commercial Commitments

The following table summarizes our material contractual obligations in effect at December 31, 2007 and the timing and effect that such commitments are expected to have on our liquidity and capital requirements in future periods:

		Payment Due by Period
		Less Than			More Than
	Total	One Year	1-3 Years	3-5 Years	5 Years

Long-term debt obligations	$8,000,000	—	$8,000,000	—	—
Operating lease obligations	824,384	$175,908	331,861	$190,115	$126,500

Total contractual obligations	$8,824,384	$175,908	$8,331,861	$190,115	$126,500

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

The following discussion of our results of operations and financial condition should be read in conjunction with our financial statements included elsewhere in this proxy statement/prospectus.

Overview

Net income for the year ended December 31, 2006 was $3,758,671, or $3.37 per basic share, compared to net income of $3,746,706, or $3.37 per basic share, for the year ended December 31, 2005. This increase was primarily due to an increase in non-interest income. Shareholders’ equity increased to $36,389,403 at December 31, 2006, or $32.56 per share, from $33,534,683, or $30.15 per share, at December 31, 2005.

Liquidity and Capital Resources

Our primary sources of cash during the year 2006 were from an increase in deposits, interest earned on loans and investment securities, loan repayments and proceeds from maturing investment securities. At December 31, 2006, we had outstanding loans of $165,112,844, net of our allowance for loan losses and unearned income and commitments to fund new loans of $14,767,408. We expect that these requirements will be funded from the sources described above.

The following table shows selected ratios for the period or at the date indicated:

Year Ended
December 31, 2006

Average equity as a percentage of average assets:	11.63%
Equity to total assets at end of period:	12.06
Return on average assets:	1.26
Return on average equity:	10.86
Non-interest expense to average assets:	2.35
Non-performing loans and other real estate owned to total assets at end of period:	.42

Results of Operations

Interest Income and Expense

Total interest income increased to $17,632,297 for 2006 from $16,561,803 in 2005. Interest and fees on loans increased to $11,222,037 in 2006 due to an increase in loans outstanding and an increase in the yield earned on our loan portfolio. The increase in interest rates throughout the banking industry generated the higher yield. Interest income earned on investment securities also increased due to an increase in the amount of investment securities owned in the portfolio.

Interest expense on deposits increased to $6,301,855 in 2006 from $4,588,160 in 2005. Interest expenses on deposits increased primarily because of growth in the total dollar amount of deposits and a steady increase in interest rates, which was consistent throughout the banking industry.

Provision for Loan Losses

The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending we conducted, industry standards, the amount of non-performing loans, general economic conditions, particularly as they relate to our market areas, and other factors related to the collectibility of our loan portfolio. The provision for 2006 was $325,000 and for 2005 was $535,000.

Non-Interest Income

Non-interest income increased to $1,689,501 in 2006 from $1,267,596 in 2005. The increase is primarily due to an increase in service charges collected on deposit accounts and an increase in gains on sale of investment securities.

Non-Interest Expense

Non-interest expense increased to $7,002,186 for 2006 from $6,910,643 for 2005, an increase of 1.3%. There were no primary or material factors attributable to this minor increase.

Income Taxes

The income tax provision for 2006 was $1,391,901, an effective rate of 27.0%, compared to $1,509,978, an effective rate of 28.7%, for 2005. The drop in our effective tax rate was primarily due to an increase in tax-free income in 2006.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that could be material to investors.

Contractual Obligations or Other Commercial Commitments

The following table summarizes our material contractual obligations in effect at December 31, 2006 and the timing and effect that such commitments are expected to have on our liquidity and capital requirements in future periods:

		Payment Due by Period
		Less Than			More Than
	Total	One Year	1-3 Years	3-5 Years	5 Years

Long-term debt obligations	$8,000,000	—	—	$8,000,000	—
Operating lease obligations	896,476	$166,167	$312,698	225,111	$192,500

Total contractual obligations	$8,896,476	$166,167	$312,698	$8,225,111	$192,500

RISK FACTORS RELATING TO THE MERGER

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of the merger proposal and the adjournment proposal.

Risks Specifically Related to the Merger

Because the market price of FNB common stock may fluctuate, our shareholders cannot be certain of the market value of the common stock that they will receive in the merger.

Upon completion of the merger, each share of our common stock will be converted into the right to receive five shares of FNB common stock or $75.00 in cash. Any change in the price of FNB common stock prior to the merger will affect the market value of the stock that you will receive in the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in FNB’s businesses, operations and prospects and regulatory considerations.

The prices of FNB common stock and our common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of our special meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of FNB common stock during the period from February 14, 2008, the last full trading day before public announcement of the merger, through June 18, 2008, the last practicable full trading day prior to the date of the printing of this proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $84.30 on April 17, 2008 to a low of $64.10 on June 18, 2008 for each share of our common stock. Because the date the merger will be completed will be later than the date of our special meeting, at the time of our special meeting our shareholders will not know what the market value of FNB’s common stock will be upon completion of the merger.

FNB may encounter integration difficulties or may fail to realize the anticipated benefits of the merger.

In determining that the merger was in the best interests of FNB and IRGB, our respective boards of directors considered that enhanced earnings may result from the consummation of the merger, including from reduction of duplicate costs, improved efficiency and cross-marketing opportunities. The success of the merger will depend, in part, on the ability of the combined company to realize the anticipated benefits of the merger, which may not be realized as anticipated or at all and may take longer to realize than anticipated. Failure to achieve the anticipated benefits of the merger could result in increased costs and decreases in the revenues of the combined company.

FNB and we may not be able to integrate their and our operations without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of their and our respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

If the merger is not completed, FNB and we will have incurred substantial expenses without realizing the expected benefits of the merger.

FNB and we have incurred substantial expenses in connection with the merger described in this proxy statement/prospectus. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. If the merger is not completed, these expenses would have to be recognized currently and not capitalized and we and FNB would not have realized the expected benefits of the merger.

Future results of the combined company may materially differ from the pro forma financial information presented in this proxy statement/prospectus.

Future results of the combined company may be materially different from those shown in the pro forma financial statements that show only a combination of FNB’s and our historical results. The costs FNB will incur in connection with the merger may be higher or lower than FNB has estimated, depending upon how costly or difficult it is to integrate the operations of FNB and IRGB. Furthermore, these charges may decrease the capital of FNB after the merger that could be used for profitable, income-earning investments in the future.

The merger agreement limits our ability to pursue alternatives to the merger.

The merger agreement contains provisions that, subject to limited exceptions, limit our ability to discuss, facilitate or enter into agreements with third parties to acquire us. If we avail ourselves of those limited exceptions, we will be obligated to pay FNB a break-up fee of $3,750,000 if the merger agreement is terminated in specified circumstances. From our perspective, these provisions could discourage a potential competing acquiror that might have an interest in acquiring us from proposing or considering an acquisition of us even if that potential acquiror were prepared to pay a higher price to our shareholders than the price FNB proposes to pay under the merger agreement.

Some of our directors and executive officers have interests in the merger that may differ from the interests of our shareholders including, if the merger is completed, the receipt of financial and other benefits.

Executive officers of IRGB and FNB negotiated the terms of the merger agreement, the IRGB and FNB boards of directors approved the merger agreement and our board of directors recommends that you vote to approve and adopt the merger agreement. In considering these facts and the other information in this proxy statement/prospectus, you should be aware that certain of our directors and executive officers have economic interests in the merger other than their interests as shareholders. For example, some of our executive officers, two of whom are also directors, are parties to severance agreements with us that provide, among other things, cash payments in the case of a change of control, such as termination of employment after the completion of the merger with FNB. In addition, upon completion of the merger, one member of IRGB Bank’s board of directors will become a member of FNB Bank’s board of directors and will receive director’s fees from FNB Bank in connection therewith. In addition, three members of IRGB Bank’s board of directors will be offered the opportunity to serve as members of FNB’s Pittsburgh Region advisory board of directors and will receive certain fees for their services. Our board of directors was aware of these interests at the time it approved the merger. These interests may cause our directors and executive officers to view the merger proposal differently and more favorably than you may view it.

Certain events could occur that would prevent counsel from issuing the tax opinions that are conditions precedent to the completion of the merger.

The issuance of tax opinions that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code are conditions precedent to the completion of the merger. These opinions can only be issued if, among other things, the FNB common stock received in the merger by our shareholders has a value in the aggregate on the date of the merger that is at least 40% of the total consideration paid for all IRGB shares in the merger. Various factors will impact a determination that the FNB common stock issued in the merger to our shareholders has a value in the aggregate equal to at least 40% of the total consideration paid for all IRGB shares in the merger, including:

•	the market value of FNB common stock on the merger date;

•	the amount of cash or other non-FNB stock consideration, if any, paid to our shareholders who perfect dissenters rights;

•	whether we or FNB or any related parties, prior to or in connection with the merger redeem, repurchase or otherwise acquire shares of our common stock or make distributions to our shareholders; and

•	if FNB or any parties related to FNB were to repurchase FNB common stock to be issued in the merger.

Risks Related to Owning FNB Common Stock

The combined company’s status as a holding company makes it dependent on dividends from its subsidiaries to meet its obligations.

The combined company will be a holding company and will conduct almost all of its operations through its subsidiaries. The combined company will not have any significant assets other than the stock of its subsidiaries. Accordingly, the combined company will depend on dividends from its subsidiaries to meet its obligations. The combined company’s right to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal and state law, FNB Bank is limited in the amount of dividends it may pay to FNB without prior regulatory approval. Also, bank regulators have the authority to prohibit FNB Bank from paying dividends if the bank regulators determine that FNB Bank is in an unsound or unsafe condition or that the payment would be an unsafe and unsound banking practice.

Interest rate volatility could significantly harm the combined company’s business.

The combined company’s results of operations will be affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of the combined company’s earnings will consist of its net interest income, which is the difference between the income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect the combined company’s earnings if market interest rates change such that the interest the combined company pays on deposits and borrowings increases faster than the interest it collects on loans and investments. Consequently, the combined company, along with other financial institutions generally, will be sensitive to interest rate fluctuations.

The combined company’s results of operations will be significantly affected by the ability of its borrowers to repay their loans.

Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

•	credit risks of a particular borrower;

•	changes in economic and industry conditions;

•	the duration of the loan; and

•	in the case of a collateralized loan, uncertainties as to the future value of the collateral.

Generally, commercial/industrial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans. In addition, consumer loans typically have shorter terms and lower balances with higher yields compared to real estate mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

The combined company’s financial condition and results of operations would be adversely affected if its allowance for loan losses were not sufficient to absorb actual losses.

There is no precise method of estimating loan losses. The combined company can give no assurance that its allowance for loan losses is or will be sufficient to absorb actual loan losses. Excess loan losses could have a material adverse effect on the combined company’s financial condition and results of operations. FNB attempts to maintain an appropriate allowance for loan losses to provide for estimated losses in its loan portfolio. FNB periodically determines the amount of its allowance for loan losses based upon consideration of several factors, including:

•	a regular review of the quality, mix and size of the overall loan portfolio;

•	historical loan loss experience;

•	evaluation of non-performing loans;

•	assessment of economic conditions and their effects on FNB’s existing portfolio; and

•	the amount and quality of collateral, including guarantees, securing loans.

The combined company’s financial condition may be adversely affected if it is unable to attract sufficient deposits to fund its anticipated loan growth.

The combined company will fund its loan growth primarily through deposits. To the extent that the combined company is unable to attract and maintain sufficient levels of deposits to fund its loan growth, it would be required to raise additional funds through public or private financings. FNB can give no assurance that it would be able to obtain these funds on terms that are favorable to it.

The combined company could experience significant difficulties and complications in connection with its growth and acquisition strategy.

FNB has grown significantly over the last few years and may seek to continue to grow by acquiring financial institutions and branches as well as non-depository entities engaged in permissible activities for its financial institution subsidiaries. However, the market for acquisitions is highly competitive. The combined company may not be as successful in identifying financial institution and branch acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches.

As part of this acquisition strategy, the combined company may acquire additional banks and non-bank entities that it believes provide a strategic fit with its business. To the extent that the combined company is successful with this strategy, it cannot assure you that it will be able to manage this growth adequately and profitably. For example, acquiring any bank or non-bank entity will involve risks commonly associated with acquisitions, including:

•	potential exposure to unknown or contingent liabilities of banks and non-bank entities the combined company acquires;

•	exposure to potential asset quality issues of acquired banks and non-bank entities;

•	potential disruption to the combined company’s business;

•	potential diversion of the time and attention of FNB’s management; and

•	the possible loss of key employees and customers of the banks and other businesses FNB acquires.

In addition to acquisitions, the combined company may expand into additional communities or attempt to strengthen its position in its current markets by undertaking additional de novo branch openings. Based on its experience, FNB believes that it generally takes up to three years for new banking facilities to achieve operational profitability due to the impact of organizational and overhead expenses and the start-up phase of generating loans and deposits. To the extent that the combined company undertakes additional de novo branch openings, it is likely to continue to experience the effects of higher operating expenses relative to operating income from the new banking facilities, which may have an adverse effect on its net income, earnings per share, return on average shareholders’ equity and return on average assets.

The combined company may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to its overall operations. Following each acquisition, the combined company must expend substantial resources to integrate the entities. The integration of non-banking entities often involves combining different industry cultures and business methodologies. The failure to integrate successfully the entities the combined company acquires into its existing operations may adversely affect its results of operations and financial condition.

The combined company could be adversely affected by changes in the law, especially changes in the regulation of the banking industry.

The combined company and its subsidiaries will operate in a highly regulated environment and are subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the OCC and the FDIC. Regulations are generally intended to provide protection for depositors, borrowers and other customers rather than for investors. FNB is subject to changes in federal and state law, regulations, governmental policies, tax laws and accounting principles. Changes in regulations or the regulatory environment could adversely affect the banking industry as a whole and could limit FNB’s growth and the return to investors by restricting such activities as:

•	the payment of dividends;

•	mergers with or acquisitions of other institutions;

•	investments;

•	loans and interest rates;

•	the provision of securities, insurance or trust services; and

•	the types of non-deposit activities in which the combined company’s financial institution subsidiaries may engage.

In addition, legislation may change present capital requirements, which could restrict the combined company’s activities and require the combined company to maintain additional capital.

The combined company’s results of operations could be adversely affected due to significant competition.

The combined company may not be able to compete effectively in its markets, which could adversely affect the combined company’s results of operations. The banking and financial services industry in each of the combined company’s market areas is highly competitive. The competitive environment is a result of:

•	changes in regulation;

•	changes in technology and product delivery systems; and

•	the accelerated pace of consolidation among financial services providers.

The combined company competes for loans, deposits and customers with various bank and non-bank financial service providers, many of which are larger in terms of total assets and capitalization, have greater access to the capital markets and offer a broader array of financial services than the combined company will have. Competition with such institutions may cause the combined company to increase its deposit rates or decrease its interest rate spread on loans it originates.

The combined company’s anticipated future growth may require it to raise additional capital in the future, but that capital may not be available when it is needed.

The combined company is required by federal and state regulatory authorities to maintain adequate levels of capital to support the combined company’s operations. FNB and we are, and the combined company will be, “well capitalized” under applicable regulations. FNB and we anticipate that the combined company’s current capital resources will satisfy applicable capital requirements for the foreseeable future. The combined company may at some point, however, need to raise additional capital to support continued growth, both internally and through acquisitions.

The combined company’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside the combined company’s control, and on the combined company’s financial performance. Accordingly, the combined company cannot assure you of its ability to expand its operations through internal growth and acquisitions could be materially impaired.

Adverse economic conditions in FNB’s market area may adversely impact its results of operations and financial condition.

A substantial portion of FNB’s historical business is concentrated in western Pennsylvania and eastern Ohio, which over recent years have become slower growth markets than other areas of the United States. As a result, FNB Bank’s loan portfolio and results of operations may be adversely affected by factors that have a significant impact on the economic conditions in this market area. The local economies of this market area have become less robust than the economy of the nation as a whole and may not be subject to the same fluctuations as the national economy. Adverse economic conditions in FNB’s market area, including the loss of certain significant employers, could reduce its growth rate, affect its borrowers’ ability to repay their loans and generally affect FNB’s financial condition and results of operations. Furthermore, a downturn in real estate values in FNB Bank’s market area could cause many of its loans to become inadequately collateralized.

Certain provisions of FNB’s articles of incorporation and bylaws and Florida law may discourage takeovers.

FNB’s articles of incorporation and bylaws contain certain anti-takeover provisions that may discourage or may make more difficult or expensive a tender offer, change in control or takeover attempt that is opposed by FNB’s board of directors. In particular, FNB’s articles of incorporation and bylaws:

•	classify its board of directors into three classes, so that shareholders elect only one-third of its board of directors each year;

•	permit shareholders to remove directors only for cause;

•	do not permit shareholders to take action except at an annual or special meeting of shareholders;

•	require shareholders to give FNB advance notice to nominate candidates for election to its board of directors or to make shareholder proposals at a shareholders’ meeting;

•	permit FNB’s board of directors to issue, without shareholder approval unless otherwise required by law, preferred stock with such terms as its board of directors may determine; and

•	require the vote of the holders of at least 75% of FNB’s voting shares for shareholder amendments to its bylaws.

Under Florida law, the approval of a business combination with shareholders owning 10% or more of the voting shares of a corporation requires the vote of holders of at least two-thirds of the voting shares not owned by such shareholders, unless the transaction is approved by a majority of the corporation’s disinterested directors. In addition, Florida law generally provides that shares of a corporation acquired in excess of certain specified thresholds will not possess any voting rights unless the voting rights are approved by a majority vote of the corporation’s disinterested shareholders.

These provisions of FNB’s articles of incorporation and bylaws and of Florida law could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of FNB’s shareholders may consider such proposals desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of FNB’s board of directors. Moreover, these provisions could diminish the opportunities for shareholders to participate in certain tender offers, including tender offers at prices above the then-current market price of FNB’s common stock, and may also inhibit increases in the trading price of FNB’s common stock that could result from takeover attempts.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, earnings outlook, business and prospects of FNB and us, and the potential combined company, as well as statements applicable to the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

These forward-looking statements involve certain risks and uncertainties. The ability of either FNB or us to predict results or the actual effects of their plans and strategies, particularly after the merger, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors Relating to the Merger” beginning on page 26, as well as the following:

•	the businesses of FNB and us may not be integrated successfully or the integration may be more difficult, time-consuming or costly than currently anticipated;

•	expected revenue synergies and cost savings from the merger may not be realized within the expected time frame or at all;

•	revenues may be lower than expected following the merger;

•	deposit attrition, operating costs, loss of customers and business disruption, including, without limitation, difficulties in maintaining relationships with our employees, customers or suppliers may be greater than anticipated following the merger;

•	the regulatory approvals for the merger may not be obtained on acceptable terms, on the anticipated schedule or at all;

•	the merger proposal may not be approved by the requisite vote of our shareholders;

•	competitive pressure among financial services companies is intense;

•	general economic conditions may be less favorable than expected;

•	political conditions and related actions by the U.S. military abroad may adversely affect economic conditions as a whole;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	legislation or changes in the regulatory environment may adversely affect the businesses in which FNB and we engage;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either company or their businesses; and

•	a sufficient decline in the market value of FNB common stock thereby preventing tax counsel from issuing an opinion that the merger constitutes a reorganization within the meaning of Section 368(a) of the Code, which is a condition to closing the merger.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. We caution you not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or as of the date of any document incorporated by reference in this proxy statement/prospectus.

All forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to FNB or us or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, FNB and we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

OUR SPECIAL MEETING

This section contains information for our shareholders about the special meeting of shareholders we have called to consider the approval of the merger proposal and related matters.

General

This proxy statement/prospectus is being furnished to holders of our common stock for use at our special meeting and any adjournment or postponement of our special meeting.

When and Where Our Special Meeting Will Be Held

Our special meeting will be held on Thursday, July 31, 2008, at 10:00 a.m., prevailing time, at Le Mont Restaurant, 1114 Grandview Avenue, Pittsburgh, Pennsylvania, subject to any adjournment or postponement of our special meeting.

Matters to Be Considered

The purpose of our special meeting is to consider and vote upon:

•	Proposal No. 1 — A proposal to approve and adopt the merger agreement between FNB and us;

•	Proposal No. 2 — A proposal to grant discretionary authority to adjourn our special meeting if necessary to permit further solicitation of proxies because we have not received sufficient votes at the time of our special meeting to approve the merger proposal; and

•	such other business as may properly come before our special meeting and any adjournment or postponement of our special meeting.

Our shareholders must approve Proposal No. 1 for the merger to occur. If our shareholders fail to approve this proposal, the merger will not occur.

At this time, our board of directors is unaware of any other matters, other than as set forth above, which may be presented for action at our special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Record Date; Shares Outstanding and Entitled to Vote

Our board of directors has fixed the close of business on June 6, 2008 as the record date for the determination of holders of our common stock entitled to notice of, and to vote at, our special meeting and any adjournment or postponement of our special meeting.

On the record date, 1,137,610 shares of our common stock were issued and outstanding and entitled to vote at our special meeting, held by approximately 297 holders of record. Each share of our common stock is entitled to cast one vote on all matters that are properly submitted to our shareholders at our special meeting.

Quorum

The presence, in person or by properly executed proxy, of the holders of at least a majority of our outstanding shares of common stock on the record date is necessary to constitute a quorum at our special meeting. Abstentions will be counted for the purpose of determining whether a quorum is present. A quorum must be present in order for the vote on the merger proposal and the adjournment proposal to occur.

Based on the number of shares of our common stock issued and outstanding as of the record date, 568,806 shares of our common stock must be present in person or represented by proxy at our special meeting to constitute a quorum.

Shareholder Vote Required

Approve and Adopt the Merger Agreement.  The merger agreement must be adopted by an affirmative vote of a majority of the votes cast by the holders of our common stock entitled to vote thereon, assuming the presence of a quorum. Accordingly, we urge you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

When considering our board of directors’ recommendation that you vote in favor of the approval and adoption of the merger agreement, you should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, your interests as a shareholder. See “Proposal No. 1 — Proposal to Approve and Adopt the Merger Agreement — Interests of Our Directors and Executive Officers in the Merger” beginning on page 62.

Discretionary Authority to Adjourn Our Special Meeting.  The affirmative vote of the holders of a majority of the votes cast by the holders of our common stock entitled to vote thereon is required to approve the proposal to grant discretionary authority to adjourn our special meeting if necessary to permit further solicitation of proxies for the merger proposal.

Dissenters Rights

Under the PBCL you have the right to object to the merger and receive the fair value for your shares of our common stock in connection with the merger. See “Proposal No. 1 — Proposal to Approve and Adopt the Merger Agreement — Dissenters Rights of Dissenting Shareholders” beginning on page 66 for further information.

Director and Executive Officer Voting

As of the record date, our directors and executive officers and their affiliates beneficially own 80,187 shares of our common stock, or approximately 7.0% of the issued and outstanding shares of our common stock entitled to vote at our special meeting. This number includes options to purchase 9,625 shares of our common stock exercisable within ten days of the record date.

Proxies

Voting.  You should complete and return the proxy card accompanying this proxy statement/prospectus in order to ensure that your vote is counted at our special meeting and at any adjournment, postponement or continuation of our special meeting, regardless of whether you plan to attend our special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of approval of the merger proposal and in favor of approval of the adjournment proposal.

If your shares of our common stock are held in the name of a bank, broker, nominee or other holder of record, you will receive instructions from the bank, broker, nominee or other holder of record that you must follow in order for your shares of our common stock to be voted.

Revocability.  You may revoke your proxy at any time before the vote is taken at our special meeting. If you have not voted through a bank, broker, nominee or other holder of record, you may revoke your proxy by:

•	submitting written notice of revocation to our corporate secretary prior to the voting of that proxy at our special meeting;

•	submitting a properly executed proxy with a later date; or

•	voting in person at our special meeting.

However, simply attending our special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Iron and Glass Bancorp, Inc.
1114 East Carson Street
Pittsburgh, Pennsylvania 15203
Attention: Mary Kay Rossi, Secretary

If your shares are held in the name of a bank, broker, nominee or other holder of record, you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

A proxy appointment will not be revoked by the death or incapacity of the shareholder executing the proxy unless notice of the death or incapacity is given to our corporate secretary before the shares of our common stock represented by such proxy are voted.

How Proxies are Counted.  All shares of our common stock represented by properly executed proxies received before or at our special meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies.

We will count a properly executed proxy marked “ABSTAIN” as present for purposes of determining the presence of a quorum.

Brokers may not vote shares of our common stock that they hold beneficially either for or against the approval of the merger proposal or the adjournment proposal without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker you must give your broker instructions on how to vote your shares.

Solicitation.  We will pay for the costs of our special meeting and for the mailing of this proxy statement/prospectus to our shareholders, as well as all other costs we incur in connection with the solicitation of proxies from our shareholders. FNB and we will share equally the cost of printing this proxy statement/prospectus and the filing fees paid to the SEC.

In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone or in person. Our directors, officers and employees will not be specially compensated for these activities. We also intend to request that brokers, banks, nominees and other holders of record solicit proxies from their principals, and we will reimburse the brokers, banks, nominees and other holders of record for certain expenses they incur for those activities.

Recommendation of Our Board of Directors

Our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on our reasons for the merger described in this proxy statement/prospectus, our board of directors believes that the merger is in our and your best interests. Accordingly, our board of directors unanimously recommends that you vote FOR approval of the merger proposal and FOR approval of the adjournment proposal. See “Proposal No. 1 — Proposal to Approve and Adopt the Merger Agreement — Our Reasons for the Merger” beginning on page 47, for a more detailed discussion of our board of directors’ recommendation.

Attending Our Special Meeting

If your shares are held in street name and you want to attend our special meeting, you must bring an account statement or letter from your holder of record showing that you were the beneficial owner of the shares on June 6, 2008, the record date for our special meeting.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy card, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, please call Michael J. Hagan, our President and Chief Executive Officer, at (412) 488-5200.

INFORMATION ABOUT FNB AND US

FNB

F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000

FNB is an $8.0 billion diversified financial services holding company headquartered in Hermitage, Pennsylvania. FNB provides a broad range of financial services to its customers through FNB Bank and its insurance agency, consumer finance, trust company and merchant banking subsidiaries.

FNB has 212 banking offices in western and central Pennsylvania and eastern Ohio, one loan production office in each of Pennsylvania, Ohio and Tennessee and six loan production offices in Florida and maintains six insurance agency locations. FNB Bank offers the services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. FNB Bank also offers various alternative investment products, including mutual funds and annuities. As of March 31, 2008, after giving effect to the April 1, 2008 merger of Omega, FNB Bank had total assets, total liabilities and total shareholders’ equity of approximately $7.8 billion, $6.8 billion and $1.1 million, respectively.

Regency Finance, FNB’s consumer finance subsidiary, has 22 offices in Pennsylvania, 16 offices in Ohio and 16 offices in Tennessee and principally makes personal installment loans to individuals and purchases installment sales finance contracts from retail merchants.

Another FNB subsidiary, First National Trust Company, a registered investment advisor, provides a broad range of personal and corporate fiduciary services, including the administration of decedent and trust estates, and has approximately $1.6 billion of assets under management as of March 31, 2008.

First National Investment Services Company, LLC offers a broad array of investment products and services for wealth management customers through a networking relationship with a brokerage firm. F.N.B. Investment Advisors, Inc., an investment advisor registered with the SEC, offers wealth management customers objective investment programs featuring mutual funds, annuities, stocks and bonds.

FNB’s insurance segment operates principally through First National Insurance Agency, LLC, or FNIA. FNIA is a full-service insurance agency offering a broad line of commercial and personal insurance through major carriers to businesses and individuals primarily within FNB’s geographic markets.

FNB’s insurance segment also includes a reinsurance subsidiary, Penn-Ohio Life Insurance Company, that underwrites, as a reinsurer, credit life and accident and health insurance sold by FNB’s lending subsidiaries. In addition, FNB Bank owns a direct subsidiary, First National Corporation, a Pennsylvania corporation, that offers title insurance products.

F.N.B. Capital Corporation offers subordinated debt and other types of financing options for small- to medium-sized commercial enterprises that need financial assistance beyond the parameters of typical commercial bank lending products.

For additional information about FNB, see “Where You Can Find More Information,” beginning on page 98.

IRGB
Iron and Glass Bancorp, Inc.
1114 East Carson Street
Pittsburgh, Pennsylvania 15203
(412) 488-5200

Business

We are a bank holding company that operates through our banking subsidiary, IRGB Bank. We provide financial services through our eight-branch network located within the Greater Pittsburgh, Pennsylvania area.

We provide traditional consumer and commercial banking services, including checking accounts, NOW, money market, savings accounts, certificates of deposits, secured and unsecured commercial and consumer loans, construction and mortgage loans, an automated teller machine network, online banking and safe deposit facilities. Our principal sources of revenue are our commercial, commercial mortgage, residential real estate, and consumer loans, as well as interest earnings on investment securities and fees earned by providing various deposit services to customers through our eight locations.

Our common stock is traded over the counter under the ticker “IRGB.”

We utilize a community bank philosophy in that we provide traditional commercial bank services to individuals and small-to medium-sized businesses with a focus on high-touch customer service. We have established ourselves as the premier community bank serving both retail and commercial customers in our local markets. We have operated in our local community for nearly 140 years, garnering a loyal customer base.

Banking Operations

We offer a select range of deposit accounts designed to attract small- to medium-sized businesses, professionals, professional practices, associations and individuals in our primary market area. These accounts include personal and business checking and savings accounts, time certificates of deposit and specialized deposit accounts, including tiered accounts designed to attract larger deposits and IRA accounts. In addition, we offer commercial loans and consumer loans, including auto loans, mortgages, home improvement loans and home equity loans and lines of credit. From time to time, we offer loans in amounts that exceed our lending limit through participation agreements with other financial institutions. Our deposits are insured by the FDIC up to the maximum extent permitted by law.

We provide a number of convenience-oriented services and products to our customers, including direct payroll and social security deposit services, IRGB-by-mail services, letters of credit, safe deposit boxes, night depository facilities, notary services, travelers checks, a courier service, 24-hour bank-by-phone and a personal and business 24-hour Online Banking Service.

Our management periodically reviews our services and will add or delete them based upon the needs of our customers, competitive factors and our financial and other capabilities. Improvements and developments in technology and evolving federal and state laws and regulations may also influence our future services significantly. All customer banking and credit decisions are made by our board of directors and management.

Credit Administration

Loan Policy and Approval Authorization.  We employ extensive written policies and procedures to enhance management of credit risk. The loan portfolio is managed under a specifically defined credit process. This process includes formulation of portfolio management strategy, guidelines for underwriting standards and risk assessment, procedures for ongoing identification and management of credit deterioration and regular portfolio reviews to estimate loss exposure and to ascertain compliance with our credit policies. In particular, these credit policies and procedures require the executive loan committee of our board of directors to analyze all credit decisions in the aggregate in excess of $300,000.

Loan authorities are approved by our board for our individual officers in various aggregate amounts on a secured and/or unsecured basis. Authority limits are based on experience, ability and need.

Loan Review.  Whenever loans are classified in a category below satisfactory grade, heightened management attention is devoted to protect our position and to reduce loss exposure. We place loans on non-accrual status when the principal or interest is 90 days past due, unless the loan is well-secured and in the process of collection. Loans may be placed in non-accrual earlier if full recovery of the principal balance is in doubt. Loans are charged off when the collection of principal and interest can no longer be considered a sound collectible asset. Management meets regularly to review asset quality trends and to discuss loan policy issues. Losses are identified during this review and reserves are established accordingly. In management’s opinion, all anticipated and identified potential loan losses are now reflected in the allowance for loan losses.

Concentration of Risk.  A major element of credit risk management is diversification. Our objective is to maintain a diverse loan portfolio to minimize the impact of any single event or set of occurrences. Concentration parameters are based on individual risk factors and policy constraints for type of customer, collateral and product.

Our primary lending source is commercial mortgages. The portfolio has a concentration in apartment buildings and non-residential buildings but is diversified geographically by borrower and by industry.

Competition

The banking business in Pennsylvania is extremely competitive. We face strong competition from many other banks, savings and loan associations, credit unions and other financial institutions that have branch offices or otherwise operate in our market area, as well as many other financial services companies such as money market funds, stock brokerage firms, insurance companies, mortgage companies and others seeking deposits and making loans. Substantially all of these competitors have greater financial resources than we have, and many have substantially larger lending limits than we do. Many of these competitors also offer services that we do not intend to provide or are not authorized to provide, and may not be subject to the same regulatory restrictions and taxation as commercial banks.

Supervision and Regulation

General.  Bank holding companies and banks are extensively regulated under federal and state law. No entity can engage in the business of banking in the United States without first applying for and obtaining either a federal or state bank charter. After a charter is approved and issued, all banks are subject to a complex structure of laws that regulate the business of banking, including transactions with consumers and other customers. The system of regulation and supervision by federal and state banking agencies is comprehensive and pervasive, and affects nearly every aspect of a bank’s business, including expansion and, if necessary, liquidation. This discussion is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to our business and the business of IRGB Bank. We and IRGB Bank are subject to supervision, regulation, and examination by the bank regulatory agencies primarily for the protection of bank depositors rather than holders of our common stock. Any change in applicable law or regulation may have a material effect on our business.

IRGB Bank is a Pennsylvania-chartered commercial bank that is a member of the Federal Reserve System, or a “state member bank.” In the United States, all banks are required to have their deposits insured by the FDIC. Under the Federal Deposit Insurance Act, or FDIA, each FDIC-insured bank must have a primary federal regulator, either the Federal Reserve Board, which is the primary regulator for state-chartered banks that are members of the Federal Reserve System, the OCC, which regulates national banks, or the FDIC for state non-member banks. Accordingly, IRGB Bank’s primary federal banking regulator is the Federal Reserve Board. Because we are state-chartered, the Department also regulates IRGB Bank. IRGB Bank’s customers’ deposits are insured by the FDIC.

Bank Holding Company Regulation.  As a bank holding company, we are subject to supervision and regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, or BHCA. Bank holding companies generally are limited to the business of banking, managing or controlling banks, and other activities that the Federal Reserve Board determines to be closely related to banking, or managing or controlling banks and a proper incident thereto. We are required to file with the Federal Reserve Board periodic reports and such other information as the Federal Reserve Board may request. The Federal Reserve Board examines us and may examine our non-bank subsidiaries. Some of IRGB’s activities and transactions are also subject to prior notice to, or approval by, the Department.

The BHCA requires prior Federal Reserve Board approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. The BHCA permits acquisitions of banks by bank holding companies whether located in the same state or elsewhere, subject to certain deposit-percentage, age of bank charter requirements, and other restrictions. Federal law also permits national and state-chartered banks to branch interstate through acquisitions of banks in other states. In July 1997, Pennsylvania adopted “opt-in” legislation that allows interstate mergers and purchase and assumption transactions. The Pennsylvania Banking Code of 1965, as amended, or the Pennsylvania Banking Code, does not impose a minimum age requirement on the acquisition of a Pennsylvania bank by an out-of-state bank. However, an acquiring bank holding company would be required to file an application under the Pennsylvania Banking Code, if the target bank holding company owns a bank located in Pennsylvania, whether chartered in the state or otherwise.

With certain exceptions, the BHCA prohibits a bank holding company from acquiring direct or indirect ownership or control of voting shares of any company which is not a bank or bank holding company, and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company, may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve Board has determined by regulation or order to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

The Gramm-Leach-Bliley Act of 1999, or GLB, substantially revised the statutory restrictions separating banking activities from certain other financial activities. Under GLB, bank holding companies that are “well-capitalized” and “well-managed”, as defined in Federal Reserve Regulation Y, which have and maintain “satisfactory” Community Reinvestment Act ratings, and meet certain other conditions, can elect to become “financial holding companies.” Financial holding companies and their subsidiaries are permitted to acquire or engage in activities such as insurance underwriting, securities underwriting, travel agency activities, broad insurance agency activities, merchant banking, and other activities that the Federal Reserve Board determines to be financial in nature or complementary thereto. In addition, under the merchant banking authority added by GLB and Federal Reserve Board regulations, financial holding companies are authorized to invest in companies that engage in activities that are not financial in nature, as long as the financial holding company makes its investment with the intention of limiting the term of its investment and does not manage the company on a day-to-day basis, and the invested company does not cross-market with any of the financial holding company’s controlled depository institutions. Financial holding companies continue to be subject to the overall oversight and supervision of the Federal Reserve Board, but GLB applies the concept of functional regulation to the activities conducted by subsidiaries. For example, insurance activities would be subject to supervision and regulation by state insurance authorities. We are not a financial holding company, but could elect to become a financial holding company in the future in order to exercise the broader powers provided by GLB. Banks may also engage in similar “financial activities” through subsidiaries. GLB also includes consumer privacy provisions, and the federal bank regulatory agencies have adopted extensive privacy rules implementing these statutory provisions.

Transactions with Related Parties.  We are a legal entity separate and distinct from IRGB Bank. Various legal limitations restrict IRGB Bank from lending or otherwise supplying funds to us. We and IRGB Bank are subject to Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W thereunder. Section 23A defines “covered transactions” to include extensions of credit, and limits a bank’s covered transactions with any affiliate to 10% of such bank’s capital and surplus. All covered and exempt transactions between a bank and its affiliates must be on terms and conditions consistent with safe and sound banking practices, and banks and their subsidiaries are prohibited from purchasing low-quality assets from the bank’s affiliates. Finally, Section 23A requires that all of a bank’s extensions of credit to its affiliates be appropriately secured by acceptable collateral, generally United States government or agency securities. Section 23B generally requires covered and other transactions among affiliates to be on terms, including credit standards, that are substantially the same or at least as favorable to the bank or its subsidiary as those prevailing at the time for similar transactions with unaffiliated companies. In addition, banks are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies, and no bank may purchase the securities of any affiliate other than a subsidiary.

Federal Reserve Board policy requires a bank holding company to act as a source of financial strength and to preserve and protect its bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. In addition, under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, or FIRREA, where a bank holding company has more than one bank or thrift subsidiary, each of the bank holding company’s subsidiary depository institutions are responsible for any losses to the FDIC resulting from an affiliated depository institution’s failure. Accordingly, a bank holding company may be required to loan money to its subsidiaries in the form of capital notes or other instruments that qualify as capital under bank regulatory rules. However, any loans from the holding company to such subsidiary banks likely will be unsecured and subordinated to such bank’s depositors and perhaps to other creditors of the bank.

Bank and Bank Subsidiary Regulation.  The Pennsylvania Banking Code permits IRGB Bank to establish and operate branches throughout Pennsylvania, subject to the maintenance of adequate capital and the receipt of Department and Federal Reserve Board approval. In general, the Pennsylvania Interstate Banking Act permits out-of-state banks to maintain branches in Pennsylvania on a reciprocal basis if Pennsylvania banks are permitted by the laws of the other state to branch in that state. In the event of a bank merger involving a state-chartered bank such as IRGB Bank, where the surviving or newly incorporated institution is to be a bank chartered in Pennsylvania, the merger must be approved by the Department. When the surviving bank is not a state bank chartered in Pennsylvania, the applicant only needs to provide notice to the Department with respect to the bank merger.

The Federal Reserve Board has adopted the Federal Financial Institutions Examination Council’s, or FFIEC, rating system and assigns each financial institution a confidential composite rating based on an evaluation and rating of six essential components of an institution’s financial condition and operations including capital adequacy, asset quality, management, earnings, liquidity and sensitivity to market risk, as well as the quality of risk management practices. For most institutions, the FFIEC has indicated that market risk primarily reflects exposures to changes in interest rates. When regulators evaluate this component, consideration is expected to be given to: management’s ability to identify, measure, monitor and control market risk; the institution’s size; the nature and complexity of its activities and its risk profile and the adequacy of its capital and earnings in relation to its level of market risk exposure. Market risk is rated based upon, but not limited to, an assessment of the sensitivity of the financial institution’s earnings or the economic value of its capital to adverse changes in interest rates, foreign exchange rates, commodity prices or equity prices; management’s ability to identify, measure, monitor and control exposure to market risk and the nature and complexity of interest rate risk exposure arising from nontrading positions.

Community Reinvestment Act.  IRGB Bank is subject to the provisions of the Community Reinvestment Act of 1977, as amended, or CRA, and related federal bank regulatory agencies’ regulations. Under the CRA, all banks and thrifts have a continuing and affirmative obligation, consistent with their safe and sound operation, to help meet the credit needs for their entire communities, including low and moderate income neighborhoods. The CRA requires a depository institution’s primary federal regulator, in connection with its examination of the institution, to assess the institution’s record of assessing and meeting the credit needs of the communities served by that institution, including low- and moderate-income neighborhoods. The bank regulatory agency’s assessment of the institution’s record is made available to the public. Further, such assessment is required of any institution which has applied to: (i) charter a national bank; (ii) obtain deposit insurance coverage for a newly-chartered institution; (iii) establish a new branch office that accepts deposits;

(iv) relocate an office; (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution or (vi) expand other activities, including engaging in financial services activities authorized by GLB. A less than satisfactory CRA rating will slow, if not preclude, expansion of banking activities and prevent a company from becoming or remaining a financial holding company.

Following GLB, CRA agreements with private parties must be disclosed and annual CRA reports must be made to a bank’s primary federal regulator. A bank holding company will not be permitted to become or remain a financial holding company and no new activities authorized under GLB may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a “satisfactory” CRA rating in its latest CRA examination. Federal CRA regulations require, among other things, that evidence of discrimination against applicants on a prohibited basis, and illegal or abusive lending practices be considered in the CRA evaluation.

IRGB Bank is also subject to, among other things, the provisions of the Equal Credit Opportunity Act, or ECOA, and the Fair Housing Act, both of which prohibit discrimination based on race or color, religion, national origin, sex and familial status in any aspect of a consumer or commercial credit or residential real estate transaction. The Department of Justice, or DOJ, and the federal bank regulatory agencies have issued an Interagency Policy Statement on Discrimination in Lending in order to provide guidance to financial institutions in determining whether discrimination exists, how the agencies will respond to lending discrimination, and what steps lenders might take to prevent discriminatory lending practices. The DOJ has increased its efforts to prosecute what it regards as violations of the ECOA and the Fair Housing Act. We received a “satisfactory” CRA rating in our latest CRA examination.

Payments of Dividends.  We are a legal entity separate and distinct from IRGB Bank. Our primary source of cash and liquidity, other than proceeds from securities offerings, is dividends from IRGB Bank. Dividend payments by IRGB Bank to us are subject to the Pennsylvania Banking Code and the FDIA. Under the Pennsylvania Banking Code, no dividends may be paid except from “accumulated net earnings” (generally, undivided profits). Under the FDIA, an insured bank may not pay dividends if the bank is in arrears in the payment of any insurance assessment due to the FDIC.

In addition, we and IRGB Bank are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board may prohibit the payment of dividends where it has determined that the payment of dividends would be an unsafe or unsound practice. The Federal Reserve Board has indicated that paying dividends that deplete a state member bank’s capital base to an inadequate level would be an unsound and unsafe banking practice. The Federal Reserve Board has indicated that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

Prior approval by the Federal Reserve Board is required if the total of all dividends declared by a state member bank in any calendar year exceeds the bank’s “undivided profits” or if the total of all dividends declared during the calendar year, including the proposed dividend, exceeds the (1) sum of the net income earned during the year-to-date and (2) the retained net income of the prior two calendar years as reported in the bank’s call reports.

Capital.  The Federal Reserve Board has published risk-based capital guidelines for bank holding companies and state member banks, respectively. These guidelines require a minimum ratio of capital to risk-weighted assets, including certain off-balance-sheet activities, such as standby letters of credit, of 8.0%. At least half of the “Total Capital” is required to be “Tier 1 capital,” consisting of common shareholders’ equity, retained earnings and a limited amount of qualifying preferred stock, less goodwill and certain core deposit intangibles. The remainder, or “Tier 2 capital,” may consist of non-qualifying preferred stock, qualifying subordinated, perpetual and/or mandatorily convertible debt, term subordinated debt and intermediate term preferred stock and up to 45% of pretax unrealized holding gains on available for sale equity securities with readily determinable market values that are prudently valued, and a limited amount of any loan loss allowance. The Federal Reserve Board has stated that Tier 1 voting common equity should be the predominant form of capital.

In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies and state member banks, which provide for a minimum “leverage ratio” of Tier 1 capital to adjusted average quarterly assets equal to 3%, plus an additional cushion of 1.0% to 2.0%, if the institution has less than the highest regulatory rating. The guidelines also provide that institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. We and IRGB Bank are in compliance with these guidelines.

All bank holding companies and banks are expected to hold capital commensurate with the level and nature of their risks, including the volume and severity of their problem loans, and higher capital may be required as a result of an institution’s risk profile. The Federal Reserve Board’s guidelines indicate that the Federal Reserve Board will continue to consider a “tangible Tier 1 leverage ratio” (deducting all intangibles) in evaluating proposals for expansion or new activity. Recently, the federal bank regulatory agencies have begun seeking higher capital levels than the minimums due to market conditions.

The Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, requires, among other things, the federal bank regulatory agencies to take “prompt corrective action” regarding depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

All of the federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels for federally insured depository institutions. The relevant minimum capital measures are the Total Capital ratio, Tier 1 capital ratio, and the leverage ratio. Under the regulations, a state member bank will be (i) “well capitalized” if it has a Total Capital ratio of 10% or greater, a Tier 1 capital ratio of 6% or greater, and a leverage ratio of at least 5%, and is not subject to any written agreement, order, capital directive, or prompt corrective action directive by a federal bank regulatory agency to meet and maintain a specific capital level for any capital measure, (ii) “adequately capitalized” if it has a Total Capital ratio of 8% or greater, a Tier 1 capital ratio of 4% or greater, and a leverage ratio of 4% or greater (3% in certain circumstances), (iii) “undercapitalized” if it has a Total Capital ratio of less than 8%, a Tier 1 capital ratio of less than 4% (3% in certain circumstances), (iv) “significantly undercapitalized” if it has a total capital ratio of less than 6% or a Tier I capital ratio of less than 3%, or a leverage ratio of less than 3% and (v) “critically undercapitalized” if its tangible equity is equal to or less than 2% of average quarterly tangible assets. The federal bank regulatory agencies have authority to require additional capital.

At March 31, 2008, we met the definition of “well-capitalized.”

FDICIA.  FDICIA directs that each federal bank regulatory agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the federal bank regulatory agencies deem appropriate.

FDICIA generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan for approval within 45 days of the date the institution receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” For a capital restoration plan to be acceptable, the depository institution’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of 5% of the depository institution’s total assets at the time it became undercapitalized and the amount necessary to bring the institution into compliance with applicable capital standards. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. If the controlling holding company fails to fulfill its obligations under FDICIA and files, or has filed against it, a petition under the federal Bankruptcy Code, the claim for such liability would be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

FDICIA also contains a variety of other provisions that may affect our operations and those of IRGB Bank, including reporting requirements, regulatory standards for real estate lending, “truth in savings” provisions, the requirement that a depository institution give 90 days’ prior notice to customers and regulatory authorities before closing any branch, and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not well capitalized, or are adequately capitalized and have not received a waiver from the FDIC.

Enforcement Policies and Actions.  The Federal Reserve Board monitors compliance with laws and regulations. Violations of laws and regulations, or other unsafe and unsound practices, may result in the Federal Reserve Board imposing fines or penalties, cease and desist orders, or taking other enforcement actions. Under certain circumstances, the Federal Reserve Board may enforce these remedies directly against officers, directors, employees and others participating in the affairs of a bank or bank holding company.

The International Money Laundering Abatement and Anti-Terrorism Funding Act of 2001 specifies “know your customer” requirements that obligate financial institutions to take actions to verify the identity of the account holders in connection with opening an account at any U.S. financial institution. Banking regulators will consider compliance with the Act’s money laundering provisions in acting upon acquisition and merger proposals, and sanctions for violations of the Act can be imposed in an amount equal to twice the sum involved in the violating transaction, up to $1 million.

Under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers.

The USA PATRIOT Act requires financial institutions to establish anti-money laundering programs. The USA PATRIOT Act sets forth minimum standards for these programs, including:

•	the development of internal policies, procedures, and controls;

•	the designation of a compliance officer;

•	an ongoing employee training program; and

•	an independent audit function to test the programs.

Fiscal and Monetary Policy.  Banking is a business that depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank’s earnings. Thus, the earnings and growth of IRGB Bank and us are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. The Federal Reserve Board regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve Board, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on us and IRGB Bank cannot be predicted.

FDIC Insurance Assessments.  IRGB Bank’s deposits are insured by the FDIC’s Deposit Insurance Fund, or DIF, and it is subject to FDIC assessments for its deposit insurance, as well as assessments by the FDIC to pay interest on Financing Corporation, or FICO, bonds.

Congress passed the Federal Deposit Insurance Reform Act, or Reform Act, in February 2006. Deposits remain insured up to a maximum of $100,000, but the amount of deposit insurance will be adjusted every five years based upon inflation. Retirement accounts will be insured for up to $250,000, and a bank that is less than adequately capitalized will not be able to accept employee benefit deposits. This law also changes the way FDIC insurance assessments and credits are calculated.

The FDIC has adopted new risk-based deposit premium rules following the Reform Act, to achieve the new targeted designated reserve ratio specified in the Reform Act. The new rules set forth the following risk categories and initial deposit insurance assessment rates:

Risk Category	Assessment Rate

I	5 to 7 basis points
II	10 basis points
III	28 basis points
IV	43 basis points

Federal Reserve Board.  Regulations of the Federal Reserve Board require all depository institutions to maintain noninterest earning reserves against their transaction accounts (primarily NOW and regular checking accounts). Regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $36.1 million or less, subject to adjustment, the reserve requirement is 3% and for accounts aggregating greater than $36.1 million, the reserve requirement is $900,000 plus 10%, subject to adjustment between 8% and 14%, against that portion of total transaction accounts in excess of $38.8 million. The first $6.0 million of otherwise reservable balances, subject to adjustments, are exempted from the reserve requirements. IRGB Bank is in compliance with the foregoing requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the FDIC under separate regulations.

Recent Legislative and Regulatory Changes.  Legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions and bank and bank holding company powers are being considered by the executive branch of the Federal government, Congress and various state governments, including Pennsylvania. Among these are possible changes to require banks and bank holding companies to increase their capital and liquidity levels. Certain of these proposals, if adopted, could significantly change the regulation or operations of banks and the financial services industry. It cannot be predicted whether any of these proposals will be adopted, and, if adopted, how these proposals will affect us or IRGB Bank.

Employees

We have 84 full-time employees and seven part-time employees. Our executive officers are the President and Chief Executive Officer, the Executive Vice President and Senior Loan Officer, the Vice President and Chief Financial Officer and the Vice President and Chief Operations Officer. Our remaining employees provide staff support in the areas of lending, personal banking and operations. Non-banking services, such as computer network management, internal auditing, and equipment maintenance are outsourced to companies specializing in those areas.

Properties

Our properties are as follows:

Principal and Executive Offices — Located at 1114 East Carson Street, Pittsburgh, Pennsylvania 15203. IRGB Bank owns this property in fee and without liens.

Bethel Park Office — Located at 3400 South Park Road, Bethel Park, Pennsylvania 15102. IRGB Bank leases this property. The lease, effective December 1, 2000, is for a term of five years with four five-year renewal options. This lease has been renewed, and IRGB Bank is leasing the property at a current annual rate of $16,260.

Brentwood Office — 3010 Brownsville Road, Pittsburgh, Pennsylvania 15227. IRGB Bank owns this property in fee and without liens.

Castle Shannon Office — 600 Castle Shannon Boulevard, Pittsburgh, Pennsylvania 15234. IRGB Bank owns this property in fee and without liens.

Chartiers Valley Office — 1100 Washington Avenue, Carnegie, Pennsylvania 15106. IRGB Bank leases this property. The lease, effective October 10, 1996, is for a ten-year term with three five-year renewal options. This lease has been renewed, and IRGB Bank is leasing the property at a current annual rate of $32,689.

Robinson Township Office — Route 60 at Park Manor Boulevard, Pittsburgh, Pennsylvania 15205. IRGB Bank leases this property. The lease, effective April 1, 2005, is for a 10-year term with two five-year renewal options. IRGB Bank is leasing the property at an annual rate of $66,000.

South Park Office — 2550 Brownsville Road, Library Pennsylvania 15129. IRGB Bank leases this property. The lease, effective July 1, 1990, is for a five-year term with two five-year renewal options. The lease was extended for another five-year term and terminates on June 30, 2010. IRGB Bank is leasing the property at an annual rate of $40,800.

West Mifflin Office — 2204 Lebanon Church Road, West Mifflin, Pennsylvania 15122. IRGB Bank leases this property. The lease, effective September 1, 1977, is for a 25-year term with four five-year renewal options. This lease has been renewed, and IRGB Bank is leasing the property at a current annual rate of $20,159.

Legal Proceedings

The nature of our business can generate a certain amount of litigation involving matters arising in the ordinary course of business. However, there are no proceedings pending to which we are a party or to which our property is subject that, if determined adversely to us, would be material in relation to our financial condition. In addition, to management’s knowledge, no governmental authorities have initiated or are contemplating the initiation of any proceedings against us that would be material to our financial condition.

PROPOSAL NO. 1 — PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT

The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement included as Appendix A to this proxy statement/prospectus. We encourage you to carefully read the merger agreement as well as the discussion in this proxy statement/prospectus.

FNB’s Reasons for the Merger

Following the spin-off of its Florida operations on January 1, 2004, FNB committed to pursuing several key strategies. These strategies included the realization of modest organic growth and the supplementation of that growth through strategic acquisitions.

In approving the merger agreement, FNB’s board of directors and its executive committee considered the following factors as generally supporting its decision to enter into the merger agreement:

•	its understanding of FNB’s business, operations, financial condition, earnings and prospects and of our business, operations, financial condition, earnings and prospects, including our geographic position in the Greater Pittsburgh marketplace;

•	its understanding of the current and prospective environment in which FNB and we operate, including regional and local economic conditions, the competitive environment for financial institutions generally and continuing consolidation in the financial services industry and the likely effect of these factors on FNB in light of, and in the absence of, the proposed merger;

•	the complementary nature of the respective customer bases, business products and skills of FNB and us could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses;

•	the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining FNB and us;

•	the proposed board and management arrangements which would position the combined company with strong leadership and experienced operating management;

•	the historical and current market prices of FNB common stock and our common stock;

•	the review by the FNB board of directors, with the assistance of FNB’s management, of the structure and terms of the merger, including the exchange ratio, the expectation of FNB’s legal advisors that the merger will qualify as a reorganization for U.S. federal income tax purposes and, based on the exchange ratio and assuming continuation of FNB’s current per share dividend rate of $0.24 per quarter, an anticipated annual dividend increase of $3.60 per share for holders of our common stock; and

•	the likelihood that the regulatory approvals needed to complete the transaction will be obtained.

The FNB board of directors also considered the fact that the merger will result in a combined entity with assets of approximately $8.4 billion. The future growth prospects of our market area are expected to provide sustained business development opportunities in the Greater Pittsburgh metropolitan area.

The foregoing discussion of the factors considered by the FNB board in evaluating the merger agreement is not intended to be exhaustive, but, rather, includes all material factors considered by the FNB board. In reaching its decision to approve the merger agreement and the merger, the FNB board did not quantify or assign relative rights to the factors considered, and individual directors may have given different weights to different factors. The FNB board considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and support, FNB’s determination to enter into the merger agreement.

Background of the Merger

The past decade has been a period of rapid change in the banking industry throughout the United States and in Pennsylvania. This period has been characterized by:

•	intensified competition from domestic and foreign banks and from non-bank financial services organizations;

•	increasing requirements for investment in technology in order to meet customer needs on an efficient and competitive basis; and

•	an increase in regulatory pressure on smaller banks in general and us in particular.

In January 2007, KBW met with our executives to discuss current market conditions, provide an update on the current mergers and acquisitions environment and discuss our strategic alternatives. In May 2007, KBW once again met with our executives to discuss a peer comparison, provide an update of the current market conditions and the mergers and acquisitions environment and discuss our strategic alternatives. In July 2007, KBW and our executives continued discussions relating to strategic alternatives.

From October 22, 2007 to November 5, 2007, KBW worked with our management and advisors to create a confidential information memorandum containing various financial and operational information about us that could be used to solicit interest in a strategic transaction with us. At the same time, KBW worked with our management and several of our directors to generate a list of 13 potential affiliation partners, including FNB. On November 5, 2007, KBW began to contact parties so identified to solicit indications of interest. From the 13 identified parties, eight ultimately indicated to KBW that they had interest in pursuing a transaction with us.

On November 30, 2007, our board met to review and discuss the various indications of interest that had been submitted as a result of the solicitation of interest by KBW. At that meeting, KBW presented to the board an overview of the various indications of interest from each of the eight interested parties. This overview analyzed the various parties and their indications of interest in three general areas: pricing, past financial performance of each interested party and non-financial issues such as structure, employee issues, management and board representation. After further discussion, our board resolved to advance to a due diligence stage with two of the interested parties and to ask each to deliver revised indications of interest after the benefit of their due diligence review. FNB was one of these two selected institutions.

On January 25, 2008, FNB submitted a bid to KBW. On January 30, 2008, FNB submitted a revised bid. On January 31, 2008, our board met to discuss our options. At that meeting, KBW presented a detailed review of the FNB bid. After detailed discussion of the offer, our board directed our management and its advisors to negotiate the terms of a transaction with FNB and to present the terms of a transaction to our board.

From February 1, 2008 until February 14, 2008, numerous telephonic and in-person conferences were held between FNB and us and our respective advisors and representatives regarding a proposed transaction. The parties exchanged drafts of a merger agreement and related agreements, and the parties had numerous discussions regarding the transaction. During this time, FNB continued its due diligence review of us and we conducted a due diligence review of FNB.

On February 14, 2008, our board met to review the results of the negotiations and our due diligence review. At this meeting, our board, KBW and outside legal counsel reviewed the merger agreement and discussed in detail the mechanics of the agreement and the underlying transaction. After deliberating, our board unanimously approved the merger agreement and related matters and our board authorized our officers to execute the documents. After the closing of the stock market on February 14, 2008, the parties executed the merger agreement and related documents.

Our Reasons for the Merger

Our board of directors has unanimously approved the merger agreement and unanimously recommends that our shareholders vote “FOR” approval and adoption of the merger agreement.

Our board of directors has determined that the merger is fair to, and in the best interests of, us and our shareholders. In approving the merger agreement, our board of directors consulted with KBW with respect to certain financial aspects of the merger and the fairness of the merger consideration to be received by our shareholders from a financial point of view and with counsel as to our legal duties and the terms of the merger agreement and ancillary documents. In arriving at its determination, our board also considered the following material factors:

•	Our board of directors’ familiarity with and review of information concerning our business, results of operations, financial condition, historical operating results, competitive position and future prospects;

•	The current and prospective environment in which we operate, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally, the increased regulatory burdens on financial institutions and the trend toward consolidation in the banking and financial services industries;

•	The results that might be obtained by us if we continued to operate independently and the likely benefits to our shareholders of such a course, compared with the value of the merger consideration offered by FNB;

•	In comparison to FNB’s history of paying cash dividends on its common stock, our board of directors considered whether we, as an independent enterprise, could produce the earnings necessary to result in a value comparable to the value to be received in the merger;

•	The financial terms of the proposed merger. Our shareholders would receive shares of FNB common stock in exchange for shares of our common stock they had held according to the exchange ratio, subject to adjustment for antidilution;

•	The financial presentation of KBW and the opinion of KBW that, as of February 14, 2008, the merger consideration was fair, from a financial point of view, to our shareholders (see “— Opinion of Our Financial Advisor in Connection with the Merger,” beginning on page 48);

•	The financial attributes of our and FNB’s common stock, dividend yield, liquidity and corporate fundamentals;

•	FNB trades on the NYSE under the symbol “FNB.” Our board of directors found the enhanced liquidity associated with FNB’s common stock, compared with the more limited trading market of our common stock, to be a favorable factor in its analysis;

•	Our favorable opinion of the experience and expertise of the FNB management team;

•	The expected qualification of the merger as a reorganization under Section 368 of the Code;

•	Our board of directors and our management performed an extensive review of FNB. As a part of our due diligence review, we reviewed FNB’s business, operations, financial conditions, earnings and prospects. These factors were found to be favorable. Our board of directors emphasized FNB’s most recent operating history and performance;

•	The effects of the merger on our depositors and customers and the communities served by us, which was deemed to be favorable given that they would be served by an organization with greater resources than we have; and

•	The future business prospects of FNB.

This discussion of the factors considered by our board of directors is not exhaustive, but includes all material factors considered by our board of directors. In approving the merger agreement, our board of directors did not quantify or assign any specific or relative weight to the various factors considered. Rather, our board of directors based its recommendation on the totality of information presented to it. Individual directors may have weighted factors differently. All of the material factors concerning the proposed merger considered by our board of directors supported our board of directors’ decision to recommend the merger to our shareholders. Our board of directors is not aware of any factor that failed to support its determination. From the viewpoint of our board of directors, the merger represents an attractive opportunity to maximize shareholder value, provide liquidity to our shareholders and to join with a company that has sound business prospects.

Opinion of Our Financial Advisor in Connection with the Merger

On November 2, 2007, we executed an engagement agreement with KBW. KBW’s engagement encompassed assisting us as our financial advisor in connection with a possible business combination with select other institutions. We selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with us and our business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On February 14, 2008, our board of directors held a meeting to evaluate the our proposed merger with and into FNB. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered a written opinion to our board of directors that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid in the merger is fair, from a financial point of view, to our stockholders. At this meeting, KBW informed our board that during the past two years KBW acted as financial advisor to FNB in connection with its acquisition of Legacy Bank and acted as a placement agent for FNB in connection with FNB’s issuance of trust preferred securities in May 2006. Our board approved the merger agreement at this meeting.

The full text of KBW’s written opinion, dated February 14, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Appendix B to this proxy statement/prospectus. The description of the KBW opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. We urge you to read KBW’s opinion in its entirety.

KBW’s opinion is directed to our board and addresses only the fairness, from a financial point of view, of the consideration offered to our shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to our stockholders as to how they should vote at our special meeting on the merger or any related matter.

In connection with its opinion, KBW reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of FNB and us and the merger, including among other things, the following:

•	the merger agreement,

•	our annual report to stockholders for the three years ended December 31, 2006 and the annual report to stockholders and annual report on Form 10-K for the three years ended December 31, 2006 of FNB,

•	certain interim reports to our stockholders, certain interim reports to stockholders and quarterly reports on Form 10-Q of FNB and certain communications from FNB and us to our respective stockholders, and

•	other financial information concerning the businesses and operations of FNB that we furnished to KBW for purposes of KBW’s analysis.

KBW also held discussions with members of senior management of FNB and us regarding the past and current business operations, regulatory relationships, financial condition, and future prospects of the respective companies and such other matters that KBW deemed relevant to its inquiry. In addition, KBW compared certain financial and stock market information for FNB and us with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as KBW considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. KBW relied upon the management of FNB and us as to the reasonableness and achievability of the financial and operating forecasts and projections, and assumptions and bases therefor, provided to KBW and KBW assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. KBW is not an expert in the independent valuation of the adequacy of allowances for loan losses and, without independent verification, assumed that the aggregate allowances for loan and lease losses for FNB and us are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of FNB or us, nor did they examine or review any individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by our senior management team. We do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. In its analysis, KBW used certain publicly available financial information and earnings estimates of FNB and made no attempt to independently verify its accuracy. Any estimates or projections contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. In addition, estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

At the direction of our board of directors, KBW was not asked to, and it did not, offer any opinion as to the terms, other than the merger consideration to the extent expressly specified in KBW’s opinion, of the merger agreement or the form of the merger. KBW expressed no opinion as to what the value of FNB common stock would be when issued pursuant to the merger or the prices at which FNB common stock or our common stock would trade at any time. In addition, KBW’s opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for us, nor does it address the effect of any other business combination in which we might engage.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, that may be imposed, will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW’s opinion is not an expression of an opinion as to the prices at which shares of our common stock or FNB common stock will trade since the announcement of the proposed merger or the actual value of the FNB common shares when issued pursuant to the merger, or the prices at which the FNB common shares will trade following the completion of the merger.

In performing its analyses, KBW considered such financial and other factors it deemed appropriate, including, among other things, the historical and current financial position and results of operations of FNB and us, the assets and liabilities of FNB and us, and the nature and terms of certain other merger transactions involving banks and bank holding companies. KBW also took into account their assessment of general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, FNB and us and none of FNB, KBW or us or any other person assumes responsibility if future results are materially different from those projected.

The merger consideration was determined through negotiation between FNB and us and the decision to enter into the merger was solely that of our board of directors. In addition, the KBW opinion was among several factors taken into consideration by our board in making its determination to approve the merger agreement and the merger.

Summary of Analysis by KBW

The following is a summary of the material financial analyses presented by KBW to our board, in connection with rendering the fairness opinion described above. The following summary is not a complete description of the financial analyses performed by KBW in rendering its opinion or the presentation made by KBW to our board, nor does the order of analysis described represent relative importance or weight given to any particular analysis by KBW and is qualified in its entirety by reference to the written opinion of KBW included as Appendix B to this proxy statement/prospectus. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth herein, without considering the analysis as a whole, could create an incomplete view of the processes underlying KBW’s opinion. In arriving at its opinion, KBW considered the results of its entire analysis and KBW did not attribute any particular weight to any analysis or factor that it considered. Rather

KBW made its determination as to fairness to our stockholders of the merger consideration on the basis of its experience and professional judgment after considering the results of its entire analysis. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal.  Pursuant to the terms of the merger agreement, each outstanding share of our common stock will be converted into either (i) five shares of FNB common stock or (ii) an amount in cash equal to $75.00, subject to a proration of 55% stock and 45% cash, if either stock or cash is oversubscribed. Based on FNB’s closing stock price on February 12, 2008 of $15.26, the merger consideration represented a value of $75.72 per share to us.

Selected Peer Group Analysis.  Using publicly available information, KBW compared the financial performance, financial condition and market performance of FNB and us to the following depository institutions that KBW considered comparable to FNB and us.

Companies included in our peer group were:

Union National Financial Corporation	Northumberland Bancorp
Norwood Financial Corp.	Hamlin Bank and Trust Company
Somerset Trust Holding Company	CBT Financial Corporation
Kish Bancorp, Inc.	Emclaire Financial Corp.
1st Summit Bancorp of Johnstown, Inc.	First Community Financial Corporation
Dimeco, Inc.	Mauch Chunk Trust Financial Corp.
Juniata Valley Financial Corp.	Mars National Bank
Peoples Financial Services Corp.	New Century Bank
Honat Bancorp, Inc.	Mifflinburg Bank & Trust Company
Allegheny Valley Bancorp, Inc.	Jonestown Bank and Trust
CB Financial Services, Inc.	MNB Corporation
Commercial National Financial Corporation	CCFNB Bancorp, Inc.

Companies included in FNB’s peer group were:

Susquehanna Bancshares, Inc.	NBT Bancorp, Inc.
FirstMerit Corporation	Community Bank System, Inc.
National Penn Bancshares, Inc.	S&T Bancorp, Inc.
United Bankshares, Inc.	Harleysville National Corporation
Park National Corporation	First Financial Bancorp.
First Commonwealth Financial Corporation	City Holding Company
WesBanco, Inc.

To perform this analysis, KBW used financial information as of or for the three- or twelve-month period ended December 31, 2007, or as of or for the most recent period available. Market price information was as of February 12, 2008, and 2008 earnings estimates were taken from First Call, a nationally recognized earnings estimate consolidator. Certain financial data prepared by KBW, and as referenced in the tables presented below may not correspond to the data presented in FNB’s and our historical financial statements, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning FNB’s and our financial performance:

		FNB		IRGB
		Peer Group		Peer Group
Financial Performance Measures:	FNB	Median	IRGB	Median

Net Interest Margin	3.72%	3.69%	3.60%	3.62%
Latest Twelve Months
Efficiency Ratio	58%	61%	55%	66%
Latest Twelve Months
Core Return on Average Equity(1)	12.8%	11.1%	9.7%	10.2%
Latest Twelve Months
Core Return on Average Assets(1)	1.14%	0.96%	1.18%	0.97%

(1)	Core income is defined as net income before extraordinary items, less the after-tax portion of investment securities gains or losses and nonrecurring items.

KBW’s analysis showed the following concerning FNB’s and our financial condition:

		FNB		IRGB
		Peer Group		Peer Group
Financial Condition Measures:	FNB	Median	IRGB	Median

Tangible Equity/Tangible Assets	5.74%	6.48%	12.44%	9.15%
Loans/Deposits	96%	95%	69%	82%
Loan Loss Reserves/Loans	1.21%	1.15%	1.07%	1.01%
Non Performing Assets/Loans + OREO	1.17%	0.67%	0.77%	0.69%
Latest Twelve Months
Net Charge-offs/Average Loans	0.37%	0.28%	0.21%	0.07%

KBW’s analysis showed the following concerning FNB’s and our market performance:

			FNB				IRGB
			Peer Group				Peer Group
Market Performance Measures:	FNB		Median		IRGB		Median

Price to Earnings Multiple, based on 2008 GAAP estimated earnings	13.5	x	13.7	x	NA		NA
Price to Last Twelve Months earnings	13.3	x	13.9	x	16.4	x	15.7	x
Price to Book Value Multiple	142%		159%		156%		137%
Price to Tangible Book Value Multiple	309%		240%		159%		147%

Comparable Transaction Analysis.  KBW reviewed publicly available information related to selected comparably sized acquisitions of bank holding companies announced after January 1, 2005, headquartered in Pennsylvania with aggregate transaction values between $25 million and $500 million. The transactions included in the group were:

Acquiror	Acquiree

S&T Bancorp, Inc.	IBT Bancorp, Inc.
F.N.B. Corporation	Omega Financial Corporation
Harleysville National Corporation	East Penn Financial Corporation
First Keystone Corporation	Pocono Community Bank
Northwest Bancorp, Inc. (MHC)	Penn Laurel Financial Corp
Citizens & Northern Corporation	Citizens Bancorp, Inc.
Conestoga Bancorp, Inc.	PSB Bancorp, Inc.
Centra Financial Holdings, Inc.	Smithfield State Bank of Smithfield, PA
F.N.B. Corporation	Legacy Bank
Orrstown Financial Services, Inc.	First National Bank of Newport
Tower Bancorp Incorporated	FNB Financial Corporation
Willow Grove Bancorp, Inc.	Chester Valley Bancorp Inc.

Transaction multiples for the merger were derived from an offer price of $75.72 (based upon FNB’s closing share price on February 12, 2008) per share for us. For each precedent transaction, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	the earnings per share of the acquired company for the latest 12 months of results publicly available prior to the announcement of the acquisition;

•	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	tangible equity premium to core deposits based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

•	market premium based on the latest closing price 1-day prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

			Comparable
	FNB/IRGB		Transactions
Transaction Price to:	Merger		Median

Last Twelve Months Earnings per Share	23.4	x	22.4	x
Book Value	222%		194%
Tangible Book Value	227%		235%
Core Deposit Premium	21.8%		19.0%
Market Premium(1)	42.9%		39.0%

(1)	Based on our closing price of $53.00 on February 12, 2008.

No company or transaction used as a comparison in the above analysis is identical to FNB, us or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis.  KBW performed a discounted cash flow analysis to estimate a range for the implied equity value per share of our common stock based on a continued independence scenario. In this analysis, KBW assumed discount rates ranging from 11.0% to 14.0% and our earnings per share growth rates ranging from 0.0% to 5.0% to derive (i) the present value of the estimated free cash flows that we could generate over a five year period and (ii) the present value of our terminal value at the end of year five. Terminal values for us were calculated based on a range of 14.0x to 16.0x estimated year six earnings per share. In performing this analysis, KBW used our management’s earnings estimate for the first year. Based on management’s estimates, KBW assumed 2.0% earnings per share growth thereafter. In determining cash flows available to stockholders, KBW used forecasted dividend payments, not in excess of earnings, which assumed the maintenance of a minimum tangible equity to tangible assets ratio of 7.0%.

Based on these assumptions, KBW derived an implied equity value per share of our common stock ranging from $37.21 to $51.92.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of our common stock.

Forecasted Pro Forma Financial Analysis.  KBW analyzed the estimated financial impact of the merger on FNB’s 2008 estimated earnings per share. For FNB, KBW used the First Call consensus estimate of earnings per share for 2008. For us, KBW used management estimates of earnings per share for 2008. In addition, KBW assumed that the merger will result in cost savings equal to our management’s estimates. Based on its analysis, KBW determined that the merger would be approximately break-even to FNB’s estimated GAAP earnings per share in 2008.

Furthermore, the analysis indicated that FNB’s Leverage Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio would all remain “well capitalized” by regulatory standards. For all of the above analysis, the actual results achieved by FNB following the merger may vary from the projected results, and the variations may be material.

Other Analyses.  KBW reviewed the relative financial and market performance of FNB and us to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for FNB.

KBW prepared this analysis for purposes of providing its opinion to our board as described above. KBW did not express any opinion about the fairness of the amount or nature of the compensation to any of our officers, directors or employees, or any class of such persons, relative to the compensation to our other stockholders.

Our board retained KBW as an independent contractor to act as financial adviser to it regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of the securities of banks and bank holding companies in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, FNB and us and as a market maker KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of FNB or us for KBW’s own account and for the accounts of its customers. To the extent KBW had any such positions as of the date of its opinion it was disclosed to our board.

KBW and we have entered into an agreement relating to the services to be provided by KBW in connection with the merger. We have agreed to pay KBW at the time of closing of the merger a cash fee equal to 1.00% of the market value of the aggregate consideration offered in exchange for our outstanding shares of common stock and options in the transaction, which fee is estimated to be approximately $881,000. Pursuant to the KBW engagement agreement, we have also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW and related parties against certain liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

Structure of the Merger and the Merger Consideration

Structure.  Subject to the terms and conditions of the merger agreement, and in accordance with Pennsylvania and Florida law, at the completion of the merger we will merge with and into FNB. FNB will be the surviving corporation and will continue its corporate existence under the laws of the State of Florida. Immediately thereafter, IRGB Bank will merge with and into FNB Bank. Each share of our common stock issued and outstanding at the effective time of the merger will be converted into cash or shares of FNB common stock.

When the merger is completed, our separate corporate existence will terminate. To the extent you become a shareholder of FNB, your rights as a shareholder will be governed by Florida law, FNB’s articles of incorporation will be the articles of incorporation of the combined company, and FNB’s bylaws will be the bylaws of the combined company. See “Comparison of Shareholder Rights” beginning on page 84.

The board of directors of FNB Bank will continue as the board of directors of the combined bank, except that at the completion of the bank merger, FNB Bank will appoint to the board of directors of FNB Bank one current member of IRGB Bank’s board of directors, as mutually agreed upon by FNB and us. FNB will appoint to FNB Bank’s Pittsburgh Region advisory board of directors three current members of IRGB Bank’s board of directors, as mutually agreed upon by FNB and us.

Based on information as of the record date, upon completion of the merger, current holders of FNB common stock will own approximately 96.5% of, and holders of our common stock will own approximately 3.5% of, the outstanding FNB common stock.

Merger Consideration.  The merger agreement provides that at the effective time of the merger each share of our common stock issued and outstanding immediately prior to the effective time, other than shares held by FNB and shares as to which dissenters rights are perfected, will be converted into the right to receive either:

•	five shares of FNB common stock; or

•	$75.00 in cash.

Our stock options will be converted into FNB stock options to purchase that number of shares of FNB common stock as equals the number of shares covered by our option times the option ratio, with the exercise price of each converted option equaling the exercise price of our stock option divided by the option ratio. The option ratio is the quotient obtained by dividing the closing price of FNB common stock on the NYSE on the day prior to the effective time of the merger by the closing price of our common stock on the OTC Bulletin Board on the day prior to the effective time of the merger.

You may elect whether you want to receive all FNB common stock, all cash or a combination of cash and FNB common stock in exchange for your shares of our common stock. However, your election is subject to possible proration because the allocation procedures in the merger agreement provide that FNB will not issue as merger consideration more than 3,070,856 shares of its common stock plus an additional amount of shares of FNB common stock as is five times the number of shares of our common stock we issue after February 14, 2008 to the extent permitted by the merger agreement, although FNB has the option of increasing the amount of FNB common stock it issues in the merger. The actual allocation of cash and FNB common stock will be dependent on the elections made by our shareholders and may result in your receipt of a combination of FNB common stock and cash regardless of your choice. In addition, you may enroll the shares of FNB common stock issuable to you upon the completion of the merger in FNB’s dividend reinvestment and stock purchase plan. See “— Election Procedure” beginning on page 56.

Since the market value of FNB common stock may fluctuate due to a variety of factors and the exchange ratio of five shares of FNB common stock for each share of IRGB common stock is fixed, no assurance can be given that the value of five shares of FNB common stock received in the merger will be substantially equivalent to $75.00 in cash. In addition, no assurance can be given that the value of five shares of FNB common stock received by you at the effective time of the merger will be substantially equivalent to the value of five shares of FNB common stock at the time of the vote to approve the merger proposal or at the time you elect the form of merger consideration you want to receive. As the market value of FNB common stock fluctuates, the value of five shares of FNB common stock that you will receive will correspondingly fluctuate and may be greater or less than $75.00 in cash.

If, between the date of the merger agreement and the effective time of the merger, shares of FNB common stock are changed into a different number or class of shares by reason of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in FNB’s capitalization other than a business combination transaction with another bank holding company or financial services company, then proportionate adjustments will be made to the per share merger consideration.

Treasury Shares.  Upon consummation of the merger, any shares of our common stock held by us or any of our subsidiaries or by FNB or any of its subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted in good faith, will be cancelled and retired and no merger consideration will be provided with respect to those shares.

Election Procedure

Subject to the allocation process described in the next section, you will have the right to elect to receive in exchange for your shares of our common stock:

•	all cash;

•	all shares of FNB common stock; or

•	a combination of cash and shares of FNB common stock.

In our discussion, we refer to each of these three possible elections as the “all cash election,” the “all stock election” and the “combination election,” respectively.

All Cash Election.  If you choose the all cash election, you will receive $75.00 in cash for each share of our common stock you hold, subject to the allocation mechanism described below. In our description below, we refer to the shares held by an IRGB shareholder who has made an all cash election as “cash election shares.”

All Stock Election.  If you choose the all stock election, you will receive five shares of FNB common stock for each share of our common stock you hold, subject to the allocation mechanism described below. In our description below, we refer to the shares held by an IRGB shareholder who has made an all stock election as “stock election shares.”

Combination Election.  If you choose the combination election, you will receive (i) five shares of FNB common stock for each share of our common stock you hold for which you elected to receive FNB common stock and (ii) $75.00 in cash for each remaining share of our common stock you hold, subject to the allocation mechanism described below. If you choose the combination election, you will be able to specify the number of shares of our common stock you want converted into shares of FNB common stock. All shares of our common stock for which you do not elect to receive FNB common stock will be converted into cash, subject to the allocation mechanism described below.

Undesignated Shares.  Any shares of our common stock, other than shares for which dissenters rights have been properly perfected under the PBCL and treasury shares, with respect to which Registrar & Transfer Company, or R&T, which will serve as exchange agent, does not receive an effective, properly completed election form prior to the election deadline will be deemed “undesignated shares.” If you hold shares of our common stock that are deemed to be undesignated shares, you will receive $75.00 in cash for each share of our common stock you hold unless there is an oversubscription of the cash consideration, in which case you may receive five shares of FNB common stock for some or all of your shares of our common stock. See “— Allocation of FNB Common Stock and Cash” below.

For example, assuming you hold 100 shares of our common stock, if you made:

•	an all stock election, you will receive 500 shares of FNB common stock;

•	an all cash election, you will receive $7,500 in cash; or

•	a combination election, you will receive:

•	assuming an election of 75% cash and 25% stock, approximately $5,625 in cash and 125 shares of FNB common stock;

•	assuming an election of 50% cash and 50% stock, approximately $3,750 in cash and 250 shares of FNB common stock; or

•	assuming an election of 75% stock and 25% cash, approximately $1,875 in cash and 375 shares of FNB common stock.

The actual allocation of cash and stock will be subject in each case to the allocation procedures described under the heading “— Allocation of FNB Common Stock and Cash” below.

Under the terms of the merger agreement, FNB will reserve 3,070,856 shares of its common stock plus an additional amount to cover the exchange of shares of our common stock issued after the signing of the merger agreement for exchange for our common stock, unless FNB, in its discretion, determines to increase the number of shares of its common stock issued in the merger in the case of a stock oversubscription. Accordingly, we cannot assure you that you will receive the form of the merger consideration that you elect with respect to all of your shares of our common stock. If the elections of our shareholders result in an oversubscription for the available pool of FNB common stock or cash, R&T will follow the procedures for allocating FNB common stock and cash to be received by our shareholders as set forth in the merger agreement and described under “— Allocation of FNB Common Stock and Cash” below.

Election Form.  The merger agreement provides that no less than 40 days prior to the anticipated date of completion of the merger, or on a different date mutually agreed upon by FNB and us, an election form and other appropriate and customary transmittal materials will be mailed by, or on behalf of, FNB to you. Each election form will allow you to elect to receive:

•	five shares of FNB common stock for each share of our common stock you hold;

•	$75.00 in cash for each share of our common stock you hold; or

•	five shares of FNB common stock for each share of our common stock you hold for which you elect to receive FNB common stock and $75.00 in cash for each remaining share of our common stock you hold.

The form of election will be mailed to you if you are a holder of record as of the close of business on the fifth business day prior to the mailing date of such notice. In our discussion, we refer to this date at the “election form record date.” FNB will also make election forms available to persons who become record holders of our common stock subsequent to the election form record date and prior to the election deadline.

If you wish to elect the type of merger consideration you will receive in the merger, you should carefully review and follow the instructions set forth in the election form. We will deem shares of our common stock as to which you have not made a valid election prior to the election deadline, which is 5:00 p.m., eastern daylight time, on the 30th day following the mailing date, undesignated shares.

An election will have been properly made and effective only if R&T has actually received a properly completed election form that has not been revoked by the election deadline. R&T will treat an election form as properly completed only if an election is indicated for each share of our common stock covered by such election form and accompanied by one of more certificates representing all shares of our common stock covered by the election form, or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates, together with duly executed transmittal materials included in or required by the election form.

You may revoke your election form prior to the election deadline, provided that R&T actually receives a written notice from you revoking your election form and specifying the shares of our common stock covered by such revoked election form prior to the election deadline. In the event an election form is revoked prior to the election deadline, the shares of our common stock represented by such revoked election form will automatically become undesignated shares unless and until you properly make a new election with respect to such shares of our common stock on or before the election deadline. In the event of a revocation of an election, FNB will cause the certificates representing such shares of our common stock to be promptly returned without charge to the person submitting the revoked election form upon request to that effect from the holder who submitted such election form.

R&T will have reasonable discretion to determine whether any election or revocation has been properly or timely made and to disregard immaterial defects in the election forms, and any decisions made in good faith by FNB and us in determining such matters will be binding and conclusive. FNB will use commercially reasonable efforts to cause R&T to provide our shareholders with notice of any defects in election forms.

Allocation of FNB Common Stock and Cash

Under the terms of the merger agreement, FNB will reserve 3,070,856 shares of its common stock plus an additional amount to cover the exchange of shares of our common stock issued after the signing of the merger agreement for exchange for our common stock. Accordingly, we cannot assure you that you will receive the form of merger consideration that you elect with respect to all shares of our common stock that you hold. If the elections of all of our shareholders result in an oversubscription of the available pool of cash or FNB common stock, R&T will allocate between the cash and shares of FNB common stock to be received by you in the manner described below.

If the aggregate number of shares of FNB common stock that would be issued in the merger is approximately equal to 3,070,856 shares of FNB common stock, subject to adjustment pursuant to the merger agreement, then:

•	if you made an all cash election, you will receive $75.00 in cash for each share of our common stock you hold;

•	if you made an all stock election, you will receive five shares of FNB common stock for each share of our common stock you hold;

•	if you made a combination election, you will receive five shares of FNB common stock per share of our common stock you hold for which you elected to receive FNB common stock and $75.00 in cash for each remaining share of our common stock you hold; and

•	if you hold undesignated shares, you will be deemed to have made an all cash election and will receive $75.00 in cash for each share of our common stock you hold, subject to the allocation provisions in the merger agreement.

Oversubscription of the Stock Consideration.  If the aggregate number of shares of FNB common stock that would be issued in the merger exceeds, and is not approximately equal to, 3,070,856 shares of FNB common stock, subject to adjustment pursuant to the merger agreement, FNB may, in its sole discretion, issue such number of its shares of common stock even though more than 3,070,856 shares of its common stock would be issued. However, FNB also has the right not to issue more than 3,070,856 shares of its common stock. If FNB chooses not to issue more than 3,070,856 shares of its common stock then:

•	if you made an all cash election, you will receive $75.00 in cash for each share of our common stock you hold;

•	if you hold undesignated shares, you will be deemed to have made an all cash election and you will receive $75.00 in cash for each share of our common stock you hold;

•	if you made a stock election or a combination election, you will receive the following consideration for the shares of our common stock you hold for which you elected to receive FNB common stock:

•	a number of shares of FNB common stock equal to the product of: (i) five multiplied by (ii) the sum of the number of shares of our common stock as to which you made an all stock election or a combination election to the extent you elected to receive FNB common stock multiplied by (iii) the stock proration factor; and

•	cash in an amount equal to the following: (i) $75.00 multiplied by (ii) the sum of the number of shares of our common stock with respect to which you made an all stock election or a combination election to the extent you elected to receive FNB common stock multiplied by (iii) one minus the stock proration factor; and

•	if you made a combination election, you will receive $75.00 in cash for each of the remaining shares of our common stock you hold.

The stock proration factor will be calculated by dividing (i) 3,070,856 by (ii) the product of five and the number of shares of our common stock with respect to which all stock elections were made and the number of shares of our common stock for which FNB common stock was elected in connection with combination elections.

Oversubscription of the Cash Consideration.  If the aggregate number of shares of FNB common stock that would be issued in the merger is less than, and is not approximately equal to, 3,070,856 shares of FNB common stock, subject to adjustment pursuant to the merger agreement, then:

•	if you made an all stock election, you will receive five shares of FNB common stock for each share of our common stock you hold;

•	if you made a combination election, you will receive five shares of FNB common stock for each share of our common stock you hold for which you elected to receive FNB common stock;

•	R&T will then select by pro rata allocation according to the number of shares of our common stock held by the holders of the undesignated shares, other than shares for which dissenters rights have properly been perfected under the PBCL, a sufficient number of shares such that aggregate number of shares of FNB common stock that would be issued in the merger as nearly as possible equals 3,070,856 shares of FNB common stock, subject to adjustment pursuant to the merger agreement;

•	if the sum of the undesignated shares plus the shares of our common stock as to which all stock elections were made plus the number of shares of our common stock for which FNB common stock was elected in connection with combination elections by our other shareholders multiplied by five is less than, and not approximately equal to, 3,070,856 shares of FNB common stock, then (i) each shareholder who made a combination election will receive the following consideration for each share of our common stock as to which such shareholder elected to receive cash and (ii) each shareholder who made an all cash election will receive the following consideration for each share of our common stock such shareholder held:

•	cash in an amount equal to the following: (i) $75.00 multiplied by (ii) the number of shares of our common stock with respect to which you made an all cash election or a combination election to the extent you elected to receive cash multiplied by (iii) one minus the cash proration factor; and

•	the number of shares of FNB common stock equal to the product of: (i) five multiplied by (ii) the number of shares of our common stock with respect to which you made an all cash election or a combination election to the extent you elected to receive cash multiplied by (iii) the cash proration factor; and

The cash proration factor will be calculated by dividing (i) the amount that is the difference between (x) that number obtained by dividing 3,070,856 by five, or 614,171 shares, and (y) the sum of the number of shares of our common stock with respect to which all stock elections were made, the number of shares of our common stock for which FNB common stock was elected in connection with combination elections and the number of undesignated shares selected in accordance with the foregoing provisions by (ii) the sum of the number of shares of our common stock with respect to which all cash elections were made and the number of shares of our common stock for which cash was elected in connection with combination elections.

No later than five business days prior to the effective time of the merger, FNB will inform us of the allocation and will cause R&T to compute the allocation described above. The pro rata allocation process R&T will use will consist of such procedures as FNB and we mutually determine.

Because the U.S. federal income tax consequences of receiving cash, FNB common stock or both cash and FNB common stock will differ, you are urged to read carefully the information set forth under the section “Material U.S. Federal Income Tax Consequences of the Merger” and to consult your tax advisors for a full understanding of the tax consequences of the merger to you. In addition, because the value of one share of FNB common stock can fluctuate during the election period, the economic value per share received by our shareholders who receive FNB common stock may, as of the date of receipt by them, be more or less than the $75.00 in cash received by our shareholders who received cash consideration.

Some examples of the approximate effects of the proration of the cash consideration and the stock consideration in the merger to a holder of 100 shares of IRGB common stock are set forth below. The actual elections by IRGB shareholders may differ significantly. The examples are for illustrative purposes only.

If our shareholders elect to receive more than 3,070,856 shares of FNB common stock, then:

(a) A holder of 100 shares who makes an all cash election will receive $7,500 in cash;

(b) A holder of 100 shares who fails to make an election will be deemed to have made an all cash election and will receive $7,500 in cash;

(c) A holder of 100 shares who makes a combination election to receive cash with respect to 50 shares and FNB common stock with respect to the remaining 50 shares will receive:

•	$3,750 in cash with respect to the 50 shares for which the holder made a cash election; and

•	that number of shares of FNB common stock as equal 50 times the stock proration factor and $75.00 per share in cash with respect to that portion of the 50 shares for which such holder did not receive FNB common stock;

(d) A holder of 100 shares who makes an all stock election will receive that number of shares of FNB common stock as equals 100 times the stock proration factor and $75.00 per share in cash for that portion of the 100 shares for which such holder did not receive FNB common stock.

If our shareholders elect to receive 2,000,000 shares of FNB common stock, i.e. less than the share amount of 3,070,856 shares of FNB common stock, and if holders of 100,000 shares of our common stock fail to make an election, then:

(a) A holder of 100 shares who makes an all stock election will receive 500 shares of FNB common stock;

(b) A holder of 100 shares who fails to make an election will be deemed to have made an all stock election and will receive 500 shares of FNB common stock;

(c) A holder of 100 shares who makes a combination election to receive FNB common stock with respect to 50 shares and cash with respect to the remaining 50 shares will receive:

•	250 shares of FNB common stock with respect to the 50 shares for which the holder made a stock election; and

•	that amount of cash as equals $3,750 times one minus the cash proration factor and that five shares of FNB’s common stock for each of the 50 shares for which such holder did not receive cash times the cash proration factor.

(d) A holder of 100 shares who makes an all cash election will receive that amount of cash as equals $7,500 times one minus the cash proration factor and five shares of FNB common stock for each of the 100 shares for which such holder did not receive cash times the cash proration factor.

Dissenting Shares.  If you perfect dissenters rights under the PBCL, you are therefore entitled to be paid the appraised fair value of your shares as provided in the PBCL, and you will not be entitled to receive the merger consideration unless and until you have withdrawn or otherwise lost your dissenters rights.

Procedures for the Exchange of Shares of Our Common Stock

Exchange Fund.  Within four business days following the effective time of the merger, FNB will deposit with the exchange agent certificates representing the shares of FNB common stock to be exchanged for shares of our common stock and cash to be exchanged for shares of our common stock.

Exchange Procedures.  After the effective time of the merger, each holder of an IRGB stock certificate, other than certificates representing shares for which dissenters rights have been properly perfected under the PBCL and treasury shares, who has surrendered such certificate or customary affidavits and indemnification regarding the loss or destruction of such certificate, together with duly executed transmittal materials to R&T, will be entitled to receive a certificate representing FNB common stock and/or cash in accordance with the election and allocation procedures described above. See “— Election Procedures” beginning on page 56 and “— Allocation of FNB Common Stock and Cash” beginning on page 58.

If your IRGB stock certificate has been lost, stolen or destroyed, you may receive shares of FNB common stock if you make an affidavit of that fact. FNB may require that you post a bond in a reasonable amount as an indemnity against any claim that may be made against FNB with respect to the lost, stolen or destroyed IRGB stock certificate.

Until you exchange your IRGB stock certificates, you will not receive any dividends or distributions in respect of any shares of FNB common stock you are entitled to receive in connection with the merger. Once you exchange your IRGB stock certificates for FNB stock certificates as well as any dividends with respect to our common stock declared before the effective date of the merger but unpaid, you will receive, without interest, any dividends or distributions with a record date after the effective time of the merger and payable with respect to your shares of FNB common stock.

After completion of the merger, no transfers of our common stock issued and outstanding immediately prior to the completion of the merger will be allowed, except as required to settle trades executed prior to the completion of the merger. If certificates representing shares of our common stock are presented for transfer after the completion of the merger, the certificates will be cancelled and exchanged for the merger consideration into which the shares represented by such certificates have been converted.

R&T will issue a FNB stock certificate, or a check representing cash, in a name other than the name in which a surrendered IRGB stock certificate is registered only if the surrendered IRGB stock certificate is properly endorsed and otherwise in proper form for transfer and the person requesting such exchange either affixes any requisite stock transfer tax stamps to the surrendered certificate, provides funds for their purchase or establishes to the satisfaction of R&T that such transfer taxes are not payable.

Our stock certificates may be exchanged for cash and FNB stock certificates with R&T for up to 12 months after the completion of the merger. At the end of that period, R&T will return any FNB stock certificates and cash to FNB. Any holders of our stock certificates who have not exchanged their certificates will then be entitled to look only to FNB to seek payment of their claim for cash and/or FNB common stock to be received as merger consideration.

FNB or R&T may be entitled to deduct and withhold from any amounts payable to any holder of shares of our common stock such backup withholding as is required under the Code, or any state, local or foreign tax law or regulation. Any amounts that are withheld will be treated as having been paid to such holder of our common stock.

Neither we nor FNB will be liable to any former holder of our common stock for any shares of FNB common stock or cash that are paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Resales of FNB Common Stock

The FNB common stock issued in connection with the merger will be freely transferable, except that any shares issued to any shareholder who may be deemed to be an affiliate of FNB will be subject to restrictions on the resale of such FNB common stock under Rule 144 adopted by the SEC.

Persons who are affiliates of FNB after the effective time of the merger may publicly resell the shares of FNB common stock received by them in the merger subject to certain limitations as to, among other things, the amount of FNB common stock sold by them in any three-month period and the manner of sale and subject to certain filing requirements specified in Rule 144 and in a manner consistent with FNB’s insider trading policy. At the present time, we anticipate that the one of our directors who will become a director of FNB Bank will be the only affiliate of ours deemed an affiliate of FNB after the merger.

The ability of affiliates of FNB to resell shares of FNB common stock received in the merger under Rule 144 as summarized above generally will be subject to FNB having timely filed the periodic reports required under the Exchange Act for specified periods prior to the time of sale. Affiliates of FNB would also be permitted to resell FNB common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the registration requirements of the Securities Act. Neither the registration statement of which this proxy statement/prospectus is a part nor this proxy statement/prospectus cover any resales of FNB common stock received by persons who may be deemed to be an affiliate of FNB in the merger. FNB may place restrictive legends on the FNB common stock certificates issued to persons who are deemed affiliates of FNB under the Securities Act.

Interests of FNB’s Directors and Executive Officers in the Merger

None of FNB’s executive officers or directors has any direct or indirect interest in the merger, except insofar as ownership of our common stock might be deemed such an interest.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors that you vote in favor of the approval of the merger proposal, you should be aware that some of our executive officers and directors have interests in the merger that are different from, or in addition to, your interests as our shareholders. Our board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.

These interests relate to or arise from, among other things:

•	the continued indemnification of our current directors and executive officers under the merger agreement and providing these individuals with directors’ and officers’ insurance;

•	the potential change of control payments pursuant to employment or change of control agreements with IRGB Bank;

•	one member of our board of directors, who has not as yet been identified, will be appointed as a member of FNB Bank’s board of directors and will receive certain fees for such services; and

•	three members of our board of directors, who have not as yet been identified, will be offered the opportunity to serve as members of FNB’s Pittsburgh Region advisory board of directors and will receive certain fees for such services.

Indemnification and Directors’ and Officers’ Insurance.  FNB has agreed in the merger agreement that for six years following the effective time of the merger, FNB will indemnify and hold harmless each of our present and former directors, officers and employees and those of our subsidiaries against any costs or expenses including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger including the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that the person would have been indemnified pursuant to (i) our articles of incorporation and by-laws and (ii) any agreement, arrangement or understanding disclosed by us to FNB, in each case as in effect on the date of the merger agreement.

FNB has also agreed in the merger agreement that for a period of six years after the effective time of the merger, it will cause the persons serving as our directors and officers immediately prior to the effective time of the merger to be covered by the directors’ and officers’ liability insurance policy we currently maintain. FNB is permitted to provide a substitute insurance policy of at least the same coverage and amounts that contains terms and conditions that are not materially less advantageous than the insurance policy we presently maintain. In no case, however, will FNB be required to expend in any one year an amount in excess of 150% of the annual premium currently paid by us for such insurance. If FNB is unable to maintain or obtain such insurance for that amount, then FNB will use its commercially reasonable best efforts to obtain the most advantageous coverage as is available for that amount.

Change of Control Agreements.  We have employment or change of control agreements with Michael J. Hagan, Karen Joyce, Joseph Plichta and Amy Bitz that entitle each of them to certain compensation and benefits in the event that they are terminated within three years following the merger between FNB Bank and IRGB Bank unless they are terminated for “cause,” as defined in the change of control agreements. Mr. Hagan, Ms. Joyce, Mr. Plichta and Ms. Bitz may be entitled to receive approximately $476,817, $538,743, $94,601 and $94,601, respectively, in compensation and benefits pursuant to these agreements on the effective date of the merger. Of these payments, approximately $168,379 of the payment to Ms. Joyce will not be deductible for U.S. federal income tax purposes by either FNB or us.

FNB Bank Board of Directors.  FNB has agreed to add one current member of our board of directors, who has not yet been identified, to the existing board of directors of FNB Bank. FNB agrees to cause its board of directors to recommend and FNB shall vote all of the shares of voting stock held by FNB for the annual reelection of such director, who has not yet been identified, through FNB’s 2010 annual meeting of shareholders.

Conversion of Our Stock Options.  All stock options to purchase shares of our common stock held by our directors and executive officers will be converted automatically into fully-vested stock options to purchase shares of FNB common stock at the time of the completion of the merger.

Other than as set forth above, none of our directors or executive officers has any direct or indirect material interest in the merger, except insofar as ownership of our common stock might be deemed such an interest.

Regulatory Approvals Required for the Merger and the IRGB Bank Merger

Completion of the merger and the merger of FNB Bank and IRGB Bank are each subject to several federal and state bank regulatory agency filings and approvals. The merger cannot be completed unless FNB and FNB Bank receive prior approvals, waivers or exemptions from the OCC and the Federal Reserve Board and we, FNB Bank and IRGB Bank have made certain filings with the Department.

Neither FNB nor we can predict whether or when the required regulatory approvals, waivers or exemptions will be obtained. As of the date of this proxy statement/prospectus, all applications and requests for waivers or exemptions have been filed with the Department, the OCC and the Federal Reserve Board.

Federal Reserve Board.  Because FNB is a financial holding company and we are a bank holding company registered under the BHCA, the merger is subject to prior approval from the Federal Reserve Board under the BHCA. FNB anticipates submitting on July 1, 2008 a request for a waiver, as provided in Federal

Reserve Regulation Y, from review of the merger by the Federal Reserve Board. The waiver is available for transactions that involve:

•	principally a merger of banks subject to the review and approval of another federal bank supervisory agency;

•	no company engaged in activities subject to approval under Section 4 of the BHCA;

•	compliance with capital requirements both before and after the transaction; and

•	certain other conditions specified in Regulation Y. In the event the Federal Reserve Board does not grant the requested waiver, the merger will be subject to an application and review and approval by the Federal Reserve Board.

The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that

•	would result in a monopoly;

•	would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

•	may have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transactions are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In addition, in reviewing a transaction under applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and any subsidiary banks and the convenience and needs of the communities to be served as well as the record of the companies in combating money laundering. Among other things, the Federal Reserve Board will evaluate the capital adequacy of the combined company after completion of the merger. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

OCC.  The merger of IRGB Bank with and into FNB Bank is subject to the prior approval of the OCC under the Bank Merger Act. On June 9, 2008, FNB and FNB Bank filed their application for approval of the bank merger with the OCC. In reviewing applications under the Bank Merger Act, the OCC must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the communities to be served and the effectiveness of both institutions in combating money laundering. In addition, the OCC may not approve a merger:

•	that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States;

•	if its effect in any section of the country may be substantially to lessen competition or tend to create a monopoly; or

•	if it would in any other manner be a restraint of trade,

unless the OCC finds that the anticompetitive effects of the merger are clearly outweighed by the public interest and the probable effect of the merger on meeting the convenience and needs of the communities to be served.

Under the CRA, the OCC, in the case of FNB Bank, and the Federal Reserve Bank of Cleveland, in the case of IRGB Bank, must also take into account the record of performance of each of the merging banks in meeting the credit needs of the entire community, including low and moderate income neighborhoods served by each institution. As part of the merger review process, the federal supervisory agencies frequently receive comments and protests from community groups and others. Each of IRGB Bank and FNB Bank received “Satisfactory” performance ratings in their most recent CRA evaluations.

The OCC is also authorized to, but generally does not, hold a public hearing or meeting in connection with an application under the Bank Merger Act. A decision by the OCC that such a hearing or meeting would be appropriate regarding any application could prolong the period during which the application is subject to review.

Mergers approved by the OCC under the Bank Merger Act, with certain exceptions, may not be consummated until 30 days after such approval, during which time the U.S. Department of Justice may challenge such merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With the approval of the OCC and the Department of Justice, the waiting period may be, and customarily is, reduced to no less than 15 days. There can be no assurance that the Department of Justice will not challenge the merger or, if such a challenge is made, as to the result of such challenge.

Pennsylvania Department of Banking.  The prior written approval of the Department is not required for the proposed merger of IRGB Bank, which is a Pennsylvania state-chartered banking institution, with and into FNB Bank, which is a national association, because the resulting institution will be a national association. IRGB Bank is required to provide certain notice and documents to the Department regarding the proposed mergers. Pursuant to the Pennsylvania Banking Code, IRGB Bank must:

•	notify the Department of the proposed merger;

•	provide such evidence of the adoption of plan of merger as the Department may request;

•	notify the Department of any abandonment or disapproval of the plan of merger; and

•	file with the Department and with the Pennsylvania Department of State a certificate of the approval of the merger by the OCC.

Other Regulatory Approvals.  Neither we nor FNB is aware of any other regulatory approvals that would be required for completion of the merger except as described above. Should any other approvals be required, we and FNB presently contemplate that such approvals would be sought. There can be no assurance, however, that any other approvals, if required, will be obtained.

There can be no assurance that the regulatory authorities described above will approve the merger or the bank merger, and if such mergers are approved, there can be no assurance as to the date such approvals will be received. The mergers cannot proceed in the absence of the receipt of all requisite regulatory approvals. See “The Merger Agreement — Conditions to Completion of the Merger” and “The Merger Agreement — Amendment, Waiver and Termination of the Merger Agreement.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the merger consideration to be received by our shareholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Public Trading Markets

FNB common stock is listed on the NYSE under the symbol “FNB.” Our common stock is traded on the OTC Bulletin Board under the symbol “IRGB.” Upon completion of the merger, our common stock will no longer be quoted on the OTC Bulletin Board and will be deregistered under the Exchange Act. The FNB common stock issuable pursuant to the merger agreement will be listed on the NYSE.

The shares of FNB common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any of our shareholders that may be deemed to be an affiliate of FNB at or after the effective time of the merger, as discussed in “— Resales of FNB Common Stock “ beginning on page 62.

As reported on the NYSE, the closing price per share of FNB common stock on February 14, 2008 was $14.92. As reported by Nasdaq, the closing price per share of our common stock on the OTC Bulletin Board on February 14, 2008 was $53.00. Based on the FNB closing price per share on the NYSE and the exchange ratio, the pro forma equivalent per share value of our common stock was $74.60 as of that date. On June 18,

2008, the last practicable day before the mailing of this proxy statement/prospectus, the closing price per share of FNB common stock on the NYSE was $ 12.82, and the closing price per share of our common stock on the OTC Bulletin Board was $ 68.50 resulting in a pro forma equivalent per share value of our common stock of $ 64.10 as of that date.

Dividends

FNB paid cash dividends on its common stock totaling $0.95 per share for 2007. Based on the share exchange ratio and FNB’s current annual dividend rate of $0.96 per share, holders of our common stock would experience an anticipated dividend at an annual rate of $4.80 per IRGB share based on the five-for-one exchange ratio, an increase of $3.60 per IRGB share per year.

FNB shareholders are entitled to receive cash dividends when and if declared by the FNB board of directors out of funds legally available for dividends. The FNB board of directors quarterly considers the payment of dividends, taking into account FNB’s financial condition and level of net income, FNB’s future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations.

The primary source of FNB’s funds for cash dividends to its shareholders is dividends received from its subsidiaries, including FNB Bank. FNB Bank is subject to various regulatory policies and requirements relating to the payment of dividends to FNB, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, the ability of FNB and the ability of FNB Bank to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA.

Dissenters Rights of Dissenting Shareholders

Dissenters rights are statutory rights that enable shareholders to dissent from an extraordinary corporate transaction, such as our merger with FNB, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary corporate transaction.

A holder of shares of our common stock is entitled to exercise the rights under Subchapter D of the PBCL, which we refer to as Subchapter D in this proxy statement/prospectus, to object to the merger and to make a written demand that we pay in cash the fair value of the shares held by the shareholder as determined in accordance with Subchapter D. The following summary is a materially complete summary of the provisions of Subchapter D, but does not purport to be a complete statement of the provisions of Subchapter D and is qualified in its entirety by reference to the provisions of Subchapter D which are included as Appendix C to this proxy statement/prospectus.

The fair value of our shares of common stock is defined by Subchapter D as the fair value of the shares immediately before the effective time of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger. You should recognize that the fair value of your shares could be more, the same or less than the per share merger consideration of five shares of FNB common stock or $75.00 in cash for our common stock that you would receive under the terms of the merger agreement if you do not exercise your dissenters rights with respect to your IRGB shares. Opinions of investment banking firms as to the fairness from a financial point of view of the consideration to be received by you in the merger, such as the opinion delivered by KBW, are not necessarily determinative of fair value under Subchapter D.

Except as otherwise provided below, only a record holder of shares of our common stock is entitled to assert dissenters rights with respect to the IRGB shares registered in said holder’s name. A record holder, such as a broker or a depository nominee, who holds our shares as a nominee for others, may exercise dissenters rights with respect to all, but not less than all, of the IRGB shares held for one or more beneficial owners, while not exercising such rights for other beneficial owners. The demand for payment described below must show the name and address of the person or persons on whose behalf the dissenters rights are being exercised. A beneficial owner who is not a record holder who wishes to exercise dissenters rights may do so only if the shareholder submits a written consent of the record holder with such shareholder’s demand for payment. Accordingly, if you are a beneficial owner of shares, we advise you to consult promptly with your record holder as to the timely exercise of dissenters rights. A beneficial owner may not assert dissenters rights with respect to some, but less than all, shares of the same class or series owned by such shareholder, whether or not the shares so owned by such shareholder are registered in such shareholder’s name.

To exercise dissenters rights and obtain payment of the fair value of your shares, you must satisfy all of the following conditions:

•	You must notify us in writing before the date of our special meeting of your intention to demand that you be paid the fair value of your IRGB shares if the merger is completed. Neither a no vote by proxy on the merger proposal nor a no vote by ballot at our special meeting will constitute the required notice;

•	You must make no change in the beneficial ownership of your IRGB shares from the date you file a notice of intention to demand payment continuously through the effective time of the merger; and

•	You must refrain from voting your shares in favor of the merger. Neither an abstention from voting with respect to, nor a failure to vote in person or by proxy against approval of, the merger proposal will constitute a waiver of your dissenters rights. However, a signed proxy that is returned without any instruction as to how the proxy should be voted will be voted in favor of the merger proposal and will be deemed a waiver of your dissenters rights.

A notice of intention to demand payment must clearly state that you intend to demand to be paid the fair value of your shares if the merger is effectuated and must be filed with us. If you exercise dissenters rights, you will retain all of your other rights as a shareholder until the merger is completed.

If the merger is approved at our special meeting, we will mail to each shareholder who complied with the procedures listed above a notice stating where and when a demand for payment of the fair value of your shares must be sent, and where and when your IRGB stock certificates must be deposited to obtain payment of fair value. Our notice will be accompanied by a demand-for-payment form, and will include a request that you certify the date on which you, or any person exercising dissenters rights on your behalf, acquired beneficial ownership of your shares. You will have 30 days from the date on which we mail our notice to you to send in your demand-for-payment form and to deposit your stock certificates. If you fail to send in your demand-for-payment form or your stock certificates on a timely basis, you will lose your dissenters rights under Subchapter D, but you will retain all other rights as an IRGB shareholder until the merger is completed.

If the merger has not been completed within 60 days after the deadline set for demanding payment and the deposit of IRGB stock certificates, we will return any IRGB stock certificates that have been deposited. Once any deposited stock certificates are returned, we may thereafter send a new notice to demand payment, which will have the same effect as the original notice.

Promptly after completion of the merger, or upon our timely receipt of a demand-for-payment form if the merger has already been completed, we will either remit to you, if you have submitted a demand-for-payment form and deposited your stock certificates, the amount we estimate to be the fair value of your shares, or give written notice to you that we will not make a remittance. The remittance or notice will be accompanied by the following documents:

•	our closing balance sheet and statement of income for our fiscal year ending not more than 16 months before the date of our remittance or our notice, together with our latest available interim financial statements;

•	a statement of our estimate of the fair value of your shares; and

•	a notice of your right to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter D.

If we do not remit the amount of our estimate of the fair value of your shares, we will return all stock certificates you deposited. We may make a notation on your stock certificates that you made a demand for payment. If you transfer stock certificates on which such a notation has been made, the transferee of your shares will not acquire, by virtue of the transfer, any rights in such shares other than those rights you originally had before you made a demand for payment.

If we give notice of our estimate of the fair value of your shares without remitting payment, or if we remit payment for the fair value of your shares and you believe that the amount stated or remitted is less then the fair value of your shares, you may elect to send us your estimate of the fair value of your shares, which will be deemed a demand for payment of the amount of the deficiency. If you do not file your own estimate within 30 days after our mailing of our remittance or notice, you will be entitled to no more than the amount stated in our notice or the amount we remitted to you.

If any demand for payment has not been settled by the date that is 60 days after the latest to occur of:

•	completion of the merger;

•	timely receipt of any demand for payment; or

•	timely receipt of any estimate of shareholders of the fair value of their IRGB shares,

we may file an application for relief in court requesting that the court determine the fair value of the shares. While we do not anticipate filing an application for the court to determine the fair value of the shares, if we were to elect to file such an application, the court’s determination of the fair market value of the shares may be higher or lower than the merger consideration.

Any IRGB shareholder who exercises dissenters rights, wherever residing, whose demand for payment has not been settled, will be made a party to any such court proceedings and a copy of the application for relief will be served on each such IRGB shareholder. If such shareholder is a nonresident of Pennsylvania, the application will be served in the manner provided or prescribed by or under applicable provisions of Pennsylvania law relating to bases of jurisdiction and interstate and international procedure. The jurisdiction of the Pennsylvania court will be plenary and exclusive. The court may appoint an appraiser to receive evidence and to recommend a decision on the issue of fair value. The appraiser will have the power and authority that is specified in the order of appointment or in any amendment of the order. Each shareholder who is made a party will be entitled to recover the amount by which the fair value of each shareholder’s shares is found to exceed the amount, if any, previously remitted, plus interest from the effective date of the merger until the date of payment. Interest will be at a rate that is fair and equitable under all of the circumstances, taking into account all relevant factors.

If we do not file an application for relief, any shareholder who made a demand for payment and who has not already settled such shareholder’s claim against us may file an application for relief in our name at any time within 30 days after the expiration of the 60-day period referred to above. If a shareholder does not file an application within said 30-day period, such shareholder will be paid our estimate of the fair value of such shareholder’s shares and no more, and may bring an action to recover any amount not previously remitted.

In general, the costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of any appraiser appointed by the court, will be determined by the court and assessed against us. However, any part of the cost and expenses may be apportioned and assessed as the court deems appropriate against all or some of the shareholders who are parties to the proceeding and whose actions in demanding supplemental payment the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith. If the court finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated and should not be assessed against us, it may award to those counsel reasonable fees to be paid out of the amount awarded to the shareholders who were benefited.

From and after the effective time of the merger, shareholders who exercise their dissenters rights will not be entitled payment of any dividends or other distributions we declare on our common stock.

We advise any shareholder considering the exercise of dissenters rights under Subchapter D to consult with legal counsel. Any shareholder who fails to follow with particularity all of the steps required to preserve and perfect dissenters rights under the PBCL loses the right to seek appraisal under Subchapter D, in which event, upon the surrender of certificates representing shares of our common stock by such IRGB shareholder, such shareholder will receive the per share merger consideration set forth in the merger agreement without interest, subject to the allocation provisions in the merger agreement.

THE MERGER AGREEMENT

The following section describes certain aspects of the merger, including the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety.

Terms of the Merger

The merger agreement provides for our merger with and into FNB. FNB will be the surviving corporation in the merger and will continue its corporate existence as a Florida corporation, and our separate corporate existence will cease. Each share of our common stock issued and outstanding immediately prior to the completion of the merger, except for shares of our common stock held by FNB, shares as to which dissenters rights are perfected and shares held by us as treasury shares, will be cancelled and converted into the right to receive, at your election, subject to the allocation provisions in the merger agreement, either five shares of FNB common stock or $75.00 in cash.

You may elect whether you want to receive all FNB common stock, all cash or a combination of cash and FNB common stock. However, your election is subject to possible proration because the merger agreement provides that FNB is not obligated to issue more than 3,070,856 shares of its common stock in the merger plus that amount of shares of FNB common stock as equals five times any shares of our common stock that we issue after February 14, 2008 to the extent permitted by the merger agreement. The actual allocation of cash and FNB common stock will depend on the elections made by all of our shareholders, and may result in your receipt of a combination of cash and FNB common stock regardless of your election. See “Proposal No. 1 — Proposal to Approve and Adopt the Merger Agreement — Election Procedure” beginning on page 56 and “Proposal No. 1 — Proposal to Approve and Adopt the Merger Agreement — Allocation of FNB Common Stock and Cash” beginning on page 58.

Immediately after the completion of the merger, IRGB Bank will merge into FNB Bank, which will continue as a national bank.

Treatment of Our Stock Options

The merger agreement provides that, at the effective time of the merger, each unvested and vested outstanding and unexercised stock option to acquire shares of our common stock will cease to represent the right to acquire or receive shares of our common stock and will be converted into, and become a right to acquire, the number of shares of FNB common stock equal to the number of shares of our common stock covered by the option times the option ratio, with the exercise price of each converted stock option equaling the pre-merger exercise price of our stock option divided by the option ratio.

FNB has agreed to assume our obligations with respect to our stock options that are converted into FNB stock options in accordance with the terms of the plans under which our stock options have been granted. FNB has agreed to reserve additional shares of FNB common stock to satisfy its obligations under the converted stock options. As soon as practicable following completion of the merger, FNB will file a registration statement with the SEC on an appropriate form to register the FNB common stock subject to the converted stock options, will apply to list the additional FNB common stock subject to the converted stock options on the NYSE and will take such other action as is required to complete such registration and listing.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following conditions are satisfied:

•	our shareholders approve and adopt the merger agreement and the merger by the necessary vote;

•	FNB and we obtain all required governmental and regulatory consents and approvals; and

•	all other conditions to the merger set forth in this proxy statement/prospectus and the merger agreement are either satisfied or waived.

The merger will become effective when articles of merger are filed with the Secretary of State of the State of Florida and with the Secretary of the Commonwealth of Pennsylvania. In the merger agreement, FNB and we have agreed to cause the completion of the merger to occur no later than the fifth business day following the satisfaction or waiver of the last of the conditions specified in the merger agreement or on another mutually agreed date. We currently anticipate that the effective time of the merger will occur in August 2008, but neither FNB nor we can guarantee when or if the merger will be completed. FNB’s articles of incorporation and FNB’s bylaws as in effect immediately prior to the effective time will be FNB’s articles of incorporation and FNB’s bylaws upon completion of the merger.

Representations, Warranties, Covenants and Agreements

The merger agreement contains generally reciprocal customary representations and warranties of FNB and us relating to our respective businesses. No representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, event or circumstance unless that fact, event or circumstance has had or is reasonably likely to have a material adverse effect on the party making the representation or warranty, disregarding any materiality or material adverse effect qualifications in any representations or warranties. The representations and warranties in the merger agreement will not survive the effective time of the merger.

In the merger agreement, FNB and we have made representations and warranties to each other regarding, among other things:

•	corporate matters, including due organization, qualification and authority of both FNB and us and each of our respective subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, such party’s organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents for approval of the merger and the absence of any defaults;

•	the timely filing of reports with governmental entities, and the absence of investigations by or disputes with regulatory agencies;

•	financial statements;

•	broker’s fees payable in connection with the merger;

•	the absence of certain material changes or events;

•	legal proceedings;

•	tax matters;

•	employee benefit plans;

•	compliance with applicable laws;

•	material contracts and the absence of defaults thereunder;

•	the absence of agreements with regulatory agencies;

•	undisclosed liabilities;

•	environmental liabilities;

•	reorganization;

•	loans and nonperforming and classified assets;

•	fiduciary accounts; and

•	allowances for loan losses.

In addition, we have made representations and warranties regarding:

•	the receipt of an opinion from our financial advisor;

•	real property;

•	insurance;

•	the inapplicability of state anti-takeover laws;

•	intellectual property; and

•	investment securities.

In addition, FNB made representations and warranties regarding its filings with the SEC.

FNB and we have agreed to certain customary covenants that place restrictions on FNB and us and our respective subsidiaries until the effective time of the merger. In general, FNB and we have agreed to:

•	conduct FNB’s and our respective businesses and that of our respective subsidiaries in the ordinary course in all material respects; and

•	use our reasonable best efforts to maintain and preserve intact our respective business organizations, employees and advantageous business relationships.

We have further agreed in the merger agreement that until the completion of the merger, except with FNB’s prior written consent, or as otherwise permitted by the merger agreement, we will not, among other things, undertake the following actions:

•	declare, set aside or pay any dividends or make any other distributions on any shares of our capital stock, other than regular quarterly dividends not in excess of $0.30 per share, or split, combine, reclassify, redeem, purchase or otherwise acquire any shares of our common stock or any rights, warrants or options to acquire such shares;

•	grant any stock options, restricted stock units or other equity-based awards with respect to shares of our common stock under any of our stock plans or grant any individual, corporation or other entity any right to acquire shares of our common stock or issue any additional shares of our common stock or other securities, other than the issuance of our common stock upon the exercise of our outstanding stock options;

•	amend our articles of incorporation or bylaws;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, any business or other person or entity or otherwise acquire or agree to acquire any assets, except inventory or other similar assets in the ordinary course of business consistent with past practice or open, acquire, sell or close any of our branches;

•	sell, lease, license, mortgage or otherwise encumber any of our properties or assets other than securitizations and other transactions in the ordinary course of business consistent with past practice;

•	except for borrowings having a maturity of not more than 30 days under existing credit facilities, or renewals or extensions thereof that do not increase the aggregate available borrowing amount and that do not provide for termination fees or penalties or prohibit pre-payment or provide for pre-payment penalties or contain less advantageous financial terms than existing credit facilities that are incurred in the ordinary course of business consistent with past practice or for borrowings under outstanding credit facilities, incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee, endorse or otherwise become responsible for the obligation of any person, or, other than in the ordinary course of business consistent with past practice, make any investment in any person other than our subsidiaries;

•	change in any material respect our accounting methods, principles or practices in effect as of the date of the merger agreement, except as required by changes in generally accepted accounting principles or regulatory accounting principles;

•	change in any material respect our underwriting, operating, investment, risk management or other similar policies except as required by applicable law or regulatory policies;

•	make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or surrender any right to a refund of a material amount of taxes;

•	other than in the ordinary course of business consistent with past practice, terminate or waive any material provision of any material contract or enter into or renew any agreement containing restrictions on our business;

•	incur any capital expenditure in excess of $20,000 individually or $50,000 in the aggregate;

•	except as required by agreements in effect on the date of the merger agreement, alter in any material respect any material interest in any business entity in which we had any ownership interest on the date of the merger agreement, other than by foreclosure or debt restructuring in the ordinary course of business;

•	agree or consent to any material agreement or material modifications of an existing agreement with any regulatory authority or governmental entity;

•	pay, discharge or settle any action, proceeding, order or investigation to which we are a party other than a monetary settlement that involves the payment of not more than $25,000 individually or $50,000 in the aggregate and that does not create a precedent for other pending or potential claims or litigation proceedings;

•	issue any broadly distributed communication of a general nature to our employees or customers without the prior approval of FNB, except for communications in the ordinary course of business that do not relate to the merger or the transactions contemplated by the merger agreement;

•	take any action or knowingly fail to take any action that would reasonably be expected to prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes;

•	take any action that would materially impede or delay the ability of FNB and us to obtain any regulatory approvals required for the transactions contemplated by the merger agreement;

•	take any action that is interested or is reasonably likely to result in:

•	any of our representations or warranties in the merger agreement being or becoming untrue in any material respect;

•	any of the conditions precedent to FNB’s obligations under the merger agreement not being satisfied; or

•	a violation of any provision of the merger agreement;

•	make, renew or otherwise modify any loan, loan commitment or other extension of credit to any person or entity if the loan is classified substandard, doubtful or loss on our books or, if the loan is classified special mention and is in an amount in excess of $150,000 without FNB’s approval, or make, renew or modify any of the following loans if FNB shall object to such loan within three business days after receiving notice thereof from IRGB Bank:

•	an unsecured loan to any person if immediately after making such loan the person would be indebted to IRGB Bank in an aggregate amount in excess of $200,000 on an unsecured or undersecured basis;

•	a secured loan to any person if immediately after making such loan the person would be indebted to IRGB Bank in an aggregate amount in excess of $1,500,000 except for a loan secured by a first mortgage on single-family owner-occupied real estate;

•	a loan secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $500,000; or

•	any loan that does not conform with IRGB Bank’s credit policy manual;

•	enter into, amend or renew any employment, consulting, severance or similar agreements with any of our directors, officers or employees or grant any wage or salary increase or increase any employee benefit, including discretionary or other incentive or bonus payments, except in accordance with the terms of our benefit plans, or accelerate the vesting of any unvested stock options, except for:

•	normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not exceed 3.5%, or, in the case of any one individual, 5%;

•	changes required by applicable law;

•	payments we disclosed to FNB in a disclosure schedule to the merger agreement;

•	retention bonuses to such persons and in such amounts as FNB and we mutually agree, provided, however, that FNB shall provide a retention bonus in the aggregate amount of $150,000, which will be allocated to our employees and employees of IRGB Bank at the discretion of our executive vice president, after consultation with FNB; and

•	severance payments pursuant to severance agreements or employment agreements we disclosed to FNB in a disclosure schedule to the merger agreement;

•	hire or promote any employee, except to satisfy existing contractual obligations, to fill vacancies on the date of the merger agreement as disclosed by us to FNB in a schedule to the merger agreement or to fill vacancies arising after the date of the merger agreement at a comparable level of compensation with employees whose employment is terminable at will, provided that the total annual compensation for any one such employee shall not exceed $40,000; or

•	agree to take, make any commitment to take or adopt any resolutions of our board of directors in support of any of the foregoing prohibited actions.

FNB agreed that until completion of the merger, except with our prior written consent or as otherwise permitted by the merger agreement, FNB will not, among other things, undertake the following actions:

•	amend or repeal the FNB certificate of incorporation or FNB bylaws other than amendments that are not adverse to us or our shareholders or that would not impede FNB’s ability to complete the transactions contemplated by the merger agreement;

•	take any action, or knowingly fail to take any action, that would reasonably be expected to prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes;

•	take any action that is intended, or is reasonably likely, to result in:

•	any of FNB’s representations or warranties in the merger agreement being or becoming untrue in any material respect;

•	any of the conditions precedent to our obligations under the merger agreement not being satisfied; or

•	a violation of the merger agreement;

•	make any material investment by purchase of stock or assets, among other things, that would be reasonably expected to prevent or materially impede or delay the consummation of the transactions contemplated by the merger agreement;

•	take any action that would materially impede or delay the ability of FNB or us in obtaining any necessary governmental or regulatory approvals required for the transactions contemplated by the merger agreement; or

•	agree to take or make any commitment to take or adopt any resolutions of FNB’s board of directors in support of any of the foregoing prohibited actions.

The merger agreement also contains mutual covenants relating to the use of FNB’s and our commercially reasonable efforts to complete the merger, the preparation of this proxy statement/prospectus, the holding of our special meeting of shareholders, access to information of the other party and public announcements with respect to the transactions contemplated by the merger agreement.

Declaration and Payment of Dividends

We have agreed that, until the merger is completed, we will not pay or make any dividends or distributions on our common stock other than regular quarterly cash dividends not in excess of $0.30 per share of our common stock. FNB and we also have agreed to coordinate the declaration of dividends so that the holders of our common stock will not receive two dividends, or fail to receive one dividend, for any quarter with respect to our common stock and any FNB common stock our shareholders receive in the merger.

Agreement Not to Solicit Other Offers

We have agreed that we and our officers, directors, employees, agents and representatives will not, directly or indirectly:

•	initiate, solicit, encourage or take any action to facilitate any inquiries or proposals for any Acquisition Proposal, as defined below; or

•	enter into or participate in any discussions or negotiations with, furnish any information to or cooperate with, any person or entity seeking to make, or who has made, an Acquisition Proposal; or

•	approve, recommend or enter into any letter of intent, agreement or other commitment regarding any Acquisition Proposal.

However, prior to the effective time of the merger, we may consider and participate in discussions and negotiations with respect to a Superior Proposal, as defined below, if:

•	we have first entered into a confidentiality agreement with the party proposing the Superior Proposal with confidentiality terms no less favorable to us than those contained in our confidentiality agreement with FNB; and

•	our board of directors concludes in good faith, after consultation with its outside legal counsel, that failure to take these actions could reasonably be expected to cause our board of directors to violate its fiduciary duties under applicable law.

We have also agreed, at least 72 hours prior to providing any information to any person or entering into any discussions or negotiations with any person, to notify FNB in writing of the name of such person and the material terms and conditions of any such Superior Proposal. The merger agreement permits our board of directors to withdraw or qualify its recommendation of the merger with FNB if our board of directors concludes in good faith, after consultation with our outside legal counsel and our financial advisors, that failure to take such actions could reasonably be expected to breach its fiduciary duties under applicable law.

We have agreed:

•	to notify FNB promptly, and in any event within 24 hours, after we receive any Acquisition Proposal, or any information related thereto, which notification shall describe the Acquisition Proposal and the third party making it; and

•	to cease any discussions or negotiations existing on the date of the merger agreement with any persons with respect to any Acquisition Proposal.

As used in the merger agreement, an “Acquisition Proposal” means any inquiry, proposal, offer, regulatory filing or disclosure of an intention relating to any:

•	direct or indirect acquisition of a substantial (i.e., 20% or more) portion of the net revenues, net income or net assets of us and our subsidiaries taken as a whole;

•	direct or indirect acquisition of 10% or more of our common stock after February 14, 2008 by a person who on February 14, 2008 did not own 10% or more of our common stock;

•	direct or indirect acquisition of 5% or more of our common stock after February 14, 2008 by a person who owned 10% or more of our common stock on February 14, 2008;

•	tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of our common stock; or

•	merger, consolidation, business combination, recapitalization, liquidation or dissolution involving us, other than our proposed merger with FNB.

As used in the merger agreement, “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a third party to acquire more than 50% of the voting power of our then outstanding shares of common stock or all or substantially all of our consolidated assets for consideration consisting of cash and/or securities, that our board of directors, in good faith, concludes, after consultation with our financial advisors and our outside legal counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation:

•	is on terms that in the good faith judgment of our board of directors are more favorable to us than the terms of the proposed merger with FNB;

•	has financing, to the extent required, that is fully committed or reasonably determined by our board of directors to be available to the party making the offer; and

•	is reasonably capable of being completed.

Conditions to Completion of the Merger

The respective obligations of FNB and us to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the approval and adoption of the merger agreement and the approval of the merger by the requisite vote of the holders of our outstanding shares of common stock as well as the approval of the listing on the NYSE of the FNB common stock to be issued in the merger, subject to official notice of issuance;

•	the receipt and effectiveness of all governmental and other approvals, registrations and consents and the expiration of all related waiting periods required to complete the merger and, in the case of FNB, none of the regulatory approvals shall have resulted in a materially burdensome regulatory condition;

•	the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prevents, prohibits or makes illegal completion of the transactions contemplated by the merger agreement;

•	the registration statement with respect to the FNB common stock to be issued in the merger shall have become effective under the Securities Act and no stop order or proceedings for that purpose will have been initiated or threatened by the SEC;

•	the truth and correctness of the representations and warranties of FNB and us in the merger agreement and the performance by each of FNB and us in all material respects of our respective obligations under the merger agreement and the receipt by each of FNB and us of certificates from the other to that effect; and

•	the receipt by each of FNB and us of a legal opinion from our respective outside counsel that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

In addition, FNB’s obligation to complete the merger is subject to our furnishing Phase I environmental studies to FNB, if so requested by FNB and at the expense of FNB, with respect to all real property owned by IRGB Bank, the findings of which studies shall be commercially acceptable to FNB which will not unreasonably withhold such acceptance.

Neither FNB nor we can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither FNB nor we have any reason to believe that any of these conditions will not be satisfied.

Amendment, Waiver and Termination of the Merger Agreement

Subject to applicable law, FNB and we may amend the merger agreement by written agreement authorized by our respective boards of directors. However, after approval of the merger proposal by our shareholders, there may not be, without further approval of our shareholders, any amendment of the merger agreement that requires such further approval under applicable law. Either party to the merger agreement, subject to applicable law, may extend the time for the performance of any obligations or acts of the other party or waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the other agreements or conditions contained in the merger agreement. The merger agreement may be terminated at any time prior to closing by mutual consent and by either party in the following circumstances:

•	if any of the required regulatory approvals for the merger are denied and the denial is final and nonappealable unless the denial is due to the terminating party’s breach of its covenants in the merger agreement;

•	if the merger has not been completed by November 30, 2008, unless the failure to complete the merger by that date is due to the terminating party’s actions;

•	provided the terminating party is not then in material breach, if there is a breach of the merger agreement by the other party that would cause the failure of the closing conditions described above, unless the breach is capable of being, and is, cured within 30 days of notice of the breach; or

•	if our shareholders do not approve and adopt the merger agreement and approve the merger by the requisite vote, provided that we are not in material breach of our covenants to hold our special meeting and our board of directors is not in breach of its covenant to recommend such approval.

FNB may terminate the merger agreement at any time prior to our special meeting in the following circumstances:

•	if we have breached in any material respect our obligations with respect to Acquisition Proposals and Superior Proposals as described on pages 74 through 75;

•	if we have failed to have our board of directors recommend that our shareholders approve and adopt the merger agreement and approve the merger, or if our board of directors has withdrawn or modified its recommendation in a manner adverse to FNB;

•	if our board of directors shall have recommended the approval of an Acquisition Proposal; or

•	if we have breached in any material respect our obligation to hold our special meeting.

The merger agreement also provided us with certain rights to terminate the merger agreement until the date of mailing of this proxy statement/prospectus in connection with a Superior Proposal. We did not exercise those rights.

Expenses and Fees

In general, each of FNB and we will be responsible for all expenses each of us incurs in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, the costs and expenses of printing and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger, will be shared equally by FNB and us.

Effect of Termination; Break-up Fee; Expenses

If the merger agreement is terminated, it will become void, and there will be no liability on the part of FNB or us, except that:

•	termination will not relieve a breaching party from liability for its willful breach giving rise to the termination; and

•	the confidentiality agreement between the parties will survive termination.

The merger agreement obligates us to pay FNB a break-up fee of $3,750,000 in the following four circumstances:

•	if FNB terminates the merger agreement prior to our special meeting because we have breached our obligation not to initiate, solicit or encourage any third parties to make an Acquisition Proposal or otherwise breached our obligations with respect to Acquisition Proposals or Superior Proposals in a manner adverse to FNB, our board of directors fails to make or withdraws its recommendation of the merger proposal or we fail to hold our special meeting;

•	if we terminate the merger agreement and accept an Acquisition Proposal that is a Superior Proposal prior to the mailing of this proxy statement/prospectus and, after giving FNB an opportunity to adjust the terms of the merger agreement such that the Acquisition Proposal no longer remains a Superior Proposal, the Acquisition Proposal remains a Superior Proposal;

•	the termination of the merger agreement following the commencement of a tender offer or exchange offer for 25% or more of our common stock and we have not sent to our shareholders, within 10 days after the commencement of such offer, a statement that our board of directors recommends the rejection of such tender offer or exchange offer; or

•	if FNB or we terminate the merger agreement because:

•	our shareholders did not approve the merger proposal and an Acquisition Proposal has been made by a third party after February 14, 2008 and prior to the termination of the agreement;

•	such Acquisition Proposal has not been withdrawn prior to such termination; and

•	within 18 months following such termination, we enter into an agreement to merge with or be acquired by that third party or that third party acquires substantially all of our assets or that third party acquires more than 50% of our common stock.

FNB and we have also agreed that if either FNB or we breach our respective representations, warranties, covenants or agreements in the merger agreement, which breach could reasonably be expected to result in a material adverse effect and which breach cannot be or is not cured, the breaching party, assuming the other party is not also in material breach of its obligations under the merger agreement, will pay the out-of-pocket expenses, including fees and expenses of legal counsel, financial advisors and accountants, of the non-breaching party, up to a maximum of $500,000. In addition, if the merger is not approved by our shareholders, we will also be responsible for FNB’s out-of-pocket expenses up to a maximum of $500,000. However, if we are also liable for the payment of the break-up fee, we will not be liable for the payment of FNB’s out-of-pocket expenses.

Employee Benefit Plans

The merger agreement provides that, as soon as administratively practicable after completion of the merger, FNB shall take all reasonable action to provide our employees with benefits and compensation plans of general applicability, other than FNB’s defined benefit pension plan, to the same extent as similarly situated FNB employees. Our employees whose employment is terminated for other than cause at any time following completion of the merger will be entitled to receive severance benefits, to the extent not duplicative of other severance benefits, in accordance with the applicable severance policy of FNB.

FNB will generally provide our employees with service credit for their service with us for purposes of eligibility and to participate in the vesting of benefits under the employee benefit and compensation plans of FNB in which such employees are eligible to participate following the merger.

FNB has agreed to waive:

•	any pre-existing condition limitation to the extent such conditions are covered under the applicable medical, healthcare and dental plans of FNB; and

•	any waiting period limitation or evidence of insurability requirement under FNB’s welfare benefit plans in which our employees are eligible to participate following the merger to the extent that the applicable employee had satisfied any similar limitation or requirement under the corresponding IRGB plan in which such employee participated prior to the merger.

The merger agreement provides that immediately prior to the effective time of the merger, we shall freeze or terminate such of our benefit plans, including our 401(k) Plan, as is requested by FNB.

ACCOUNTING TREATMENT

The merger will be accounted for as a “purchase,” as that term is used under GAAP, for accounting and financial reporting purposes. Under purchase accounting, our assets, including identifiable intangible assets, and liabilities, including executory contracts and other commitments, as of the effective time of the merger will be recorded at their respective fair values and added to the balance sheet of FNB. Any excess of the purchase price over the fair values will be recorded as goodwill. Financial statements of FNB issued after the merger will reflect these fair values and our results of operations from the date of acquisition. See “Selected Consolidated Unaudited Pro Forma Financial Information” beginning on page 14.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to holders of our shares. This discussion is based on the Code, judicial decisions and administrative regulations and interpretations in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Accordingly, the U.S. federal income tax consequences of the merger to the holders of our shares could differ from those described below.

The discussion assumes that you hold your shares as a capital asset. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of our shares in light of their particular circumstances, nor does it address the U.S. federal income tax consequences to holders that are subject to special rules under U.S. federal income tax law, including:

•	dealers in securities or foreign currencies;

•	tax-exempt organizations;

•	foreign persons;

•	financial institutions or insurance companies;

•	holders who have a “functional currency” other than the U.S. dollar;

•	holders who own their shares indirectly through partnerships, trusts, or other entities that may be subject to special treatment;

•	holders all or part of whose FNB stock received in the merger will be subject to forfeiture provisions;

•	holders who acquired their shares in connection with stock options or stock purchase plans or other compensatory transactions; and

•	holders who hold their shares as a hedge or as part of a straddle, constructive sale, conversion transaction, or other risk management transaction.

In addition, this discussion does not address the U.S. federal income tax consequences of any transaction other than those affecting our shareholders resulting from the merger. In addition, this discussion does not address any tax consequences of the merger under foreign, state or local law or U.S. federal estate and gift tax laws. No ruling has been or will be obtained from the Internal Revenue Service regarding any matter relating to the merger and no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any aspect of this discussion. We urge holders to consult their own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and foreign tax laws in light of their own situations.

Duane Morris LLP and Jones Day have delivered opinions, effective as of May 12, 2008, to FNB and us, respectively, to the effect that, on the basis of facts, representations and assumptions set forth in such opinions, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In addition, completion of the merger is contingent upon the receipt by (i) FNB of an opinion of its counsel, Duane Morris LLP, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) IRGB of an opinion of its counsel, Jones Day, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

The opinions of Duane Morris LLP, counsel to FNB, and Jones Day, counsel to us, which are required as a condition to closing the merger, are and will be based on U.S. federal income tax law in effect as of the date of these opinions. An opinion of counsel is not binding on the Internal Revenue Service or any court. In rendering their respective opinions, Duane Morris LLP and Jones Day will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and this proxy statement/prospectus. The opinions will also rely upon certain representations and covenants made by the management of FNB and us and will assume that these representations are true, correct and complete without regard to any knowledge limitation, and that FNB and we, as the case may be, will comply with these covenants. If any of these assumptions or representations is inaccurate in any way, or any of the covenants are not complied with, the opinions could be adversely affected. The obligation of each of Duane Morris LLP and Jones Day to deliver such tax opinions is conditioned upon, among other things, the merger satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if at least 40% of the value of the merger consideration is represented solely by FNB stock. See “— Continuity of Proprietary Interest Requirement” below.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger to holders of IRGB shares are as follows.

Exchange of our shares solely for FNB common stock.  A holder of our shares who exchanges such holder’s shares solely for FNB common stock in the merger will not recognize gain or loss. Such holder will have an aggregate tax basis in the FNB common stock received in the merger equal to the holder’s aggregate adjusted tax basis in our shares surrendered in the merger, and the holding period for the FNB common stock will include the holding period for our shares.

Exchange of our shares for FNB common stock and cash.  In general, each holder who receives FNB common stock in the merger will generally recognize gain, but not loss, equal to the lesser of:

•	the amount of gain realized (that is, the excess, if any, of the sum of the cash (excluding any cash received in lieu of fractional FNB common stock) and the fair market value of the FNB common stock received over such holder’s tax basis in our shares surrendered in the merger); and

•	the amount of cash (excluding any cash received in lieu of fractional FNB common stock) received in the merger.

For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the merger, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Generally, any recognized gain will be long-term capital gain if a holder’s holding period with respect to our shares surrendered is more than one year at the effective time of the merger. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of such holder’s ratable share of accumulated earnings and profits of us and, possibly, FNB as calculated for U.S. federal income tax purposes. See “— Possible Treatment of Cash as a Dividend” below.

In general, the aggregate tax basis in the shares of FNB common stock that an IRGB shareholder receives in the merger will equal such holder’s aggregate tax basis in the IRGB shares surrendered, increased by the amount of taxable gain, if any, that such holder recognized in the merger, including any portion of the gain that is treated as a dividend as described below, but excluding any gain or loss resulting from the deemed receipt and sale of fractional shares described below, and decreased by the amount of (i) any cash received, excluding any cash received in lieu of fractional FNB common stock, in the merger and (ii) basis allocated to the fractional shares, if any, such holder was deemed to receive and subsequently sell. An IRGB shareholder’s holding period for the shares of FNB common stock that are received in the merger, including fractional shares deemed received and sold as described below, generally will include such holder’s holding period for IRGB shares surrendered in the merger. In computing the gain to be recognized on the exchange of IRGB shares for FNB stock and cash, if any, as well as computing the aggregate tax basis in FNB common stock received in the merger, the amount of cash considered to be received in the merger does not include cash received in lieu of fractional shares. In addition, the amount of FNB common stock received in the merger includes any fractional share of FNB common stock deemed to be received prior to the exchange of such share for cash. See “Cash Received in Lieu of a Fractional Share” below.

In general, the determination of whether the gain recognized by a holder of our shares in the merger will be treated as capital gain or dividend income will depend on whether and to what extent the exchange reduces the holder’s proportionate ownership interest in FNB, taking into account certain constructive ownership rules. For purposes of this determination, a holder will be treated as if the holder first exchanged all of the holder’s shares of IRGB shares solely for FNB common stock and then FNB immediately redeemed (which is referred to as the deemed redemption) a portion of that FNB common stock in exchange for the cash that the holder actually received. The gain recognized in the merger will be treated as capital gain if the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend” with respect to the holder.

The deemed redemption, generally, will be “substantially disproportionate” with respect to a holder if the percentage of the outstanding stock of FNB that is deemed owned by the holder immediately after the deemed redemption is less than 80% of the percentage of the outstanding stock of FNB that the holder is deemed to have owned immediately before the deemed redemption. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of FNB. The Internal Revenue Service has concluded that a relatively minor reduction in the percentage stock ownership of a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a “meaningful reduction.”

As these rules are complex, each holder that may be subject to these rules should consult his, her or its tax advisor.

Cash Received in Lieu of a Fractional Share.  A holder that receives cash in lieu of a fractional share of FNB common stock will generally be treated as having received such fractional share and then having sold such fractional share for such cash.

Exchange of our shares solely for cash.  In general, a holder of our shares who exchanges such holder’s shares of our stock solely for cash in the merger generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our shares surrendered. The amount and character of gain or loss will be computed separately for each identifiable block of our shares held by the holder. The gain or loss recognized will be long-term capital gain or loss if the holder’s holding period for our shares surrendered exceeds one year. There are limitations on the extent to which holders may deduct capital losses from ordinary income.

If a holder of our shares who receives only cash in exchange for all of our shares held by such holder is treated as owning FNB common stock after the merger as a result of the application of the constructive ownership rules, all or a portion of the cash received by the holder may be taxed as a dividend. Such holders should consult their tax advisors to determine the amount and character of the income recognized in connection with the merger.

Dissenting Stockholders.  Holders of our shares are entitled to dissenters rights under Pennsylvania law in connection with the merger. If a U.S. holder receives cash pursuant to the exercise of dissenters rights, that U.S. holder generally will recognize gain or loss measured by the difference between the cash received and the adjusted tax basis of such holder’s shares. This gain should be long-term capital gain or loss if the U.S. holder held our shares as a capital asset for more than one year. If a holder of our shares who receives cash pursuant to the exercise of dissenters rights is treated as owning FNB common stock after the merger, as the result of the application of the constructive ownership rules, all or a portion of the cash received by the holder may be taxed as a dividend. Any holder of our shares that plans to exercise dissenters rights in connection with the merger is urged to consult a tax advisor to determine the related tax consequences.

Continuity of Proprietary Interest Requirement.  One of the requirements that must be satisfied in order for the merger to qualify as a “reorganization” under Section 368(a) of the Code is the continuity of proprietary interest requirement. This requirement will be satisfied if our shareholders exchange a substantial portion of the value of their proprietary interest in us for proprietary interests in FNB. In the opinion of Duane Morris LLP and of Jones Day, the continuity of interest requirement will be satisfied if the value of the FNB common stock received in connection with the merger by our shareholders is equal to at least 40% of the fair market value of the total consideration paid or deemed paid to such shareholders for their IRGB shares in connection with such merger including cash paid to our shareholders who perfect their dissenters rights. In determining such fair market value, the FNB stock and other consideration received in connection with the merger is valued on the closing date of the merger.

Various factors affect whether the value of the FNB common stock received by our shareholders in the merger is equal to at least 40% of the combined value of the total consideration paid for all of our shares, including:

•	the amount, if any, to be paid to our shareholders who perfect dissenters rights;

•	whether prior to or in connection with the merger IRGB or FNB or parties related to either redeems or acquires IRGB shares or makes distributions; and

•	whether there will be any repurchases by FNB or parties related to FNB of the FNB common stock to be issued in the merger.

Both FNB and we have represented that none of us, FNB or any corporation related to FNB or us has redeemed or purchased, or has any plan or intention to redeem or purchase, any of our shares in connection with the merger and neither FNB nor any corporation related to FNB has any plan or intention to repurchase any of the FNB common stock to be issued in the merger.

Accordingly, it may not be possible, prior to the closing date, to conclude with any certainty, the minimum trading price of the FNB common stock at which the value of the FNB common stock to be received in the merger will be equal to at least 40% of the value of the total consideration paid for all IRGB shares.

If the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder would recognize gain or loss equal to the difference between the sum of the fair market value of the FNB common stock and the amount of cash received in the merger, including cash received in lieu of fractional shares of FNB common stock, and such holder’s tax basis in IRGB shares surrendered in exchange therefor. Further, if the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, we would be subject to tax on the deemed sale of our assets to FNB with gain or loss for this purpose measured by the difference between our tax basis in our assets and the fair market value of the consideration deemed to be received therefor. This gain or loss would be reported on our final corporate tax return, subject to the effect of any tax carryovers and the effect of our other income or loss for that period, and FNB would become liable for any such tax liability by virtue of the merger.

Backup Withholding.  Non-corporate holders of our shares may be subject to information reporting and backup withholding at a rate of 28% on any cash payments received. Generally, backup withholding will not apply, however, if a holder of our shares:

•	furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal received; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Reporting Requirements.  A significant holder of our shares for U.S. federal income tax purposes who receives shares of FNB common stock as a result of the merger will be required to retain records pertaining to the merger and to file with such holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. Such statement must include the holder’s tax basis in and fair market value of our shares surrendered in the merger.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU.

DESCRIPTION OF FNB CAPITAL STOCK

FNB Common Stock

General.  FNB is authorized to issue 500,000,000 shares of common stock, par value $0.01 per share, of which 85,976,227 shares were outstanding as of March 31, 2008, after giving effect to the April 1, 2008 merger of Omega. FNB common stock is traded on the NYSE under the symbol “FNB.” The transfer agent and registrar for FNB common stock is R&T.

As of March 31, 2008, after giving effect to the April 1, 2008 merger of Omega, approximately 11.1 million shares of FNB common stock were reserved for issuance under employee stock plans and convertible notes. In addition, FNB has reserved approximately 3.3 million shares of common stock for issuance in connection with the merger and our stock options that are being assumed by FNB. After taking into account these issued and reserved shares, FNB will have approximately 400.0 million shares of authorized but unissued common stock available for issuance for other corporate purposes.

Voting and Other Rights.  The holders of FNB common stock are entitled to one vote per share, and in general a majority of the votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of votes cast, and each shareholder entitled to vote in an election of directors is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections of directors, shareholders do not have the right to cumulate their votes. See “Comparison of Shareholder Rights.”

In the event of a liquidation, holders of FNB common stock are entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any FNB preferred stock then outstanding.

FNB common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All outstanding shares of FNB common stock are, and the shares of FNB common stock to be issued to you in the merger will be, validly issued, fully paid and nonassessable.

Distributions.  The holders of FNB common stock are entitled to receive such dividends or distributions as the FNB board of directors may declare out of funds legally available for such payments. The payment of distributions by FNB is subject to the restrictions of Florida law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of any then outstanding FNB preferred stock. Stock dividends, if any are declared, may be paid from authorized but unissued shares.

The ability of FNB to pay distributions is affected by the ability of its subsidiaries to pay dividends. The ability of FNB’s subsidiaries, as well as of FNB, to pay dividends in the future is influenced by bank regulatory requirements and capital guidelines.

FNB Preferred Stock

General.  FNB is authorized to issue 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding as of March 31, 2008. The FNB board of directors has the authority to issue FNB preferred stock in one or more series and to fix the dividend rights, dividend rates, liquidation preferences, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions and the number of shares constituting any such series, without any further action by the shareholders of FNB unless such action is required by applicable rules or regulations or by the terms of any other outstanding series of FNB preferred stock. Any shares of FNB preferred stock that may be issued may rank prior to shares of FNB common stock as to payment of dividends and upon liquidation.

COMPARISON OF SHAREHOLDER RIGHTS

After the merger, you will become shareholders of FNB and your rights will be governed by FNB’s articles of incorporation, FNB’s bylaws and the Florida Business Corporations Act, as amended, or the FBCA. The following summary discusses differences between FNB’s articles of incorporation and bylaws and our articles of incorporation and bylaws and the differences between the PBCL and the FBCA. For information as to how to get the full text of each party’s respective articles of incorporation or bylaws, see “Where You Can Find More Information” beginning on page 98.

The following summary is not intended to be a complete statement of the differences affecting the rights of our shareholders who become FNB shareholders, but rather summarizes the more significant differences affecting the rights of such shareholders and certain important similarities. The summary is qualified in its entirety by reference to the articles of incorporation and bylaws of FNB, our articles of incorporation and bylaws and applicable laws and regulations.

Removal of Directors; Filling Vacancies on the Board of Directors

IRGB	FNB

Pennsylvania law provides that our board of directors may remove a director from office if he (i) is adjudicated an incompetent by a court or is convicted of a felony; (ii) if within 60 days after notice of election, the director does not accept office either in writing or by attending a meeting of our board of directors. Our entire board of directors or any individual director may be removed from office without assigning any cause by the vote of our shareholders entitled to cast at least a majority of the vote which all shareholders would be entitled to cast at an annual election of directors. Upon application of any shareholder or director, a court may remove from office any director in case of fraudulent or dishonest acts, or gross abuse of authority or discretion, or for any other proper cause, and may bar from office any director so removed for a period prescribed by the court. Vacancies on our board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of our board of directors, though less than a quorum, or by a sole remaining director, to serve until his successor is elected by the shareholders.	Under Florida law, unless the articles of incorporation of a corporation provide otherwise, directors may be removed by the corporation’s shareholders with or without cause; provided that, if a director is elected by a voting group, only the shareholders of that voting group may participate in the vote to remove him or her. Article 6 of FNB’s articles of incorporation, however, provides that, subject to the rights of holders of any preferred stock, any director or the entire board of directors may be removed without cause by the affirmative vote of the holders of at least 75% of the then outstanding shares of FNB common stock. Florida law and FNB’s bylaws provide that vacancies on the FNB board of directors, including vacancies resulting from an increase in the number of directors or resulting from a removal from office, may be filled by a majority vote of the remaining directors, though less than a quorum.

Quorum of Shareholders

IRGB	FNB

Pennsylvania law provides that the holders of a majority of votes entitled to be cast on a matter to be considered, represented in person or by proxy, constitute a quorum of that voting group for action on the matter. Pennsylvania law further provides that, if a meeting called for the election of directors is adjourned, the shareholders who attend the resumption of the adjourned meeting, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.	FNB’s bylaws and Florida law provide that the holders of a majority of votes entitled to be cast on a matter to be considered, represented in person or by proxy, constitute a quorum of that voting group for action on the matter. FNB’s bylaws further provide that whenever the holders of any class or series of shares are entitled to vote separately on a specified item of business, the holders of a majority of the votes of that class or series entitled to be cast, represented in person or by proxy, shall constitute a quorum of such class or series.

Adjournment and Notice of Shareholder Meetings

IRGB	FNB

Pennsylvania law provides that any regular or special meeting of shareholders may be adjourned for such periods as may be directed by the shareholders present in person or by proxy at the meeting who are entitled to vote at that meeting. Nevertheless, adjournments of any meeting at which directors are to be elected may be adjourned only from day to day, or for such longer periods not exceeding 15 days each.	FNB’s bylaws and Florida law provide that, if a quorum is not present or represented at a shareholders meeting, the shareholders present and entitled to vote at the meeting may adjourn such meeting from time to time.

Call of Special Meetings of Shareholders

IRGB	FNB

Our by-laws provide that special meetings of our shareholders may be called at any time by the President, Board of Directors or shareholders entitled to cast two-fifths of the votes at the meeting, by delivering a written request to our Secretary.	FNB’s bylaws provide that special meetings of shareholders may be called only by the chairman of the board, the president or the secretary of FNB pursuant to a resolution or written direction of at least 75% of the members of the FNB board of directors or by the holders of not less than 10% of the outstanding shares of FNB.

Shareholder Consent in Lieu of Meeting

IRGB	FNB

Pennsylvania law provides that any action that may be taken at a meeting of the shareholders may be taken without a meeting, if a consent or consents in writing setting forth the action so taken shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with our Secretary.	Florida law permits any action that may be taken at a meeting of the shareholders of FNB to be taken without a meeting, if, prior or subsequent to the action, one or more written consents signed by a majority the shareholders who would be entitled to vote at a meeting for such purpose are delivered to FNB.

Dissenters’ Rights

IRGB	FNB

Under Pennsylvania law, dissenters’ rights are generally afforded to shareholders in the event of corporate actions involving certain mergers, share exchanges, transfers of all or substantially all of the assets of the corporation, as well as certain other fundamental transactions in which the corporation is not the acquiring corporation.

Under Pennsylvania law, dissenters’ rights generally are denied to holders of shares that are listed on a national securities exchange, quoted on the Nasdaq National Market or held beneficially or of record by more than 2,000 shareholders when a plan of merger converts the shares into shares of the acquiring, surviving, new or other corporation, whether or not the shares of the acquiring, surviving, new or other corporation are listed on the exchange or privately held.

Under Florida law, dissenters’ rights are available in connection with corporate actions involving certain mergers, share exchanges, sales or other dispositions of all or substantially all of the property of the corporation other than in the ordinary course of business, the approval of certain control-share acquisitions and amendments of the articles of incorporation that would materially and adversely affect the rights or preferences of shares held by the dissenting shareholders.

Under Florida law, dissenters’ rights generally are denied to holders of shares listed on a national securities exchange or the OTC Bulletin Board or when the corporation’s shares are held of record by at least 2,000 persons and such outstanding shares have a market value of at least $10 million, not counting the value of certain insider shares.

Derivative Actions

IRGB	FNB

Under Pennsylvania law, derivative actions may be brought by a shareholder, even if the shareholder was not a shareholder at the time of the alleged wrongdoing, if a court determines that there is a strong prima facie case in favor of the claim and a serious injustice will result without such action.	Under Florida law, a derivative action may be brought only by a person who was a shareholder of FNB at the time of the alleged wrongdoing unless the person became a shareholder through transfer by operation of law from one who was a shareholder at the time of the alleged wrongdoing.

Dividends and Distributions

IRGB	FNB

Subject to any restrictions in a corporation’s articles of incorporation or by-laws, Pennsylvania law generally provides that a corporation may make distributions to its shareholders unless after giving effect thereto (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights of shareholders having superior preferential rights to those shareholders receiving the distribution. Neither our articles of incorporation nor our by-laws contain any restrictions on the payment of dividends or the making of distributions to shareholders.	Subject to any restrictions in a corporation’s articles of incorporation, Florida law generally provides that a corporation may make distributions to its shareholders unless after giving effect thereto:

• the corporation would not be able to pay its debts as they become due in the usual course of business; or

• the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights of shareholders having superior preferential rights to those shareholders receiving the distribution.

FNB’s articles of incorporation do not contain any restrictions on the payment of dividends or the making of distributions to shareholders.

Classes of Stock With Preferential Rights

IRGB	FNB

We only have one authorized class of stock, common stock, which has no preferential rights.	The articles of incorporation of FNB authorize it to issue multiple classes and series of stock that may have rights preferential to the FNB common stock to be received by our shareholders as a result of the merger. No such stock is currently outstanding. Such preferential rights include rights to preferential dividend rates compared to such rates for FNB common stock, rights to prevent dividends from being paid on the common stock until dividends have been paid on the preferred stock, rights to preferential payments upon any liquidation of FNB, independent class voting rights with respect to certain fundamental transactions and rights to convert shares of FNB preferred stock into FNB common stock at a conversion ratio that protects such preferred shareholders against a decline in the price of FNB common stock by further diluting the common stock.

Director Qualifications, Number and Term

IRGB	FNB

Our by-laws provide that our board of directors shall consist not less than five nor more than 12 members divided into three classes, as equal in number as possible, with each director serving a staggered three-year term. Under Pennsylvania law, a director must be at least 18 years of age, but a director need not be a resident of Pennsylvania or a shareholder.	FNB’s bylaws provide that the board of directors of FNB shall consist of such number of directors as may be determined by the board of directors of FNB, which number shall be not less than five nor more than 25. FNB’s bylaws further provide that FNB’s board of directors shall be divided into three classes as equal in number as possible, with each director having a staggered three-year term. Under Florida law and FNB’s bylaws, a director need not be a resident of Florida or a shareholder of FNB to qualify to serve as a director. FNB’s bylaws further provide that the directors must be at least 21 years of age.

Nomination of Directors

IRGB	FNB

Our by-laws do not provide for any procedures regarding the nomination of directors.	FNB’s bylaws provide that directors may be nominated for election to FNB’s board of directors by either a resolution of the board of directors or by a shareholder of FNB. FNB’s bylaws provide that a shareholder may make nominations for director by providing FNB with written notice of the shareholder’s intention to nominate a director, which written notice generally must be received not less than 14 days prior to the meeting of shareholders called for the election of directors. The notice of a shareholder’s intention to nominate a director must include the information required by FNB’s bylaws.

Cumulative Voting

IRGB	FNB

In an election of directors under cumulative voting, each share of stock normally having one vote for each director to be elected is entitled to a number of votes equal to the number of directors to be elected times the number of shares held with the right to distribute that number of votes among one or more candidates. Under Pennsylvania law, cumulative voting in the election of directors is available unless otherwise provided for in the articles of incorporation of the corporation. Our articles of incorporation are silent on this issue.	Under Florida law, cumulative voting in the election of directors is not available unless provided for in the articles of incorporation of the corporation. FNB has not provided for cumulative voting in its articles of incorporation.

Indemnification of Officers and Directors

IRGB	FNB

Pennsylvania law permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses incurred in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Pennsylvania law further provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

Under Pennsylvania law, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights or rights granted pursuant to a by-law or by vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such rights may, for example, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. Pennsylvania law and our articles of incorporation permit such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pennsylvania law and our articles of incorporation permit us to purchase and maintain insurance on behalf of our directors and officers against any liability asserted against the director or officer and incurred in such capacity, whether or not we would have the power to indemnify a director or officer against such liability.

Florida law permits a corporation to indemnify a director or officer who was or is a party to any threatened, pending or completed action, suit or other type of proceeding, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director or officer or is currently serving at the request of the corporation as a director or officer of another entity against expenses, including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with such action, suit or proceeding. These indemnification rights apply if the director or officer acted in good faith and in a manner in which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, under Florida law, FNB may indemnify and hold harmless an officer or director who is a party to an action by or in the right of the corporation against expenses, including attorneys’ fees, and certain amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if the director or officer has acted in good faith and in a manner in which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, except indemnification is not authorized where there is an adjudication of liability, unless a court determines, in view of all the circumstances, that such person is fairly and reasonably entitled to indemnity for such expenses.

Florida law further provides that indemnification against the costs and expenses of defending any action is required to be made to any officer or director who is successful in defending a derivative action. Except with regard to the costs and expenses of successfully defending a derivative action as may be ordered by a court, indemnification is only required to be made to a director or officer if a determination is made that indemnification is proper under the circumstances. Such determination shall be made in accordance with the provisions of Florida law.

Florida law further provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

IRGB	FNB

Under Florida law, the provisions for indemnification and advancement of expenses are not exclusive. A Florida corporation may make any other or further indemnification or advancement of expenses to any of its officers or directors, both as to action in their official capacity and as to action in another capacity while holding such office. Under Florida law, indemnification or advancement of expenses, however, shall generally not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that the director’s or officer’s actions or omissions were material to the cause of action so adjudicated and constitute:

• a violation of the criminal law;

• a transaction from which the officer or director derived an improper personal benefit;

• an unlawful distribution; or

• willful misconduct or a conscious disregard for the best interests of the corporation.

Florida law and FNB’s articles of incorporation permit FNB to purchase and maintain insurance on behalf of any director or officer of FNB against any liability asserted against the director or officer and incurred in such capacity, whether or not FNB would have the power to indemnify the director or officer against such liability. FNB’s articles of incorporation further provide that its directors, officers and any other person designated by the board of directors of FNB are entitled to be indemnified to the fullest extent permitted by law.

Director Liability

IRGB	FNB

Pennsylvania law and our articles of incorporation include a provision limiting the personal liability of directors for monetary damages for actions taken as a director, other than as would constitute criminal conduct or with respect to liability for nonpayment of taxes, and except to the extent that the director has breached or failed to perform his duties to the corporation and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.	Under Florida law, a director is not liable for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and the director’s breach of, or failure to perform, those duties constitutes a violation of criminal law, self-dealing, an unlawful distribution, willful misconduct or recklessness. FNB’s bylaws contain a provision limiting the liability of its directors to the fullest extent permitted by law.

Amendment of Articles of Incorporation and Bylaws

IRGB	FNB

Pennsylvania law requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon to amend a corporation’s articles of incorporation, provided that shareholder approval is not required for certain non-material amendments.

Under Pennsylvania law, the power to adopt, amend or repeal by-laws may generally be vested, pursuant to the by-laws, in the directors, with certain statutory exceptions and subject to the power of the shareholders to change such action.

Pennsylvania law further provides that, unless the articles of incorporation provide otherwise, the board of directors does not have the authority to adopt or change a bylaw on any subject that is committed expressly to the shareholders by statute, other than on the subject shareholder quorum rules if the corporation is a registered corporation such as us. Our by-laws provide that our by-laws may be amended, altered and repealed, and new by-laws may be adopted, by the shareholders or the board of directors at a regular or special meeting.

In order to amend the articles of incorporation of a Florida corporation, Florida law generally requires that, unless the articles of incorporation provide for a greater vote, the votes cast in favor of such an amendment must exceed the votes cast against such an amendment at a meeting at which a quorum is present; provided, however, that a majority of the outstanding votes entitled to be cast on the amendment is required with respect to amendments that would create dissenters’ rights under Florida law. Further, under Florida law, shareholder approval is not required for certain non-material amendments.

Under Florida law, a corporation’s bylaws may be amended or repealed by the board of directors or shareholders; provided, however, that the board of directors may not amend or repeal the corporation’s bylaws if the articles of incorporation reserve such power to the shareholders, or the shareholders, in amending or repealing the bylaws, expressly provide that the board of directors may not amend or repeal the bylaws or a particular bylaw provision. FNB’s bylaws provide that they may be altered or amended and new bylaws adopted by the affirmative vote of at least 75% of the members of FNB’s board of directors or by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote thereon.

Vote Required for Extraordinary Corporation Transactions

IRGB	FNB

Under Pennsylvania law, a merger, consolidation, share exchange, dissolution or sale of substantially all of a corporation’s assets other than in the ordinary course of business must be approved by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Except as otherwise provided by the by-laws of a corporation, the shareholders of a corporation do not have to approve a board of directors-approved plan of merger if, among other situations, immediately prior to the transaction, another corporation that is a party to the transaction directly or indirectly owns 80% or more of the outstanding shares of each class of the constituent corporation, or if

• the surviving or new corporation is a business corporation incorporated in Pennsylvania with articles of incorporation that are identical to the articles of incorporation of the merged corporation, except for changes permitted by a board of directors without shareholder approval under Pennsylvania law;

• each share of the merged corporation outstanding immediately prior to the effective date of the merger is to continue to be outstanding or will be converted into an identical share of the surviving or new corporation after the effective date of the merger; and

• the shareholders of the merged corporation are to hold, in the aggregate, shares of the surviving or new corporation to be outstanding immediately after effectiveness of the plan of merger at least a majority of the votes entitled to be cast generally for the election of directors.
Under Florida law, generally, a merger, consolidation, share exchange, dissolution or sale of all or substantially all of a corporation’s assets other than in the ordinary course of business must be approved by the board of directors and by the affirmative vote of the holders of a majority of the shares entitled to vote thereon unless the corporation’s articles of incorporation require a higher vote. Florida law further provides that, unless required by its articles of incorporation, shareholder approval of a plan of merger is not required if:

• the articles of incorporation of the surviving corporation will not differ, except for certain minor amendments approved by the board of directors as provided by Florida law, from its articles before the merger; and

• each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger.

FNB’s articles of incorporation require the affirmative vote of the holders of at least 75% of the outstanding shares of FNB common stock entitled to vote to approve a merger, consolidation or sale, lease, exchange or other disposition, in a single transaction or series of related transactions, of all or substantially all or a substantial part of the properties or assets of FNB, unless the board of directors of FNB has approved and recommended the transaction prior to the consummation thereof.

Interested Shareholder Transactions

IRGB	FNB

We are not a registered company and thus Pennsylvania’s interested shareholder law (Section 2538 of Subchapter D and Subchapter F of Chapter 25 of the PBCL) does not apply to us.
Florida law contains a number of provisions that require supermajority approval for certain transactions with affiliates. Under Florida law, if any person who together with such person’s affiliates and associates beneficially owns 10% or more of any voting stock of the corporation, or an Interested Person, is a party to any merger, consolidation, disposition of all or a substantial part of the assets of the corporation or a subsidiary of the corporation, or exchange of securities requiring shareholder approval, or a Business Combination, such transaction requires approval by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the Interested Person; provided, that such approval is not required if:

• the Interested Person transaction has been approved by a majority of the disinterested directors;

• the corporation has not had more than 300 shareholders of record at any time during the three years preceding the date of the transaction’s announcement;

• the Interested Person has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five years preceding the date of the transaction’s announcement;

• the Interested Person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors;

• the corporation is an investment company registered under the Investment Company Act of 1940; or

• the consideration to be received by holders of the stock of the corporation meets certain minimum levels determined by a formula under Section 607.0901(4)(f) of the Florida Business Corporations Act.

Fiduciary Duty

IRGB	FNB

Under Pennsylvania law, a director shall perform his duties as a director in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, and shall be entitled in performing his duties to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by:

• one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

• counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

• a committee of the board upon which he does not serve, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Pennsylvania law further provides that a director may, in considering the best interests of a corporation, consider (1) the effects of any action on shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other facilities of the corporation are located, (2) the short-term and long-term interests of the corporation, including the possibility that the best interests of the corporation may be served by the continued independence of the corporation, (3) the resources, intent and conduct of any person seeking to acquire control of the corporation and (4) all other pertinent factors.	Under Florida law, a director is required to discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner reasonably believed to be in the best interests of the corporation. In discharging his or her duties, a director is entitled to rely on:

• information, opinions, reports, or statements, including financial statements and other financial data, if presented or prepared by officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

• legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person’s professional or expert competence; or

• a committee of the Board of which the director is not a member if the director reasonably believes the committee merits confidence.
FNB’s articles of incorporation provide that the board of directors of FNB, in evaluating a proposal for an extraordinary corporate transaction, shall consider all relevant factors, including, without limitation, the long-term prospects and interests of the corporation and its shareholders, the social, economic, legal or other effects of any action on the employees, suppliers and customers of the corporation and its subsidiaries, the communities and societies in which FNB and its subsidiaries operate, and the economy of the state and the nation.

FNB’s articles of incorporation further provide that, if the board of directors of FNB determines that such a proposal should be rejected, it may take any lawful action to accomplish its purpose.

Provisions with Possible Anti-Takeover Effects

IRGB	FNB

Pennsylvania law permits an amendment to the corporation’s articles of incorporation or other corporate action, if approved by shareholders, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class. Pennsylvania law also provides that directors may, in discharging their duties, consider the interests of a number of different constituencies, including shareholders, employees, suppliers, customers, creditors and the communities in which the corporation is located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies’ interests. Pennsylvania law expressly provides that directors do not violate their fiduciary duties solely by relying on poison pills or the anti-takeover provisions of Pennsylvania law.

We are not a registered corporation and thus the anti-takeover provisions of Chapter 25 of the PBCL do not apply to us.

FNB is subject to statutory “anti-takeover” provisions under Florida law. The FBCA restricts the voting rights of certain shares of a corporation’s stock when those shares are acquired by a party who, by such acquisition, would control at least 20% of all voting rights of the corporation’s issued and outstanding stock. The statute provides that the acquired shares, or the control shares, will, upon such acquisition, cease to have any voting rights. The acquiring party may, however, petition the corporation to have voting rights re-assigned to the control shares by way of an “acquiring person’s statement” submitted to the corporation in compliance with the requirements of the statute. Upon receipt of such request, the corporation must submit such request for shareholder approval. Voting rights may be reassigned to the control shares by a resolution of a majority of the corporation’s shareholders for each class and series of stock, with the control shares not voting.

In addition, there are various provisions in FNB’s articles of incorporation and bylaws that may serve as anti-takeover protections that include:

• the ability of FNB’s board of directors to fill vacancies resulting from an increase in the number of directors;

• the supermajority voting requirements for certain corporate transactions;

• the broad range of factors that FNB’s board of directors may consider in evaluating an unsolicited offer including a tender offer proposal; and

• provisions in FNB’s articles of incorporation which authorize FNB’s board of directors, without further shareholder action, to issue from time to time, up to 20,000,000 shares of FNB preferred stock. The board of directors of FNB is empowered to divide any and all of the shares of FNB preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

COMPARATIVE MARKET PRICES AND DIVIDENDS

The following table sets forth for the periods indicated:

•	the high and low trading prices of shares of FNB common stock as reported on the NYSE;

•	the high and low trading prices of shares of our common stock as reported on the OTC Bulletin Board; and

•	quarterly cash dividends paid per share by FNB and IRGB.

	FNB Common Stock			IRGB Common Stock
	High	Low	Dividend	High	Low	Dividend

2006:
First quarter	$17.70	$15.74	$0.235	$62.00	$52.05	$0.26
Second quarter	17.24	15.19	0.235	56.50	53.00	0.28
Third quarter	17.00	15.15	0.235	64.00	52.50	0.28
Fourth quarter	18.85	16.31	0.235	62.00	56.00	0.31
2007:
First quarter	18.79	16.21	0.235	59.00	51.00	0.28
Second quarter	17.91	16.41	0.235	52.50	49.50	0.30
Third quarter	18.24	14.05	0.24	55.50	49.00	0.30
Fourth quarter	17.92	13.85	0.24	55.50	48.00	0.33
2008:
First quarter	16.50	12.52	0.24	75.95	47.00	0.30
Second quarter (through June 18)	16.99	12.48	0.24	76.99	68.00	0.30

You are advised to obtain current market quotations for FNB common stock. The market price of FNB common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of FNB common stock.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information pertaining to the beneficial ownership of the outstanding shares of our common stock as of March 31, 2008 by: (1) persons known by us to own more than five percent of the outstanding shares of our common stock, (2) each director and (3) our directors and executive officers as a group. The information contained herein has been obtained from our records and from information furnished to us by each individual named below. We know of no person who owns, beneficially or of record, either individually or with associates, more than five percent of our common stock, except as set forth below.

	Amount and Nature of
Name of Individual or Identify of Group	Beneficial Ownership(1)(2)	Percent of Shares(3)

5% or Greater Holders:
Richard P. Anton	102,949	9.22%
FRG Management L.P.	71,834	6.43%
Directors and Executive Officers:
Richard L. Anderson	1,000	—
Joanne Marie Andiorio, Dr. P.H.	0	—
Amy Bitz	1,309	—
Thomas M. Colella	7,800	—
William M. Densmore	11,325	—
Paul F. Fagan	66	—
Daniel A. Goetz	20,100	1.80%
Michael J. Hagan	6,949	—
Karen Joyce	8,963	—
Gregory M. Melvin	2,975	—
Joseph J. Plichta	1,900	—
Edward V. Randall, Jr.	1,000	—
Duane W. Swager	7,175	—
All officers and directors as a group (13 persons)	70,562	6.2%

(1)	Information furnished by our directors and officers.

(2)	The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the General Rules and Regulations of the SEC and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities. Except as otherwise indicated, the address for each of the following persons is our principal corporate address.

(3)	Less than 1% unless otherwise indicated.

PROPOSAL NO. 2

ADJOURNMENT PROPOSAL

The Adjournment Proposal

In the event sufficient votes are not present at our special meeting to constitute a quorum or approve the merger proposal, the merger proposal cannot be approved unless our special meeting is adjourned in order to permit further solicitation of proxies. In order to allow shares present in person or by proxy at our special meeting to vote for the adjournment of our special meeting, if necessary, we are submitting an adjournment of our special meeting to you as a separate matter for consideration. Properly submitted proxies will be voted in favor of the adjournment proposal, unless otherwise indicated on the proxy. If our adjournment proposal is approved, no notice of the time and place of our adjourned meeting is required to be given to you other than an announcement of the time and place that is given at our special meeting.

Recommendation of Our Board of Directors

Our board of directors recommends that our shareholders vote FOR the approval of the merger proposal and the adjournment proposal.

LEGAL MATTERS

The validity of the FNB common stock being registered in connection with the merger has been passed upon for FNB by Duane Morris LLP, Philadelphia, Pennsylvania. Duane Morris LLP and Jones Day, Pittsburgh, Pennsylvania, will deliver their opinions to FNB and us, respectively, as to certain U.S. federal income tax consequences of the merger. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 78.

EXPERTS

The consolidated financial statements of FNB and subsidiaries appearing in FNB’s Annual Report (Form 10-K) for the year ended December 31, 2007 and the effectiveness of FNB’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of FNB for the three -month periods ended March 31, 2008 and March 31, 2007, incorporated by reference in this proxy statement/prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 7, 2008, included in FNB’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

Our consolidated financial statements for the years ended December 31, 2007 and 2006 and December 2006 and 2005 are set forth elsewhere in this proxy statement/prospectus. Such consolidated financial statements have been audited by S.R. Snodgrass A.C., independent registered public accounting firm, as set forth in their report thereon, included elsewhere in this proxy statement/prospectus. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this proxy statement/prospectus, neither FNB nor we know of any matter that will be presented for consideration at our special meeting other than the approval of the merger proposal and the adjournment proposal. However, if any other matters properly come before our special meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxies shall be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters.

No person is authorized to give any information or make any representation other than those contained or incorporated by reference in this proxy statement/prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by FNB or us.

This proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the FNB common stock offered by this proxy statement/prospectus, nor does it constitute the solicitation of a proxy in any jurisdiction in which such offer or solicitation is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation.

The information contained in this proxy statement/prospectus speaks as of the date hereof unless otherwise specifically indicated. The delivery of this proxy statement/prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of FNB or us since the date of this proxy statement/prospectus or that the information in this proxy statement/prospectus or in the documents incorporated by reference in this proxy statement/prospectus is correct at any time subsequent to that date.

This proxy statement/prospectus does not cover any resales of the FNB common stock offered hereby to be received by our shareholders deemed to be an affiliate of FNB upon the consummation of the merger. No person is authorized to make use of this proxy statement/prospectus in connection with any such resales.

WHERE YOU CAN FIND MORE INFORMATION

FNB files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information filed by FNB at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. FNB’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

FNB filed a registration statement on Form S-4 to register with the SEC under the Securities Act the issuance of FNB common stock to our shareholders pursuant to the merger agreement. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of FNB and our proxy statement for our special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information contained in the registration statement.

The SEC allows the “incorporation by reference” of information into this proxy statement/prospectus, which means that FNB can disclose important information to you by referring you to another document filed separately with the SEC by FNB. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that FNB has previously filed with the SEC. These documents contain important information about FNB.

The following documents previously filed with the SEC by FNB (SEC File No. 001-31940) are incorporated by reference into this proxy statement/prospectus:

FNB’s Annual Report on Form 10-K for the year ended December 31, 2007;

FNB’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

FNB’s Current Reports on Form 8-K filed January 23, 2008, February 5, 2008, April 7, 2008 and June 18, 2008; and

The description of FNB common stock contained in the FNB registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

FNB further incorporates by reference any additional documents that it files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of our special meeting. These documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

If you would like to receive a copy of any of the documents incorporated herein by reference, please contact FNB at the address or telephone number listed under the heading “Reference to Additional Information” in the forepart of this proxy statement/prospectus.

OUR ANNUAL MEETING

We intend to hold a 2008 annual meeting of our shareholders only if the merger agreement is terminated.

IRON AND GLASS BANCORP, INC.

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Iron and Glass Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of Iron and Glass Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Iron and Glass Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Wexford, PA
April 24, 2008

IRON AND GLASS BANCORP, INC.
CONSOLIDATED BALANCE SHEET

	December 31,
	2007	2006

ASSETS
Cash and due from banks	$6,559,383	$5,435,804
Interest-bearing deposits with other banks	80,767	101,002
Federal funds sold	4,522,573	7,893,460

Total cash and cash equivalents	11,162,723	13,430,266
Loans held for sale	755,000	363,900
Investment securities available for sale	37,436,015	36,703,282
Investment securities held to maturity (fair value of $80,599,308 and $76,073,069)	81,341,310	77,473,723
Loans (net of unearned income of $479,843 and $635,190)	165,253,784	166,878,330
Less allowance for loan losses	1,850,183	1,765,486

Net loans	163,403,601	165,112,844
Premises and equipment	1,216,804	1,391,767
Bank-owned life insurance	3,025,403	2,925,403
Goodwill	647,143	647,143
Other real estate owned	613,122	313,122
Accrued interest and other assets	2,393,936	3,257,945

TOTAL ASSETS	$301,995,057	$301,619,395

LIABILITIES
Deposits:
Non-interest-bearing demand	$37,247,004	$36,045,774
Interest-bearing demand	22,598,210	23,709,531
Money market	28,624,457	31,140,422
Savings	28,545,580	30,375,309
Time	134,257,057	131,832,078

Total deposits	251,272,308	253,103,114
U.S. treasury demand note	737,300	718,490
Other borrowed funds	8,000,000	8,000,000
Accrued interest and other liabilities	2,506,449	3,408,388

TOTAL LIABILITIES	262,516,057	265,229,992

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 1,000,000 shares authorized, none issued	—	—
Common stock, no par value; 5,000,000 shares authorized, 1,200,000 shares issued	600,000	600,000
Surplus	3,159,757	2,902,714
Retained earnings	37,850,137	35,680,830
Accumulated other comprehensive income (loss)	547,326	(425,468)

	42,157,220	38,758,076
Treasury stock (83,325 and 82,491 shares)	(2,678,220)	(2,368,673)

TOTAL STOCKHOLDERS’ EQUITY	39,479,000	36,389,403

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$301,995,057	$301,619,395

See accompanying notes to the consolidated financial statements.

IRON AND GLASS BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
	2007	2006

INTEREST INCOME
Interest and fees on loans	$11,085,941	$11,222,037
Interest-bearing deposits with other banks	5,563	3,082
Federal funds sold	223,591	174,927
Investment securities:
Taxable interest	5,536,424	5,350,795
Tax-exempt interest	946,565	881,456

Total interest income	17,798,084	17,632,297

INTEREST EXPENSE
Deposits	7,028,821	6,301,855
U.S. treasury demand note	22,697	16,526
Short-term borrowings	122,661	36,059
Other borrowed funds	491,333	489,600

Total interest expense	7,665,512	6,844,040

NET INTEREST INCOME	10,132,572	10,788,257
Provision for loan losses	25,000	325,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,107,572	10,463,257

NONINTEREST INCOME
Service charges on deposit accounts	1,103,801	1,095,880
Investment securities gains, net	—	136,126
Bank-owned life insurance earnings	100,000	92,400
Gain on sale of loans	160,746	132,049
Other income	210,252	233,046

Total noninterest income	1,574,799	1,689,501

NONINTEREST EXPENSE
Salaries and employee benefits	3,408,641	3,558,573
Occupancy expense	598,168	583,564
Equipment expense	369,249	382,998
Data processing expense	184,791	169,147
Pennsylvania shares tax	326,953	295,012
Other expense	1,940,650	2,012,892

Total noninterest expense	6,828,452	7,002,186

Income before income taxes	4,853,919	5,150,572
Income taxes	1,335,564	1,391,901

NET INCOME	$3,518,355	$3,758,671

EARNINGS PER SHARE
Basic	$3.15	$3.37
Diluted	3.11	3.31

See accompanying notes to the consolidated financial statements.

IRON & GLASS BANCORP, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

				Accumulated
				Other		Total
	Common		Retained	Comprehensive	Treasury	Stockholders’	Comprehensive
	Stock	Surplus	Earnings	Income (Loss)	Stock	Equity	Income

Balance, December 31, 2005	$600,000	$2,704,740	$33,154,595	$(578,506)	$(2,346,146)	$33,534,683
Net income			3,758,671			3,758,671	$3,758,671
Other comprehensive income:
Unrealized gain on available-for-sale securities, net of reclassification adjustment, net of taxes of $56,351				109,388		109,388	109,388

Comprehensive income							$3,868,059

Dividends declared ($1.13 per share)			(1,260,043)			(1,260,043)
Cumulative effect of change in accounting for pension obligations, net of taxes of $22,488				43,650		43,650
Stock-based compensation expense		101,522				101,522
Treasury stock repurchased (4,766 shares repurchased)					(291,259)	(291,259)
Stock options exercised (9,905 shares exercised)		96,452	27,607		268,732	392,791

Balance, December 31, 2006	600,000	2,902,714	35,680,830	(425,468)	(2,368,673)	36,389,403
Net income			3,518,355			3,518,355	$3,518,355
Other comprehensive income:
Change in unrecognized pension cost, net of taxes of $245,451				476,463		476,463	476,463
Unrealized gain on available-for-sale securities, net of taxes of $255,686				496,331		496,331	496,331

Comprehensive income							$4,491,149

Dividends declared ($1.21 per share)			(1,351,798)			(1,351,798)
Stock-based compensation expense		138,279				138,279
Treasury stock repurchased (4,682 shares repurchased)					(198,006)	(198,006)
Stock options exercised (3,848 shares exercised)		118,764	2,750		(111,541)	9,973

Balance, December 31, 2007	$600,000	$3,159,757	$37,850,137	$547,326	$(2,678,220)	$39,479,000

			2007	2006

Reconciliation of unrealized gain on available-for-sale securities:
Unrealized gain on available-for-sale securities			$496,331	$199,231
Realized gain included in net income, net of taxes of $46,283 for 2006			—	(89,843)

Total			$496,331	$109,388

See accompanying notes to the consolidated financial statements.

IRON AND GLASS BANCORP, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2007	2006

OPERATING ACTIVITIES
Net income	$3,518,355	$3,758,671
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion, net	(3,143,481)	(2,794,741)
Provision for loan losses	25,000	325,000
Investment securities gains, net	—	(136,126)
Loans originated for sale	(12,502,300)	(9,952,580)
Proceeds from sale of loans	11,950,454	10,062,729
Gain on sale of loans	160,746	(132,049)
Earnings on bank-owned life insurance	(100,000)	(92,400)
Deferred income taxes	(17,655)	(32,639)
Decrease (increase) in accrued interest receivable	42,067	(85,270)
(Decrease) increase in accrued interest payable	(12,895)	1,002,023
Other, net	245,021	108,370

Net cash provided by operating activities	165,312	2,030,988

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from maturities and principal repayments	22,062	75,169
Proceeds from sales	—	2,754,716
Investment securities held to maturity:
Proceeds from maturities and principal repayments	620,505	1,125,808
Purchases	(1,104,143)	(4,443,709)
Net decrease (increase) in loans	1,464,724	(1,828,242)
Net purchases of premises and equipment	(94,676)	(102,715)
Redemption of regulatory stock	1,645,800	1,811,000
Purchase of regulatory stock	(1,635,300)	(898,500)
Proceeds from the sale of other real estate owned	—	775,052

Net cash provided by (used for) investing activities	918,972	(731,421)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(1,830,806)	13,652,022
Net increase in U.S. treasury demand note	18,810	102,872
Increase (decrease) in short-term borrowings	—	(9,243,900)
Cash dividends paid	(1,351,798)	(1,260,043)
Stock options exercised	9,973	392,791
Treasury stock purchases	(198,006)	(291,259)

Net cash provided by (used for) financing activities	(3,351,827)	3,352,483

Increase (decrease) in cash and cash equivalents	(2,267,543)	4,652,050
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	13,430,266	8,778,216

CASH AND CASH EQUIVALENTS AT END OF YEAR	$11,162,723	$13,430,266

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest on deposits and other borrowed funds	$7,678,407	$5,824,017
Income taxes	1,222,000	1,371,000

See accompanying notes to the consolidated financial statements.

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows:

Nature of Operations and Basis of Presentation

Iron and Glass Bancorp, Inc. (the “Corporation”) is a Pennsylvania corporation organized to become the holding company of Iron and Glass Bank (the “Bank”). The Bank is a state-chartered bank and a member of the Federal Reserve Bank of Cleveland. The Corporation’s principal sources of revenue emanate from its portfolio of commercial, commercial mortgage, residential real estate, and consumer loans as well as interest earnings on investment securities and a variety of deposit services to its customers through eight locations. The Corporation and the Bank are supervised by the Board of Governors of the Federal Reserve System, while the Bank is further subject to regulation and supervision by the Pennsylvania Department of Banking.

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, the Bank. All intercompany transactions have been eliminated in consolidation. The investment in subsidiary on the Corporation’s financial statements is carried at the Corporation’s equity in the underlying net assets.

The financial statements have been prepared in conformity with U.S. generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment Securities

Investment securities are classified at the time of purchase, based on management’s intention and ability, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount, which are computed using the interest method and recognized as adjustments of interest income. Certain other debt and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank of Pittsburgh (“FHLB”) and Federal Reserve Bank represents ownership in institutions that are wholly owned by other financial institutions. These securities are accounted for at cost and are classified with other assets.

Loans Held for Sale

Loans held for sale primarily consist of residential mortgages and are carried at the lower of cost or aggregate market value. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between sale proceeds and the carrying value of the loans. Such loans sold are not serviced by the Bank.

Loans

Loans are reported at their principal amount, net of unearned income and the allowance for loan losses. Interest on loans is recognized as income when earned on the accrual method. Accrual of interest is discontinued when, in the opinion of management, collection is doubtful. Payments received on nonaccrual

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

loans are recorded as income or applied against principal according to management’s judgment as to the collectibility of principal.

Loan origination fees and costs are being deferred, and the net amount is amortized as an adjustment of the related loan’s yield. The Corporation is amortizing these amounts over the contractual life of the loan.

Allowance for Loan Losses

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management’s periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap. The Corporation may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances surrounding the loan and the borrower including the length of the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest owed.

Real Estate Owned

Real estate owned acquired in settlement of foreclosed loans is carried at the lower of cost or fair value minus estimated cost to sell. Direct costs incurred in the foreclosure process and subsequent holding costs incurred on such properties are recorded as expenses of current operations.

Bank-Owned Life Insurance (BOLI)

The Corporation owns insurance on the lives of a certain group of key employees. The policies were purchased to help offset the increase in the costs of various fringe benefit plans including healthcare. The cash surrender value of these policies is included as an asset on the consolidated statements of financial condition, and any increases in the cash surrender value are recorded as noninterest income on the consolidated statements of income. In the event of the death of an insured individual under these policies, the Corporation would receive a death benefit, which would be recorded as noninterest income.

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is principally computed on the straight-line method over the estimated useful lives of the related assets, which range from 2 to 3 years for furniture, fixtures, and equipment and 20 to 31.5 years for building premises. Leasehold improvements are amortized over the shorter of their estimated useful lives or their respective lease terms, which range from five to ten years. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

Intangible Assets

Intangible assets include core deposit intangibles. The core deposit intangibles are being amortized over a ten-year life. The recoverability of the carrying value of intangible assets is evaluated on an ongoing basis, and permanent declines in value, if any, are charged to expense.

Goodwill

The Corporation accounts for goodwill in accordance with Statement of Financial Accounting Standards (“FAS”) No. 142, Goodwill and Other Intangible Assets. This statement, among other things, requires a two-step process for testing the impairment of goodwill on at least an annual basis. This approach could cause more volatility in the Corporation’s reported net income because impairment losses, if any, could occur irregularly and in varying amounts. The Corporation performs an annual impairment analysis of goodwill. Based on the fair value of the reporting unit, estimated using the expected present value of future cash flows, no impairment of goodwill was recognized in 2007 and 2006.

Retirement Plan

As of December 31, 2006, the Corporation elected to freeze the defined benefit pension plan effective March 15, 2007. Participants are 100 percent vested in the plan after five years of eligible service.

Stock Options

During the years ended December 31, 2007 and 2006, the Corporation recorded $138,279 and $101,522, respectively, in compensation expense and related tax benefits of $47,015 and $34,517, respectively, related to the share-based compensation awards.

FAS 123R requires that the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for stock-based awards (excess tax benefits) be classified as financing cash flows. Prior to the adoption of FAS 123R, such excess tax benefits were presented as operating cash flows. Such excess tax benefits amounted to $118,764 and $96,452 for the years ended December 31, 2007 and 2006, respectively, and are included in financing cash flows.

The weighted-average fair value of each stock option granted for 2006 was $12.17. The total intrinsic value of options vested during the years ended December 31, 2007 and 2006, was $138,279 and $101,522, respectively.

As of December 31, 2007, there was approximately $76,661 of unrecognized compensation cost related to unvested share-based compensation awards granted. That cost is expected to be recognized over the next year.

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of each stock option granted was estimated using the following weighted-average assumptions:

	Expected			Remaining
	Dividend	Risk-Free	Expected	Expected
Grant Year	Yield	Interest Rate	Volatility	Life (in years)

2005	1.88%	4.17%	15.69%	7.10
2006	2.00%	4.49%	11.95%	8.10
2006	2.00%	4.57%	11.95%	8.10

Income Taxes

The Corporation and the Bank file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Earnings Per Share

The Corporation provides dual presentation of basic and diluted earnings per share. Basic earnings per share are calculated utilizing net income as reported in the numerator and weighted average shares outstanding in the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any stock options are adjusted in the denominator.

Comprehensive Income

The Corporation is required to present comprehensive income and its components in a full set of general-purpose financial statements for all periods presented. Other comprehensive income is composed of net unrealized holding gains and losses on its available-for-sale securities portfolio and unrecognized pension costs. The Corporation has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Stockholders’ Equity.

Cash Equivalents

The Corporation has defined cash and cash equivalents as those amounts included in the Consolidated Balance Sheet captions “Cash and due from banks,” “Interest-bearing deposits with other banks,” and “Federal funds sold” with original maturities 90 days or less.

Reclassification of Comparative Amounts

Certain items previously reported have been reclassified to conform to the current year’s reporting format. Such reclassification did not affect net income or stockholders’ equity.

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	EARNINGS PER SHARE

There were no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth a reconciliation of the denominator of the basic and diluted earnings per share computation at December 31.

	2007	2006

Weighted-average common shares outstanding	1,200,000	1,200,000
Average treasury stock shares	(83,608)	(85,250)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	1,116,392	1,114,750
Additional common stock equivalents (stock options) used to calculate diluted earnings per share	14,260	20,246

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	1,130,652	1,134,996

Option to purchase 12,300 and 300 shares at an exercise price of $58 and $53.50 were outstanding as of December 31, 2007, but were not included in the computation of diluted earnings per share because to do so would have been antidilutive.

3.	INVESTMENT SECURITIES

The amortized cost and fair values of investment securities available for sale and held to maturity are as follows:

	2007
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Available for sale
U.S. government agency securities	$37,274,654	$46,541	$(7,931)	$37,313,264
Mortgage-backed securities	120,130	2,692	(71)	122,751

Total	$37,394,784	$49,233	$(8,002)	$37,436,015

Held to maturity
U.S. government agency securities	$57,402,407	$65,135	$(966,980)	$56,500,562
Obligations of states and political subdivisions	23,830,691	238,093	(79,872)	23,988,912
Mortgage-backed securities	108,212	1,622	—	109,834

Total	$81,341,310	$304,850	$(1,046,852)	$80,599,308

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Available for sale
U.S. government agency securities	$37,271,704	$—	$(713,062)	$36,558,642
Mortgage-backed securities	142,364	2,478	(202)	144,640

Total	$37,414,068	$2,478	$(713,264)	$36,703,282

Held to maturity
U.S. government agency securities	$54,147,716	$8,072	$(1,544,651)	$52,611,137
Obligations of states and political subdivisions	23,197,220	237,055	(103,070)	23,331,205
Mortgage-backed securities	128,787	1,940	—	130,727

Total	$77,473,723	$247,067	$(1,647,721)	$76,073,069

The following table shows the Corporation’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006.

	2007
	Less Than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. government agency securities	$25,843,944	$(353,860)	$19,297,672	$(621,051)	$45,141,616	$(974,911)
Obligations of states and political subdivisions	2,996,441	(12,629)	5,412,794	(67,243)	8,409,235	(79,872)
Mortgage-backed securities	13,018	(71)	—	—	13,018	(71)

Total	$28,853,403	$(366,560)	$24,710,466	$(688,294)	$53,563,869	$(1,054,854)

	2006
	Less Than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. government agency securities	$22,935,357	$(483,496)	$65,489,182	$(1,774,217)	$88,424,539	$(2,257,713)
Obligations of states and political subdivisions	1,372,574	(31,963)	7,294,124	(71,107)	8,666,698	(103,070)
Mortgage-backed securities	—	—	16,604	(202)	16,604	(202)

Total	$24,307,931	$(515,459)	$72,799,910	$(1,845,526)	$97,107,841	$(2,360,985)

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The policy of the Corporation is to recognize an other-than-temporary impairment of equity securities where the fair value has been significantly below cost for three consecutive quarters. For fixed maturity investments with unrealized losses due to interest rates where the Corporation has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other-than-temporary. There are 47 positions that are temporarily impaired at December 31, 2007. The Corporation reviews its position quarterly and has asserted that at December 31, 2007 and 2006, the declines outlined in the above table represent temporary declines and the Corporation does have the intent and ability either to hold those securities to maturity or to allow a market recovery.

The Corporation has concluded that any impairment of its investment securities portfolio is not other-than-temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period.

The amortized cost and fair values of debt securities at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$—	$—	$524,892	$526,928
Due after one year through five years	—	—	3,127,493	3,152,184
Due after five years through ten years	3,391,662	3,399,946	8,573,042	8,619,685
Due after ten years	34,003,122	34,036,069	69,115,883	68,300,511

Total	$37,394,784	$37,436,015	$81,341,310	$80,599,308

Proceeds from the sales of investment securities available for sale, and gross realized gains were $2,754,716 and $136,126, during 2006, respectively. There were no sales of investment securities available for sale during 2007.

Investment securities with an amortized cost of $26,724,317 and $25,623,043 and fair values of $26,563,031 and $24,973,021 at December 31, 2007 and 2006, respectively, were pledged to secure public deposits and other purposes as required by law.

4.	LOANS

Major classifications of loans are summarized as follows:

	2007	2006

Real estate:
1 — 4 family	$17,554,872	$20,032,585
Commercial	104,178,122	93,589,033
Commercial	35,095,600	43,891,987
Consumer	2,240,755	2,561,544
Lease financing	4,578,464	5,211,303
Tax-exempt	2,101,323	2,227,068

	165,749,136	167,513,520
Less unearned income	495,352	635,190

	165,253,784	166,878,330
Less allowance for loan losses	1,850,183	1,765,486

Net loans	$163,403,601	$165,112,844

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Corporation grants commercial and industrial loans, commercial and residential mortgages, and consumer loans to customers located within the greater Pittsburgh area. Within the Corporation’s diversified loan portfolio are loans outstanding to individuals and businesses functioning as real estate lessors and operators. These loans amounted to $48,135,362, or 29.46 percent, and $50,712,449, or 30.71 percent, of total loans at December 31, 2007 and 2006, respectively. Such loans are subject to, at origination, credit risk assessment by management following the Corporation’s lending policy. In general, at December 31, 2007 and 2006, a substantial portion of the Corporation’s loan portfolio performance is dependent upon the economic stability of its immediate trade area.

Information with respect to impaired loans and the related allowance for loan losses is set forth below:

	2007	2006

Impaired loans:
With a related allowance for loan losses	$584,567	$273,426
Without a related allowance for loan losses	—	—

Total	$584,567	$273,426

Allowance for loan losses	$303,000	$41,014
Average recorded investment in impaired loans	582,762	470,527
Interest income recognized	12,160	3,321
Impaired loans charged off	—	233,417

In the normal course of business, loans are extended to directors, executive officers, and their associates. A summary of loan activity for those executive officers, directors, and their associates with aggregate loan balances in excess of $60,000 for the year ended December 31, 2007, is as follows:

		Amounts
2006	Additions	Collected	2007

$380,000	$1,103,814	$910,952	$572,862

5.	ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

	2007	2006

Balance, January 1	$1,765,486	$1,784,896
Add:
Provision charged to operations	25,000	325,000
Recoveries	175,761	41,050
Less loans charged off	116,064	385,460

Balance, December 31	$1,850,183	$1,765,486

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

	2007	2006

Land and land improvements	$290,164	$290,164
Buildings and building improvements	2,531,359	2,484,354
Furniture, fixtures, and equipment	4,135,444	4,093,397

	6,956,967	6,867,915
Less accumulated depreciation	5,740,163	5,476,148

Total	$1,216,804	$1,391,767

Depreciation charged to operations was $269,639 in 2007 and $267,684 in 2006.

7.	GOODWILL

As of December 31, 2007 and 2006, goodwill had a gross carrying amount of $681,203 and an accumulated amortization amount of $34,060, resulting in a net carrying amount of $647,143.

The gross carrying amount of goodwill was tested for impairment in the fourth quarter, after the annual forecasting process. Due to an increase in overall earning asset growth, operating profits and cash flows were greater than expected. Based on fair value of the reporting unit, estimated using present value of future cash flows, no goodwill impairment loss was recognized in the current year.

8.	INTANGIBLE ASSETS

A summary of intangible assets is as follows:

	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount

Balance at December 31, 2005	437,913	(272,532)	165,381
Amortization Expense	—	(54,088)	(54,088)

Balance at December 31, 2006	$437,913	$(326,620)	$111,293
Amortization Expense	—	(54,088)	(54,088)

Balance at December 31, 2007	$437,913	$(380,708)	$57,205

The estimated amortization of amortizing intangible assets is expected to be $51,997, $3,905 and $1,303 for the years ending December 31, 2008, 2009, and 2010, respectively.

9.	DEPOSITS

Time deposits at December 31, 2007, mature as follows: $98,990,660 for 2008; $14,870,558 for 2009; $6,129,610 for 2010; $4,709,295 for 2011; $4,407,710 for 2012; and $5,149,224 beyond 2012.

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $40,787,459 and $45,342,083 at December 31, 2007 and 2006, respectively. At December 31, 2007, the scheduled maturities of these certificates of deposit are as follows:

Three months or less	$12,980,425
Over three months to six months	3,616,608
Over six months to twelve months	16,360,878
Over one year	7,829,548

Total	$40,787,459

10.	SHORT-TERM BORROWINGS

Short-term borrowings consist of borrowings from the FHLB of Pittsburgh. Average amounts outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance. There were no outstanding balances as of December 31, 2007 and 2006.

The related information for short-term borrowings are summarized as follows:

	2007	2006

Maximum amount outstanding at any month-end	7,786,500	5,463,000
Average balance outstanding during the year	2,306,167	767,870
Weighted-average interest rate paid during the year	5.32%	4.70%

11.	OTHER BORROWED FUNDS

Other borrowed funds consist of the following at December 31:

	2007	2006

Variable rate advances from the FHLB of Pittsburgh	$8,000,000	$8,000,000

Interest on the variable rate advances is payable monthly at a rate that may be reset at the FHLB’s discretion on a quarterly basis based on the three-month LIBOR rate plus 0.14 percent. Principal of $8,000,000 is due on March 22, 2010. The rate on this advance is 6.04 percent at December 31, 2007.

The Bank has a blanket credit arrangement with the FHLB with an available borrowing limit of approximately $141 million at December 31, 2007. This credit arrangement is subject to annual renewal, incurs no service charges, and is secured by the Bank’s FHLB stock, deposits with the FHLB, mortgage-backed securities, and certain first mortgage loans.

12.	INCOME TAXES

The provision for income taxes consists of:

	2007	2006

Current	$1,353,219	$1,424,540
Deferred	(17,655)	(32,639)

Total	$1,335,564	$1,391,901

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following temporary differences gave rise to the net deferred tax assets (liabilities) at December 31:

	2007	2006

Deferred tax assets:
Allowance for loan losses	$384,587	$376,502
Deferred origination fees, net	20,478	19,758
Accrued pension cost	321,269	330,010
Interest on nonaccrual loans	16,231	18,199
Net unrealized loss on securities	—	241,667
Stock options	73,779	29,579
Other	1,377	1,470

Total deferred tax assets	817,721	1,017,185

Deferred tax liabilities:
Investment securities discount accretion	(118,265)	(87,057)
Premises and equipment	(33,566)	(26,589)
Net unrealized gain on securities	(14,018)	—
Intangible assets	(12,069)	(25,706)

Total deferred tax liabilities	(177,918)	(139,352)

Net deferred tax assets	$639,803	$877,833

No valuation allowance was established at December 31, 2007 and 2006, in view of the Corporation’s ability to carryback taxes paid in previous years and certain tax strategies.

The reconciliation between the federal statutory rate and the Corporation’s effective consolidated income tax rate is as follows:

	2007		2006
		% of		% of
		Pretax		Pretax
	Amount	Income	Amount	Income

Provision at statutory rate	$1,650,333	34.0%	$1,751,194	34.0%
Effect of tax-free income	(348,914)	(7.2)	(346,300)	(6.7)
Other	34,145	0.7	(12,993)	(0.3)

Actual tax expense and effective rate	$1,335,564	27.5%	$1,391,901	27.0%

The Corporation adopted the provisions of FIN No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109, effective January 1, 2007. FIN No. 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more-likely-than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. FIN No. 48 also provides guidance on the accounting for and

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

disclosure of unrecognized tax benefits, interest, and penalties. The adoption of FIN No. 48 did not have a significant impact on the Corporation’s financial statements.

13.	EMPLOYEE BENEFITS

The Corporation sponsors a trusteed, noncontributory defined benefit pension plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Corporation and compensation rates near retirement. The Corporation’s funding policy was to make annual contributions, if needed, based upon the funding formula developed by the plan’s actuary. As of December 31, 2006, the Corporation elected to freeze the defined benefit pension plan effective March 15, 2007.

The Corporation adopted the recognition provisions of Statement of Financial Accounting Standard (“FAS”) 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans and initially applied them to the funded status of its defined benefit pension plan as of December 31, 2006. The initial recognition of the funded status of its defined benefit pension plan resulted in an increase in shareholders’ equity of $43,650, which was net of taxes of $22,488.

Obligations and Funded Status

The following table sets forth the status at December 31:

	2007	2006

Change in Benefit Obligation
Benefit obligation, beginning of year	$3,055,082	$2,887,735
Service cost	196,724	199,567
Interest cost	181,953	171,877
Actuarial adjustment	(301,626)	(110,982)
Benefits paid	(138,951)	(93,115)
Effects of curtailment	(720,346)	—

Benefit obligation, end of year	2,272,836	3,055,082

Change in Plan Assets
Fair value of plan assets, beginning of year	2,149,288	1,907,672
Actual gain on plan assets	86,005	195,223
Employer contribution	19,636	139,508
Benefits paid	(138,951)	(93,115)

Fair value of plan assets, end of year	2,115,978	2,149,288

Funded status	$156,858	$(905,794)

	2007	2006

Amounts recognized in accumulated other comprehensive income consist of:
Net gain	$(780,324)	$(50,680)
Transaction adjustment	(7,727)	(15,458)

Total	$(788,051)	$(66,138)

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The accumulated benefit obligation for the defined benefit pension plan was $2,272,836 and $2,984,010 at December 31, 2007 and 2006, respectively. Information for pension plans with an accumulated benefit obligation in excess of plan assets at December 31 is as follows:

	2007	2006

Projected benefit obligation	$2,272,836	$3,055,082
Accumulated benefit obligation	2,272,836	2,984,010
Fair value of plan assets	2,115,978	2,149,288

	2007	2006

Net periodic benefit cost recognized for year
Service cost	$196,724	$199,567
Interest cost	181,953	171,877
Expected return on plan assets	181,609	(160,187)
Net amortization	(7,731)	(7,731)

Net periodic benefit cost	$552,555	$203,526

Assumptions

Weighted-average assumptions used to determine benefit obligations at December 31:

	2007	2006

Discount rate	6.00%	6.00%
Rate of compensation increase	3.25%	3.25%

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:

	2007	2006

Discount rate	6.00%	6.00%
Expected return on plan assets	8.50%	8.50%
Rate of compensation increase	3.25%	3.25%

The expected long-term rate of return on plan assets gives consideration to returns currently being earned on plan assets, as well as future rates expected to be earned.

Plan Assets

The Bank’s pension plan weighted-average asset allocations at December 31, 2007 and 2006, by asset category, are as follows:

Asset Category
Equities	63%	65%
Debt securities	36	34
Other	1	1

Total	100%	100%

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The investment objective for the defined benefit pension plan is to maximize total return with tolerance for average to slightly above average risk. Asset allocation strongly favors mutual funds, since these types of investments are generally less risky in nature than equity securities.

Cash Flows

Pension
Year Ended	Benefits

2008	48,020
2009	49,807
2010	48,689
2011	69,241
2012	100,898
2013 through 2017	578,485

Contributions

The Bank expects to contribute $48,003 to its pension plan in 2008.

14.	STOCK OPTION PLAN

The Corporation maintains a Stock Option Plan (“SOP”) that provides for granting shares to eligible directors, officers, and employees. The stock options typically have expiration terms of ten years subject to certain extensions and early terminations. The per share exercise price of an option granted cannot be less than the fair value of a share of common stock on the date the option is granted. The options granted in 2006 are vested 50 percent after one year and 50 percent after two years.

The following table presents share data related to the SOP:

		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	2007	Price	2006	Price

Outstanding, January 1	74,545	$29.70	74,200	$26.61
Granted	—	$—	12,750	$42.50
Exercised	(12,741)	$32.30	(12,130)	$25.45
Forfeited	—	$—	(275)	$31.89

Outstanding, December 31	61,804	$37.37	74,545	$29.70

Exercisable, December 31	55,504	$35.04	56,395	$25.37

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes characteristics of stock options outstanding and exercisable at December 31, 2007:

	Outstanding			Exercisable
			Average		Average
		Average	Exercise		Exercise
Exercise Price	Shares	Life	Price	Shares	Price

$30.00	1,594	0.6	$30.00	1,594	$30.00
$22.50	3,900	1.3	$22.50	3,900	$22.50
$22.00	5,350	1.3	$22.50	5,350	$22.50
$19.62	7,400	3.1	$19.62	7,400	$19.62
$20.50	100	3.2	$20.50	100	$20.50
$27.20	7,265	4.1	$27.20	7,265	$27.20
$35.68	8,315	5.1	$35.68	8,315	$35.68
$42.50	7,355	6.1	$42.50	7,355	$42.50
$47.00	7,925	7.1	$47.00	7,925	$47.00
$58.00	12,300	8.1	$58.00	6,150	$58.00
$53.50	300	8.1	$53.50	150	$53.50

Total	61,804			55,504

15.	COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

In the normal course of business, there are various outstanding commitments and certain contingent liabilities that are not reflected in the accompanying consolidated financial statements. These commitments and contingent liabilities represent financial instruments with off-balance sheet risk. The contractual or notional amounts of those instruments reflect the extent of involvement in particular types of financial instruments, which consisted of the following:

	2007	2006

Commitments to extend credit	$33,140,786	$14,767,408
Standby letters of credit	2,649,691	235,074

Total	$35,790,477	$15,002,482

The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the counterparty. The terms are typically for a one-year period with an annual renewal option subject to prior approval by management.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments consist primarily of available commercial and personal lines of credit. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These instruments are issued primarily to support bid- or performance-related contracts. The coverage period for these instruments is typically a one-year period with an annual renewal option subject to prior approval by management. Fees earned from the issuance of these letters

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are recognized over the coverage period. For secured letters of credit, the collateral is typically real estate or customer business assets.

The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. Substantially all commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses. Since many of the commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future funding requirements.

Leases

The Corporation utilized certain Bank premises under long-term operating leases expiring at various dates through the year 2009 and thereafter. These leases contain renewal options and generally provide that the Corporation will pay for insurance, taxes, and maintenance.

At December 31, 2007, the Corporation was committed under noncancellable lease agreements for minimum rental payments to lessors as follows:

2008	$175,908
2009	177,108
2010	154,753
2011	110,676
2012	79,439
2013 thereafter	126,500

Total	$824,384

Total rentals charged to operations amounted to $174,120 and $162,840 in 2007 and 2006, respectively.

16.	REGULATORY RESTRICTIONS

The Company’s wholly owned subsidiary, the Bank, is subject to the Pennsylvania Banking Code, which restricts the availability of surplus for dividend purposes. At December 31, 2007, surplus funds of $3,159,757 were not available for dividends.

Federal law prevents the Corporation from borrowing from the Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Bank’s capital. There are no outstanding intercompany loans as of December 31, 2007 and 2006.

Included in cash and due from banks are required federal reserves of $2,070,000 and $2,479,000 at December 31, 2007 and 2006, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These reserves are held in the form of cash on hand and a balance maintained with the Federal Reserve Bank.

17.	REGULATORY CAPITAL REQUIREMENTS

Federal regulations require the Corporation and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) established five capital categories ranging from “well capitalized” to “critically undercapitalized.”

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Should any institution fail to meet the requirements to be considered “adequately capitalized,” it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 2007 and 2006, the FDIC categorized the Corporation and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier I risk-based, and Tier I Leverage capital ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

The following table reflects the Corporation’s capital ratios (which are substantially the same as the Bank’s) at December 31:

	2007		2006
	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets)
Actual	$40,077,857	18.74%	$37,821,921	17.58%
For Capital Adequacy Purposes	17,113,541	8.00	17,210,449	8.00
To Be Well Capitalized	21,391,927	10.00	21,513,061	10.00
Tier I Capital (to Risk-Weighted Assets)
Actual	$38,227,674	17.87%	$36,056,435	16.76%
For Capital Adequacy Purposes	8,556,771	4.00	8,605,224	4.00
To Be Well Capitalized	12,835,156	6.00	12,907,834	6.00
Tier I Capital (to Average Assets)
Actual	$38,227,674	12.79%	$36,056,435	11.89%
For Capital Adequacy Purposes	11,952,600	4.00	12,130,440	4.00
To Be Well Capitalized	14,940,750	5.00	15,163,050	5.00

18.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values and estimated fair values at December 31, 2007 and 2006, of the Corporation’s financial instruments are as follows:

	2007		2006
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Financial assets
Cash and cash equivalents	$11,162,723	$11,162,723	$13,430,266	$13,430,266
Loans held for sale	755,000	755,000	363,900	363,900
Investment securities:
Available for sale	37,436,015	37,436,015	36,703,282	36,703,282
Held to maturity	81,341,310	80,599,308	77,473,723	76,073,069
Net loans	158,825,137	154,283,018	162,302,330	153,484,000
Bank-owned life insurance contracts	3,025,403	3,025,403	2,925,403	2,925,403
Regulatory stock	573,300	573,300	583,800	583,800
Accrued interest receivable	1,333,105	1,333,105	1,375,172	1,375,172
Financial liabilities
Deposits	$251,272,308	$252,524,513	$253,103,114	$251,637,079
U.S. treasury demand note	737,300	737,300	718,490	718,490
Other borrowed funds	8,000,000	8,000,025	8,000,000	8,190,000
Accrued interest payable	2,309,656	2,309,656	2,322,551	2,322,551

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments are based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. Since many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

Since certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Corporation.

The Corporation employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Cash Equivalents, Accrued Interest Receivable, Regulatory Stock, U.S. Treasury Demand Note, and Accrued Interest Payable

The fair value of these instruments approximates the current book value.

Investment Securities

The fair value of investment securities available for sale and held to maturity is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Loans and Loans Held for Sale

For variable rate loans repricing within six months or less, fair values are based on carrying values.

The fair value of certain mortgage loans is based on quoted market prices of similar loans sold in conjunction with secured transactions, adjusted for any differences in loan characteristics, with servicing retained. Fixed rate commercial loans, other installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by the Corporation on comparable loans as to credit risk and term.

Bank-Owned Life Insurance

The fair value of bank-owned life insurance contracts is equal to the cash surrender value of the contracts.

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deposits

The fair values of demand deposits are equal to the carrying value of such deposits. Demand deposits include non-interest-bearing and interest-bearing demand deposits, savings accounts, and money market demand accounts. The fair value of variable rate term deposits — those repricing within six months or less — approximated the carrying value of these deposits. Discounted cash flows have been used to value fixed rate term deposits and variable rate term deposits having an interest rate floor that has been reached. The discount rate used is based on interest rates currently being offered by the Corporation on comparable deposits as to amount and term.

Other Borrowed Funds

The fair value of fixed rate borrowings is estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount on variable rate borrowings approximates its fair value.

Commitments to Extend Credit and Standby Letters of Credit

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar arrangements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 15.

19.	PARENT COMPANY

Following are condensed financial statements for the Corporation:

CONDENSED BALANCE SHEET

	December 31,
	2007	2006

ASSETS
Cash	$83,414	$12,945
Investment in subsidiary	39,251,014	36,202,099
Other assets	144,572	174,359

TOTAL ASSETS	$39,479,000	$36,389,403

LIABILITIES	$—	$—
STOCKHOLDERS’ EQUITY	39,479,000	36,389,403

LIABILITIES AND STOCKHOLDERS’ EQUITY	$39,479,000	$36,389,403

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENT OF INCOME

	Year Ended December 31,
	2007	2006

INCOME
Dividends from subsidiary bank	$1,351,798	$1,135,043
Other income	5,328	—
EXPENSES
Other	96,239	195,519

Income before equity in undistributed net income of subsidiary	1,260,887	939,524
Equity in undistributed net income of subsidiary	2,257,468	2,819,147

NET INCOME	$3,518,355	$3,758,671

	Year Ended December 31,
	2007	2006

OPERATING ACTIVITIES
Net income	$3,518,355	$3,758,671
Undistributed net income of subsidiary	(2,033,794)	(2,819,147)
Other	125,739	209,639

Net cash provided by operating activities	1,610,300	1,149,163

INVESTING ACTIVITIES
FINANCING ACTIVITIES
Cash dividends	(1,351,798)	(1,260,043)
Stock options exercised	9,973	370,264
Purchase of treasury stock	(198,006)	(291,259)

Net cash used for financing activities	(1,539,831)	(1,181,038)

Increase (decrease) in cash	70,469	(31,875)
CASH AT BEGINNING OF YEAR	12,945	44,820

CASH AT END OF YEAR	$83,414	$12,945

20.	MERGER AGREEMENT WITH FNB CORPORATION

On February 14, 2008, the Company signed a definitive merger agreement with FNB Corporation (“FNB”). Under terms of the agreement, upon consummation of the merger into FNB, each outstanding share of common stock will be converted into the right to receive either $75.00 in cash or five shares of FNB common stock, or a combination of cash and shares, at the election of the holder, subject to an overall requirement of 45 percent cash and 55 percent stock. The merger is anticipated to be consummated during the third quarter of 2008, which is subject to shareholder and regulatory approval.

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Iron and Glass Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of Iron and Glass Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Iron and Glass Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 13 to the consolidated financial statements, Iron and Glass Bancorp, Inc. changed its method of accounting for its defined benefit pension plans as of December 31, 2006, in accordance with Financial Accounting Standards Board Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

Wexford, PA
April 19, 2007

IRON AND GLASS BANCORP, INC.

CONSOLIDATED BALANCE SHEET

	December 31,
	2006	2005

ASSETS
Cash and due from banks	$5,435,804	$8,696,487
Interest-bearing deposits with other banks	101,002	81,729
Federal funds sold	7,893,460	—

Total cash and cash equivalents	13,430,266	8,778,216
Loans held for sale	363,900	342,000
Investment securities available for sale	36,703,282	39,348,280
Investment securities held to maturity (fair value	77,473,723	70,967,513
of $76,073,069 and $70,624,647)
Loans (net of unearned income of $635,190 and $857,241)	166,878,330	165,543,095
Less allowance for loan losses	1,765,486	1,784,896

Net loans	165,112,844	163,758,199
Premises and equipment	1,391,767	1,556,736
Bank-owned life insurance	2,925,403	2,833,033
Goodwill	647,143	647,143
Other real estate owned	313,122	839,300
Accrued interest and other assets	3,257,945	4,118,988

TOTAL ASSETS	$301,619,395	$293,189,408

LIABILITIES
Deposits:
Non-interest-bearing demand	$36,045,774	$38,142,389
Interest-bearing demand	23,709,531	26,041,569
Money market	31,140,422	38,407,660
Savings	30,375,309	33,389,087
Time	131,832,078	103,470,387

Total deposits	253,103,114	239,451,092
U.S. treasury demand note	718,490	615,618
Short-term borrowings	—	9,243,900
Other borrowed funds	8,000,000	8,000,000
Accrued interest and other liabilities	3,408,388	2,344,115

TOTAL LIABILITIES	265,229,992	259,654,725

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 1,000,000 shares authorized, none issued	—	—
Common stock, no par value; 5,000,000 shares authorized, 1,200,000 shares issued	600,000	600,000
Surplus	2,902,714	2,704,740
Retained earnings	35,680,830	33,154,595
Accumulated other comprehensive loss	(425,468)	(578,506)

	38,758,076	35,880,829
Treasury stock (82,491 and 87,630 shares)	(2,368,673)	(2,346,146)

TOTAL STOCKHOLDERS’ EQUITY	36,389,403	33,534,683

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$301,619,395	$293,189,408

See accompanying notes to the consolidated financial statements.

IRON AND GLASS BANCORP, INC.

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
	2006	2005

INTEREST INCOME
Interest and fees on loans	$11,222,037	$10,533,132
Interest-bearing deposits with other banks	3,082	4,089
Federal funds sold	174,927	61,634
Investment securities:
Taxable interest	5,350,795	5,215,097
Tax-exempt interest	881,456	747,851

Total interest income	17,632,297	16,561,803

INTEREST EXPENSE
Deposits	6,301,855	4,588,160
U.S. treasury demand note	16,526	9,736
Short-term borrowings	36,059	39,576
Other borrowed funds	489,600	489,600

Total interest expense	6,844,040	5,127,072

NET INTEREST INCOME	10,788,257	11,434,731
Provision for loan losses	325,000	535,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,463,257	10,899,731

NONINTEREST INCOME
Service charges on deposit accounts	1,095,880	857,626
Investment securities gains, net	136,126	—
Bank-owned life insurance earnings	92,400	80,831
Gain on sale of loans	132,049	152,146
Other income	233,046	176,993

Total noninterest income	1,689,501	1,267,596

NONINTEREST EXPENSE
Salaries and employee benefits	3,558,573	3,522,204
Occupancy expense	583,564	544,047
Equipment expense	382,998	393,316
Data processing expense	169,147	203,029
Pennsylvania shares tax	295,012	272,376
Other expense	2,012,892	1,975,671

Total noninterest expense	7,002,186	6,910,643

Income before income taxes	5,150,572	5,256,684
Income taxes	1,391,901	1,509,978

NET INCOME	$3,758,671	$3,746,706

EARNINGS PER SHARE
Basic	$3.37	$3.37
Diluted	3.31	3.31

See accompanying notes to the consolidated financial statements.

IRON & GLASS BANCORP, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

				Accumulated
				Other		Total
	Common		Retained	Comprehensive	Treasury	Stockholders’	Comprehensive
	Stock	Surplus	Earnings	Income (Loss)	Stock	Equity	Income (Loss)

Balance, December 31, 2004	$600,000	$2,678,858	$30,546,072	$33,323	$(2,458,580)	$31,399,673
Net income			3,746,706			3,746,706	$3,746,706
Dividends declared ($1.05 per share)			(1,167,122)			(1,167,122)
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net of reclassification adjustment, net of tax benefit of $315,185				(611,829)		(611,829)	(611,829)
Comprehensive income							$3,134,877

Stock options exercised (4,200 shares exercised)		25,882	28,939		112,434	167,255

Balance, December 31, 2005	600,000	2,704,740	33,154,595	(578,506)	(2,346,146)	33,534,683
Net income			3,758,671			3,758,671	$3,758,671
Dividends declared ($1.13 per share)			(1,260,043)			(1,260,043)
Other comprehensive income:
Unrealized gain on available-for-sale securities, net of reclassification adjustment, net of taxes of $56,351				109,388		109,388	109,388
Comprehensive income							$3,868,059

Cumulative effect of change in accounting for pension obligations, net of tax benefit of $22,488				43,650		43,650
Stock-based compensation expense		101,522				101,522
Treasury stock repurchased (4,766 shares repurchased)					(291,259)	(291,259)
Stock options exercised (9,905 shares exercised)		96,452	27,607		268,732	392,791

Balance, December 31, 2006	$600,000	$2,902,714	$35,680,830	$(425,468)	$(2,368,673)	$36,389,403

	2006	2005

Components of comprehensive loss:
Change in net unrealized loss on investment securities available for sale	$199,231	$(611,829)
Realized gains included in net income, net of taxes of $46,283 for 2006	(89,843)	—

Total	$109,388	$(611,829)

See accompanying notes to the consolidated financial statements.

IRON AND GLASS BANCORP, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2006	2005

OPERATING ACTIVITIES
Net income	$3,758,671	$3,746,706
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion, net	(2,794,741)	(3,188,540)
Provision for loan losses	325,000	535,000
Investment securities gains, net	(136,126)	—
Loans originated for sale	(9,952,580)	(10,757,396)
Proceeds from sale of loans	10,062,729	11,054,342
Gain on sale of loans	(132,049)	(152,146)
Earnings on bank-owned life insurance	(92,400)	(80,831)
Deferred income taxes	(32,639)	(19,503)
Increase in accrued interest receivable	(85,270)	(246,820)
Increase in accrued interest payable	1,002,023	352,181
Other, net	108,370	422,313

Net cash provided by operating activities	2,030,988	1,665,306

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from maturities and principal repayments	75,169	16,524,629
Proceeds from sales	2,754,716	646,783
Purchases	—	(32,302,830)
Investment securities held to maturity:
Proceeds from maturities and principal repayments	1,125,808	25,636,526
Purchases	(4,443,709)	(15,341,325)
Net decrease (increase) in loans	(1,828,242)	1,246,811
Net purchases of premises and equipment	(102,715)	(167,076)
Redemption of regulatory stock	1,811,000	—
Purchase of regulatory stock	(898,500)	(838,500)
Proceeds from the sale of other real estate owned	775,052	1,756,222

Net cash used for investing activities	(731,421)	(2,838,760)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	13,652,022	(10,475,481)
Net increase in U.S. treasury demand note	102,872	160,136
Increase (decrease) in short-term borrowings	(9,243,900)	9,243,900
Cash dividends paid	(1,260,043)	(1,167,122)
Stock options exercised	392,791	167,255
Treasury stock purchases	(291,259)	—

Net cash provided by (used for) financing activities	3,352,483	(2,071,312)
Increase (decrease) in cash and cash equivalents	4,652,050	(3,244,766)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	8,778,216	12,022,982

CASH AND CASH EQUIVALENTS AT END OF YEAR	$13,430,266	$8,778,216

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest on deposits and other borrowed funds	$5,842,017	$4,774,891
Income taxes	1,371,000	1,155,000

See accompanying notes to the consolidated financial statements.

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows:

Nature of Operations and Basis of Presentation

Iron and Glass Bancorp, Inc. (the “Corporation”) is a Pennsylvania corporation organized to become the holding company of Iron and Glass Bank (the “Bank”). The Bank is a state-chartered bank and a member of the Federal Reserve Bank of Cleveland. The Corporation’s principal sources of revenue emanate from its portfolio of commercial, commercial mortgage, residential real estate, and consumer loans as well as interest earnings on investment securities and a variety of deposit services to its customers through eight locations. The Corporation and the Bank are supervised by the Board of Governors of the Federal Reserve System, while the Bank is further subject to regulation and supervision by the Pennsylvania Department of Banking.

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, the Bank. All intercompany transactions have been eliminated in consolidation. The investment in subsidiary on the Corporation’s financial statements is carried at the Corporation’s equity in the underlying net assets.

The financial statements have been prepared in conformity with U.S. generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment Securities

Investment securities are classified at the time of purchase, based on management’s intention and ability, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount, which are computed using the interest method and recognized as adjustments of interest income. Certain other debt and equity securities have been classified as available for sale to serve principally as a source of liquidity.

Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank of Pittsburgh (“FHLB”) and Federal Reserve Bank represents ownership in institutions that are wholly owned by other financial institutions. These securities are accounted for at cost and are classified with other assets.

Loans Held for Sale

Loans held for sale primarily consist of residential mortgages and are carried at the lower of cost or aggregate market value. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between sale proceeds and the carrying value of the loans. Such loans sold are not serviced by the Bank.

Loans

Loans are reported at their principal amount, net of unearned income and the allowance for loan losses. Interest on loans is recognized as income when earned on the accrual method. Accrual of interest is discontinued when, in the opinion of management, collection is doubtful. Payments received on nonaccrual

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

loans are recorded as income or applied against principal according to management’s judgment as to the collectibility of principal.

Loan origination fees and costs are being deferred, and the net amount is amortized as an adjustment of the related loan’s yield. The Corporation is amortizing these amounts over the contractual life of the loan.

Allowance for Loan Losses

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management’s periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap. The Corporation may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances surrounding the loan and the borrower including the length of the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest owed.

Real Estate Owned

Real estate owned acquired in settlement of foreclosed loans is carried at the lower of cost or fair value minus estimated cost to sell. Direct costs incurred in the foreclosure process and subsequent holding costs incurred on such properties are recorded as expenses of current operations.

Bank-Owned Life Insurance (BOLI)

The Corporation owns insurance on the lives of a certain group of key employees. The policies were purchased to help offset the increase in the costs of various fringe benefit plans including healthcare. The cash surrender value of these policies is included as an asset on the consolidated statements of financial condition, and any increases in the cash surrender value are recorded as noninterest income on the consolidated statements of income. In the event of the death of an insured individual under these policies, the Corporation would receive a death benefit, which would be recorded as noninterest income.

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is principally computed on the straight-line method over the estimated useful lives of the related assets, which range from 2 to 3 years for furniture, fixtures, and equipment and 20 to 31.5 years for building premises. Leasehold improvements are amortized over the shorter of their estimated useful lives or their respective lease terms, which range from five to ten years. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

Intangible Assets

Intangible assets include core deposit intangibles. The core deposit intangibles are being amortized over a ten-year life. The recoverability of the carrying value of intangible assets is evaluated on an ongoing basis, and permanent declines in value, if any, are charged to expense.

Goodwill

The Corporation accounts for goodwill in accordance with Statement of Financial Accounting Standards (“FAS”) No. 142, Goodwill and Other Intangible Assets. This statement, among other things, requires a two-step process for testing the impairment of goodwill on at least an annual basis. This approach could cause more volatility in the Corporation’s reported net income because impairment losses, if any, could occur irregularly and in varying amounts. The Corporation performs an annual impairment analysis of goodwill. Based on the fair value of the reporting unit, estimated using the expected present value of future cash flows, no impairment of goodwill was recognized in 2006 and 2005.

Retirement Plan

Employees become plan participants of our Defined Benefit Pension Plan after completing one year of service. The employee must have worked at least 1,000 hours during that year to become a participant. The employee can then enter the plan, upon reaching the age of 21. After five years of eligible service, the employee is 100 percent vested in the plan.

Stock Options

In December 2004, the FASB issued FAS No. 123R, Share-Based Payment, which revised FAS 123, Accounting for Stock-Based Compensation, and superseded APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations. FAS 123R requires the grant-date fair value of all share-based payment awards that are expected to vest, including employee share options, to be recognized as employee compensation expense over the requisite service period. The Corporation adopted FAS 123R on January 1, 2006, and applied the modified prospective transition method. Under this transition method, the Corporation (1) did not restate any prior periods and (2) are recognizing compensation expense for all share-based payment awards that were outstanding, but not yet vested, as of January 1, 2006, based upon the same estimated grant-date fair value and service periods used to prepare the FAS 123 pro forma disclosure.

Prior to adopting FAS 123R, the Corporation accounted for share-based payment awards using the intrinsic value method of APB 25 and related interpretations. Under APB 25, the Corporation did not record compensation expense for employee share options, unless the awards were modified, because the share options were granted with exercise prices equal to or greater than the fair value of the Corporations’ stock on the date of grant. The following table illustrates the effect on reported net income and earnings per share applicable to

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

common shareholders for the year ended December 31, 2005, had the Corporation accounted for the share-based compensation plans using the fair value method of FAS 123:

2005

Net income applicable to common stock:
As reported	$3,746,706
Less pro forma expense related to option	59,060

Pro forma	$3,687,646

Basic net income per common share:
As reported	$3.37
Pro forma	3.32
Diluted net income per common share:
As reported	$3.31
Pro forma	3.26

During the year ended December 31, 2006, the Corporation recorded $101,522 in compensation expense and a tax benefit of $34,517 related to the share-based compensation awards.

FAS 123R requires that the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for stock-based awards (excess tax benefits) be classified as financing cash flows. Prior to the adoption of FAS 123R, such excess tax benefits were presented as operating cash flows. Such excess tax benefits amounted to $96,452 and $25,882 for the years ended December 31, 2006 and 2005, respectively, and are included in operating cash flows.

The weighted average fair value of each stock option granted for 2006 and 2005 was $12.17 and $11.00, respectively. The total intrinsic value of options vested during the year ended December 31, 2006 and 2005, was $101,522 and $59,060, respectively.

As of December 31, 2006, there was approximately $138,279 of unrecognized compensation cost related to unvested share-based compensation awards granted. That cost is expected to be recognized over the next year.

For purposes of computing pro forma results, the Corporation estimated the fair values of stock options using the Black-Scholes option-pricing model. The model requires the use of subjective assumptions that can materially affect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions:

	Expected			Remaining
	Dividend	Risk-Free	Expected	Expected
Grant Year	Yield	Interest Rate	Volatility	Life (in years)

2003	2.37%	4.29%	6.60%	6.10
2004	2.25%	4.22%	12.97%	7.10
2005	1.88%	4.17%	15.69%	8.10
2006	2.00%	4.49%	11.95%	9.10
2006	2.00%	4.57%	11.95%	9.10

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

The Corporation and the Bank file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Earnings Per Share

The Corporation provides dual presentation of basic and diluted earnings per share. Basic earnings per share are calculated utilizing net income as reported in the numerator and weighted average shares outstanding in the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any stock options are adjusted in the denominator.

Comprehensive Income

The Corporation is required to present comprehensive income and its components in a full set of general-purpose financial statements for all periods presented. Other comprehensive income is composed exclusively of net unrealized holding gains and losses on its available for sale securities portfolio. The Corporation has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Stockholders’ Equity.

Cash Equivalents

The Corporation has defined cash and cash equivalents as those amounts included in the Consolidated Balance Sheet captions “Cash and due from banks,” “Interest-bearing deposits with other banks,” and “Federal funds sold” with original maturities 90 days or less.

Reclassification of Comparative Amounts

Certain items previously reported have been reclassified to conform to the current year’s reporting format. Such reclassification did not affect net income or stockholders’ equity.

2.	EARNINGS PER SHARE

There were no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth a reconciliation of the denominator of the basic and diluted earnings per share computation at December 31.

	2006	2005

Weighted-average common shares outstanding	1,200,000	1,200,000
Average treasury stock shares	(85,250)	(88,946)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	1,114,750	1,111,054
Additional common stock equivalents (stock options) used to calculate diluted earnings per share	20,246	20,734

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	1,134,996	1,131,788

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	INVESTMENT SECURITIES

The amortized cost and fair values of investment securities available for sale and held to maturity are as follows:

	2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Available for sale
U.S. government agency securities	$37,271,704	$—	$(713,062)	$36,558,642
Mortgage-backed securities	142,364	2,478	(202)	144,640

Total	$37,414,068	$2,478	$(713,264)	$36,703,282

Held to maturity
U.S. government agency securities	$54,147,716	$8,072	$(1,544,651)	$52,611,137
Obligations of states and political subdivisions	23,197,220	237,055	(103,070)	23,331,205
Mortgage-backed securities	128,787	1,940	—	130,727

Total	$77,473,723	$247,067	$(1,647,721)	$76,073,069

	2005
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Available for sale
U.S. government agency securities	$37,268,728	$—	$(958,282)	$36,310,446
Obligations of states and political subdivisions	2,776,823	85,265	(5,942)	2,856,146
Mortgage-backed securities	179,254	2,747	(313)	181,688

Total	$40,224,805	$88,012	$(964,537)	$39,348,280

Held to maturity
U.S. government agency securities	$49,087,002	$217,236	$(325,537)	$48,978,701
Obligations of states and political subdivisions	21,720,829	133,132	(370,430)	21,483,531
Mortgage-backed securities	159,682	2,733	—	162,415

Total	$70,967,513	$353,101	$(695,967)	$70,624,647

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the Corporation’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005.

	2006
	Less Than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. government agency securities	$22,935,357	$483,496	$65,489,182	$1,774,217	$88,424,539	$2,257,713
Obligations of states and political subdivisions	1,372,574	31,963	7,294,124	71,107	8,666,698	103,070
Mortgage-backed securities	—	—	16,604	202	16,604	202

Total	$24,307,931	$515,459	$72,799,910	$1,845,526	$97,107,841	$2,360,985

	2005
	Less Than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. government agency securities	$49,191,518	$1,034,987	$15,039,390	$248,832	$64,230,908	$1,283,819
Obligations of states and political subdivisions	11,915,274	244,989	3,269,160	131,383	15,184,434	376,372
Mortgage-backed securities	54,560	313	—	—	54,560	313

Total	$61,161,352	$1,280,289	$18,308,550	$380,215	$79,469,902	$1,660,504

The policy of the Corporation is to recognize an other-than-temporary impairment of equity securities where the fair value has been significantly below cost for three consecutive quarters. For fixed maturity investments with unrealized losses due to interest rates where the Corporation has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other-than-temporary. There are 78 positions that are temporarily impaired at December 31, 2006. The Corporation reviews its position quarterly and has asserted that at December 31, 2006, the declines outlined in the above table represent temporary declines and the Corporation does have the intent and ability either to hold those securities to maturity or to allow a market recovery.

The Corporation has concluded that any impairment of its investment securities portfolio is not other-than-temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period.

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amortized cost and fair values of debt securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$—	$—	$—	$—
Due after one year through five years	—	—	1,952,472	1,963,563
Due after five years through ten years	1,898,881	1,884,245	8,889,441	8,882,790
Due after ten years	35,515,187	34,819,037	66,631,810	65,226,716

Total	$37,414,068	$36,703,282	$77,473,723	$76,073,069

Proceeds from the sales of investment securities available for sale, including debt and equity securities, and the gross realized gains on those sales are as follows:

	2006	2005

Proceeds	$2,754,716	$646,783
Gross gains	136,126	—
Gross losses	—	—

Investment securities with an amortized cost of $25,623,043 and $24,609,329 and fair values of $24,973,021 and $24,388,237 at December 31, 2006 and 2005, respectively, were pledged to secure public deposits and other purposes as required by law.

4.	LOANS

Major classifications of loans are summarized as follows:

	2006	2005

Real estate:
1 — 4 family	$20,032,585	$20,090,553
Commercial	93,589,033	97,119,848
Commercial	43,891,987	37,566,924
Consumer	2,561,544	2,589,618
Lease financing	5,211,303	6,739,012
Tax-exempt	2,227,068	2,294,381

	167,513,520	166,400,336
Less unearned income	635,190	857,241

	166,878,330	165,543,095
Less allowance for loan losses	1,765,486	1,784,896

Net loans	$165,112,844	$163,758,199

The Corporation grants commercial and industrial loans, commercial and residential mortgages, and consumer loans to customers located within the greater Pittsburgh area. Within the Corporation’s diversified loan portfolio are loans outstanding to individuals and businesses functioning as real estate lessors and operators. These loans amounted to $50,712,449, or 30.71 percent, and $59,383,001, or 35.80 percent, of total

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

loans at December 31, 2006 and 2005, respectively. Such loans are subject to, at origination, credit risk assessment by management following the Corporation’s lending policy. In general, at December 31, 2006 and 2005, a substantial portion of the Corporation’s loan portfolio performance is dependent upon the economic stability of its immediate trade area.

Information with respect to impaired loans and the related allowance for loan losses is set forth below:

	2006	2005

Impaired loans:
With a related allowance for loan losses	$273,426	$233,417
Without a related allowance for loan losses	—	—

Total	$273,426	$233,417

Allowance for loan losses	$41,014	$113,000
Average recorded investment in impaired loans	470,527	440,931
Interest income recognized	3,321	2,740
Impaired loans charged off	233,417	68,534

In the normal course of business, loans are extended to directors, executive officers, and their associates. A summary of loan activity for those executive officers, directors, and their associates with aggregate loan balances in excess of $120,000 for the year ended December 31, 2006, is as follows:

		Amounts
2005	Additions	Collected	2006

$3,141,641	$534,936	$3,296,577	$380,000

5.	ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

	2006	2005

Balance, January 1	$1,784,896	$1,611,405
Add:
Provision charged to operations	325,000	535,000
Recoveries	41,050	28,338
Less loans charged off	385,460	389,847

Balance, December 31	$1,765,486	$1,784,896

6.	PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

	2006	2005

Land and land improvements	$290,164	$290,164
Buildings and building improvements	2,484,354	2,432,532
Furniture, fixtures, and equipment	4,093,397	4,094,194

	6,867,915	6,816,890
Less accumulated depreciation	5,476,148	5,260,154

Total	$1,391,767	$1,556,736

Depreciation charged to operations was $267,684 in 2006 and $263,819 in 2005.

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	GOODWILL

As of December 31, 2006 and 2005, goodwill had a gross carrying amount of $681,203 and an accumulated amortization amount of $34,060, resulting in a net carrying amount of $647,143.

The gross carrying amount of goodwill was tested for impairment in the fourth quarter, after the annual forecasting process. Due to an increase in overall earning asset growth, operating profits and cash flows were greater than expected. Based on fair value of the reporting unit, estimated using present value of future cash flows, no goodwill impairment loss was recognized in the current year.

8.	INTANGIBLE ASSETS

A summary of intangible assets is as follows:

	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount

Balance at December 31, 2004	$437,913	$(218,444)	$219,469
Amortization Expense	—	(54,088)	(54,088)

Balance at December 31, 2005	437,913	(272,532)	165,381
Amortization Expense	—	(54,088)	(54,088)

Balance at December 31, 2006	$437,913	$(326,620)	$111,293

The estimated amortization of amortizing intangible assets is expected to be $54,088 for the years ending December 31, 2007 through 2008, and $3,117 for the year ending December 31, 2009.

9.	DEPOSITS

Time deposits at December 31, 2006, mature as follows: $78,870,576 for 2007; $30,181,747 for 2008; $5,240,595 for 2009; $5,667,721 for 2010; $4,741,213 for 2011; and $7,130,226 beyond 2011.

Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $45,342,083 and $30,584,581 at December 31, 2006 and 2005, respectively. At December 31, 2006, the scheduled maturities of these certificates of deposit are as follows:

Three months or less	$5,778,710
Over three months to six months	8,056,978
Over six months to twelve months	15,180,418
Over one year	16,325,977

Total	$45,342,083

10.	SHORT-TERM BORROWINGS

Short-term borrowings consist of borrowings from the FHLB of Pittsburgh. Average amounts outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The outstanding balances and related information for short-term borrowings are summarized as follows:

	2006	2005

Balance at year-end	—	9,243,900
Maximum amount outstanding at any month-end	5,463,000	9,243,900
Average balance outstanding during the year	767,870	1,038,600
Weighted-average interest rate:
As of year-end	—	4.23%
Paid during the year	4.70%	3.81%

11.	OTHER BORROWED FUNDS

Other borrowed funds consist of the following at December 31:

	2006	2005

Variable rate advances from the FHLB of Pittsburgh	$8,000,000	$8,000,000

Interest on the variable rate advances is payable monthly at a rate that may be reset at the FHLB’s discretion on a quarterly basis based on the three-month LIBOR rate plus 0.14 percent. Principal of $8,000,000 is due on March 22, 2010. The rate on this advance is 6.04 percent at December 31, 2006.

The Bank has a blanket credit arrangement with the FHLB with an available borrowing limit of approximately $138 million at December 31, 2006. This credit arrangement is subject to annual renewal, incurs no service charges, and is secured by the Bank’s FHLB stock, deposits with the FHLB, mortgage-backed securities, and certain first mortgage loans.

12.	INCOME TAXES

The provision for income taxes consists of:

	2006	2005

Current	$1,424,540	$1,529,481
Deferred	(32,639)	(19,503)

Total	$1,391,901	$1,509,978

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following temporary differences gave rise to the net deferred tax assets (liabilities) at December 31:

	2006	2005

Deferred tax assets:
Allowance for loan losses	$376,502	$395,659
Deferred origination fees, net	19,758	18,096
Accrued pension cost	330,010	314,506
Interest on nonaccrual loans	18,199	15,988
Allowance for other real estate owned	—	20,400
Net unrealized loss on securities	241,667	298,019
Stock options	29,579	—
Other	1,470	1,676

Total deferred tax assets	1,017,185	1,064,344

Deferred tax liabilities:
Investment securities discount accretion	(87,057)	(90,774)
Premises and equipment	(26,589)	(52,411)
Intangible assets	(25,706)	(19,613)

Total deferred tax liabilities	(139,352)	(162,798)

Net deferred tax assets	$877,833	$901,546

No valuation allowance was established at December 31, 2006 and 2005, in view of the Corporation’s ability to carryback taxes paid in previous years and certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Corporation’s earnings potential.

The reconciliation between the federal statutory rate and the Corporation’s effective consolidated income tax rate is as follows:

	2006		2005
		% of		% of
		Pretax		Pretax
	Amount	Income	Amount	Income

Provision at statutory rate	$1,751,194	34.0%	$1,787,273	34.0%
Effect of tax-free income	(346,300)	(6.7)	(327,716)	(6.2)
Other	(12,993)	(0.3)	50,421	0.9

Actual tax expense and effective rate	$1,391,901	27.0%	$1,509,978	28.7%

13.	EMPLOYEE BENEFITS

The Bank sponsors a trusteed, noncontributory defined benefit pension plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates near retirement. The Bank’s funding policy was to make annual contributions, if needed, based upon the funding formula developed by the plan’s actuary. As of December 31, 2006, the Bank has elected to freeze the defined benefit pension plan effective March 15, 2007.

The Bank adopted the recognition provisions of Statement of Financial Accounting Standard (“FAS”) 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans and initially applied them to the funded status of its defined benefit pension plan as of December 31, 2006. The initial recognition

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of the funded status of its defined benefit pension plan resulted in a increase in shareholders’ equity of $43,650, which was net of taxes of $22,488.

The following table sets forth the incremental effect of applying FAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, on individual line items in the Statement of Financial Position (Balance Sheet) at December 31, 2006:

	Before		After
	Application of		Application of
	FASB No. 158	Adjustments	FAS No. 158

Other assets	3,280,433	(22,488)	3,257,945
Total assets	301,641,883	(22,488)	301,619,395
Accrued interest and other liabilities	3,342,250	(66,138)	3,408,388
Total liabilities	265,163,854	(66,138)	265,229,992
Accumulated other comprehensive income	(469,118)	43,650	(425,468)
Total shareholder’s equity	36,433,053	(43,650)	36,389,403
Total liabilities and shareholders’ equity	301,641,883	(22,488)	301,619,395

Obligations and Funded Status

The following table sets forth the status at December 31:

	2006	2005

Change in Benefit Obligation
Benefit obligation, beginning of year	$2,887,735	$2,839,980
Service cost	199,567	196,166
Interest cost	171,877	168,867
Actuarial adjustment	(110,982)	8,147
Benefits paid	(93,115)	(325,425)

Benefit obligation, end of year	3,055,082	2,887,735

Change in Plan Assets
Fair value of plan assets, beginning of year	1,907,672	2,019,364
Actual gain on plan assets	195,223	91,731
Employer contribution	139,508	122,002
Benefits paid	(93,115)	(325,425)

Fair value of plan assets, end of year	2,149,288	1,907,672

Funded status	$(905,794)	$(980,063)

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2006	2005

Amounts not yet recognized as a component of net periodic pension cost:
Amounts recognized in accumulated other comprehensive income consist of:
Net gain	$(50,680)	$—
Transaction adjustment	(15,458)	—
Amounts not recognized in accumlated other comprehensive loss consist of:
Net gain	—	(23,189)
Prior service cost	—	95,338

Total	$(66,138)	$72,149

The accumulated benefit obligation for the defined benefit pension plan was $2,984,010 and $2,780,386 at December 31, 2006 and 2005, respectively. Information for pension plans with an accumulated benefit obligation in excess of plan assets at December 31 is as follows:

	2006	2005

Projected benefit obligation	$2,887,735	$3,055,082
Accumulated benefit obligation	2,984,010	2,780,386
Fair value of plan assets	1,907,672	2,019,364

	2006	2005

Net periodic benefit cost recognized for year
Service cost	$199,567	$196,166
Interest cost	171,877	168,867
Expected return on plan assets	(160,187)	(169,476)
Net amortization	(7,731)	(7,731)

Net periodic benefit cost	$203,526	$187,826

Assumptions

Weighted-average assumptions used to determine benefit obligations at December 31:

	2006	2005

Discount rate	6.00%	6.00%
Rate of compensation increase	3.25%	3.25%

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:

	2006	2005

Discount rate	6.00%	6.00%
Expected return on plan assets	8.50%	8.50%
Rate of compensation increase	3.25%	3.25%

The expected long-term rate of return on plan assets gives consideration to returns currently being earned on plan assets, as well as future rates expected to be earned.

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plan Assets

The Bank’s pension plan weighted-average asset allocations at December 31, 2006 and 2005, by asset category, are as follows:

	2006	2005

Asset Category
Equities	63%	64%
Fixed Income	34	35
Foreign Equity	2	—
Money Market/Cash	1	1

Total	100%	100%

The investment objective for the defined benefit pension plan is to maximize total return with tolerance for average to slightly above average risk. Asset allocation strongly favors mutual funds, since these types of investments are generally less risky in nature than equity securities.

Cash Flows

Pension
Year Ended	Benefits

2007	55,693
2008	54,930
2009	56,106
2010	56,060
2011	76,089
2012 through 2016	567,389

Contributions

The Bank expects to contribute $19,636 to its pension plan in 2007.

14.	STOCK OPTION PLAN

The Corporation maintains a Stock Option Plan (“SOP”) that provides for granting shares to eligible directors, officers, and employees. The stock options typically have expiration terms of ten years subject to certain extensions and early terminations. The per share exercise price of an option granted cannot be less than the fair value of a share of common stock on the date the option is granted. The options granted in 2006 and 2005 are vested 50 percent after one year and 50 percent after two years.

The following table presents share data related to the SOP:

		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	2006	Price	2005	Price

Outstanding, January 1	74,200	$32.13	67,000	$26.61
Granted	12,750	$57.89	11,500	$42.50
Exercised	(12,130)	$31.90	(4,200)	$25.45
Forfeited	(275)	$53.00	(100)	$31.89

Outstanding, December 31	74,545	$36.50	74,200	$29.70

Exercisable, December 31	56,395	$30.69	56,550	$25.37

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes characteristics of stock options outstanding and exercisable at December 31, 2006:

	Outstanding			Exercisable
			Average		Average
		Average	Exercise		Exercise
Exercise Price	Shares	Life	Price	Shares	Price

$30.00	3,353	1.6	$30.00	3,353	$30.00
$24.25	100	2.0	$24.25	100	$24.25
$22.50	5,450	2.3	$22.50	5,450	$22.50
$22.00	6,150	2.3	$22.50	6,150	$22.50
$19.62	9,121	4.1	$19.62	9,121	$19.62
$20.50	100	4.2	$20.50	100	$20.50
$27.20	8,018	5.1	$27.20	8,018	$27.20
$35.00	100	6.0	$35.00	100	$35.00
$35.68	10,494	6.1	$35.68	10,494	$35.68
$42.50	9,399	7.1	$42.50	9,399	$42.50
$47.00	9,660	8.1	$47.00	4,110	$47.00
$58.00	12,300	9.1	$58.00	—	$58.00
$53.50	300	9.1	$53.50	—	$53.50

Total	74,545			56,395

15.	COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

In the normal course of business, there are various outstanding commitments and certain contingent liabilities that are not reflected in the accompanying consolidated financial statements. These commitments and contingent liabilities represent financial instruments with off-balance sheet risk. The contractual or notional amounts of those instruments reflect the extent of involvement in particular types of financial instruments, which consisted of the following:

	2006	2005

Commitments to extend credit	$14,767,408	$21,980,597
Standby letters of credit	235,074	348,000

Total	$15,002,482	$22,328,597

The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the counterparty. The terms are typically for a one-year period with an annual renewal option subject to prior approval by management.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments consist primarily of available commercial and personal lines of credit. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These instruments are issued primarily to support bid- or performance-related contracts. The coverage period for these instruments is typically a one-year period with an

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

annual renewal option subject to prior approval by management. Fees earned from the issuance of these letters are recognized over the coverage period. For secured letters of credit, the collateral is typically real estate or customer business assets.

The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. Substantially all commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses. Since many of the commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future funding requirements.

Leases

The Corporation utilized certain Bank premises under long-term operating leases expiring at various dates through the year 2009 and thereafter. These leases contain renewal options and generally provide that the Corporation will pay for insurance, taxes, and maintenance.

At December 31, 2006, the Corporation was committed under noncancellable lease agreements for minimum rental payments to lessors as follows:

2006	$166,167
2007	155,749
2008	156,949
2009	134,594
2010	90,517
2011 thereafter	192,500

Total	$896,476

Total rentals charged to operations amounted to $162,840 and $168,905 in 2006 and 2005, respectively.

16.	REGULATORY RESTRICTIONS

The Bank is subject to legal limitations on the amount of dividends that can be paid to the holding company as a state-chartered member of the Federal Reserve Bank System. Prior approval of the Federal Reserve Board is required if the total of all dividends declared by the Bank in any calendar year exceeds retained net profits, as defined for the year, combined with its retained net profits for the two preceding calendar years less any required transfers to surplus. Using this formula, the amount available for payment of dividends by the Bank in 2007, without the approval of the Federal Reserve Board, will be limited to approximately $6.3 million plus 2007 net profits retained up to the date of the dividend declaration.

Federal law prevents the Corporation from borrowing from the Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Bank’s capital. There are no outstanding inter-company loans as of December 31, 2006 and 2005.

Included in cash and due from banks are required federal reserves of $2,479,000 at December 31, 2006 and 2005, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These reserves are held in the form of cash on hand and a balance maintained with the Federal Reserve Bank.

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	REGULATORY CAPITAL REQUIREMENTS

Federal regulations require the Corporation and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) established five capital categories ranging from “well capitalized” to “critically undercapitalized.” Should any institution fail to meet the requirements to be considered “adequately capitalized,” it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 2006 and 2005, the FDIC categorized the Corporation and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier I risk-based, and Tier I Leverage capital ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

The following table reflects the Corporation’s capital ratios (which are substantially the same as the Bank’s) at December 31:

	2006		2005
	Amount	Ratio	Amount	Ratio

Total Capital
(to Risk-Weighted Assets)
Actual	$37,821,921	17.58%	$35,085,562	16.56%
For Capital Adequacy Purposes	17,210,449	8.00	16,951,736	8.00
To Be Well Capitalized	21,513,061	10.00	21,189,671	10.00
Tier I Capital
(to Risk-Weighted Assets)
Actual	$36,056,435	16.76%	$33,300,666	15.72%
For Capital Adequacy Purposes	8,605,224	4.00	8,475,868	4.00
To Be Well Capitalized	12,907,834	6.00	12,713,802	6.00
Tier I Capital
(to Average Assets)
Actual	$36,056,435	11.89%	$33,300,666	11.41%
For Capital Adequacy Purposes	12,130,440	4.00	11,676,339	4.00
To Be Well Capitalized	15,163,050	5.00	14,595,424	5.00

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values and estimated fair values at December 31, 2006 and 2005, of the Corporation’s financial instruments are as follows:

	2006		2005
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Financial assets
Cash and cash equivalents	$13,430,266	$13,430,266	$8,778,216	$8,778,216
Loans held for sale	363,900	363,900	342,000	342,000
Investment securities:
Available for sale	36,703,282	36,703,282	39,348,280	39,348,280
Held to maturity	77,473,723	76,073,069	70,967,513	70,624,647
Net loans	162,302,330	153,484,000	157,876,428	151,930,031
Bank-owned life insurance contracts	2,925,403	2,925,403	2,833,033	2,833,033
Regulatory stock	583,800	583,800	1,496,300	1,496,300
Accrued interest receivable	1,375,172	1,375,172	1,289,902	1,289,902
Financial liabilities
Deposits	$253,103,114	$251,637,079	$239,451,092	$237,857,391
U.S. treasury demand note	718,490	718,490	615,618	615,618
Short-term borrowings	—	—	9,243,900	9,243,900
Other borrowed funds	8,000,000	8,190,000	8,000,000	8,015,000
Accrued interest payable	2,322,551	2,322,551	1,320,528	1,320,528

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments are based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. Since many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

Since certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Corporation.

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Corporation employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Cash Equivalents, Accrued Interest Receivable, Regulatory Stock, U.S. Treasury Demand Note, Short-Term Borrowings, and Accrued Interest Payable

The fair value of these instruments approximates the current book value.

Investment Securities

The fair value of investment securities available for sale and held to maturity is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Loans and Loans Held for Sale

For variable rate loans repricing within six months or less, fair values are based on carrying values.

The fair value of certain mortgage loans is based on quoted market prices of similar loans sold in conjunction with secured transactions, adjusted for any differences in loan characteristics, with servicing retained. Fixed rate commercial loans, other installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by the Corporation on comparable loans as to credit risk and term.

Bank-Owned Life Insurance

The fair value of bank-owned life insurance contracts is equal to the cash surrender value of the contracts.

Deposits

The fair values of demand deposits are equal to the carrying value of such deposits. Demand deposits include non-interest-bearing and interest-bearing demand deposits, savings accounts, and money market demand accounts. The fair value of variable rate term deposits — those repricing within six months or less — approximated the carrying value of these deposits. Discounted cash flows have been used to value fixed rate term deposits and variable rate term deposits having an interest rate floor that has been reached. The discount rate used is based on interest rates currently being offered by the Corporation on comparable deposits as to amount and term.

Other Borrowed Funds

The fair value of fixed rate borrowings is estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount on variable rate borrowings approximates its fair value.

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Commitments to Extend Credit and Standby Letters of Credit

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar arrangements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 15.

19.	PARENT COMPANY

Following are condensed financial statements for the Corporation:

CONDENSED BALANCE SHEET

	December 31,
	2006	2005

ASSETS
Cash	$12,945	$44,820
Investment in subsidiary	36,202,099	33,636,398
Other assets	174,359	—

TOTAL ASSETS	$36,389,403	$33,681,218

LIABILITIES	$—	$146,535
STOCKHOLDERS’ EQUITY	36,389,403	33,534,683

LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,389,403	$33,681,218

CONDENSED STATEMENT OF INCOME

	Year Ended December 31,
	2006	2005

INCOME
Dividends from subsidiary bank	$1,135,043	$410,587
EXPENSES
Other	195,519	157,150

Income before equity in undistributed net income of subsidiary	939,524	253,437
Equity in undistributed net income of subsidiary	2,819,147	3,493,269

NET INCOME	$3,758,671	$3,746,706

IRON AND GLASS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2006	2005

OPERATING ACTIVITIES
Net income	$3,758,671	$3,746,706
Undistributed net income of subsidiary	(2,819,147)	(3,493,269)
Other	209,639	90,566

Net cash provided by operating activities	1,149,163	344,003

INVESTING ACTIVITIES
Proceeds from investments receivable	—	646,783
FINANCING ACTIVITIES
Cash dividends	(1,260,043)	(1,167,122)
Stock options exercised	370,264	167,255
Purchase of treasury stock	(291,259)	—

Net cash used for financing activities	(1,181,038)	(999,867)

Increase (decrease) in cash	(31,875)	(9,081)
CASH AT BEGINNING OF YEAR	44,820	53,901

CASH AT END OF YEAR	$12,945	$44,820

IRON AND GLASS BANCORP, INC.

Consolidated Balance Sheets
(Unaudited)

	March 31,	March 31,
	2008	2007

ASSETS
Cash and Due from Banks	$7,014,583	$4,744,339
Interest-bearing Deposits in Other Banks	209,775	65,920
Federal Funds Sold	18,777,206	7,462,272
Investment Securities Available for Sale	44,162,442	37,454,689
Investment Securities Held To Maturity	70,145,154	78,950,238
Loans(net of unearned income of $568,296 and $596,758 respectively)	168,579,725	164,380,295
Less: Allowance for Loan & Lease Losses	(1,603,821)	(1,763,561)

Net Loans	166,975,904	162,616,734

Premises and Equipment	1,237,780	1,448,885
Other Real Estate Owned	665,367	313,122
Accrued Interest and Other Assets	6,140,528	6,505,964

TOTAL ASSETS	$315,328,739	$299,562,163

LIABILITIES
Deposits:
Non-Interest Bearing Demand	$41,029,401	$35,969,012
Interest-Bearing Demand	22,936,608	23,592,900
Money Market	34,965,091	31,383,507
Savings	29,527,395	30,607,270
Time	135,326,787	129,500,011

Total Deposits	263,785,282	251,052,700

U.S. Treasury Demand Note	457,469	497,626
Other Borrowed Funds	8,000,000	8,000,000
Accrued Interest and Other Liabilities	3,487,338	2,946,630

TOTAL LIABILITIES	275,730,089	262,496,956

STOCKHOLDERS’ EQUITY
Preferred Stock, no par value, 1,000,000 shares authorized, none issued	—	—
Common Stock, no par value, 5,000,000 shares authorized, 1,200,000 shares issued	600,000	600,000
Treasury Stock, at cost, (83,325 shares and 81,907 shares respectively)	(2,678,220)	(2,370,609)
Surplus	3,178,923	2,948,528
Retained Earnings	37,806,865	36,196,397
Net Unrealized Gain(Loss) on Securities Available for Sale	170,968	(352,760)
Net Unrealized Gain(Loss) on Pension	520,114	43,651

TOTAL STOCKHOLDERS’ EQUITY	39,598,650	37,065,207

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$315,328,739	$299,562,163

IRON AND GLASS BANCORP, INC

Consolidated Statements of Income and Expense
(Unaudited)

	3 Months Ending	3 Months Ending
	March 31, 2008	March 31, 2007

INTEREST INCOME
Interest and Fees on Loans	$2,763,708	$2,707,653
Interest on Interest-bearing Deposits in other Banks	3,083	1,043
Federal Funds Sold	67,593	123,734
Investment Securities:
Taxable Interest	1,327,691	1,365,159
Tax Exempt Interest	236,594	236,463
Dividend Income	9,656	11,716

Total Interest Income	$4,408,325	$4,445,768
INTEREST EXPENSE
Deposits	1,791,750	1,753,546
Other Borrowed Funds	125,667	129,198

Total Interest Expense	1,917,417	1,882,744

NET INTEREST INCOME	2,490,908	2,563,024
Provision for Loan & Lease Losses	60,000	60,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN & LEASE LOSSES	2,430,908	2,503,024

NON-INTEREST INCOME
Service Charges and Fees	332,790	341,930
Gain/Loss on Sale of Other Real Estate Owned	—	—
Gain/Loss — Other	—	(2,173)
Other Income	41,228	42,431

Total Non Interest Income	374,018	382,188

NON-INTEREST EXPENSE
Salaries and Employee Benefits	910,973	915,046
Occupancy Expense	227,918	228,764
Equipment Expense	57,903	42,054
Data Processing Expense	74,442	65,637
FDIC & Other Insurance	30,476	32,042
Other Expense	687,232	455,786

Total Non-Interest Expense	1,988,944	1,739,329

Income before Income Taxes	815,982	1,145,883
Income Tax Provision	223,000	320,000

NET INCOME	$592,982	$825,883

EARNINGS PER SHARE (based on average shares outstanding)	$0.53	$0.74

BOOK VALUE PER SHARE (based on actual shares outstanding)	$35.46	$33.15

AVERAGE SHARES OUTSTANDING	1,116,675	1,117,805

APPENDIX A

AGREEMENT AND PLAN OF MERGER
between
F.N.B. CORPORATION
and
IRON & GLASS BANCORP, INC.
DATED AS OF FEBRUARY 14, 2008

INDEX OF DEFINED TERMS

Section

Acquisition Proposal	6.11(e)
Adjusted Buyer Ratio	8.1(h)
Agreement	Preamble
Articles of Merger	1.2
Assumed Stock Options	1.6(a)
Average Closing Price	8.1(h)
Bank Merger	1.10
Bank Merger Agreement	1.10
BHC Act	3.1(b)
Break-up Fee	6.11(f)
Cash Election	2.1(a)
Cash Proration Factor	2.1(b)
Certificates	1.4(c)
Change in IRGB Recommendation	6.11(b)
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
Code	Preamble
Combination Cash Election	2.1(a)
Combination Stock Election	2.1(a)
Confidentiality Agreement	6.2(b)
Contracts	5.2(j)
Controlled Group Liability	3.10
Credit Facilities	5.2(f)
Determination Date	8.1(g)
DRSP Plan	1.4(d)
Effective Date	1.2
Effective Time	1.2
Election Deadline	2.1(b)
Election Form	2.1(a)
Environmental Laws	3.15(b)
ERISA	3.11
ERISA Affiliate	3.11
Exchange Act	2.1(a)
Exchange Agent	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(a)
FBCA	1.1(a)
FDIC	3.4
Federal Reserve Board	3.4
FNB	Preamble
FNB 2006 10-K	4.6
FNB 10-Q	4.16
FNB Bank	1.10
FNB Bank Board	1.10

Section

FNB Benefit Plan	4.11
FNB Bylaws	4.1(b)
FNB Charter	4.1(b)
FNB Closing Price	1.6(a)
FNB Common Stock	1.4(a)
FNB Disclosure Schedule	Art. IV Preamble
FNB Employment Agreement	4.11
FNB Loan Property	4.17
FNB Plans	6.7(a)
FNB Preferred Stock	4.2(a)
FNB Qualified Plans	4.11(d)
FNB Regulatory Agreement	4.15
FNB Reports	4.12
FNB Stock Plans	4.2(a)
GAAP	3.1(c)
Governmental Entity	3.4
Hazardous Substance	3.16(b)
HSR Act	3.4
Indemnified Parties	6.7(a)
Index Price	8.1(h)
Injunction	7.1(e)
Insurance Amount	6.7(c)
Intellectual Property	3.23
IRGB	Preamble
IRGB Articles	3.1(b)
IRGB Bank	1.10
IRGB Bank Designees	1.10
IRGB Benefit Plan	3.11
IRGB Bylaws	3.1(b)
IRGB Closing Price	1.6(a)
IRGB Common Stock	1.4(a)
IRGB Disclosure Schedule	Art. III Preamble
IRGB Employment Agreement	3.11
IRGB’s Knowledge	3.16(b)
IRGB Loan Property	3.16(a)
IRGB Plan	3.11
IRGB Qualified Plans	3.11(d)
IRGB Recommendation	6.3(e)
IRGB Regulatory Agreement	3.14
IRGB Representatives	6.13(a)
IRGB RSU	1.6(b)
IRGB Shareholder Meeting	6.3
IRGB Stock Option	1.6(a)
IRGB Stock Plans	1.6(a)
IRGB Subsidiary	3.1(c)
IRS	3.10(a)

Section

Proxy Statement	3.4
Leased Properties	3.17(c)
Leases	3.17(b)
Liens	3.2(b)
Loan(s)	5.2(s)
Material Adverse Effect	3.1(c)
Materially Burdensome Regulatory Condition	6.1(d)
Merger	Preamble
Merger Consideration	1.4(a)
Multiemployer Plan	3.11
Multiple Employer Plan	3.11
NASDAQ	3.1(c)
NYSE	3.1(c)
OCC	3.4
OREO	3.24(b)
Option Ratio	1.6(a)
Other Regulatory Approvals	3.4
Owned Properties	3.17(a)
PA DOB	3.4
Payment Event	6.11(g)
PBCL	1.1(a)
PBGC	3.11(e)
Per Share Consideration	8.1(h)
Person	3.9(a)
Registration Statement	3.4
Regulatory Agencies	3.5
Requisite Regulatory Approvals	7.1(c)
SEC	3.4
Securities Act	1.6(d)
SRO	3.4
Starting Date	8.1(h)
Starting Price	8.1(h)
Stock Amount	2.1(c)(v)
Stock Election	2.1(a)
Stock Proration Factor	2.1(b)
Subsidiary	3.1(c)
Superior Proposal	6.11(e)
Surviving Company	Preamble
Undesignated Shares	2.1(c)
Tax Returns	3.10(c)
Tax(es)	3.10(b)
Third Party	3.17(d)
Third Party Leases	3.17(d)
Treasury Shares	1.4(b)
Voting Agreement	Preamble
Withdrawal Liability	3.11

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 14, 2008 (this “Agreement”), between F.N.B. CORPORATION, a Florida corporation (“FNB”) and IRON & GLASS BANCORP, INC., a Pennsylvania corporation (“IRGB”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of IRGB and FNB have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which IRGB will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FNB (the “Merger”), so that FNB is the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”); and

WHEREAS, for federal income Tax (as defined in Section 3.10(b)) purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the members of the IRGB Board of Directors will execute a voting agreement in the form of Exhibit B (the “Voting Agreement”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”) and the Florida Business Corporation Act (the “FBCA”), at the Effective Time (as defined in Section 1.2), IRGB shall merge with and into FNB. FNB shall be the Surviving Company in the Merger, and shall continue its corporate existence under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of IRGB shall cease.

(b) FNB may at any time change the method of effecting the combination and IRGB shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders hereunder); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(a)) provided for in this Agreement, (ii) adversely affect the Tax treatment of IRGB’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2 Effective Time.  The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with the Secretary of State of the Commonwealth of Pennsylvania and the Secretary of State of the State of Florida on or before the Closing Date (as defined in Section 9.1). The term “Effective Time” shall mean the date and time when the Merger becomes effective as set forth in the Articles of Merger. “Effective Date” shall mean the date on which the Effective Time occurs.

1.3 Effects of the Merger.

(a) Effects Under PBCL.  At and after the Effective Time, the Merger shall have the effects set forth in Sections 1921 through 1932 of the PBCL and Sections 607.1101 through 607.11101 of the FBCA.

(b) Directors and Executive Officers of the Surviving Company.  The directors of the Surviving Company immediately after the Merger shall be the directors of FNB immediately prior to the Merger. The executive officers of the Surviving Company immediately after the Merger shall be the executive officers of FNB immediately prior to the Merger.

1.4 Conversion of IRGB Capital Stock.

(a) Subject to the provisions of this Agreement, each share of common stock, no par value, of IRGB (“IRGB Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 1.9) and Treasury Shares (as defined in Section 1.4(b)) shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive as merger consideration (the “Merger Consideration”) either (i) 5.0 shares (the “Exchange Ratio”) of common stock, $.01 par value, of FNB (“FNB Common Stock”), (ii) an amount in cash equal to $75.00, without interest, or (iii) a combination of FNB Common Stock and cash as set forth in this Section 1.4, as the holders of IRGB common stock may elect, provided that all elections shall be made as to whole shares only.

(b) At and after the Effective Time, each Treasury Share shall be cancelled and retired and no shares of FNB Common Stock or other consideration shall be issued in exchange therefor. “Treasury Shares” means shares of IRGB Common Stock held by IRGB or any of its Subsidiaries (as defined in Section 3.1(c)) or by FNB or any of its Subsidiaries, and in each case, other than in a fiduciary, including custodial or agency, capacity or as a result of debts previously contracted in good faith. At and after the Effective Time, Dissenting Shares shall have such rights as provided by Section 1930 of the PBCL and otherwise shall have no rights to receive the Merger Consideration.

(c) At the Effective Time, the stock transfer books of IRGB shall be closed as to holders of IRGB Common Stock immediately prior to the Effective Time and no transfer of IRGB Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates representing IRGB Common Stock (“Certificates”) are properly presented in accordance with Section 2.1 of this Agreement to the Exchange Agent (as defined in Section 2.1(a)), such Certificates shall be canceled and converted into the right to receive the Merger Consideration, plus any payment for any fractional share of FNB Common Stock without any interest thereon and any dividends or distributions to which the holder of such Certificates is entitled pursuant to Section 2.3(b).

(d) Each holder of IRGB Common Stock shall have the option of enrolling the whole shares of FNB Common Stock issuable to such shareholder upon the consummation of the Merger in FNB’s Dividend Reinvestment and Stock Purchase Plan (the “DRSP Plan”). Each IRGB shareholder electing to enroll in the DRSP Plan shall be issued a certificate representing the number of whole shares of FNB Common Stock received in the Merger, and any future dividends will be reinvested in accordance with the DRSP Plan.

(e) Notwithstanding any other provision of this Agreement, each holder of IRGB Common Stock who would otherwise be entitled to receive a fractional share of FNB Common Stock, after taking into account all Certificates delivered by such holder, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price (as defined below) as of the Closing Date by (b) the fraction of a share (calculated to the nearest ten-thousandth when expressed in decimal form) of FNB Common Stock, to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares. “Average Closing Price” means, as of any specified date, the average composite closing price of FNB Common Stock on the NYSE as reported in New York Stock Exchange Composite Transactions in The Wall Street Journal (Eastern Edition) or, if not reported therein, in another mutually agreed upon authoritative source, for each of the 20 consecutive trading days ending on and including the fifth such trading day prior to the specified date rounded to the nearest ten-thousandth.

1.5 FNB Capital Stock.  At and after the Effective Time, each share of FNB capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.6 IRGB Equity and Equity-Based Awards.

(a) IRGB Stock Options.  Effective as of the Effective Time, each then outstanding option to purchase shares of IRGB Common Stock (each an “IRGB Stock Option”), pursuant to the equity-based compensation plans identified on Section 3.11(a) of the IRGB Disclosure Schedule (as defined in Article III) (the “IRGB Stock Plans”) and the award agreements evidencing the grants thereunder, granted to any current or former employee or director of, or consultant to, IRGB or any of its Subsidiaries (as defined in Section 3.1(c)) shall at the Effective Time cease to represent a right to acquire shares of IRGB Common Stock and shall be converted automatically into an option to acquire shares of FNB Common Stock and each option to acquire shares of IRGB Common Stock that prior to the Effective Time is fully vested and exercisable, shall continue as a fully vested and exercisable option of FNB on the terms hereinafter set forth. FNB shall assume each such IRGB Stock Option in accordance with the terms of the relevant IRGB Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time: (i) FNB and the Compensation Committee of its Board of Directors shall be substituted for IRGB and the committee of the Board of Directors of IRGB, including, if applicable, the entire Board of Directors of IRGB, administering such IRGB Stock Plan, (ii) each IRGB Stock Option assumed by FNB may be exercised solely for shares of FNB Common Stock, (iii) the number of shares of FNB Common Stock subject to such IRGB Stock Option shall be equal to the number of shares of IRGB Common Stock subject to such IRGB Stock Option immediately prior to the Effective Time multiplied by the Option Ratio, provided that any fractional shares of FNB Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the exercise price per share of FNB Common Stock under each such option shall be the amount (rounded up to the nearest whole cent) equal to the per share exercise price under each such IRGB Stock Option prior to the Effective Time divided by the Option Ratio, provided, however, that in the case of any IRGB Stock Option, the exercise price and the number of shares shall be determined in a manner consistent with Section 409A of the Code so that no Tax is triggered under Section 409A of the Code; provided, further, that each IRGB Stock Option that is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. FNB and IRGB agree to take all necessary steps to effect the provisions of this Section 1.6(a). As of the Effective Time, FNB shall issue to each holder of each outstanding IRGB Stock Option that has been assumed by FNB (the “Assumed Stock Options”) a document evidencing the conversion and assumption of such IRGB Stock Option by FNB pursuant to this Section 1.6(a).

“Option Ratio” shall mean the quotient obtained by dividing the IRGB Closing Price by the FNB Closing Price.

“FNB Closing Price” shall mean the average, rounded to the nearest one ten thousandth, of the closing sale price of FNB Common Stock on the New York Stock Exchange (including any successor exchange, the “NYSE”) as reported by The Wall Street Journal for the trading day immediately preceding the date of the Effective Time.

“IRGB Closing Price” shall mean the average, rounded to the nearest one ten thousandth, of the closing sale price of IRGB Common Stock on the Over-the-Counter Trading Board for the trading day immediately preceding the date of the Effective Time.

(b) IRGB 401(k) Plan.  Not later than the Closing Date, IRGB agrees to terminate its Section 401(k) Plan.

(c) Reservation of Shares.  FNB has taken all corporate action necessary to reserve for issuance a sufficient number of shares of FNB Common Stock issuable upon the exercise of the Assumed Stock Options. As soon as practicable and not later than 30 days following the Closing (as defined in Section 9.1), FNB shall file a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the issuance of the shares of FNB Common Stock subject to the Assumed Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such equity awards remain outstanding.

1.7 Articles of Incorporation and Bylaws of the Surviving Company.  FNB’s Charter (as defined in Section 4.1(b)) as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. FNB’s Bylaws (as defined in Section 4.1(b)) as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law.

1.8 Tax Consequences.  It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.9 Dissenting Shares.  IRGB shareholders shall be entitled to dissenters rights as provided under Section 1930 of the PBCL. Any IRGB shareholder who desires to assert dissenters rights (“Dissenting Shares”) must comply with the provisions and procedures set forth in Subchapter D of Chapter 15 of the PBCL, Sections 1571 through 1580.

1.10 The Bank Merger.  As soon as practicable after the execution of this Agreement, IRGB and FNB shall cause Iron & Glass Bank (“IRGB Bank”) and First National Bank of Pennsylvania (“FNB Bank”) to enter into a bank merger agreement, the form of which is attached hereto as Exhibit A (the “Bank Merger Agreement”), that provides for the merger of IRGB Bank with and into FNB Bank (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of FNB Bank (the “FNB Bank Board”) upon consummation of the Bank Merger shall be the directors of FNB Bank immediately prior to the Bank Merger plus one IRGB Bank Designee (as defined in Section 6.13(a)).

ARTICLE 2

EXCHANGE OF SHARES

2.1 Election and Proration Procedures.

(a) An election form and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of IRGB Common Stock shall pass, only upon proper delivery of such Certificates to the Registrar and Transfer Company (the “Exchange Agent”) in such form as FNB shall determine (“Election Form”) shall be mailed by or on behalf of FNB no less than 40 days prior to the anticipated Effective Time of the Merger, as jointly determined by FNB and IRGB (“Mailing Date”) to each holder of record of IRGB Common Stock as of the close of business on the fifth business day prior to the mailing date (the “Election Form Record Date”). FNB shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) (the term “beneficial owner” and “beneficial ownership” for purposes of this Agreement shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) of IRGB Common Stock after the Election Form Record Date and prior to the Election Deadline, and IRGB shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder or the beneficial owner through appropriate and customary documentation and instructions to elect (an “Election”) to receive (i) FNB Common Stock (a “Stock Election”) with respect to all of such holder’s IRGB Common Stock, or (ii) cash (a “Cash Election”) with respect to all of such holder’s IRGB Common Stock, or (iii) FNB Common Stock for a specified number of shares of IRGB Common Stock (a “Combination Stock Election”) and cash for the remaining number of shares of IRGB Common Stock held by such holder (a “Combination Cash Election”). Any IRGB Common Stock other than Dissenting Shares and Treasury Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form prior to the Election Deadline shall be deemed to be “Undesignated Shares” hereunder.

(b) Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form that has not been revoked by 5:00 p.m., prevailing time, by the 30th day following the Mailing Date or such other time and date as FNB shall determine (the “Election Deadline”). An Election Form shall be deemed properly completed only if an Election is indicated for each share of IRGB Common Stock covered by such Election Form and if accompanied by one or more Certificates, or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates, representing all shares of IRGB Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked by the person submitting such Election Form at or prior to the Election Deadline, provided that the Exchange Agent shall have actually received prior to the Election Deadline a written notice revoking such Election Form and specifying the shares of IRGB Common Stock covered by such revoked Election Form. In the event an Election Form is revoked prior to the Election Deadline, the shares of IRGB Common Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and FNB shall cause the Certificates representing such shares of IRGB Common Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any Election or revocation has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of IRGB and FNB required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. FNB shall use reasonable efforts to cause the Exchange Agent to notify any person of any defect in an Election Form.

(c) As promptly as practicable but not later than the fifth business day prior to the Effective Time of the Merger, FNB shall inform IRGB of the allocation and shall cause the Exchange Agent to effect the allocation among the holders of IRGB Common Stock of rights to receive FNB Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i) if the aggregate number of shares of IRGB Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio is approximately equal to the Stock Amount (as defined in Section 2.1(c)(v) below), then:

(A) Each holder of IRGB Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of FNB Common Stock that is equal to the product of the Exchange Ratio multiplied by the number of shares of IRGB Common Stock covered by such Stock Election or Combination Stock Election; and

(B) Each holder of IRGB Common Stock who made an effective Cash Election or Combination Cash Election, and each holder of Undesignated Shares shall receive the Price Per Share in cash for each such share of IRGB Common Stock or Undesignated Share.

(ii) if the aggregate number of shares of IRGB Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio exceeds, and is not approximately equal to, the Stock Amount, then FNB shall have the option to issue FNB Common Stock in accordance with such elections. If FNB chooses not to exercise such option, then:

(A) Each holder of IRGB Common Stock who made an effective Cash Election or Combination Cash Election shall receive the Price Per Share in cash for each such share of IRGB Common Stock;

(B) Each holder of Undesignated Shares shall be deemed to have made Cash Elections and shall receive the Price Per Share in cash for each such Undesignated Share; and

(C) A stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (1) the Stock Amount by (2) the product of the Exchange Ratio and the number of shares of IRGB Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made. Each holder of IRGB Common Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

(1) the number of shares of FNB Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of IRGB Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor, and

(2) cash in an amount equal to the product of (x) the Price Per Share, multiplied by (y) the number of shares of IRGB Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

(iii) if the aggregate number of shares of IRGB Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio is less than, and is not approximately equal to, the Stock Amount, then:

(A) Each holder of IRGB Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of FNB Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of IRGB Common Stock covered by such Stock Election or Combination Stock Election;

(B) The Exchange Agent shall select, by pro rata allocation according to the number of IRGB shares held, among those holders of Undesignated Shares, such number of shares of FNB Common Stock as shall be necessary so that the shares of FNB Common Stock to be received by those holders, when combined with the number of shares for which a Stock Election or Combination Stock Election has been made, multiplied by the Exchange Ratio shall be approximately equal to the Stock Amount. If all of said Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together multiplied by the Exchange Ratio are less than, and not approximately equal to, the Stock Amount, then:

(C) A cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (1) the amount which is the difference between (x) the number obtained by dividing the Stock Amount by the Exchange Ratio and (y) the sum of the number of shares of IRGB Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made and the number of Undesignated Shares selected pursuant to subparagraph (iii)(B) above by (2) the number of shares of IRGB Common Stock with respect to which effective Cash Elections and Combination Cash Elections were made. Each holder of IRGB Common Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

(1) cash equal to the product of (x) the Price Per Share, multiplied by (y) the number of shares of IRGB Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor, and

(2) the number of shares of FNB Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of IRGB Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

(iv) The prorata allocation process to be used by the Exchange Agent shall consist of such procedures as FNB shall determine.

(v) “Stock Amount” means 3,070,856.25 shares of FNB Common Stock plus such number of additional shares of FNB Common Stock as is equal to the Exchange Ratio times the number of shares of IRGB Common Stock issued between the date hereof and the Election Deadline, to the extent permitted by this Agreement and subject to adjustment pursuant to Sections 2.1 and 2.4.

(d) For purposes of this Section 2.1, the shares of FNB Common Stock to be issued as consideration in the Merger shall be deemed to be “approximately equal” to the Stock Amount if such number is within 10,000 shares of FNB Common Stock of such amount.

2.2 FNB to Make Merger Consideration Available.  Within four business days following the Effective Time, FNB shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the former shareholders of IRGB Common Stock (other than with respect to Treasury Shares and Dissenting Shares), for exchange in accordance with this Article II, (i) certificates or book entries with Depository Trust Company representing the shares of FNB Common Stock sufficient to deliver the aggregate Stock Amount, (ii) immediately available funds equal to any dividends or distributions payable in accordance with Section 2.3(b), (iii) immediately available funds equal to the aggregate Cash Amount and (iv) cash in lieu of any fractional shares (such cash and certificates for shares of FNB Common Stock, collectively being referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4(a) and paid pursuant to Section 1.4(a) in exchange for outstanding shares of IRGB Common Stock.

2.3 Exchange of Shares.

(a) After the Effective Time of the Merger, each holder of a Certificate formerly representing IRGB Common Stock, other than Treasury Shares and Dissenters Shares, who surrenders or has surrendered such Certificate or customary affidavits and indemnification regarding the loss or destruction of such Certificate, together with duly executed transmittal materials included in or required by the Election Form to the Exchange Agent, shall, upon acceptance thereof, be entitled to (i) a certificate representing the FNB Common Stock and/or (ii) cash into which the shares of IRGB Common Stock shall have been converted pursuant to Section 1.4, as well as cash in lieu of any fractional share of FNB Common Stock to which such holder would otherwise be entitled, if applicable. The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 2.3, each Certificate representing IRGB Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Merger Consideration to which it is entitled hereunder upon such surrender. FNB shall not be obligated to deliver the Merger Consideration to which any former holder of IRGB Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 2.3. If any certificate for shares of FNB Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamp, if any, to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

(b) No dividends or other distributions declared or made after the Effective Time of the Merger with respect to FNB Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FNB Common Stock represented thereby, and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to Section 1.4, until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of FNB Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FNB Common Stock to which such holder is entitled pursuant to Section 1.4 and the amount of dividends or other distributions with a record date on or after the Effective Time of the Merger theretofore paid with respect to such whole shares of FNB Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FNB Common Stock.

(c) All cash and shares of FNB Common Stock issued upon the surrender for exchange of shares of IRGB Common Stock or the provision of customary affidavits and indemnification for lost or mutilated Certificates in accordance with the terms hereof and the Election Form, including any cash paid pursuant to Section 1.4, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of IRGB Common Stock, and there shall be no further registration of transfers on the stock transfer books of FNB, after the Merger, of the shares of IRGB Common Stock that were outstanding immediately prior to the

Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to FNB for any reason, they shall be canceled and exchanged as provided in this Agreement.

(d) Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the stockholders of IRGB following the passage of 12 months after the Effective Time of the Merger shall be delivered to FNB, upon demand, and any stockholders of IRGB who have not theretofore complied with this Section 2.3 shall thereafter look only to FNB for payment of their claim for cash and for FNB Common Stock, any cash in lieu of fractional shares of FNB Common Stock and any dividends or distributions with respect to FNB Common Stock.

(e) Neither IRGB nor FNB shall be liable to any holder of shares of IRGB Common Stock or FNB Common Stock, as the case may be, for such shares, or dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FNB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of FNB Common Stock for the account of the Persons entitled thereto.

2.4 Adjustments for Dilution and Other Matters.  If prior to the Effective Time of the Merger, (a) FNB shall declare a stock dividend or distribution on FNB Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine FNB Common Stock, or make a distribution other than a regular quarterly cash dividend not in excess of $.30 per share, on FNB Common Stock in any security convertible into FNB Common Stock, in each case with a record date prior to the Effective Time of the Merger, or (b) the outstanding shares of FNB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in FNB’s capitalization other than a business combination transaction with another bank holding company or financial services company, then a proportionate adjustment or adjustments will be made to the Exchange Ratio, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued or issuable to, distributed or distributable to or paid or payable to holders of FNB Common Stock generally.

2.5 Withholding Rights.  The Exchange Agent or, subsequent to the first anniversary of the Effective Time, FNB, shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of FNB Common Stock, cash dividends or distributions payable pursuant to Section 2.3(b) and any other cash amounts otherwise payable pursuant to this Agreement to any holder of IRGB Common Stock such amounts as the Exchange Agent or FNB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or FNB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of IRGB Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or FNB, as the case may be.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF IRGB

Except as disclosed in the disclosure schedule delivered by IRGB to FNB (the “IRGB Disclosure Schedule”), IRGB hereby represents and warrants to FNB as follows:

3.1 Corporate Organization.

(a) IRGB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. IRGB has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be licensed or qualified does not have a Material Adverse Effect upon IRGB.

(b) IRGB is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Articles of Incorporation of IRGB (the “IRGB Articles”) and the Bylaws of IRGB (the “IRGB Bylaws”), as in effect as of the date of this Agreement, have previously been made available to FNB.

(c) Each of IRGB’s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required, to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) — (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on IRGB. As used in this Agreement, (i) the word “Subsidiary” when used with respect to either party, means any corporation, partnership, joint venture, limited liability company or any other entity (A) of which such party or a subsidiary of such party is a general partner or (B) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such party and/or one or more subsidiaries thereof, and the terms “IRGB Subsidiary” and “FNB Subsidiary” shall mean any direct or indirect Subsidiary of IRGB or FNB, respectively, and (ii) the term “Material Adverse Effect” means, with respect to FNB, IRGB or the Surviving Company, as the case may be, any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (A) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally; (2) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities (as defined in Section 3.4); (3) actions or omissions of (a) FNB, or (b) IRGB, taken at the request of, or with the prior written consent of the other or required hereunder; (4) changes, events or developments, after the date hereof, in the national or world economy or financial or securities markets generally or changes, events or developments, after the date hereof in general economic conditions or other changes, events or developments, after the date hereof that affect banks or their holding companies generally except to the extent that such changes have a materially disproportionate adverse effect on such party relative to other similarly situated participants in the markets or industries in which they operate; (5) consummation or public disclosure of the transactions contemplated hereby (including the resignation of employment of employees or any impact on such party’s business, customer relations, condition or results of operations, in each case as a result therefrom); (6) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof; (7) any changes in interest rates or foreign currency rates; (8) any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages as a result of or in connection with, the transactions contemplated hereby; (9) any failure by such party to meet any published (whether by such party or a third party research analyst) or internally prepared estimates of revenues or earnings; (10) a decline in the price, or a change in the trading volume of, such party’s common stock on the Nasdaq Global Select Market (including any successor exchange, “NASDAQ”) or the New York Stock Exchange (including any successor exchange, “NYSE”), as applicable; and (11) any matter to the extent that (i) it is disclosed in reasonable detail in the party’s disclosure schedules delivered to the other party pursuant to this Agreement or in such party’s SEC reports referenced in Section 4.12, as applicable, and (ii) such disclosed matter does not worsen in a materially adverse manner); or (B) materially delays or impairs the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.2 Capitalization.

(a) The authorized capital stock of IRGB consists of 5,000,000 shares of IRGB Common Stock, of which, as of December 31, 2007, 1,116,675 shares were issued and outstanding. As of December 31, 2007, no shares of IRGB Common Stock were reserved for issuance except for 61,804 shares of IRGB Common Stock reserved for issuance upon the exercise of IRGB Stock Options issued pursuant to the IRGB Stock Plans. All of the issued and outstanding shares of IRGB Common Stock have been, and all shares of IRGB Common Stock that may be issued upon the exercise of the IRGB Stock Options will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except pursuant to this Agreement and the IRGB Stock Plans, IRGB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of IRGB Common Stock or any other equity securities of IRGB or any securities representing the right to purchase or otherwise receive any shares of IRGB Common Stock. Set forth in Section 3.2 of the IRGB Disclosure Schedule is a true, correct and complete list of each IRGB Stock Option (such list to include the IRGB Stock Plan under which such options were issued, the number of shares of IRGB Common Stock subject thereto, the vesting schedule thereof and the exercise prices thereof) outstanding under the IRGB Stock Plans as of December 31, 2007. Since December 31, 2007 through the date hereof, IRGB has not issued or awarded, or authorized the issuance or award of, any options, restricted stock units or other equity-based awards under the IRGB Stock Plans.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of IRGB are owned by IRGB, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (other than liens for property Taxes not yet due and payable, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, except as provided in 12 U.S.C. 55 or similar laws in the case of depository institutions. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) IRGB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of necessary IRGB Shareholder and Regulatory Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of IRGB. Except for the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the affirmative vote of a majority of the votes cast by all holders of shares of IRGB Common Stock at such meeting at which a quorum is present, no other corporate approvals on the part of IRGB are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by IRGB and, assuming due authorization, execution and delivery by FNB, constitutes the valid and binding obligation of IRGB, enforceable against IRGB in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by IRGB nor the consummation by IRGB of the transactions contemplated hereby, nor compliance by IRGB with any of the terms or provisions of this Agreement, will (i) violate any provision of the IRGB Articles or the IRGB Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made and are in full force and effect, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction (as defined in Section 7.1(e)) applicable to IRGB, any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of IRGB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which IRGB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on IRGB.

3.4 Consents and Approvals.  Except for (i) the filing by FNB of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the merger of IRGB Bank with and into FNB Bank, the filing by FNB of applications and notices, as applicable, with the Federal Deposit Insurance Corporation (the “FDIC”), the Office of the Comptroller of the Currency (the “OCC”) or the Pennsylvania Department of Banking (the “PA DOB”) and the Federal Reserve Board, and approval of such applications and notice, (ii) the filing by FNB of any required applications or notices with any foreign or state banking, insurance or other regulatory or self-regulatory authorities and approval of such applications and notices (the “Other Regulatory Approvals”), (iii) the filing by FNB with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of IRGB shareholders to be held in connection with this Agreement (the “ Proxy Statement”) and the transactions contemplated by this Agreement and of a registration statement by FNB on Form S-4 that is declared effective (the “Registration Statement”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iv) the filing by FNB of the Articles of Merger with and the acceptance for record by the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the filing of the Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, (v) any notices or filings by IRGB and FNB required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) any consents, authorizations, approvals, filings or exemptions by FNB in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules of NASDAQ or the NYSE, or that are required under consumer finance, insurance mortgage banking and other similar laws, (vii) approval of the listing of such FNB Common Stock issuable in the Merger or as a result of FNB’s assumption of the IRGB Stock Plans on the NYSE, (viii) the adoption of this Agreement by the requisite vote of shareholders of IRGB and (ix) filings, if any, required by FNB as a result of the particular status of FNB, no consents or approvals of or filings or registrations by FNB with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by IRGB of this Agreement and (B) the consummation by IRGB of the Merger and the other transactions contemplated by this Agreement. Nothing in this Section 3.4 is intended or shall be construed as requiring IRGB to take any of the actions described herein, or relieving FNB of its obligations to make such filings or obtain approvals or consents necessary to the consummation of this Agreement and the transactions contemplated herein.

3.5 Reports.  IRGB and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any state regulatory authority, (iv) any foreign regulatory authority and (v) any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of IRGB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of IRGB, investigation into the business or operations of IRGB or any of its Subsidiaries since January 1, 2005. There (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of IRGB or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of IRGB since January 1, 2005.

3.6 Financial Statements.

(a) (i) IRGB has previously made available to FNB copies of the consolidated balance sheets of IRGB and its Subsidiaries as of December 31, 2004, 2005 and 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended, accompanied by the audit reports of S.R. Snodgrass AC, independent registered public accountants with respect to IRGB for the years ended December 31, 2004, 2005 and 2006. The December 31, 2006 consolidated balance sheet of IRGB (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of IRGB and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders equity and consolidated financial position of IRGB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of IRGB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) No agreement pursuant to which any loans or other assets have been or shall be sold by IRGB or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by IRGB or its Subsidiaries, to cause IRGB or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against IRGB or its Subsidiaries. To the knowledge of IRGB, there has been no material breach of a representation or covenant by IRGB or its Subsidiaries in any such agreement. Since January 1, 2005, no cash, stock or other dividend or any other distribution with respect to the capital stock of IRGB or any of its Subsidiaries has been declared, set aside or paid other than regular quarterly cash dividends. Except as disclosed in Section 3.6 of the IRGB Disclosure Schedule, no shares of capital stock of IRGB have been purchased, redeemed or otherwise acquired, directly or indirectly, by IRGB since January 1, 2005, and no agreements have been made to do the foregoing.

3.7 Broker’s Fees.  Neither IRGB nor any IRGB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Keefe, Bruyette & Woods, Inc.

3.8 Absence of Certain Changes or Events.  Since December 31, 2006, (i) IRGB and its Subsidiaries have (except in connection with the negotiation and execution and delivery of this Agreement) carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to IRGB.

3.9 Legal Proceedings.

(a) There is no pending, or, to IRGB’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any individual, partnership, corporation, trust, joint venture, organization or other entity (each, a “Person”) or Governmental Entity that has had, or is reasonably likely to have a Material Adverse Effect on IRGB and its Subsidiaries, taken as a whole, in each case with respect to IRGB or any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations.

(b) There is no judgment, or regulatory restriction (other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries) that has been imposed upon

IRGB, any of its Subsidiaries or the assets of IRGB or any of its Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on IRGB and its Subsidiaries, taken as a whole.

3.10 Taxes and Tax Returns.

(a) Each of IRGB and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns (as defined in subsection (c), below) required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes (whether or not shown on any Tax Return) that are due and payable or claimed to be due from it by a Governmental Entity other than Taxes that (i) are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP on IRGB’s most recent consolidated financial statements. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of IRGB and its Subsidiaries. Neither IRGB nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. Except as set forth in Section 3.10 of the IRGB Disclosure Schedule, there are no disputes, audits, examinations or proceedings in progress or pending (including any notice received of an intent to conduct an audit or examination), or claims asserted, for Taxes upon IRGB or any of its Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where IRGB or any of its Subsidiaries has not filed Tax Returns such that IRGB or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, IRGB or any of its Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of IRGB and its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of IRGB or any of its Subsidiaries. Neither IRGB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among IRGB and its Subsidiaries). Neither IRGB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was IRGB) or (B) has any liability for the Taxes of any Person (other than IRGB or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise. Neither IRGB nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code) of which the Merger is also a part, or a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No share of IRGB Common Stock is owned by a Subsidiary of IRGB. IRGB is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither IRGB, its Subsidiaries nor any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any private letter rulings of the U.S. Internal Revenue Service (“IRS”) or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable law, which rulings or agreements would have a continuing effect after the Effective Time. Neither IRGB nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2). FNB has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of IRGB and its Subsidiaries relating to the taxable periods beginning January 1, 2004 or later and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to IRGB or its Subsidiaries. Neither IRGB, any of its Subsidiaries nor

FNB (as a successor to IRGB) will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of IRGB or any of its Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law) for periods (or portions thereof) ending on or before the Closing Date.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, bank shares tax, employment, severance, withholding, duties, intangibles, franchise, backup withholding, inventory, capital stock, license, employment, social security, unemployment, excise, stamp, occupation, and estimated taxes, and other taxes, charges, levies or like assessments (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treas. Reg § 1.1502-6(a) or any predecessor or successor thereof of any analogous or similar provision under law or otherwise.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity and any amendment thereof including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

3.11 Employee Benefits.  For purposes of this Agreement, the following terms shall have the following meaning:

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code other than such liabilities that arise solely out of, or relate solely to, the IRGB Benefit Plans.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“IRGB Benefit Plan” means any material employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of IRGB or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by IRGB or any of its Subsidiaries or to which IRGB or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

“IRGB Employment Agreement” means a written contract, offer letter or agreement of IRGB or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which IRGB or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“IRGB Plan” means any IRGB Benefit Plan other than a Multiemployer Plan.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(a) Section 3.11(a) of the IRGB Disclosure Schedule includes a complete list of all material IRGB Benefit Plans and all material IRGB Employment Agreements.

(b) With respect to each IRGB Plan, IRGB has delivered or made available to FNB a true, correct and complete copy of: (i) each writing constituting a part of such IRGB Plan, including without limitation all plan documents, current employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (“the IRS”), if any. IRGB has delivered or made available to FNB a true, correct and complete copy of each material IRGB Employment Agreement.

(c) All material contributions required to be made to any IRGB Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any IRGB Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements to the extent required by GAAP. Each IRGB Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d) With respect to each IRGB Plan, IRGB and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such IRGB Plans. Each IRGB Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to an IRGB Plan or the imposition of any material lien on the assets of IRGB or any of its Subsidiaries under ERISA or the Code. Section 3.11(d) of the IRGB Disclosure Schedule identifies each IRGB Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“IRGB Qualified Plans”). The IRS has issued a favorable determination letter with respect to each IRGB Qualified Plan and the related trust that has not been revoked or IRGB is entitled to rely on a favorable opinion issued by the IRS, and, to the knowledge of IRGB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any IRGB Qualified Plan or the related trust. No trust funding any IRGB Plan is intended to meet the requirements of Code Section 501(c)(9). To the knowledge of IRGB, none of IRGB and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the IRGB Plans or their related trusts, IRGB, any of its Subsidiaries or any person that IRGB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) Except as set forth in Section 3.11(e) of the IRGB Disclosure Schedule with respect to each IRGB Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and, (ii) (A) the fair market value of the assets of such IRGB Plan equals or exceeds the actuarial present value of all accrued benefits under such IRGB Plan (whether or not vested) on a termination basis; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (C) all premiums, if any, to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or would reasonably be expected to be incurred by IRGB or any of its Subsidiaries; and (E) the PBGC has not instituted proceedings to terminate any such IRGB Plan and, to IRGB’s knowledge, no condition exists that makes it reasonably likely that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such IRGB Plan, except as would not have a Material Adverse Effect, individually or in the aggregate, in the case of clauses (A), (B), (C), (D) and (E).

(f) (i) No IRGB Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of IRGB and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of IRGB and its Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be likely to result in, any Controlled Group Liability that would be a liability of IRGB or any of its Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the IRGB Benefit Plans. Without limiting the generality of the foregoing, neither IRGB nor any of its Subsidiaries, nor, to IRGB’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(g) Except as set forth in Section 3.11(g) of the IRGB Disclosure Schedule, IRGB and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law and at no expense to IRGB and its Subsidiaries.

(h) Except as set forth on Section 3.11(h) of the IRGB Disclosure Schedule, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of IRGB or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or Section 409A of the Code.

(i) No labor organization or group of employees of IRGB or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to IRGB’s knowledge, threatened to be brought or filed, with the National Labor Relations Board. Each of IRGB and its Subsidiaries is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

3.12 Compliance with Applicable Law.  IRGB and each of its Subsidiaries are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to IRGB or any of its Subsidiaries (including the Equal Credit Opportunity

Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act and applicable limits on loans to one borrower), except where such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on IRGB and its Subsidiaries taken as a whole.

3.13 Contracts.  Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on IRGB and its Subsidiaries taken as a whole, (i) none of IRGB nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the knowledge of IRGB, none of the other parties to any such material contract, lease, license or other agreement or instrument is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (iii) neither IRGB nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument whether as a termination or cancellation for convenience or for default of IRGB or any of its Subsidiaries.

3.14 Agreements with Regulatory Agencies.  Except to the extent disclosure hereunder is precluded by applicable law, neither IRGB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2005, a recipient of any supervisory letter from, or since January 1, 2005, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in Section 3.11 of the IRGB Disclosure Schedule, an “IRGB Regulatory Agreement”), nor has IRGB or any of its Subsidiaries been advised since January 1, 2005 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such IRGB Regulatory Agreement.

3.15 Undisclosed Liabilities.  Except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of IRGB as of December 31, 2006 (including any notes thereto) (ii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby and (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2006, since December 31, 2006, neither IRGB nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on IRGB.

3.16 Environmental Liability.

(a) To IRGB’s Knowledge, (A) IRGB and its Subsidiaries are in material compliance with applicable Environmental Laws; (B) no Contamination exceeding applicable cleanup standards or remediation thresholds exists at real property, including buildings or other structures, currently or formerly owned or operated by IRGB or any of its Subsidiaries, that reasonably could result in a material Environmental Liability for IRGB or its Subsidiaries; (C) no Contamination exists at any real property currently owned by a third party that reasonably could result in a material Environmental Liability for IRGB or its Subsidiaries; (D) neither IRGB nor any of its Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law; (E) neither IRGB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that reasonably could result in a material Environmental Liability of IRGB or its Subsidiaries; and (F) IRGB has set forth in Section 3.16 of the IRGB Disclosure Schedule and made available to FNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to IRGB, its Subsidiaries and any currently owned or operated real property of IRGB which were prepared in the last five years.

(b) As used herein, (A) the term “Environmental Laws” means collectively, any and all laws, ordinances, rules, regulations, directives, orders, authorizations, decrees, permits, or other mandates, of a Governmental Entity relating to any Hazardous Substance, Contamination, protection of the Environment or protection of human health and safety, including, without limitation, those relating to emissions, discharges or releases or threatened emissions, discharges or releases to, on, onto or into the environment of any Hazardous Substance; (B) the term “Hazardous Substance” means any element, substance, compound or mixture whether solid, liquid or gaseous that is subject to regulation by any Governmental Entity under any Environmental Law; or the presence or existence of which gives rise to any Environmental Liability; (C) the term “Contamination” means the emission, discharge or release of any Hazardous Substance to, on, onto or into the environment and the effects of such emission, discharge or release, including the presence or existence of any such Hazardous Substance; and (D) the term “Environmental Liability” means liabilities for response, remedial or investigation costs, and any other expenses (including reasonable attorney an consultant fees, laboratory costs and litigation costs) required under, or necessary to attain or maintain compliance with, applicable Environmental Laws or relating to or arising from Contamination or Hazardous Substances.

3.17 Real Property.

(a) Each of IRGB and its Subsidiaries has good title free and clear of all Liens to all real property owned by such entities (the “Owned Properties”), except for Liens that do not materially detract from the present use of such real property.

(b) A true and complete copy of each agreement pursuant to which IRGB or any of its Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”) has heretofore been made available to FNB. Each Lease is valid, binding and enforceable against IRGB or its applicable Subsidiary in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There is not under any such Lease any material existing default by IRGB or any of its Subsidiaries or, to the knowledge of IRGB, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default. The consummation of the transactions contemplated by this Agreement will not cause defaults under the Leases, provided necessary consents disclosed in the IRGB Disclosure Schedule have been obtained and are in effect, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on IRGB and its Subsidiaries taken as a whole.

(c) The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which IRGB and its Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on IRGB and its Subsidiaries taken as a whole.

(d) A true and complete copy of each agreement pursuant to which IRGB or any of its Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been made available to FNB. Each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). To the knowledge of IRGB, there are no existing defaults by the tenant under any Third Party Lease, or any event which with notice or lapse of time or both which would constitute such a default and which individually or in the aggregate would have a Material Adverse Effect on IRGB and its Subsidiaries taken as a whole.

3.18 State Takeover Laws.  IRGB has previously taken any and all action necessary to render the provisions of the Pennsylvania anti-takeover statutes in Sections 2538 through 2588 inclusive of the PBCL that may be applicable to the Merger and the other transactions contemplated by this Agreement inapplicable to FNB and its respective affiliates, and to the Merger, this Agreement and the transactions contemplated hereby.

The Board of Directors of IRGB has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such Agreement and the transactions contemplated hereby any restrictive provisions, including the provisions of Paragraph 9, of the IRGB Articles.

3.19 Reorganization.  As of the date of this Agreement, IRGB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20 Opinion.  Prior to the execution of this Agreement, IRGB has received an opinion from Keefe, Bruyette & Woods, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of IRGB from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.21 Insurance.  IRGB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as are set forth in Section 3.21 of the IRGB Disclosure Schedule and as its management reasonably has determined to be prudent in accordance with industry practices.

3.22 Investment Securities.  Except where failure to be true would not reasonably be expected to have a Material Adverse Effect on IRGB, (a) each of IRGB and its Subsidiaries has good title to all securities owned by it (except those securities sold under repurchase agreements securing deposits, borrowings of federal funds or borrowings from the Federal Reserve Banks or the Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of IRGB or its Subsidiaries, and such securities are valued on the books of IRGB in accordance with GAAP in all material respects.

3.23 Intellectual Property.  IRGB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in the conduct of its business as currently conducted that is material to IRGB and its Subsidiaries, taken as a whole. Except as would not reasonably be likely to have a Material Adverse Effect on IRGB, (i) Intellectual Property used in the conduct of its business as currently conducted that is material to IRGB and its Subsidiaries does not, to the knowledge of IRGB, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which IRGB or any Subsidiary acquired the right to use any Intellectual Property; and (ii) neither IRGB nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by IRGB and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means registered trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in the United States Patent and Trademark Office or in any similar office or agency of the United States or any state thereof; all letters patent of the United States and all reissues and extensions thereof.

3.24 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Section 3.24 of the IRGB Disclosure Schedule, each Loan on the books and records of IRGB and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of IRGB, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) IRGB has set forth in Section 3.24 of the IRGB Disclosure Schedule as to IRGB and each IRGB Subsidiary as of the latest practicable date prior to the date of this Agreement: (A) any written or, to IRGB’s knowledge, oral Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to IRGB’s knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” or words of similar import by IRGB, a IRGB Subsidiary or an applicable regulatory authority; (C) a listing of the Other Real Estate Owned (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (D) each Loan with any director, executive officer or five percent or greater shareholder of IRGB or a

IRGB Subsidiary, or to the knowledge of IRGB, any Person controlling, controlled by or under common control with any of the foregoing.

(c) Except as set forth in Section 3.24 of the IRGB Disclosure Schedules, each Loan was on the books and records of IRGB and its Subsidiaries prior to December 15, 2007.

3.25 Fiduciary Accounts.  IRGB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither IRGB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to IRGB’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.26 Allowance For Loan Losses.  IRGB Bank’s allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Entities and GAAP and, to the knowledge of IRGB, is adequate.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FNB

Except as disclosed in the disclosure schedule delivered by FNB to IRGB (the “FNB Disclosure Schedule”), FNB hereby represents and warrants to IRGB as follows:

4.1 Corporate Organization.

(a) FNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. FNB has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be licensed or qualified does not have a Material Adverse Effect upon FNB.

(b) FNB is duly registered as a bank holding company and is a financial holding company under the BHC Act. True and complete copies of the Articles of Incorporation (the “FNB Charter”) and Bylaws of FNB (the “FNB Bylaws”), as in effect as of the date of this Agreement, have previously been made available to IRGB.

(c) Each FNB Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required, to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) — (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.

4.2 Capitalization.

(a) The authorized capital stock of FNB consists of 500,000,000 shares of FNB Common Stock, of which, as of December 31, 2007 60,554,248 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $.01 par value (the “FNB Preferred Stock”), of which, as of the date hereof, no shares were issued and outstanding. As of December 31, 2007 47,970 shares of FNB Common Stock were held in FNB’s treasury. As of the date hereof, no shares of FNB Common Stock or FNB Preferred Stock were reserved for issuance, except for 2,155,597 shares of FNB Common Stock reserved for issuance upon exercise of options issued or available for issuance pursuant to employee and director stock plans of FNB in effect as of the date of this Agreement (the “FNB Stock Plans”) and 53,000 shares of FNB Common Stock available for issuance upon conversion of outstanding convertible notes assumed by FNB from Legacy Bank. All of the issued and outstanding shares of FNB Common Stock have been, and all shares of FNB Common Stock that may be issued pursuant to the FNB Stock Plans will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement and the FNB Stock Plans, FNB is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FNB Common Stock or any other equity securities of FNB or any securities representing the right to purchase or otherwise receive any shares of FNB Common Stock. The shares of FNB Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid, nonassessable and free of preemptive rights.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of FNB are owned by FNB, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) FNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FNB. Except for the approval of this Agreement and the transactions contemplated by this Agreement by the affirmative vote of a majority of the votes cast by all holders of shares of FNB Common Stock at such meeting at which a quorum is present, and provided that the total votes cast on the proposal represents over 50% of the shares of FNB Common Stock entitled to vote on the proposal, no other corporate approvals on the part of FNB are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by FNB and, assuming due authorization, execution and delivery by IRGB, constitutes the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by FNB, nor the consummation by FNB of the transactions contemplated hereby, nor compliance by FNB with any of the terms or provisions of this Agreement, will (i) violate any provision of the FNB Charter or the FNB Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made and are in full force and effect, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to FNB, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FNB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (iii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.

4.4 Consents and Approvals.  Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the acquisition of the Bank by FNB, the filing of applications and notices, as applicable, with the FDIC, the OCC or the PA DOB and the Federal Reserve Board and

approval of such applications and notice, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with and the acceptance for record by the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the filing of the Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, (v) any notices or filings under the HSR Act, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry SRO, and the rules of NASDAQ or the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement and approval of listing such FNB Common Stock on the NYSE, (viii) the approval of the issuance of FNB Common Stock in connection with the Merger and the transactions contemplated by this Agreement by the requisite vote of the shareholders of FNB and (ix) filings, if any, required as a result of the particular status of IRGB, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by FNB of this Agreement and (B) the consummation by FNB of the Merger and the other transactions contemplated by this Agreement.

4.5 Reports.  FNB and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with the Regulatory Agencies and with each other applicable Governmental Entity, including the SEC, and all other reports and statements required to be filed by them since January 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of FNB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FNB, investigation into the business or operations of FNB or any of its Subsidiaries since January 1, 2005. There (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FNB or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of FNB since January 1, 2005.

4.6 Financial Statements.  FNB has previously made available to IRGB copies of the consolidated balance sheet of FNB and its Subsidiaries as of December 31, 2004, 2005 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended as reported in FNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (as amended prior to the date hereof, the “FNB 2006 10-K”) filed with the SEC under the Exchange Act, accompanied by the audit report of Ernst & Young LLP, independent registered public accountants with respect to FNB for the years ended December 31, 2004, 2005 and 2006. The December 31, 2006 consolidated balance sheet of FNB (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of FNB and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders’ equity and consolidated financial position of FNB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of FNB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

4.7 Broker’s Fees.  Neither FNB nor any FNB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Sandler O’Neill & Partners, L.P., all of the fees and expenses of which shall be the sole responsibility of FNB.

4.8 Absence of Certain Changes or Events.  Since December 31, 2006, except as publicly disclosed in the Forms 10-K, 10-Q and 8-K comprising the FNB Reports (as defined in Section 4.12) filed prior to the date of this Agreement (i) FNB and the FNB Subsidiaries have (except in connection with the negotiation and execution and delivery of this Agreement) carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to FNB.

4.9 Legal Proceedings.

(a) There is no pending, or, to FNB’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity that has had, or is reasonably likely to have, a Material Adverse Effect on FNB and its Subsidiaries, taken as a whole, in each case with respect to FNB or any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations.

(b) There is no judgment, or regulatory restriction (other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries) that has been imposed upon FNB, any of its Subsidiaries or the assets of FNB or any of its Subsidiaries that has had or is reasonably likely to have, a Material Adverse Effect on FNB or its Subsidiaries, taken as a whole.

4.10 Taxes and Tax Returns.  Each of FNB and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes (whether or not shown on any Tax Return) that are due and payable or claimed to be due from it by a Governmental Entity other than Taxes that (i) are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP on FNB’s most recent consolidated financial statements. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of FNB and its Subsidiaries. Neither FNB nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending (including any notice received of an intent to conduct an audit or examination), or claims asserted, for Taxes upon FNB or any of its Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where the FNB or any of its Subsidiaries has not filed Tax Returns such that FNB or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, FNB or any of its Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of FNB and its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of FNB or any of its Subsidiaries. Neither FNB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FNB and its Subsidiaries). Neither FNB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was FNB) or (B) has any liability for the Taxes of any Person (other than FNB or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise. Neither FNB nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code) of which the Merger is also a part, or a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under

Section 355 of the Code. No share of FNB Common Stock is owned by a Subsidiary of FNB. FNB is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither FNB, its Subsidiaries nor any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Taxing Authority, relating to Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable law, which rulings or agreements would have a continuing effect after the Effective Time. Neither FNB nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2). IRGB has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of FNB and its Subsidiaries relating to the taxable periods beginning January 1, 2005 or later and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to FNB or its Subsidiaries. Neither FNB, nor any of its Subsidiaries will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of FNB or any of its Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law) for periods (or portions thereof) ending on or before the Closing Date.

4.11 Employee Benefits.  For purposes hereof, the following terms shall have the following meaning:

“FNB Benefit Plan” means any material employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of FNB or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by FNB or any of its Subsidiaries or to which FNB or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

“FNB Employment Agreement” means a written contract, offer letter or agreement of FNB or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which FNB or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“FNB Plan” means any FNB Benefit Plan other than a Multiemployer Plan.

(a) Section 4.11(a) of the FNB Disclosure Schedule includes a complete list of all material FNB Benefit Plans and all material FNB Employment Agreements.

(b) With respect to each FNB Plan, FNB has delivered or made available to IRGB a true, correct and complete copy of: (i) each writing constituting a part of such FNB Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. FNB has delivered or made available to IRGB a true, correct and complete copy of each material FNB Employment Agreement.

(c) All material contributions required to be made to any FNB Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any FNB Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements to the extent required by GAAP. Each FNB Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d) With respect to each FNB Plan, FNB and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such FNB Plans. Each FNB Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a FNB Plan or the imposition of any material lien on the assets of FNB or any of its Subsidiaries under ERISA or the Code. Section 4.11(d) of the FNB Disclosure Schedule identifies each FNB Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“FNB Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked or FNB is entitled to rely on a favorable opinion issued by the IRS, and, to the knowledge of FNB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any FNB Qualified Plan or the related trust. No trust funding any FNB Plan is intended to meet the requirements of Code Section 501(c)(9). To the knowledge of FNB, none of FNB and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the FNB Plans or their related trusts, FNB, any of its Subsidiaries or any person that FNB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) With respect to each FNB Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and, (ii) except as would not have, individually or in the aggregate, a Material Adverse Effect: (A) the fair market value of the assets of such FNB Plan equals or exceeds the actuarial present value of all accrued benefits under such FNB Plan (whether or not vested) on a termination basis; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (C) all premiums to the PBGC have been timely paid in full; (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or would reasonably be expected to be incurred by FNB or any of its Subsidiaries; and (E) the PBGC has not instituted proceedings to terminate any such FNB Plan and, to FNB’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such FNB Plan.

(f) (i) No FNB Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan; (ii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of FNB or any of its Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the FNB Benefit Plans. Without limiting the generality of the foregoing, neither FNB nor any of its Subsidiaries, nor, to FNB’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(g) FNB and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law and at no expense to FNB and its Subsidiaries.

(h) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of FNB or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or Section 409A of the Code.

(i) No labor organization or group of employees of FNB or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to FNB’s knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of FNB and its Subsidiaries is in material compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

4.12 SEC Reports.  FNB has previously made available to IRGB an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2005 by FNB with the SEC pursuant to the Securities Act or the Exchange Act (the “FNB Reports”) and prior to the date of this Agreement, as of the date of such FNB Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2005, as of their respective dates, all FNB Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

4.13 Compliance with Applicable Law.  FNB and each of its Subsidiaries are not in default in any material respect under any applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to FNB or any of its Subsidiaries (including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act and applicable limits on loans to one borrower), except where such noncompliance or default is not reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on FNB and its Subsidiaries, taken as a whole.

4.14 Contracts.  Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on FNB and its Subsidiaries taken as a whole, (i) none of FNB nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the knowledge of FNB, none of the other parties to any such material contract, lease, license or other agreement or instrument is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (iii) neither FNB nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument whether as a termination or cancellation for convenience or for default of FNB or any of its Subsidiaries.

4.15 Agreements with Regulatory Agencies.  Neither FNB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2005, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2005, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the FNB Disclosure Schedule, a “FNB Regulatory Agreement”), nor has FNB or any of its Subsidiaries been advised since January 1, 2005, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such FNB Regulatory Agreement. Each bank Subsidiary of FNB has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

4.16 Undisclosed Liabilities.  Except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of FNB included in FNB’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 (the “FNB 10-Q”) (including any notes thereto), (ii) liabilities incurred in connection with this Agreement and the transactions contemplated thereby and (iii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2007, since September 30, 2007, neither FNB nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on FNB.

4.17 Environmental Liability.

(a) To FNB’s Knowledge, (A) FNB and its Subsidiaries are in material compliance with applicable Environmental Laws; (B) no Contamination exceeding applicable cleanup standards or remediation thresholds exists at real property, including buildings or other structures, currently or formerly owned or operated by FNB or any of its Subsidiaries, that reasonably could result in a material Environmental Liability for FNB or its Subsidiaries; (C) no Contamination exists at any real property currently owned by a third party that reasonably could result in a material Environmental Liability for FNB or its Subsidiaries; (D) neither FNB nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law; (E) neither FNB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that reasonably could result in a material Environmental Liability of FNB or its Subsidiaries; (F) FNB has set forth in the FNB Disclosure Schedule and made available to IRGB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or relating to FNB, its Subsidiaries and any currently owned or operated property of FNB which were prepared in the last five years.

(b) There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on FNB of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against FNB, which liability or obligation is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB. To the knowledge of FNB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. FNB is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.

4.18 Reorganization.  As of the date of this Agreement, FNB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.19 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Section 4.19 of the FNB Disclosure Schedule, each Loan on the books and records of FNB and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of FNB, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) FNB has set forth in Section 4.19 of the FNB Disclosure Schedule as to FNB and each FNB Subsidiary as of the latest practicable date prior to the date of this Agreement: (A) any written or, to FNB’s knowledge, oral Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to FNB’s knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” or words of similar import by FNB, a FNB Subsidiary or an applicable regulatory authority; (C) a listing of the other real estate owned (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (D) each Loan with any director, executive officer or five percent or greater shareholder of FNB or a FNB Subsidiary, or to the knowledge of FNB, any Person controlling, controlled by or under common control with any of the foregoing.

4.20 Fiduciary Accounts.  FNB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither FNB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to FNB’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.21 Allowance for Loan Losses.  FNB Bank’s allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Entities and GAAP and, to the knowledge of FNB, is adequate.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time.

(a) During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, each of FNB and IRGB shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (iii) take no action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties expeditiously to obtain, any necessary approvals of any Regulatory Agency, Governmental Entity or any other person or entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

(b) IRGB agrees that between the date hereof and the Effective Time, the materials presented at the meetings of the Loan Committee of IRGB’s Board of Directors shall be provided to FNB within three business days after each meeting and IRGB shall provide the minutes of each meeting to FNB within five days after such meeting.

5.2 IRGB Forbearances.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the IRGB Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, IRGB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of FNB, which shall not be unreasonably withheld:

(a) (i) other than dividends and distributions by a direct or indirect Subsidiary of IRGB to IRGB or any direct or indirect wholly owned Subsidiary of IRGB, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock (except for regular quarterly cash dividends with customary record dates and payment dates and not to exceed $0.30 per share on IRGB Common Stock), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of IRGB Stock Options that are outstanding or are required by an existing contract, plan, arrangement or policy, as of the date hereof in accordance with their present terms or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of IRGB or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the issuance of IRGB Common Stock upon the exercise of IRGB Stock Options that are outstanding as of the date hereof in accordance with their present terms, including the withholding of shares of IRGB Common Stock to satisfy the exercise price or Tax withholding);

(b) grant any stock options, restricted stock units or other equity-based award with respect to shares of IRGB Common Stock under any of the IRGB Stock Plans, or otherwise, except as required by an existing contract, plan, arrangement or policy, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or issue any additional shares of capital stock or other securities (other than the issuance of IRGB Common Stock upon the exercise of IRGB Stock Options;

(c) amend the IRGB Articles, IRGB Bylaws or other comparable organizational documents;

(d) (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except inventory or other similar assets in the ordinary course of business consistent with past practice or (ii) open, acquire, close or sell any branches;

(e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien, or otherwise dispose of any of its properties or assets other than securitizations and other transactions in the ordinary course of business consistent with past practice;

(f) except for borrowings having a maturity of not more than 30 days under existing credit facilities (or renewals, extensions or replacements therefor that do not increase the aggregate amount available thereunder and that do not provide for any termination fees or penalties, prohibit pre-payments or provide for any pre-payment penalties, or contain any like provisions limiting or otherwise affecting the ability of IRGB or its applicable Subsidiaries or successors from terminating or pre-paying such facilities, or contain financial terms less advantageous than existing credit facilities, and as they may be so renewed, extended or replaced (“Credit Facilities”) that are incurred in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than IRGB or any wholly owned Subsidiary thereof), or, other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries and as a result of ordinary advances and reimbursements to employees and endorsements of banking instruments;

(g) change in any material respect its accounting methods, except as may be necessary and appropriate to confirm the changes in tax laws requirements, changes in GAAP, regulatory accounting principles or as required by IRGB’s independent auditors or its Regulatory Agencies;

(h) change in any material respects its underwriting, operating, investment or risk management or other similar policies of IRGB or any of its Subsidiaries except as required by applicable law or policies imposed by any Regulatory Agency or any Governmental Entity;

(i) make, change or revoke any material Tax election, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(j) other than in the ordinary course of business consistent with past practice, terminate or waive any material provision of any material agreement, contract or obligation (collectively, “Contracts”) other than normal renewals of Contracts without materially adverse changes, additions or deletions of terms (provided that Contracts under Section 5.1(s) shall be subject to that subsection rather than this clause), or enter into or renew any agreement or contract or other binding obligation of IRGB or its Subsidiaries containing (i) any restriction on the ability of IRGB and its Subsidiaries, or, after the Merger, FNB and its Subsidiaries, to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger or (ii) any restriction on IRGB or its Subsidiaries, or, after the Merger, FNB and its Subsidiaries, in engaging in any type of activity or business;

(k) incur any capital expenditures in excess of $20,000 individually or $50,000 in the aggregate;

(l) except as required by agreements or instruments in effect on the date hereof, alter in any material respect, or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which IRGB directly or indirectly holds any equity or ownership interest on the date hereof (other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice);

(m) agree or consent to any material agreement or material modifications of existing agreements with any Regulatory Authority or Governmental Entity in respect of the operations of its business, except as required by law;

(n) pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $25,000 individually or $50,000 in the aggregate;

(o) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of FNB (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or other transactions contemplated hereby;

(p) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(q) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby;

(r) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(s) make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of IRGB and classified as “substandard,” “doubtful” or “loss” or such Loan is in an amount in excess of $150,000 and classified as “special mention” without the approval of FNB, or make, renew or otherwise modify any Loan or Loans if immediately after making an unsecured Loan or Loans, such Person would be indebted to IRGB Bank in an aggregate amount in excess of $200,000 on an unsecured basis or undersecured, or make any fully secured Loan or Loans to any Person (except for any Loan secured by a first mortgage on single family owner-occupied real estate) if, immediately after making a secured Loan, such Person would be indebted to IRGB Bank in an aggregate amount in excess of $1,500,000 or, without approval of FNB, shall not make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $500,000 or in any event if such Loan does not conform with IRGB Bank’s Credit Policy Manual if, in the case of any of the foregoing types of Loan or Loans, FNB shall object thereto within three business days after receipt of notice of such proposed Loan, and the failure to provide a written objection within three business days after receipt of notice of such proposed Loan from IRGB Bank shall be deemed as the approval of FNB to make such Loan or Loans;

(t) enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of IRGB or its Subsidiaries or grant any salary or wage increase or increase any employee benefit, including discretionary or other incentive or bonus payments, except in accordance with the terms of any applicable IRGB incentive plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options, except:

(i) for normal increases in compensation and bonuses to employees in the ordinary course of business consistent with past practice, provided that no such increases shall result in an annual aggregate adjustment in compensation or bonus of more than 3.5%, provided, however, that no increase for any individual shall result in an annual adjustment in compensation or bonus of more than 5%, and provided, further, that such provisions shall not apply where required by contract or applicable law or are agreed to by IRGB and FNB;

(ii) for other changes that are required by applicable law or are advisable in order to comply with Section 409A of the Code, upon prior written notice to FNB;

(iii) to pay the amounts or to provide payments under plans and/or commitments set forth in the IRGB Disclosure Schedule;

(iv) for retention bonuses to such persons and in such amounts as are mutually agreed by FNB and IRGB, provided, however, that FNB shall provide a retention pool in the aggregate amount of $150,000, which shall be allocated to employees of IRGB and IRGB Bank at the discretion of Karen Joyce after consultation with FNB; or

(v) severance payments pursuant to the severance agreements or employment agreements that are set forth in Section 5.2 of the IRGB Disclosure Schedule.

(u) Hire any person as an employee of IRGB or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 5.2 of the IRGB Disclosure Schedule, or (ii) to fill any vacancies existing as of the date hereof and described in Section 5.2 of the IRGB Disclosure Schedule or (iii) to fill any vacancies arising after the date hereof at a comparable level of compensation with persons whose employment is terminable at the will of IRGB or a Subsidiary of IRGB, as applicable, provided, however, that such total compensation for any one employee may not exceed $40,000; or

(v) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3 FNB Forbearances.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, FNB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of IRGB:

(a) amend, repeal or otherwise modify any provision of the FNB Charter or the FNB Bylaws other than those that would not be adverse to IRGB or its shareholders or those that would not impede FNB’s ability to consummate the transactions contemplated hereby;

(b) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(c) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(d) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, in any case to the extent such action would be reasonably expected to prevent, or materially impede or delay, the consummation of the transactions contemplated by this Agreement;

(e) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby; or

(f) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

5.4 Voting Agreements.  IRGB shall deliver within 30 days after the date of this Agreement the executed Voting Agreement from each member of the IRGB Board of Directors.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) FNB agrees to prepare and file, as soon as practicable, the Registration Statement with the SEC in connection with the issuance of FNB Common Stock in the Merger including the Proxy Statement and prospectus and other proxy solicitation materials of IRGB constituting a part thereof and all related documents. IRGB shall prepare and furnish to FNB such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and IRGB, and its legal, financial and accounting advisors, shall have the right to review in advance and approve, which approval shall not be unreasonably withheld such Registration Statement prior to its filing. IRGB agrees to cooperate with FNB and FNB’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. As long as IRGB has cooperated as described above, FNB agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of IRGB and FNB agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. FNB also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, IRGB shall each promptly mail at its expense the Proxy Statement to its shareholders.

(b) Each of IRGB and FNB agree that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of IRGB and FNB agree that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of IRGB and FNB further agree that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the shareholders of IRGB and/or FNB.

(c) FNB agrees to advise IRGB, promptly after FNB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FNB Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent FNB is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. IRGB and FNB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to IRGB or FNB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require FNB to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties, Regulatory Agencies or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on FNB and its Subsidiaries (including the Surviving Company after giving effect to the Merger) taken as a whole after the Effective Time (a “Materially Burdensome Regulatory Condition”). In addition, IRGB agrees to cooperate and use its reasonable best efforts to assist FNB in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties, Regulatory Agencies and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of IRGB and FNB following consummation of the Merger.

(e) Each of FNB and IRGB shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of FNB, IRGB or any of their respective Subsidiaries to any

Regulatory Agency or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(f) Each of FNB and IRGB shall promptly advise the other upon receiving any communication from any Regulatory Agency or Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c)) will not be obtained or that the receipt of any such approval may be materially delayed.

(g) IRGB and FNB shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, the FDIC, the OCC, the NYSE or FINRA. In addition, the Chief Executive Officers of IRGB and FNB shall be permitted to respond to appropriate questions about the Merger from the press. IRGB and FNB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other party.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of IRGB and FNB shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause its Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other may reasonably request. IRGB shall, and shall cause each of its Subsidiaries to, provide to FNB a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state banking laws other than reports or documents that such party is not permitted to disclose under applicable law. Neither IRGB nor FNB nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply to the extent possible in light of those restrictions.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

6.3 IRGB Shareholder Approval.  IRGB shall call a meeting of its shareholders for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement and the Merger (the “IRGB Shareholder Meeting”), and shall use its reasonable best efforts to call such meeting as soon as reasonably practicable following the Registration Statement being declared effective giving reasonable time for printing and mailing. Subject to Section 6.11, the Board of Directors of IRGB shall recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, by IRGB’s shareholders and shall include such recommendation in the Proxy Statement (the “IRGB Recommendation”). Without limiting the generality of the foregoing, IRGB’s obligations pursuant to the first sentence of this Section 6.3(a) shall not be affected by the commencement, public proposal, public disclosure or communication to IRGB of any Acquisition Proposal (as defined in Section 6.11(e)). Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1, IRGB’s obligations pursuant to the first sentence of this Section 6.3(a) shall terminate.

6.4 Commercially Reasonable Efforts; Cooperation.  Each of IRGB and FNB agrees to exercise good faith and use its commercially reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible.

6.5 NYSE Approval.  FNB shall cause the shares of FNB Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, FNB shall take all reasonable action so that employees of IRGB and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of FNB of general applicability with the exception of FNB’s defined benefit pension plan (the “FNB Plans”) to the same extent as similarly-situated employees of FNB and its Subsidiaries, it being understood that inclusion of the employees of IRGB and its Subsidiaries in the FNB Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding Benefit Plans of IRGB and its Subsidiaries until such employees are permitted to participate in the FNB Plans and provided further, however, that nothing contained herein shall require FNB or any of its Subsidiaries to make any grants to any former employee of IRGB under any discretionary equity compensation plan of FNB. FNB shall cause each FNB Plans in which employees of IRGB and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits under the FNB Plans, the service of such employees with IRGB and its Subsidiaries to the same extent as such service was credited for such purpose by IRGB, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Benefit Plans of IRGB and its Subsidiaries that correspond to FNB Plans until employees of IRGB and its Subsidiaries are included in such FNB Plans, nothing herein shall limit the ability of FNB to amend or terminate any of IRGB’s Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b) At and following the Effective Time, and except as otherwise provided in Section 6.6(d) FNB shall honor, and the Surviving Company shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of IRGB and its Subsidiaries and current and former directors of IRGB and its Subsidiaries existing as of the Effective Date, as well as all employment, executive severance or “change-in-control” or similar agreements, plans or policies of IRGB that are set forth on Schedule 6.6(b) of the IRGB Disclosure Schedule, subject to the receipt of any necessary approval from any Governmental Entity. The severance or termination payments that are payable pursuant to such agreements, plans or policies of IRGB are set forth on Schedule 6.6(b) of the IRGB Disclosure Schedule. Following the consummation of the Merger and for one year thereafter, FNB shall, to the extent not duplicative of other severance benefits, pay employees of IRGB or its Subsidiaries who are terminated for other than cause, severance as set forth on Schedule 6.6(b) of the FNB Disclosure Schedule. Following the expiration of the foregoing severance policy, any years of service recognized for purposes of this Section 6.6(b) will be taken into account under the terms of any applicable severance policy of FNB or its Subsidiaries.

(c) At such time as employees of IRGB and its Subsidiaries become eligible to participate in a medical, dental or health plan of FNB or its Subsidiaries, FNB shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of FNB and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(d) Immediately prior to the Effective Time, IRGB shall, at the written request of FNB, freeze or terminate such of the IRGB Benefit Plans as is requested by FNB.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation (each a “Claim”)

in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of IRGB or any of its Subsidiaries or who is or was serving at the request of IRGB or any of its Subsidiaries as a director, officer, employee, member or otherwise of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of IRGB or any of its Subsidiaries or was serving at the request of IRGB or any of its Subsidiaries as a director or officer of another Person or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. From and after the Effective Time, FNB shall, and shall cause the Surviving Company to, indemnify, defend and hold harmless, as and to the fullest extent currently provided under applicable law, the IRGB Articles, the IRGB Bylaws and any agreement set forth in Section 6.7 of the IRGB Disclosure Schedule, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses, including fees and expenses of legal counsel (including local counsel), incurred in advance of the final disposition of any claim, suit, proceeding or investigation upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

(b) FNB and the Surviving Company agree that all rights to indemnification of liabilities (including advancement of expenses), and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the IRGB Articles or the IRGB Bylaws, shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that in the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the PBCL, the IRGB Articles or the IRGB Bylaws, as the case may be, shall be made by independent legal counsel (whose fees and expenses shall be paid by FNB and the Surviving Company) selected by such Indemnified Person and reasonably acceptable to FNB; and provided further that nothing in this Section 6.7 shall impair any rights or obligations of any current or former director or officer of IRGB or its Subsidiaries, including pursuant to the respective organizational documents of IRGB, or their respective Subsidiaries, under the PBCL or otherwise.

(c) Prior to the Effective Time, FNB shall obtain at the expense of IRGB, and FNB shall maintain for a period of six years following the Effective Time, directors’ and officers’ liability insurance and fiduciary liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions contemplated hereby, covering the Indemnified Persons who as of the Effective Time are covered by IRGB’s directors’ and officers’ liability insurance or fiduciary liability insurance policies, provided that FNB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policies of IRGB or single premium tail coverage with policy limits equal to IRGB’s existing coverage limits, provided that in no event shall FNB be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by IRGB for such insurance (the “Insurance Amount”), and further provided that if FNB is unable to maintain or obtain the insurance called for by this Section 6.7(c) as a result of the preceding provision, FNB shall use its commercially reasonable best efforts to obtain the most advantageous coverage as is available for the maximum Insurance Amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time from an insurer or insurers selected by FNB that have an insurer financial strength rating by A.M. Best Co. of at least “A,” which policies provide the Indemnified Persons with coverage, from the Effective Time to the sixth anniversary of the Effective Time, including in respect of the transactions contemplated hereby, on terms that are no less advantageous to Indemnified Persons than IRGB’s D&O Insurance existing immediately prior to the date hereof. If such prepaid policies have been obtained prior to the Effective Time, then the FNB shall maintain such policies in full force and effect and continue the obligations thereunder.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8 Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of FNB, on the one hand, and a Subsidiary of IRGB, on the other) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, FNB.

6.9 Advice of Changes.  Each of FNB and IRGB shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.9 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10 Dividends.  After the date of this Agreement, IRGB shall coordinate with FNB the declaration of any dividends in respect of IRGB Common Stock and the record dates and payment dates relating thereto such that holders of IRGB Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of IRGB Common Stock and any shares of FNB Common Stock any such holder receives in exchange therefor in the Merger.

6.11 Certain Actions.

(a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.11, IRGB will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates or representatives (collectively, “IRGB Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal (as defined in Section 6.11(e)(i)) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to IRGB or any of its Subsidiaries or afford access to the business, properties, assets, books or records of IRGB or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.1(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

(b) Notwithstanding anything herein to the contrary, IRGB and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Board of Directors of IRGB shall not withdraw or modify in a manner adverse to FNB the IRGB Recommendation except as set forth in subsection (iii) below; (ii) to engage in any discussions or negotiations with, and provide any information to, any third party in response to a Superior Proposal (as defined in Section 6.11(e)(ii)) by any such third party, if and only to the extent that (x) IRGB’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so could reasonably be expected to breach its fiduciary duties under applicable law, (y) prior to providing any information or data to any third party in connection with a Superior Proposal by any such third party, IRGB’s Board of Directors receives from such third party an executed confidentiality agreement, which confidentiality terms shall be no less favorable to IRGB than those contained in the Confidentiality Agreement between IRGB and FNB, a copy of which executed confidentiality agreement shall have been provided to FNB for informational purposes and (z) at least 72 hours prior to providing any information or data to any third party or entering into discussions or negotiations with any third party, IRGB promptly notifies FNB in writing of the name of such third party and the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to FNB, condition or refuse to make the IRGB Recommendation (the “Change in IRGB Recommendation”) if IRGB’s Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so could reasonably be expected to breach its fiduciary duties under applicable law.

(c) IRGB will promptly, and in any event within 24 hours, notify FNB in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

(d) IRGB agrees that it will, and will cause the IRGB Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

(e) For purposes of this Agreement:

(i) The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial (i.e., 20% or more) portion of the net revenues, net income or net assets of IRGB and its Subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of IRGB Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 10% or more of IRGB Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 10% or more of IRGB Common Stock after the date of this Agreement or the direct or indirect acquisition or purchase of 5% or more of IRGB Common Stock after the date of this Agreement by a Person who on the date of this Agreement owns 10% or more of IRGB Common Stock, (y) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of IRGB or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving IRGB other than the transactions contemplated by this Agreement.

(ii) The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of IRGB Common Stock then outstanding or all or substantially all of IRGB’s consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of IRGB in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of IRGB in its good faith judgment believes to be more favorable to IRGB than the Merger; (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of IRGB and (C) is reasonably capable of being completed.

(f) If a Payment Event (as defined in Section 6.11(g)) occurs, IRGB shall pay to FNB by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of $3,750,000 (the “Break-up Fee”), provided, however, that if a Payment Event occurs, IRGB shall have no obligation to pay FNB’s expenses under Section 9.3(b).

(g) The term “Payment Event” means any of the following:

(i) the termination of this Agreement by FNB pursuant to Section 8.1(f)(i);

(ii) the termination of this Agreement by IRGB pursuant to Section 8.1(g);

(iii) the termination of this Agreement pursuant to any other Section following the commencement of a tender offer or exchange offer for 25% or more of the outstanding shares of IRGB Common Stock and IRGB shall not have sent to its shareholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement that the Board of Directors of IRGB recommends rejection of such tender offer or exchange offer; or

(iv) the occurrence of any of the following events within 18 months of the termination of this Agreement pursuant to Section 8.1(f)(i), provided that an Acquisition Proposal shall have been made by a Third Party after the date hereof and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) IRGB enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party; (B) such Third Party, directly or indirectly, acquires substantially all of the total assets of IRGB and its Subsidiaries, taken as a whole; or (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of IRGB Common Stock. As used herein, “Third Party” means any person as defined in Section 13(d) of the Exchange Act other than FNB or its affiliates.

(h) IRGB acknowledges that the agreements contained in Section 6.11(e) are an integral part of the transactions contemplated in this Agreement and that without these agreements FNB would not enter into this Agreement. Accordingly, in the event IRGB fails to pay to FNB the Break-up Fee, promptly when due, IRGB shall, in addition thereto, pay to FNB all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by FNB, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

6.12 Transition.  Commencing following the date hereof, FNB and IRGB shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration, from and after the Closing, of IRGB and its Subsidiaries with the businesses of FNB and its Subsidiaries, without taking action that would, in effect, give FNB control over the management or policies of IRGB or any of its Subsidiaries. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations, the continuous operation of IRGB and its Subsidiaries in the ordinary course of business and applicable law, IRGB shall cause the employees and officers of IRGB and its Subsidiaries, including the Bank, to cooperate with FNB in performing tasks reasonably required in connection with such integration.

6.13 Certain Post-Closing Matters.

(a) FNB agrees to take all action necessary to appoint or elect, effective as of the Effective Time, as a director of FNB Bank one current member of the Board of Directors of IRGB Bank (the “IRGB Bank Designee”) as is mutually agreed by FNB and IRGB. The IRGB Bank Designee shall serve until the election of his or her successor. FNB agrees to cause the FNB Bank Board to recommend and FNB shall vote all of the shares of voting stock held by FNB for the annual reelection of the IRGB Bank Designee through FNB Bank’s annual meeting of shareholders in 2010.

(b) Effective as of the Closing Date, FNB shall take all action necessary to appoint as members of the FNB Bank Pittsburgh Advisory Board for at least one full two-year term, three current members of the Board of Directors of IRGB Bank as are mutually agreed by FNB and IRGB.

(c) FNB shall use reasonable best efforts to reference or identify IRGB Bank in all correspondence, communications and information delivered to IRGB Bank customers from the date of this Agreement through the Closing Date of the Bank Merger.

(d) The commitments set forth in this Section 6.13 shall survive the Effective Time as reflected in a formal resolution of the FNB Board and the FNB Bank Board to be reflected in the minutes of FNB as the Surviving Company of the Merger and FNB Bank as the Surviving Bank in the Bank Merger.

6.14 Tax Representation Letters.  Officers of FNB and IRGB shall execute and deliver to Duane Morris LLP, tax counsel to FNB, and Jones Day, tax counsel to IRGB, “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Registration Statement are declared effective by the SEC and at the Effective Time, in connection with such tax counsel’s delivery of opinions pursuant to Section 7.2(c) and Section 7.3(c) hereof.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable law, at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval.  This Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite affirmative vote of the holders of IRGB Common Stock entitled to vote thereon.

(b) NYSE Listing.  The shares of FNB Common Stock to be issued to the holders of IRGB Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance, provided FNB shall have used its reasonable best efforts to cause such authorization of listing on the NYSE.

(c) Regulatory Approvals.  All regulatory approvals set forth in Sections 3.4 and 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Requisite Regulatory Approvals”).

(d) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect, provided FNB shall have used its reasonable best efforts to have removed, lifted or resolved such legal restraint or prohibition. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligation of FNB to Effect the Merger.  The obligation of FNB to effect the Merger is also subject to the satisfaction or waiver by FNB, where permitted by applicable law, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  The representations and warranties of IRGB contained in this Agreement that are qualified by materiality or contained in Section 3.2 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of IRGB contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date), except in each case where the failure of the representations and warranties (other than the representations and warranties set forth in Section 3.2) to be so true and correct (without giving effect to any qualification as to “material,” “materiality,” “material adverse effect” or similar qualifications) are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on IRGB; and FNB shall have received a certificate signed on behalf of IRGB by the Chief Executive Officer or the Chief Financial Officer of IRGB to the foregoing effect.

(b) Performance of Obligations of IRGB.  IRGB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and FNB shall have received a certificate signed on behalf of IRGB by the Chief Executive Officer or the Chief Financial Officer of IRGB to such effect.

(c) Federal Tax Opinion.  FNB shall have received the opinion of its counsel, Duane Morris LLP, in form and substance reasonably satisfactory to FNB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of IRGB and FNB, reasonably satisfactory in form and substance to it.

(d) Environmental Reports.  At the request of FNB, IRGB shall have furnished FNB with a Phase I environmental study with respect to all real property owned by IRGB or any of its Subsidiaries (which Phase I environmental study shall be at the sole cost and expense of FNB), the findings of which shall be commercially acceptable to FNB who shall not unreasonably withhold such acceptance.

(e) No Materially Burdensome Regulatory Condition.  None of the Requisite Regulatory Approvals shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.

7.3 Conditions to Obligation of IRGB to Effect the Merger.  The obligation of IRGB to effect the Merger is also subject to the satisfaction or waiver by IRGB, where permitted by applicable law, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of FNB contained in this Agreement that are qualified by materiality shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of FNB contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date), except in each case where the failure of the representations and warranties to be so true and correct (without giving effect to any qualification as to “material,” “materiality,” “material adverse effect” or similar qualifications) are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on FNB; and IRGB shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB to the foregoing effect.

(b) Performance of Obligations of FNB.  FNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and IRGB shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB to such effect.

(c) Federal Tax Opinion.  IRGB shall have received the opinion of its counsel, Jones Day, in form and substance reasonably satisfactory to IRGB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of IRGB and FNB, reasonably satisfactory in form and substance to it.

ARTICLE 8

TERMINATION AND AMENDMENT

8.1 Termination.  This Agreement may be terminated at any time prior to the Effective Date, and the Merger may be abandoned:

(a) Mutual Consent.  By the mutual consent in writing of FNB and IRGB if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach.

(i) By FNB, if (A) any of the representations and warranties of IRGB contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.2(a) would not be satisfied or (B) IRGB shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.2(b) would not be satisfied, in either case other than as a result of a material breach by FNB of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after IRGB has received written notice from FNB of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond November 30, 2008.

(ii) By IRGB, if (A) any of the representations and warranties of FNB contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.3(a) would not be satisfied or (B) FNB shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.3(b) would not be satisfied, in either case other than as a result of a material breach by IRGB of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after FNB has received written notice from IRGB of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond November 30, 2008.

(c) Delay.  By FNB or IRGB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated on or before 5:00 p.m., Eastern Daylight Time on November 30, 2008, except to the extent that the failure of the Merger then to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.

(d) No Regulatory Approval.  By FNB or IRGB, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Entity required for consummation of the Merger contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Entity or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e) No IRGB Shareholder Approval.  By FNB, or by IRGB provided that IRGB shall not be in material breach of any of its obligations under Section 6.3, if any approval of the shareholders of IRGB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the IRGB Shareholder Meeting or at any adjournment or postponement thereof.

(f) Failure to Recommend.  At any time prior to the IRGB Shareholder Meeting, by FNB if (i) IRGB shall have breached Section 6.3 in any respect materially adverse to FNB, (ii) the IRGB Board of Directors shall have failed to make the IRGB Recommendation or shall have effected a Change in IRGB Recommendation, (iii) the IRGB Board shall have recommended approval of an Acquisition Proposal or (iv) IRGB shall have materially breached its obligations under Section 6.3 by failing to call, give notice of, convene and hold the IRGB Shareholder Meeting.

(g) Superior Proposal.  At any time prior to the date of mailing of the Proxy Statement, by IRGB in order to enter concurrently into an Acquisition Proposal that has been received by IRGB and the IRGB Board of Directors in compliance with Sections 6.11(a) and (b) and that IRGB’s Board of Directors concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by IRGB pursuant to this Section 8.1(g) only after the fifth business day following IRGB’s provision of written notice to FNB advising FNB, that the IRGB Board of Directors is prepared to accept a Superior Proposal (it being agreed that the delivery of such notice shall not entitle FNB to terminate this Agreement pursuant to Section 8.1(g)) and only if (i) during such five-business day period, IRGB has caused its financial and legal advisors to negotiate with FNB in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, (ii) IRGB’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by FNB and further provided that such termination shall not be effective until IRGB has paid the Break-up Fee to FNB.

(h) By IRGB at any time during the two-day period following the Determination Date, if both of the following conditions (i) and (ii) are satisfied:

(i) the Average Closing Price (as defined below) shall be less than the product of 0.800 and the Starting Price; and

(ii) (A) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Buyer Ratio”) shall be less than (B) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.200 from such quotient (such number being referred to herein as the “Index Ratio”);

subject to the following. If IRGB elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to FNB; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period. During the period commencing with its receipt of such notice and ending at the Effective Time, FNB shall have the option of increasing the Exchange Ratio and/or the Cash Consideration in a manner such, and to the extent required, so that the condition set forth in either clause (i) or (ii) above shall be deemed not to exist.

For purposes hereof, the condition set forth in clause (i) above shall be deemed not to exist if:

•	the Exchange Ratio and/or the Cash Consideration is increased so that the Per Share Consideration (calculated by using the Average Closing Price, as provided in the definition of “Per Share Consideration”) after such increase is not less than 89% of the Per Share Consideration calculated by using the Starting Price in lieu of the Average Closing Price.

For purposes hereof, the condition set forth in clause (ii) above shall be deemed not to exist if:

•	the Exchange Ratio and/or the Cash Consideration is increased so that the Adjusted Buyer Ratio is not less than the Index Ratio.

if FNB makes this election, within such period, it shall give prompt written notice to IRGB of such election and the revised Exchange Ratio and/or Cash Consideration, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio and/or Cash Consideration, and derivatively the Stock Consideration and/or Total Cash Amount, shall have been so modified), and any references in this Agreement to “Exchange Ratio,” “Cash Consideration,” “Stock Consideration” and “Total Cash Amount” shall thereafter be deemed to refer to the Exchange Ratio, Cash Consideration, Stock Consideration and Total Cash Amount after giving effect to any adjustment made pursuant to this Section 8.1(h). For purposes of this Section 8.1(h), the following terms shall have the meanings indicated:

“Adjusted Buyer Ratio” means the number obtained by dividing (x) the sum of (A) the Average Closing Price plus (B) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Exchange Ratio and/or the Cash Consideration by the total number of shares of Seller Common Stock outstanding multiplied by the initial Exchange Ratio and the percentage offered as stock (55%), on the Determination Date, by (y) the Starting Price. For purposes of calculating the increase in transaction value, the price per share of Buyer Common Stock shall be deemed to be the Average Closing Price.

“Average Closing Price” means the average of the last reported sale prices per share of Buyer Common Stock as reported on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date, rounded to the nearest cent.

“Determination Date” shall mean the fifth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NYSE, then the trading day immediately preceding such calendar day.

“Index Price” on a given date means the closing price of the NASDAQ Bank Index.

“Per Share Consideration” means the sum of (i) 55% of the product of Stock Consideration times the Average Closing Price plus (ii) 45% of the Cash Consideration.

“Starting Date” means the trading day on the NYSE preceding the day on which the parties publicly announce the signing of this Agreement.

“Starting Price” means $14.92.

If FNB declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of FNB shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

8.2 Effect of Termination.  In the event of termination of this Agreement by either FNB or IRGB as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.1(g), 6.2(b), 6.11(f)-(h), 8.2, 8.3, 9.3 and 9.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.

8.3 Amendment.  Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after approval of the matters presented in connection with Merger by the shareholders of IRGB or the shareholders of FNB; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of IRGB and FNB, there may not be, without further approval of their shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4 Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of IRGB, there may not be, without further approval of their shareholders, any extension or waiver of this Agreement or any portion hereof that changes the amount or form of the consideration to be delivered to the holders of IRGB Common Stock and the holders of FNB Common Stock under this Agreement, other than as contemplated by this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

9.1 Closing.  On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law)

of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual written agreement of the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Articles I , II and IX and Sections 6.6, 6.7, 6.8 and 6.13.

9.3 Expenses.

(a) Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between IRGB and FNB, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

(b) In the event that this Agreement is terminated by:

(i) FNB pursuant to Section 8.1(b)(i);

(ii) IRGB pursuant to Section 8.1(b)(ii); or

(iii) FNB pursuant to Section 8.1(e),

then the non-terminating party shall pay to the terminating party by wire transfer of immediately available funds, within two business days following delivery of a statement of such expenses, all out-of-pocket costs and expenses, up to a maximum of $500,000, including without limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses, actually incurred by the terminating party in connection with the Merger and this Agreement.

9.4 Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

(a) if to IRGB, to:

Iron & Glass Bancorp, Inc.
1114 East Carson Street
Pittsburgh, PA 15203
Attention: Michael J. Hagan
Facsimile:

with a copy to:

Jones Day
500 Grant Street, Suite 3100
Pittsburgh, PA 15219
Attention: Rachel Lorey Allen
Facsimile: (412) 394-7959

(b) if to FNB, to:

F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148
Attention: Stephen J. Gurgovits
Facsimile (724) 983-3515

with a copy to:

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Attention: Frederick W. Dreher, Esq.
Facsimile: (215) 979-1213

9.5 Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The IRGB Disclosure Schedule and the FNB Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. Herein, “knowledge” or “Knowledge” means the knowledge as of the date referenced of executive officers of the applicable party following inquiry of persons within their organization and its Subsidiaries who would be reasonably expected to be knowledgeable about the relevant subject matter.

9.6 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7 Entire Agreement.  This Agreement, including the documents and the instruments referred to in this Agreement, together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8 Governing Law; Jurisdiction.

(a) This Agreement, the Merger and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

(b) Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Pennsylvania state court or the United States District Court for the Western District of Pennsylvania, in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Pennsylvania state court or the United States District Court for the Western District of Pennsylvania. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF

ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Severability.  Except to the extent that application of this Section 9.9 would have a Material Adverse Effect on IRGB or FNB, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

9.10 Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 and 6.13, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

IN WITNESS WHEREOF, the duly authorized officers of F.N.B. Corporation and Iron & Glass Bancorp, Inc. have executed this Agreement as of the date first above written.

F.N.B. CORPORATION

By:	/s/ Stephen J. Gurgovits
Stephen J. Gurgovits,
Chairman and Chief Executive Officer

IRON & GLASS BANCORP, INC.

By:	/s/ Michael J. Hagan
Michael J. Hagan
President and Chief Executive Officer

By:	/s/ Daniel A. Goetz
Daniel A. Goetz,
Chairman of the Board

EXHIBIT A

FORM OF AGREEMENT OF MERGER

Agreement of Merger, dated as of February 14, 2008, by and between First National Bank of Pennsylvania (“FNB Bank”) and Iron & Glass Bank (“IRGB Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Agreement”) dated as of February 14, 2008 between F.N.B. Corporation (“FNB”) and Iron & Glass Bancorp, Inc. (“IRGB”).

WlTNESSETH:

WHEREAS, IRGB Bank is a Pennsylvania banking institution and a wholly owned subsidiary of IRGB; and

WHEREAS, FNB Bank is a national association and a wholly owned subsidiary of FNB; and

WHEREAS, FNB and IRGB have entered into the Agreement, pursuant to which IRGB will merge with and into FNB (the “FNB Merger”); and

WHEREAS, IRGB Bank and FNB Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the FNB Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Merger.  Subject to the terms and conditions of the Agreement and this Agreement of Merger, at the Effective Time (as defined in Section 2), IRGB Bank shall merge with and into FNB Bank (the “Bank Merger”) under the laws of the United States and of the Commonwealth of Pennsylvania. FNB Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).

2. Effective Time.  The Bank Merger shall become effective on the date and at the time that Articles of Combination are filed with the Office of the Comptroller of the Currency (the “OCC”) and Articles of Merger are filed with the Pennsylvania Department of State (the “Department”) unless a later date and time is specified as the Effective Time in such Articles of Combination and Articles of Merger (the “Effective Time”).

3. Charter; Bylaws.  The Charter and Bylaws of FNB Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4. Name; Offices.  The name of the Surviving Bank shall be “First National Bank of Pennsylvania.” The main office of the Surviving Bank shall be the main office of FNB Bank immediately prior to the Effective Time. All branch offices of IRGB Bank and FNB Bank that were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Bank Merger, subject to the opening or closing of any offices that may be authorized by IRGB Bank, FNB Bank, the OCC or the Department after the date hereof. Schedule I hereto contains a list of each of the deposit taking offices of IRGB Bank and FNB Bank that shall be operated by the Surviving Bank, subject to the opening or closing of any offices that may be authorized by IRGB Bank, FNB Bank, the OCC and the Department after the date hereof.

5. Directors and Executive Officers.  Upon consummation of the Merger, (i) the directors of the FNB Bank immediately prior to the Effective Time shall continue as directors of the Surviving Bank and as provided for in Section 6.13(a) of the Agreement, and one director of IRGB Bank shall be appointed as a director of the Surviving Bank in accordance with Section 6.13(a) of the Agreement and (ii) the executive officers of the Surviving Bank shall be the executive officers of FNB Bank immediately prior to the Effective Time.

6. Effects of the Merger.  Upon consummation of the Bank Merger, and in addition to the effects set forth at 12 U.S.C. § 215a and the Pennsylvania Banking Code and other applicable law:

(a) all rights, franchises and interests of IRGB Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by IRGB Bank immediately prior to the Effective Time; and

(b) the Surviving Bank shall be liable for all liabilities of IRGB Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of IRGB Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

7. Effect on Shares of Stock.

(a) Each share of FNB Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b) At the Effective Time, each share of IRGB Bank capital stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of IRGB Bank capital stock held in the treasury of IRGB Bank immediately prior to the Effective Time shall be retired and canceled.

8. Additional Actions.  If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of IRGB Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Agreement of Merger, IRGB Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Agreement of Merger. The proper officers and directors of the Surviving Bank are fully authorized in the name of IRGB Bank or otherwise to take any and all such action.

9. Counterparts.  This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

10. Governing Law.  This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the United States and the Commonwealth of Pennsylvania.

11. Amendment.  Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of FNB Bank and IRGB Bank at any time prior to the Effective Time.

12. Waiver.  Any of the terms or conditions of this Agreement of Merger may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party

13. Assignment.  This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

14. Termination.  This Agreement of Merger shall terminate upon the termination of the Agreement in accordance with its terms.

15. Procurement of Approvals.  This Agreement of Merger shall be subject to the approval of FNB as the sole shareholder of FNB Bank and IRGB as the sole shareholder of IRGB Bank at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. FNB Bank and IRGB Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the OCC and the Department as may be required by applicable laws and regulations.

16. Conditions Precedent.  The obligations of the parties under this Agreement of Merger shall be subject to: (i) the approval of this Agreement of Merger by FNB as the sole shareholder of FNB Bank and IRGB as the sole shareholder of IRGB Bank at meetings of shareholders duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (ii) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of IRGB Bank as offices of the Surviving Bank and (iv) the consummation of the FNB Merger pursuant to the Agreement on or before the Effective Time.

17. Effectiveness of Agreement.  Notwithstanding anything to the contrary contained herein, the execution and delivery of this Agreement of Merger by the parties hereto shall not be deemed to be effective unless and until the requirements of 12 C.F.R. § 5.33 are met.

IN WITNESS WHEREOF, each of FNB Bank and IRGB Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

FIRST NATIONAL BANK OF PENNSYLVANIA

By:	/s/ Gary J. Roberts
Gary J. Roberts,
President and Chief Executive Officer

IRON & GLASS BANK

By:	/s/ Michael J. Hagan
Michael J. Hagan,
President

EXHIBIT B

FORM OF VOTING AGREEMENT

February 14, 2008

F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148

Ladies and Gentlemen:

F.N.B. Corporation (“FNB”) and Iron & Glass Bancorp, Inc. (“IRGB”) have entered into an Agreement and Plan of Merger dated as of February 14, 2008 (the “Agreement”) whereby IRGB will merge with and into FNB (the “Merger”) and shareholders of IRGB will receive the Merger Consideration as set forth in the Agreement as of the closing date of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

A condition to FNB’s obligations under the Agreement is that I execute and deliver this Letter Agreement to FNB.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a) I agree to vote or cause to be voted for approval and adoption of the Agreement and the transactions contemplated thereby all shares of IRGB common stock over which I have sole voting power, and will use my reasonable efforts to cause any shares of IRGB common stock over which I share voting power to be voted for approval and adoption of the Agreement and the transactions contemplated thereby. Beneficial ownership shall have the meaning assigned to it pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.

(b) On or prior to the record date for the meeting of the IRGB shareholders to vote on approval and adoption of the Agreement and the transactions contemplated thereby, I agree (i) not to offer, sell, transfer or otherwise dispose of any shares of IRGB common stock over which I have sole dispositive power, and (ii) to use my reasonable efforts to not permit the offer, sale, transfer or other disposition of any shares of IRGB common stock over which I have shared dispositive power, except to the extent that I may be permitted under law to make charitable gifts or as permitted by paragraph (g) hereof.

(c) I have beneficial ownership over the number of shares of IRGB common stock, and hold stock options for the number of shares of IRGB common stock, if any, set forth in Appendix A hereto.

(d) I agree that IRGB shall not be bound by any attempted sale of any shares of IRGB common stock over which I have sole voting and dispositive power, and IRGB’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement.

(e) I agree that, if I exercise any options to purchase IRGB common stock, I will not sell any of the shares of IRGB common stock so acquired except as part of a cashless exercise transaction from the date of such exercise until the Effective Time.

(f) I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

(g) I may transfer any or all of the shares of IRGB common stock over which I have beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such shares or any interest in any of such shares is or may be transferred shall have executed and delivered to FNB an agreement to be bound by the terms of this Letter Agreement. In addition, I may sell, transfer or assign shares of IRGB common stock to the extent and on behalf of trusts or estates of which I am not a beneficiary in order to comply with fiduciary obligations or legal requirements.

I am signing this Letter Agreement solely in my capacity as a shareholder of IRGB and as an optionholder if I am an optionholder, and not in any other capacity, such as a director or officer of IRGB or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of IRGB common stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, serving on IRGB’s Board of Directors or as an officer of IRGB, acting in my capacity as a director, officer or fiduciary of IRGB or as fiduciary of any trust of which I am not a beneficiary.

This Letter Agreement shall be effective upon acceptance by FNB.

This Letter Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the consummation of the Merger and (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to FNB’s rights arising out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Letter Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at their addresses set forth on the signature page hereto.

This Letter Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Letter Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Letter Agreement.

This Letter Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof. I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Pennsylvania state court or the United States District Court for the Eastern District of Pennsylvania, in any action or proceeding arising out of or relating to this letter.

Date:
Very truly yours,

[Name]

Address:

Facsimile:

Acknowledged and Agreed:

F.N.B. CORPORATION

By:
Stephen J. Gurgovits
Chairman of the Board and Chief Executive Officer

Appendix A

Number of Shares, and Shares Subject to Stock Options, Held:

Shares:

This amount includes:

  shares over which I have sole voting power

  shares over which I have shared voting power

  shares over which I have sole dispositive power

  shares over which I have shared dispositive power

Options:

APPENDIX B

February 14, 2008

The Board of Directors
Iron & Glass Bancorp, Inc.
1114 East Carson Street
Pittsburgh, Pennsylvania 15203

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Iron & Glass Bancorp, Inc. (“IRGB”) of the Merger Consideration, as defined below, in the proposed merger (the “Merger”) of IRGB with and into F.N.B. Corporation (“FNB”), pursuant to the Agreement and Plan of Merger, dated as of February 14, 2008 between IRGB and FNB (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of IRGB common stock (“IRGB Common Stock”), no par value, will be converted into either (i) 5.0 shares of FNB common stock, par value $0.01 per share, (ii) an amount in cash equal to $75.00, or (iii) a combination of FNB common stock and cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

Keefe, Bruyette & Woods, Inc., has acted as financial advisor to IRGB. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, IRGB and FNB, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of IRGB and FNB for our own account and for the accounts of our customers. To the extent we have any such positions as of the date of this opinion it has been disclosed to IRGB. We have acted exclusively for the Board of Directors of IRGB in rendering this fairness opinion and will receive a fee from IRGB for our services. A portion of our fee is contingent upon the successful completion of the Merger.

During the past two years we acted as financial advisor to FNB in connection with their acquisition of Legacy Bank. In addition, we acted as a placement agent for FNB in connection with FNB’s issuance of trust preferred securities in May, 2006.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of IRGB and FNB and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual report to stockholders for the three years ended December 31, 2006 of IRGB and the Annual report to stockholders and Annual Report on Form 10-K for the three years ended December 31, 2006 of FNB; (iii) certain interim reports to stockholders of IRGB, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of FNB and certain other communications from IRGB and FNB to their respective stockholders; and (iv) other financial information concerning the businesses and operations of IRGB and FNB furnished to us by IRGB and FNB for purposes of our analysis. We have also held discussions with senior management of IRGB and FNB regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for IRGB and FNB with similar information for certain other companies the

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securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of IRGB and FNB as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the aggregate allowances for loan and lease losses for IRGB and FNB are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of IRGB or FNB, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of IRGB and FNB; (ii) the assets and liabilities of IRGB and FNB; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other similar transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of IRGB to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to IRGB.

We are not expressing any opinion about the fairness of the amount or nature of the compensation to any of the IRGB or FNB’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of IRGB.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the NASD Rules of the Financial Institutions Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to holders of IRGB Common Stock.

Very truly yours,

/s/  Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods • 787 Seventh Avenue, New York, NY 10019
212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

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APPENDIX C

STATUTORY PROVISIONS CONCERNING DISSENTERS’ RIGHTS OF THE
SHAREHOLDERS OF IRON AND GLASS BANCORP, INC.

PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988
SUBCHAPTER D. — DISSENTERS RIGHTS
AND SECTION 1930. — DISSENTERS RIGHTS

§ 1571. Application and effect of subchapter.

(a) General rule. — Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 1906(c)	(relating to dissenters rights upon special treatment).
Section 1930	(relating to dissenters rights).
Section 1931(d)	(relating to dissenters rights in share exchanges).
Section 1932(c)	(relating to dissenters rights in asset transfers).
Section 1952(d)	(relating to dissenters rights in division).
Section 1962(c)	(relating to dissenters rights in conversion).
Section 2104(b)	(relating to procedure).
Section 2324	(relating to corporation option where a restriction on transfer of a security is held invalid).
Section 2325(b)	(relating to minimum vote requirement).
Section 2704(c)	(relating to dissenters rights upon election).
Section 2705(d)	(relating to dissenters rights upon renewal of election).
Section 2904(b)	(relating to procedure).
Section 2907(a)	(relating to proceedings to terminate breach of qualifying conditions).
Section 7104(b)(3)	(relating to procedure).

(b) Exceptions. —

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i) (Repealed.)

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights. — The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d) Notice of dissenters rights. — Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes. — The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective. — This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership. — For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references. — See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

§ 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.”  The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purpose of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.”  A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.”  The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.”  Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.”  A shareholder as defined in section 1103 (relating to definitions), or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners.

(a) Record holders of shares. — A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares. — A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment.

(a) General rule. — If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment. — The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act. — A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares. — If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder. — The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action. — Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment. — When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares. — Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment. — If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares.

(a) General rule. — If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate. — Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally.

(a) General rule. — Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters. — All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court. — The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery. — Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application. — If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings.

(a) General rule. — The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears. — Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters. — If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

§ 1930. Dissenters rights.

(a) General rule. — If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

(b) Plans adopted by directors only. — Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

(c) Cross references. — See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

REVOCABLE PROXY
IRON AND GLASS BANCORP, INC.
SPECIAL MEETING OF SHAREHOLDERS
JULY 31, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of Iron and Glass Bancorp, Inc. (“IRGB”) hereby appoints Daniel A. Goetz and Michael J. Hagan, and each or either of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all shares of our common stock that the undersigned is entitled to vote at our special meeting of shareholders to be held at Le Mont Restaurant, 1114 Grandview Avenue, Pittsburgh, Pennsylvania, at 10:00 a.m., prevailing time, on July 31, 2008 and at any adjournment or postponement thereof, as fully as the undersigned could if personally present. The undersigned hereby directs that this proxy be voted as specified on the reverse side.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT OUR SPECIAL MEETING. IF NO CHOICE IS INDICATED ON THE REVERSE SIDE, SUCH SHARES WILL BE VOTED FOR PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2. IF A CHOICE IS MADE, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE.
This appointment of proxy confers certain discretionary authority described in the proxy statement/prospectus. A majority of said attorneys and appointments of proxy present at the special meeting, or if one shall be present, then that one, may exercise all the powers hereunder.
PLEASE COMPLETE, SIGN, DATE AND MAIL THIS INSTRUCTION CARD PROMPTLY IN
THE ENCLOSED POSTAGE-PAID ENVELOPE.
YOUR VOTE IS IMPORTANT!
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Special Meeting of Shareholders July 31, 2008	Revocable Proxy IRON AND GLASS BANCORP, INC.	Please mark as indicated in this example	☒

		For	Against	Abstain

1.	Proposal to approve IRGB’s merger with and into F.N.B. Corporation, and the other transactions contemplated by the Agreement and Plan of Merger dated as of February 14, 2008 between IRGB and F.N.B. Corporation.	☐	☐	☐

		For	Against	Abstain

2.	Proposal to approve the adjournment of the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve Proposal No. 1.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the special meeting or any adjournment, postponement or continuation of the special meeting.

The Board of Directors recommends a vote FOR Proposal No. 1 and FOR Proposal No. 2.

Mark here if you plan to attend the meeting. There will be a breakfast preceding the meeting at 9:00 a.m.		☐

This proxy should be dated, signed by the shareholder exactly as his or her name appears hereon and returned promptly to Iron and Glass Bank in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Signature	Signature	Date
TO VOTE: MARK, SIGN, DATE AND MAIL IN POSTAGE-PAID ENVELOPE